As filed with the Securities and Exchange Commission on February 8, 2005.

Registration No. 333-122624

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIXTRON AKTIENGESELLSCHAFT

(Exact Name of Registrant as Specified in its Charter)

Germany	3559	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kackertstrasse

D-52072 Aachen

Germany

011-49-241-8909-0

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Aixtron, Inc.

1409 Peachtree Street N.E.

Atlanta, Georgia 30309

(847) 215-7335

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Paul K. Hyland President and Chief Executive Officer Barbara S. Drenkelfort, Esq. Vice President and General Counsel	William W.R. Elder Chairman, President and Chief Executive Officer
Aixtron Aktiengesellschaft Kackertstrasse D-52072 Aachen Germany 011-49-241-8909-0	Genus, Inc. 1139 Karlstad Drive Sunnyvale, California 94089 408-747-7120
Thomas Sauermilch, Esq. Richard Mitchell, Esq. Jeffrey L. Rothschild, Esq. McDermott Will & Emery LLP 50 Rockefeller Plaza New York, New York 10020 212-547-5400	Mark L. Reinstra, Esq. Victoria Nassi, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 650-493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As promptly as possible after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, no par value	27,000,000	$2.09	$56,430,000	$6,641.81
Total

(1)	American Depositary Receipts evidencing American Depositary Shares issuable upon receipt of the Aixtron ordinary shares registered hereby are being registered under a separate Registration Statement on Form F-6 (File No. 333-122623). Each Aixtron ADS represents one Aixtron ordinary share.
(2)	Based on the ordinary shares underlying Aixtron ADSs to be issued with regard to the outstanding shares of common stock of Genus, Inc. at a ratio of 0.51 ordinary shares per share of Genus common stock.
(3)	Pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon $2.09, the average of the high and low sales trading prices of Genus common stock on the Nasdaq National Market on February 7, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

To the Shareholders of Genus, Inc.:

You are cordially invited to attend a special meeting of the shareholders of Genus, Inc., relating to the proposed merger of Genus and Aixtron Aktiengesellschaft, which will be held at 9:00 a.m., local time, on Thursday, March 10, 2005, at Genus headquarters at 1139 Karlstad Drive, Sunnyvale, California 94089.

At this important meeting, you will be asked to consider and vote upon the following proposals:

•	to approve the Agreement and Plan of Merger, dated as of July 1, 2004, between Genus and Aixtron, which we refer to as the merger proposal; and

•	to grant discretionary authority to adjourn or postpone the Genus special meeting to another time and place for the purpose of soliciting additional proxies, which we refer to as the adjournment proposal.

The affirmative vote of a majority of the outstanding shares of Genus common stock is required to approve each of the merger proposal and the adjournment proposal.

If the merger agreement is approved by Genus’ shareholders, and the other conditions to the merger are satisfied or waived, each share of Genus common stock will be converted into the right to receive 0.51 American depositary shares of Aixtron. Each American depositary share of Aixtron represents one ordinary share of Aixtron. Aixtron ordinary shares are principally traded on the Frankfurt Stock Exchange under the symbol “AIXG”. The closing price for Aixtron ordinary shares on February 7, 2005 was €3.79.

After careful consideration of the terms and conditions of the proposed merger agreement, the board of directors of Genus has determined that the proposed merger agreement and the merger are fair to and in the best interests of Genus and its shareholders. The board of directors of Genus unanimously recommends that you vote or give instruction to vote “FOR” the approval of the merger proposal and the approval of the adjournment proposal.

Enclosed is a notice of special meeting and a proxy statement/prospectus containing detailed information concerning the merger agreement and the merger. Whether or not you plan to attend the special meeting, we urge you to read this material carefully.

I look forward to seeing you at the meeting.

Sincerely,

William W.R. Elder Chairman of the Board, President and Chief Executive Officer

Your vote is important. Because approval of each of the merger proposal and the adjournment proposal require the affirmative vote of holders of at least a majority of the outstanding shares of Genus common stock, a failure to vote will have the same effect as a vote against these two proposals. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote personally.

None of the Securities and Exchange Commission, any securities commission or similar authority in Germany, or any state or foreign securities commission or similar authority has approved or disapproved the securities to be issued in connection with the merger described in this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “ Risk Factors” beginning on page 19 for a discussion of various factors that you should consider in connection with the merger.

This proxy statement/prospectus is dated February 8, 2005 and is first being mailed to Genus shareholders on or about February 9, 2005.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have more questions about the merger or if you would like copies of any documents incorporated by reference into the accompanying proxy statement/prospectus, which include important business and financial information about Genus that is not included in or delivered with this document, you may write or call the following persons. Upon request, we will provide the documents you ask for at no cost to you. Please note that copies of these documents will not include exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

Genus, Inc.

1139 Karlstad Drive

Sunnyvale, California 94089

408-747-7120

Attention: Investor Relations

To ensure timely delivery prior to the Genus special meeting, any request for documents should be received by March 3, 2005.

Until April 5, 2005, all dealers that effect transactions in the Aixtron ADSs, whether or not participating in the offering of Aixtron ordinary shares or Aixtron ADSs pursuant to the merger, may be required to deliver a proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MARCH 10, 2005

TO THE SHAREHOLDERS OF GENUS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Genus, Inc. a California corporation, will be held 9:00 a.m., local time, on Thursday, March 10, 2005, at Genus headquarters at 1139 Karlstad Drive, Sunnyvale, California 94089, to consider and vote upon the following proposals:

•	to approve the Agreement and Plan of Merger, dated as of July 1, 2004, between Genus and Aixtron, and the merger contemplated by the merger agreement, which we refer to as the merger proposal; and

•	to grant discretionary authority to adjourn or postpone the Genus special meeting to another time and place for the purpose of soliciting additional proxies, which we refer to as the adjournment proposal.

Only holders of Genus common stock at the close of business on February 4, 2005, the record date, or their proxies can vote at the special meeting or any adjournment(s) or postponement(s) that may take place. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of Genus common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the special meeting.

Genus will not transact any other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of it by Genus’ board of directors.

Dissenters’ rights are available under Chapter 13 of the California Corporations Code for the shareholders of Genus in connection with the merger. In order to exercise dissenters’ rights, Genus shareholders must deliver a written demand to Genus no later than the date of the special meeting and must vote “AGAINST” approval of the merger proposal. A copy of the applicable California statutory provisions are included as Annex D of the attached proxy statement/prospectus and a summary of these provisions can be found under “Dissenters’ Rights” in the attached proxy statement/prospectus.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a shareholder of record of Genus common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. If you do not vote, it will have the same effect as voting against the approval of the merger proposal and, assuming a quorum is present, it will have no effect on the adjournment proposal. If you do not instruct your broker or bank how to vote or if you mark “abstain” on your proxy card, it will have the same effect as voting against the approval of each of the merger proposal and the adjournment proposal.

The board of directors of Genus unanimously recommends that you vote “FOR” the approval of each of the merger proposal and the adjournment proposal.

By Order of the Board of Directors,

William W.R. Elder Chairman of the Board, President and Chief Executive Officer

Sunnyvale, California

February 8, 2005

i

You should rely only on the information contained in this document or on the information to which we have referred you. We have not authorized anyone to provide you with information that is different.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is not lawful to make an offer or solicitation or to any person to whom it is not lawful to make an offer or solicitation.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. Why is Genus proposing the merger?	A.	Both Genus and Aixtron are specialized equipment suppliers for the semiconductor industry. The merger of the two companies, with leading positions in their respective industries, will create one of the world’s premier suppliers of advanced deposition equipment. Aixtron is the leading supplier of metal organic chemical vapor deposition equipment for the production of ultra-high brightness light emitting diodes, which are electronic devices used for the generation of light, high frequency chips and lasers, and has in recent years expanded into next generation technologies such as atomic vapor deposition, a chemical reaction in a chamber which deposits gaseous molecules into materials in the form of a thin film. Genus is a leading supplier of atomic layer deposition technology, which is a semiconductor manufacturing technique that deposits, on a wafer, a single layer that is only an atom or a molecule thick and is used in the production of advanced semiconductors and hard disk drives. The combination of the companies and their technologies, in particular atomic layer deposition and atomic vapor deposition, has the potential, assuming the principal risks and challenges of the merger as set forth in the section entitled “Risk Factors” that begins on page 19 can be overcome, to be highly complementary and an excellent strategic fit in a number of areas.

Q. What is being voted on?	A.	At the special meeting, Genus shareholders are voting upon: • the merger proposal; and • the adjournment proposal.

Q. What vote is required in order to approve each of the merger proposal and the adjournment proposal?	A.	The approval of each of the merger proposal and the adjournment proposal will require the affirmative vote of a majority of the outstanding shares of Genus’ common stock. No vote of the Genus option holders, convertible subordinated note holders or warrant holders is necessary to approve either of the merger proposal and the adjournment proposal, and Genus is not asking the Genus option holders, convertible subordinated note holders or warrant holders to vote on either the merger proposal and the adjournment proposal. In addition, in order for the transaction to be consummated, the approval of shareholders of Aixtron holding more than 75% of the Aixtron shares present and voting at the Aixtron shareholders’ meeting called for purposes of obtaining the approval of the charter amendment was required (which approval has been obtained).

Q. What will I receive in the merger?	A.	You will receive 0.51 American Depositary Shares of Aixtron, or Aixtron ADSs, for each share of Genus common stock you own.

Q. What is an Aixtron ADS?	A.

An Aixtron ADS is an American Depositary Share, evidenced by an American Depositary Receipt, or ADR, that represents one Aixtron ordinary share. The Aixtron ADSs have been created to allow United States shareholders to more easily hold and trade ownership interests in Aixtron on United States markets. JPMorgan Chase Bank will be the depositary that will issue the Aixtron ADSs and hold the Aixtron ordinary shares represented by the Aixtron ADSs. A holder of Aixtron ADSs will have the right to surrender them and withdraw the corresponding number of Aixtron ordinary shares upon payment of fees, taxes and other governmental charges as described in the section entitled “Description of the Aixtron American Depositary Shares.” For a discussion of the differences between owning Aixtron ADSs and Aixtron ordinary shares, see the section entitled “Description of the Aixtron American Depositary Shares.”

Your rights as a holder of Aixtron ADSs after the merger will be governed by Aixtron’s articles of association, German law and the deposit agreement relating to the Aixtron ADSs. There are some significant differences between Genus’ certificate of incorporation, by-laws and California law, which govern your rights as a shareholder of Genus, and Aixtron’s articles of association, German law and the deposit agreement. For a discussion of the differences and further information about the Aixtron ADSs, see the sections entitled “Comparison of Rights of Genus Shareholders and Aixtron Shareholders” and “Description of the Aixtron American Depositary Shares”.

Q. Will the Aixtron ADSs and the Aixtron ordinary shares be publicly traded?	A.	It is expected that the Aixtron ADSs will be quoted on the Nasdaq National Market under the symbol “AIXG”. It is a condition to the merger that the Aixtron ADSs be approved for quotation on the Nasdaq National Market. The Aixtron ordinary shares are currently listed on the Frankfurt Stock Exchange under the symbol “AIXG”.

Q. How much of Aixtron will existing Genus shareholders own?	A.	After the merger, Genus shareholders immediately prior to the merger will own approximately 26% of the outstanding Aixtron ordinary shares (through the ownership of Aixtron ADSs), based on the number of shares of Genus common stock and Aixtron ordinary shares outstanding on February 7, 2005. The balance of the issued and outstanding Aixtron ordinary shares will be owned by the current shareholders of Aixtron.

Q. When do you expect the merger to be completed?	A.	It is currently anticipated that the merger will be completed in the first quarter of 2005.

Q. If I am not going to attend the Genus special meeting in person, should I return my proxy card instead?	A.	Yes. After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then return your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Genus special meeting.

Q. What will happen if I abstain from voting or fail to vote?	A.	An abstention or failure to vote will have the same effect as a vote against the approval of each of the merger proposal and the adjournment proposal.

Q. What do I do if I want to change my vote?	A.	Send a later-dated, signed proxy card to Genus’ secretary prior to the date of the special meeting or attend the special meeting in person and vote.

Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?	A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote in favor of either the merger proposal or the adjournment proposal will be the equivalent of voting against that proposal.

Q. Who can help answer my questions?	A.

If you have questions about the merger, you may write or call:

Genus, Inc.

1139 Karlstad Drive

Sunnyvale, CA 94089

408-747-7120

Attn: Investor Relations

or

Aixtron Aktiengesellschaft

Kackertstrasse 15-17

D - 52072, Aachen, Germany

011-49-241-8909-0

Attn.: Investor Relations

You may also contact Genus’ proxy solicitor at:

Georgeson Shareholder

17 State Street

New York, NY 10004

877 278 6779 (Toll Free)

SUMMARY

This summary discusses the material terms of the merger, which is described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information” (page 122).

The Companies

Aixtron (page 78)

Aixtron was founded in Aachen, Germany in 1983 as a specialized equipment supplier for the semiconductor industry. Aixtron ordinary shares are listed on the Frankfurt Stock Exchange under the symbol “AIXG”. Aixtron is the world’s leading manufacturer of state-of-the-art metal-organic chemical vapor deposition equipment for the production of compound semiconductors and other complex material systems, based on equipment revenue in 2003. More than 200 customers worldwide rely on Aixtron technology in the production of highly advanced devices such as light emitting diodes, lasers and transistors. These components are used in fiber optic communications systems, wireless and mobile telephony applications, optical storage devices, illumination, signaling and lighting, as well as a range of other leading edge technologies. To date more than 750 Aixtron systems are installed worldwide. Aixtron’s principal executive offices are located at Kackertstrasse 15-17, D - 52072, Aachen, Germany and its telephone number is 011-49-241-8909-0.

Genus

Genus was founded in 1981 and has its headquarters in Sunnyvale, California. Genus manufactures critical deposition processing products for the global semiconductor industry and the data storage industry. Genus common stock is traded on the Nasdaq National Market under the symbol “GGNS”. To enable the production of intricate micro computer chips and electronic storage devices, Genus offers its LYNX and StrataGem series equipment for 200mm and 300mm semiconductor production, and offers thin film deposition equipment for chemical vapor deposition, atomic layer deposition and pre-clean capabilities. Genus’ customers include semiconductor and thin-film-head, which are magnetic heads on devices used to read and write data, manufacturers located throughout the United States, Europe and the Pacific Rim including Korea, Japan and Taiwan. Genus’ principal executive offices are located at 1139 Karlstad Drive, Sunnyvale, California 94089 and its telephone number is 408-747-7120.

The Merger (page 37)

The merger agreement provides for the merger of a newly formed California corporation, which we refer to as Sub, with and into Genus. Following consummation of the merger, Genus will continue as the surviving company and a wholly owned subsidiary of Aixtron and the separate corporate existence of Sub will cease. In the merger, each share of common stock of Genus will be converted into the right to receive 0.51 Aixtron ADSs. Each Aixtron ADS will represent one Aixtron ordinary share.

No certificates representing fractional shares of Aixtron ADSs will be issued upon the conversion of shares of Genus common stock. The exchange agent will aggregate the fractional shares and sell them on the Nasdaq National Market in round lots. After deducting its commission, any applicable transfer taxes and any other transaction costs, the exchange agent will distribute the proceeds to the applicable holders in lieu of these fractional shares.

Genus and Aixtron plan to complete the merger as promptly as possible after the Genus special meeting, provided that:

•	Genus’ shareholders have approved the merger agreement; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

If any other conditions have not been satisfied or waived at the time shareholder approval is obtained, the merger will be completed promptly after the remaining conditions are satisfied or waived. The merger will become effective when the agreement of merger is filed with the California Secretary of State or at such later time as is specified in the agreement of merger.

The merger agreement is included as Annex A to this document. We encourage you to read the merger agreement. It is the legal document that governs the merger. See “The Merger Agreement”.

Special Meeting of Genus’ Shareholders (page 33)

Date, time and place. The special meeting of the shareholders of Genus will be held at 9:00 a.m., local time, on Thursday, March 10, 2005, at Genus headquarters at 1139 Karlstad Drive, Sunnyvale, California 94089 to vote on each of the merger proposal and the adjournment proposal.

Voting Power; Record Date (page 33)

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Genus common stock at the close of business on February 4, 2005, which is the record date for the special meeting. You will have one vote for each share of Genus common stock you owned at the close of business on the record date. Genus options, convertible subordinated notes and warrants do not have voting rights and will not be entitled to vote at the special meeting.

Vote of Genus Shareholders Required to Approve the Merger Proposal and the Adjournment Proposal (page 35)

The approval of each of the merger proposal and the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Genus common stock on the record date.

At the close of business on February 4, 2005, there were 39,899,706 shares of Genus common stock outstanding, held by 403 record holders.

Required Approval of Aixtron’s Shareholders

In order to complete the transactions contemplated by the merger agreement, the approval by the Aixtron shareholders of an amendment to Aixtron’s articles of association, which amendment we refer to as the charter amendment, was required and has been obtained. The charter amendment authorizes Aixtron’s executive board to increase Aixtron’s stated capital by using authorized share capital to issue new Aixtron ordinary shares that will underlie the Aixtron ADSs issued to Genus shareholders in the merger, once Aixtron’s executive board has resolved, with the consent of Aixtron’s supervisory board, to use the authorized share capital for this purpose. The approval of the charter amendment required the affirmative vote of the holders of more than 75% of the Aixtron ordinary shares present and voting at the Aixtron shareholders meeting called for the purpose of obtaining this approval. The special meeting of the shareholders of Aixtron was held on September 30, 2004, at which meeting the charter amendment was approved.

Dissenters’ Rights (page 51)

Dissenters’ rights are available under Chapter 13 of the California Corporations Code for the shareholders of Genus in connection with the merger. In general, to preserve their dissenters’ rights, Genus shareholders who wish to exercise these rights must:

•	deliver a written demand to Genus for purchase of their shares, which must be received by Genus no later than the date of the special meeting;

•	vote their shares of Genus common stock “AGAINST” approval of the merger proposal;

•	continuously hold their shares of Genus common stock from the date they make the demand through the closing of the merger; and

•	comply with the other provisions of Chapter 13 of the California Corporations Code.

If, after the effective time of the merger, that shareholder withdraws or otherwise loses the right to demand purchase of its shares of Genus common stock, those shares shall be treated as if they had been converted as of the effective time of the merger into the right to receive Aixtron ADSs.

The text of the California statute governing dissenters’ rights is attached to this proxy statement/prospectus as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of your dissenters’ rights.

Proxies (page 34)

Proxies may be solicited by mail, telephone or in person.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Stock Ownership (page 36)

On the record date, directors and executive officers of Genus and their affiliates beneficially owned and were entitled to vote 1,343,709 shares of Genus’ common stock. The total of these shares represented approximately 3.37% of Genus’ outstanding common stock on the record date.

Genus’ Board of Directors’ Recommendation (page 40)

After careful consideration, Genus’ board of directors has determined unanimously that the merger is fair to, and in the best interests of, Genus and its shareholders. Genus’ board has unanimously approved and declared advisable the merger agreement and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of each of the merger proposal and the adjournment proposal.

Opinion of Genus’ Financial Advisor (page 44)

On July 1, 2004, Needham & Company, Inc., Genus’ financial advisor, delivered its opinion to the Genus board of directors to the effect that, as of July 1, 2004 and based upon and subject to the various considerations set forth in its opinion, the exchange ratio to be received by the holders of common stock of Genus in the merger was fair, from a financial point of view, to those holders. This opinion is addressed to the board of directors of Genus, addresses only the fairness, from a financial point of view, of the exchange ratio to holders of Genus common stock as of the date of the Needham & Company opinion, and is not a recommendation to any person as to how to vote on the merger.

We have attached this opinion as Annex C to this proxy statement/prospectus. You should read the opinion in its entirety for information about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Needham & Company in rendering its opinion.

Interests of Genus Directors and Officers in the Merger (page 40)

When you consider the recommendation of Genus’ board of directors that you vote in favor of approval of the merger agreement, you should keep in mind that a number of Genus’ directors and executive officers have interests in the merger that are different from, or in addition to, your interest as a shareholder. These interests include, among other things:

•	as soon as reasonably practicable after the completion of the merger, Aixtron will use its reasonable best efforts to have its supervisory board appoint William W.R. Elder to the executive board of Aixtron, for which position Dr. Elder will receive a salary;

•	the following Genus officers may be entitled to the following benefits if they are terminated without cause or due to involuntary termination within 12 months of the completion of the merger:

•	William W.R. Elder, president and chief executive officer of Genus, would be entitled to severance payments equal to $360,000, 100% of his bonus for the year prior to his termination which is $200,000 if the termination takes place in 2005, accelerated vesting of approximately 172,889 options based on estimated unvested options as of January 29, 2005 (which will be converted into options to acquire Aixtron ADSs in the merger) and the payment of premiums for healthcare continuation coverage under Part 6 of Title I of Employee Retirement Income Security Act of 1974, as amended, which we refer to as COBRA, until the earlier of 12 months following the merger or the date Mr. Elder is no longer eligible to receive such coverage under COBRA;

•	Shum Mukherjee, executive vice president, finance, and chief financial officer of Genus, would be entitled to severance payments equal to $180,000, accelerated vesting of approximately 84,639 options based on estimated unvested options as of January 29, 2005 (which will be converted into options to acquire Aixtron ADSs in the merger) and the payment of COBRA premiums until the earlier of 12 months following the merger or the date Mr. Mukherjee is no longer eligible to receive coverage under COBRA; and

•	Thomas Seidel, executive vice president and chief technical officer of Genus, would be entitled to severance payments equal to $180,000, accelerated vesting of approximately 23,194 options based on estimated unvested options as of January 29, 2005 (which will be converted into options to acquire Aixtron ADSs in the merger) and the payment of COBRA premiums until the earlier of 12 months following the merger or the date Mr. Seidel is no longer eligible to receive coverage under COBRA; and

•	all rights to indemnification for liabilities for prior acts or omissions in favor of Genus’ directors and officers that currently exist will be assumed by Aixtron, which will also provide directors’ and officers’ liability insurance coverage for these officers and directors for at least six years following the closing of the merger.

Dr. Elder voted with the board of directors of Genus to approve the merger agreement.

Conditions to the Completion of the Merger (page 73)

Conditions to Genus’ and Aixtron’s obligation

Each of Genus’ and Aixtron’s obligation to effect the merger is subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

•	Genus shareholders must have approved the merger agreement,

•	Aixtron shareholders must have approved the charter amendment (which approval has been obtained);

•	the registration of the charter amendment with Aixtron’s commercial register in Aachen, Germany, which registration we refer to as the commercial register entry, must have been made (which registration has been made);

•	the Aixtron ADSs issuable to Genus shareholders must have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, must have been terminated or must have expired (which waiting period has since expired);

•	any consents, approvals and filings under any foreign antitrust law that Genus and Aixtron reasonably agree are necessary and the absence of which would prohibit, delay or impede the consummation of the merger, must have been made or obtained;

•	the approval of the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950 must have been obtained, if Aixtron has requested this approval be sought by August 31, 2004 (which approval Aixtron did not request);

•	the absence of any order or injunction preventing consummation of the merger; and

•	the registration statement to which this document relates and the registration statement on Form F-6 relating to the Aixtron ADSs must have become effective under the Securities Act of 1933, which we refer to as the Securities Act, and neither must be the subject of any stop order or proceeding seeking a stop order.

Conditions to Aixtron’s obligation

The obligation of Aixtron to effect the merger is further subject to the following conditions:

•	Genus’ representations and warranties that are qualified as to material adverse effect must be true and correct and those not so qualified, disregarding all qualifications contained therein relating to materiality, must be true and correct except as could not reasonably be expected to have a material adverse effect on Genus, as of the date of completion of the merger or as of the date referenced therein in the case of representations and warranties that address matters as of another date;

•	Genus must have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the absence of any suit or proceeding by any governmental entity that has a reasonable likelihood of success challenging the merger or seeking to obtain from Aixtron or Genus any material damages;

•	Aixtron must have received a written opinion, dated as of the closing date, from McDermott Will & Emery LLP, counsel to Aixtron, to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code, except that if McDermott Will & Emery LLP shall not have rendered that tax opinion, this condition shall be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall have rendered that tax opinion to Aixtron; and

•	there must not have occurred since the date of the merger agreement any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on Genus.

Conditions to Genus’ obligation

The obligation of Genus to effect the merger is further subject to the following conditions:

•	Aixtron’s representations and warranties that are qualified as to material adverse effect must be true and correct and those not so qualified, disregarding all qualifications contained therein relating to materiality, must be true and correct except as could not reasonably be expected to have a material adverse effect on Aixtron, as of the date of completion of the merger or as of the date referenced therein in the case of representations and warranties that address matters as of another date;

•	Aixtron must have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	Genus shall have received a written opinion, dated as of the closing date, from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Genus, to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code, except that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall not have rendered that tax opinion, this condition shall be satisfied if McDermott Will & Emery LLP shall have rendered that tax opinion to Genus; and

•	there must not have occurred since the date of the merger agreement any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on Aixtron.

No Solicitation (page 67)

The merger agreement contains detailed provisions prohibiting Genus from seeking an alternative transaction. The no solicitation covenant generally prohibits Genus, as well as its officers, directors, subsidiaries, advisors and representatives, from taking any action to solicit an acquisition proposal as described on page 67. The merger agreement does not, however, prohibit Genus from considering an unsolicited bona fide written takeover proposal that the board of directors of Genus determines in good faith (after consultation with its outside counsel and its independent financial advisor) constitutes or is reasonably expected to lead to a superior proposal from a third party in the circumstances described under “The Merger Agreement—No Solicitation by Genus” on page 67.

Termination, Amendment and Waiver (page 74)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after receipt of the Genus shareholder approval of the merger agreement or the Aixtron shareholder approval of the charter amendment, by mutual written consent of Genus and Aixtron.

Termination by either Genus or Aixtron

Either Genus or Aixtron may terminate the merger agreement if:

•	the merger is not consummated on or before March 31, 2005, unless the failure to consummate the merger has been caused primarily by material breach of the merger agreement by the party seeking to terminate the merger agreement;

•	any governmental entity issues an order or takes any other action permanently prohibiting the merger and that order or other action has become final and nonappealable; or

•	either:

•	at the special meeting, the Genus shareholder approval of the merger agreement is not obtained; or

•	at a special meeting of the shareholders of Aixtron, the Aixtron shareholder approval of the charter amendment is not obtained (which approval has been obtained).

Termination by Genus

Genus may terminate the merger agreement if:

•	Aixtron breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform:

•	would give rise to the failure of specified conditions in the merger agreement; and

•	cannot be or has not been cured within 30 days after the giving of written notice to Aixtron of a breach, or by March 31, 2005, if earlier.

Termination by Aixtron

Aixtron may terminate the merger agreement if:

•	Genus breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement which breach or failure to perform:

•	would give rise to the failure of specified conditions in the merger agreement; and

•	cannot be or has not been cured within 30 days after the giving of written notice to Genus of a breach, or by March 31, 2005, if earlier;

•	Genus’ board of directors or any committee thereof:

•	withdraws or modifies, in a manner adverse to Aixtron, or proposes publicly to withdraw or modify, in a manner adverse to Aixtron, its approval or recommendation of the merger agreement or the merger;

•	fails to recommend to Genus’ shareholders that they give their approval of the merger agreement; or

•	approves or recommends, or proposes publicly to approve or recommend, any Genus takeover proposal by a party other than Aixtron; or

•	Genus’ board of directors:

•	fails to reaffirm publicly and unconditionally its recommendation to Genus’ shareholders that they give their approval of the merger agreement within ten business days of Aixtron’s written request to do so, which may be made at any time that a Genus takeover proposal is pending or a person has publicly announced an intention to commence a company takeover proposal, which public reaffirmation must also include the unconditional rejection of the Genus takeover proposal or the intended Genus takeover proposal, as applicable; or

•	Genus materially breaches any of its covenants described in “The Merger—No Solicitation by Genus”.

If permitted under applicable law, either Aixtron or Genus may waive conditions for the benefit of itself and its shareholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

Termination Fee (page 71)

Genus has agreed to pay Aixtron a termination fee of $7,000,000 if the merger agreement is terminated in the circumstances described under “The Merger Agreement—Termination Fee” on page 71.

Agreement in Principle (page 76)

In connection with the merger and the merger agreement, Aixtron and Genus entered into an Agreement in Principle regarding the joint design and development of a hybrid atomic layer deposition, which we refer to as ALD, and atomic vapor deposition, which we refer to as AVD, multiwafer production tool, which we refer to as the agreement in principle. The parties entered into the agreement in principle so that they could begin the development of a hybrid ALD/AVD multiwafer production tool as soon as possible. In the event that Aixtron terminates the merger agreement in specified circumstances, Genus is required by the agreement in principle to grant Aixtron a personal, non-transferable and non-exclusive license or sublicense to specified ALD background technology owned or licensed by Genus and all inventions created pursuant to the agreement in principle based on its ALD background technology, subject to a royalty of $20,000 per unit on the sale of the hybrid ALD/AVD multiwafer production tool. This license would be royalty-free when exercised in connection with research and development.

The agreement in principle provides that the parties will negotiate and agree on a more complete agreement embodying the terms contained in the agreement in principle. Aixtron and Genus have focused on working together towards the creation of a hybrid tool as provided by the terms of the agreement in principle, but have yet to enter into a more complete agreement. In the meantime, the agreement in principle provides that, should a more complete agreement never be executed, the agreement in principle shall be legally binding on Aixtron and Genus. See “Agreement in Principle.”

Nasdaq Quotation (page 72)

Genus’ currently outstanding common stock currently is quoted on the Nasdaq National Market. Aixtron will use its reasonable efforts to cause the Aixtron ADSs to be issued in the merger to be quoted on the Nasdaq National Market. It is a condition to the merger that the Aixtron ADSs be approved for quotation on the Nasdaq National Market. After the merger, Aixtron will use its reasonable efforts to cause the Aixtron ADSs to continue to be quoted on the Nasdaq National Market for a period of eighteen months. Although Aixtron does not currently intend for the Aixtron ADSs to cease being quoted on the Nasdaq National Market, in the event that the Aixtron ADSs do cease to be quoted on the Nasdaq National Market, there may not be a public trading market for the Aixtron ADSs and Aixtron may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Although, quotations might still be available from other sources, the extent of the public market for the Aixtron ADSs and the availability of such quotations would depend on the number of holders of Aixtron ADSs and the interest in maintaining a market in the Aixtron ADSs on the part of securities firms. The occurrence of these events could adversely affect the liquidity and market value of the Aixtron ADSs. However, the holders of Aixtron ADSs would still be able to convert their Aixtron ADSs into ordinary shares and sell them through the Frankfurt Stock Exchange.

Comparison of Shareholders Rights (page 116)

The rights of the Genus shareholders are governed by California law as well as Genus’ articles of incorporation and by-laws. After the merger, Genus shareholders will own Aixtron ADSs, and their rights will be governed by German law, Aixtron’s articles of association and the deposit agreement.

Material United States Federal Income Tax Consequences of the Merger (page 53)

Aixtron has received a tax opinion from its counsel McDermott Will & Emery LLP, and Genus has received a tax opinion from its counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, substantially to the effect that, for United States federal income tax purposes, (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Aixtron and Genus will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such tax opinions were given by counsel in reliance on customary representations by Aixtron and Genus and assumptions as to certain factual matters. The tax opinions are not binding on the Internal Revenue Service or the courts, nor do they preclude the Internal Revenue Service from adopting a position contrary to those expressed in such opinions.

In the opinion of McDermott Will & Emery LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Aixtron and Genus, respectively, the material United States federal income tax consequences of the merger are as follows:

•	A United States holder will not recognize gain or loss upon the exchange of such holder’s Genus common stock solely for Aixtron shares, except to the extent any cash is received in lieu of fractional Aixtron shares and subject to the discussion of “5% Shareholders” below;

•	a United States holder’s tax basis in the Aixtron shares received in the merger (including any fractional share interest that such holder is deemed to receive and exchange for cash) will equal such holder’s tax basis in Genus common stock surrendered; and

•	a United States holder’s holding period for the Aixtron shares received in the merger and will include such holder’s holding period for Genus common stock surrendered.

We explain in more detail the United States federal income tax consequences to Genus shareholders under “Material Income Tax Considerations” on page 53.

Tax consequences of the merger and of owning Aixtron ADSs are complicated and the resulting tax consequences will depend on the facts of your particular circumstances. If you pay taxes in a country other than the United States, the tax consequences to you may be different from those described in this proxy statement/prospectus. We strongly urge you to consult with your own tax advisor regarding the tax consequences of the merger and of owning Aixtron ADSs given your particular circumstances.

Accounting Treatment (page 61)

Aixtron will account for the merger under the purchase method of accounting under United States generally accepted accounting principles.

Regulatory Matters (page 61)

We are prohibited by United States antitrust laws from completing the merger until we have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. Each of Aixtron and Genus filed a notification in report form with the Department of Justice and the Federal Trade Commission on July 13, 2004. The waiting period with respect to each of Aixtron and Genus expired on August 12, 2004. The Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed. In connection with the merger, Aixtron is not required to make any mandatory filings with any foreign competition regulators prior to the closing of the merger.

Exchange of Share Certificates (page 36)

After the closing of the merger, the exchange agent appointed in connection with the merger will send a letter of transmittal and exchange instructions to Genus common shareholders for use in exchanging Genus common stock certificates for Aixtron ADSs. You should not send in your Genus stock certificates before receiving this letter of transmittal.

Timing and Content of Reports Aixtron Will Be Required to File (page 61)

After the closing of the merger, Aixtron will be required to file with the SEC annual reports on Form 20-F within six months after the end of each fiscal year and current reports on Form 6-K promptly with respect to all material information that Aixtron:

•	makes public pursuant to German law;

•	files with the Frankfurt Stock Exchange and which is made public by the Frankfurt Stock Exchange; or

•	that Aixtron distributes to its security holders.

As a foreign private issuer, Aixtron will not be subject to the proxy rules under the Exchange Act. However, under Nasdaq regulations, Aixtron will be required to mail (through the depositary) to all ADS holders copies of its annual report containing audited financial statements a reasonable period of time before the annual meeting.

Selected Historical Financial Data

Aixtron

The table below presents a summary of selected historical consolidated financial data with respect to Aixtron as of the dates and for the periods indicated. The historical consolidated statement of operations presented below for the fiscal years ended December 31, 2003 and 2002 and the historical balance sheet data as of December 31, 2003 and 2002 have been derived from Aixtron’s restated historical consolidated financial statements included in this proxy statement/prospectus, which have been prepared in accordance with United States generally accepted accounting principles and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). The selected financial data as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 have been derived from Aixtron’s unaudited condensed consolidated interim financial statements included in this document. The selected financial data as of September 30, 2003 have been derived from Aixtron’s unaudited condensed consolidated interim financial statements, not included in this proxy statement/prospectus. The selected financial data for the years ended December 31, 2003, 2002, 2001 and 2000 and for the nine months ended September 30, 2003 have been restated as described in more detail on page 83 and note 2 to the financial statements.

You should read the summary consolidated financial data set forth below in conjunction with the section entitled “Information About Aixtron” and the consolidated financial statements of Aixtron included in this document and beginning on page F-1. The historical results included below and elsewhere in this document are not necessarily indicative of the future performance of Aixtron.

	Historical (in thousands Euro, except share and per share data)
	As of or For the Year Ended					As of or For the Nine Months Ended
	December 31, 1999	December 31, 2000 (restated)	December 31, 2001 (restated)	December 31, 2002 (restated)	December 31, 2003 (restated)	September 30, 2003 (restated)	September 30, 2004
Consolidated Statement of Operations Data:
Revenue	84,655	152,854	237,765	152,112	90,402	64,512	89,999
Operating income (loss)	17,090	28,925	55,113	20,890	(26,606)	(21,032)	3,364
Net income (loss)	10,375	13,830	34,221	15,143	(17,838)	(12,518)	3,779
Earnings (loss) per share—basic (Euro)*	0.17	0.11	0.53	0.23	(0.28)	(0.19)	0.06
Earnings (loss) per share—diluted (Euro)*	0.16	0.11	0.53	0.23	(0.28)	(0.19)	0.06
Dividends declared per common share (Euro)**	0.03	0.04	0.10	0.18	0.08	0.08	—
Consolidated Balance Sheet Data:
Total assets	135,981	220,813	254,984	192,760	163,712	174,548	194,874
Total liabilities	31,518	100,288	104,303	40,770	35,261	41,860	63,265
Minority interests	75	107	271	359	159	176	—
Shareholders’ equity	104,388	120,418	150,410	151,631	128,292	132,512	131,609

*	Gives effect to the 3:1 stock split in 1999 and the increases in stated share capital of 2:1 and 2:1 in 2000 and 2001, respectively, resulting in respective cumulative conversion factors of 1:4 in 1999, 1:2 in 2000 and 1:1 in 2001 when compared to results as reported in those periods.
**	Dividends declared in each year relate to prior year earnings. Gives effect to the 3:1 stock split in 1999 and the increases in stated share capital of 2:1 and 2:1 in 2000 and 2001, respectively, resulting in respective cumulative conversion factors of 1:12, 1:4 and 1:2 when compared to actual dividends paid per share.

Genus

The following summary consolidated financial data should be read in conjunction with Genus’ consolidated financial statements and related notes thereto included in Genus’ annual reports, quarterly reports and other financial information included in Genus’ filings with the SEC incorporated by reference. See “Where you can find more information” on page 122.

The table below presents a summary of selected historical consolidated financial data with respect to Genus as of the dates and for the periods indicated. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2003, 2002 and 2001 and the historical consolidated balance sheet data as of December 31, 2003 and 2002, which have been prepared in accordance with United States generally accepted accounting principles, have been derived from Genus’ audited historical consolidated financial statements and related notes thereto, which are incorporated by reference into this proxy statement/prospectus. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2000 and 1999 and the historical consolidated balance sheets data as of December 31, 2001, 2000 and 1999, which have been prepared in accordance with United States generally accepted accounting principles, have been derived from Genus’ audited historical consolidated financial statements and related notes thereto, which are not incorporated by reference into this proxy statement/prospectus. The unaudited consolidated statement of operations data presented below for the nine months ended September 30, 2004 and 2003 and the consolidated balance sheet data as of September 30, 2004, which have been prepared in accordance with United States generally accepted accounting principles, have been derived from Genus’ unaudited consolidated financial statements and related notes thereto, which are incorporated by reference in this proxy statement/prospectus. The unaudited consolidated balance sheet data as of September 30, 2003, which have been prepared in accordance with United States generally accepted accounting principles, have been derived from Genus’ unaudited consolidated financial statements and related notes thereto, which are not incorporated by reference into this proxy statement/prospectus.

The historical results included below and elsewhere in this document are not necessarily indicative of the future performance of Genus.

	Historical US$ (in thousands $, except per share data)
	As of or For the Year Ended					As or For the Nine Months Ended
	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	September 30, 2003	September 30, 2004
						(unaudited)	(unaudited)
Income Statement Data:
Revenue	28,360	40,638	48,739	39,767	56,861	41,541	30,923
Operating loss	(2,109)	(2,499)	(6,260)	(10,008)	(1,726)	(2,497)	(7,207)
Net loss	(1,617)	(9,651)	(6,666)	(11,620)	(3,519)	(3,787)	(8,454)
Loss per share—basic and diluted	(0.09)	(0.51)	(0.31)	(0.43)	(0.11)[1]	(0.13)	(0.21)
Dividends declared	—	—	—	—	—	—	—
Balance Sheet Data:
Total assets	27,744	44,535	35,902	41,510	71,768	34,409	67,281
Total liabilities	8,366	33,243	23,774	27,713	22,344	19,276	25,723
Shareholders’ equity	19,378	11,292	12,128	13,797	49,424	15,133	41,558

[1]	Genus’ historical net loss per share for the year ended December 31, 2003 was $0.11 or €0.10.

Selected Historical Unaudited Pro Forma Condensed Consolidated Financial Information

We are providing the following summary unaudited pro forma condensed consolidated financial information, which we refer to as pro forma financial information, to assist you in your analysis of the financial aspects of the merger. The unaudited pro forma financial information gives effect to the proposed merger between Aixtron and Genus using the purchase method of accounting for the business combination, under which Aixtron is the acquiring entity. An exchange ratio of 0.51 Aixtron ADSs in exchange for each share of Genus common stock has been assumed, pursuant to the merger agreement. The unaudited pro forma condensed consolidated balance sheet and statements of operations included in this proxy statement/prospectus are presented for illustrative purposes only. The following pro forma financial information is derived by applying pro forma adjustments to the historical financial statements of Genus incorporated by reference in this proxy statement/prospectus and the restated historical consolidated financial statements of Aixtron included elsewhere in this proxy statement/prospectus.

The unaudited pro forma financial information does not purport to represent what the combined company’s financial position or results of operations would have been had the merger been completed as of the date presented or to project the combined companies’ financial position or results of operations for any future date or period. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and for the nine month period ended September 30, 2004 give effect to the proposed merger as if it had been consummated on January 1, 2003 and reflect the estimated adjustments arising from applying the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 gives effect to the proposed merger as if it had been consummated on September 30, 2004, and reflect the estimated adjustments arising from applying the purchase method of accounting. The pro forma adjustments give effect to events that are considered to be directly attributable to the merger, are factually supportable, and expected to have a continuing impact.

You should read the pro forma information set forth below in conjunction with the historical consolidated financial statements for the year ended December 31, 2003 of Aixtron and Genus and the unaudited consolidated financial statements for the nine months ended September 30, 2004 of Aixtron and Genus, in each case included elsewhere or incorporated by reference herein, and the pro forma financial statements included elsewhere in this proxy statement/prospectus. The historical results and pro forma financial statements included elsewhere in this proxy statement/prospectus or incorporated by reference herein are not necessarily indicative of the future performance of Aixtron or Genus.

	Pro Forma*
	As of or For the Year Ended Dec. 31, 2003	As of or For the Nine Months Ended September 30, 2004
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	140,681	115,226
Operating loss	(32,644)	(5,039)
Net loss	(24,714)	(5,080)
Loss per share—basic	(0.29)	(0.06)
Loss per share—diluted	(0.29)	(0.06)
Balance Sheet Data:
Total assets		339,683
Total liabilities		87,780
Shareholders’ equity		251,903

*	In thousands of €, except per share data.

Comparative Per Share Information

The following table sets forth (a) the historical net loss and book value per share of Aixtron common stock in comparison with the pro forma net loss and book value per share after giving effect to the merger with Genus; (b) the historical net loss and book value per share of Genus common stock in comparison with the equivalent pro forma net loss and book value per share attributable to 51/100ths of a share of Aixtron common stock which will be received for each share of Genus; and (c) the actual cash dividends per share compared in the case of Genus with the equivalent pro forma of 51/100ths of the cash dividend paid on each share of Aixtron common stock. You should read this information in conjunction with the historical financial statements of Aixtron that are included elsewhere in this proxy statement/prospectus and with the Genus financial statements incorporated by reference in this proxy statement/prospectus and filed with the SEC and the unaudited pro forma condensed consolidated financial statements that are included elsewhere in this proxy statement/prospectus. The historical per share information is derived from audited, restated in the case of Aixtron, financial statements as of and for the year ended December 31, 2003 and unaudited financial statements as of and for the nine months ended September 30, 2004.

The unaudited pro forma combined per share information does not purport to represent what the combined companies’ financial position or results of operations would have been had the merger been completed as of the date presented or to project the combined companies financial position or results of operations for any future date or period.

	For the Year Ended December 31, 2003		As of or For the Nine Months Ended September 30, 2004
	(EUR)		(EUR)
Aixtron
Net gain (loss):
Actual Historical as restated	(0.28)		0.06
Pro forma	(0.29)		(0.06)
Book value:
Historical as restated			2.03
Pro forma			2.97

Genus
Net loss (1):
Historical	(0.10	)(4)	(0.17)
Equivalent pro forma (2)	(0.15)		(0.03)
Book value (3):
Historical			1.05
Equivalent pro forma (2)			1.51

Notes:

1.	Translates the per share amounts of Genus for the year ended December 31, 2003 at a rate of US Dollars 1.1309 = EUR 1.00, which approximates the average daily exchange rate for the year ended December 31, 2003 as reported by Deutsche Bank, and for the nine months ended September 30, 2004 at a rate of US Dollars 1.2258 = EUR 1.00, which approximates the average daily exchange rate for the nine months ended September 30, 2004 as reported by Deutsche Bank.
2.	Represents the pro forma amount for Aixtron multiplied by 0.51 (the exchange ratio).
3.	Translates the per share amount of Genus as at December 31, 2003 at a rate of US Dollars 1.2610 = EUR 1.00, which approximates the closing exchange rate for December 31, 2003, and at September 30, 2004 at a rate of US Dollar 1.2338 = EUR 1.00, which approximates the closing exchange rate for September 30, 2004, each as reported by Deutsche Bank.
4.	Genus’ historical net loss per share for the year ended December 31, 2003 was $0.11 or €0.10.

Comparative Per Share Market Price Information

Aixtron’s ordinary shares are principally listed on the Frankfurt Stock Exchange under the symbol “AIXG” and an application for quotation of the Aixtron ADSs to be issued pursuant to the merger will be filed with the Nasdaq National Market. Genus’ common stock trades on the Nasdaq National Market under the symbol “GGNS.” You should carefully review the information in the tables for both Genus and Aixtron included in the section entitled “Price Range of Securities and Dividends” beginning on page 104.

Aixtron

The closing price for each ordinary share of Aixtron on July 1, 2004, the last trading day before announcement of the execution of the merger agreement, was €5.82. The closing price for each ordinary share of Aixtron on February 7, 2005, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus was €3.79. In conjunction with the table set forth below, you should carefully review the information presented in the section entitled “Exchange Rate Information” on page 32.

The table below sets forth the high and low sale prices of ordinary shares of Aixtron for each of the five most recent full fiscal years as reported on the Frankfurt Stock Exchange.

	Frankfurt Stock Exchange (Euro)
	High	Low
1999[1]	38.89	13.08
2000[2]	89.50	31.00
2001[3]	60.00	13.50
2002	30.15	4.04
2003	5.80	2.04
2004
First Quarter	7.35	4.72
Second Quarter	6.10	4.47
Third Quarter	6.24	3.65
Fourth Quarter	4.50	3.04
2005
First Quarter (through February 7, 2005)	3.98	3.09

[1]	The 1999 ordinary shareholders’ meeting resolved to re-classify the stated share capital of Aixtron. Each share with a proportionate value of €3 per share in the stated share capital was replaced by three shares, each with a proportionate value of €1 per share in the stated share capital. The numbers in the chart reflect this reclassification.
[2]	The 2000 ordinary shareholders’ meeting resolved to increase the stated share capital of Aixtron out of retained earnings by issuing new shares. In effect, each share with a proportionate value of €2 per share in the stated share capital was replaced by two shares, each with a proportionate value of €1 per share in the stated share capital. The numbers in the chart reflect this increase.
[3]	The 2001 ordinary shareholders’ meeting resolved to increase the stated share capital of Aixtron out of retained earnings by issuing new shares. In effect, each share with a proportionate value of €2 per share in the stated share capital was replaced by two shares, each with a proportionate value of €1 per share in the stated share capital. The numbers in the chart reflect this increase.

Genus

The closing price for each share of common stock of Genus on July 1, 2004, the last trading day before announcement of the execution of the merger agreement, was $3.40. The closing price for each share of common stock of Genus on February 7, 2005, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus was $2.10.

The table below sets forth the high and low sales prices of shares of Genus common stock for each of the five most recent full fiscal years as reported on the Nasdaq National Market.

	The Nasdaq National Market (US $)
	High	Low
1999	5.88	1.06
2000	17.75	1.53
2001	7.54	1.44
2002	4.69	0.90
2003	7.50	1.51
2004
First Quarter	6.22	2.90
Second Quarter	4.14	2.11
Third Quarter	3.53	1.80
Fourth Quarter	2.45	1.58
2005
First Quarter (through February 7, 2005)	2.33	1.87

The following table sets forth the reported high, low and closing sale prices of Genus common stock on the Nasdaq National Market and Aixtron ordinary shares on the Frankfurt Stock Exchange on July 1, 2004, the last trading day before the announcement of the merger, and February 7, 2005, the last trading day before the date of this proxy statement/prospectus, as well as the equivalent pro forma sale price of Genus common stock on such date, as determined by multiplying the applicable reported sale price of Aixtron ordinary shares by the applicable Euro to Dollar exchange rate on that date, and then multiplying that product by the exchange ratio of 0.51:

	Aixtron Ordinary Shares			Genus Common Stock			Genus Equivalent
	High	Low	Close	High	Low	Close	High	Low	Close
07/01/2004	€6.22	€5.67	€5.75	$3.53	$3.27	$3.40	$3.86	$3.52	$3.61
02/07/2005	€3.89	€3.78	€3.79	$2.17	$2.01	$2.10	$2.53	$2.46	$2.47

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the merger agreement.

Risks Relating to the Merger

If we are not successful in integrating our organizations, we will not be able to operate efficiently after the merger.

Achieving the benefits of the merger will depend in part on the successful integration of Aixtron’s and Genus’ operations and personnel in a timely and efficient manner. This integration requires coordination of different development and engineering teams, marketing personnel and service organizations in multiple countries. This process will be difficult and unpredictable because of possible conflicts and different opinions on how best to run these operations. If we cannot successfully integrate our operations and personnel, we may not realize the expected benefits of the merger and we may experience increased expenses, distraction of our management personnel and customer uncertainty.

If Aixtron does not develop new joint technology solutions quickly and effectively, many of the potential benefits of the merger may not be realized.

The semiconductor industry is subject to rapid technological change. Our ability to remain competitive depends on our ability to enhance existing products and develop new products in a timely and cost effective manner and to accurately predict technology transitions. Because new product development commitments must be made well in advance of sales, the combined company must anticipate the future demand for products in selecting which development programs to fund and pursue.

Aixtron intends to develop with Genus’ technology new joint technology solutions. Aixtron cannot assure you that it will be able to develop these technology solutions quickly and effectively. In order to obtain the benefits of the merger, Aixtron must make Genus’ technology, products and services operate together with Aixtron’s technology, products and services. Aixtron may be required to spend additional time or money on joint technology development that would otherwise be spent on developing its business and services or other matters. If Aixtron does not develop this technology effectively or if management spends too much time determining which technology to develop, the combined company may miss significant market opportunities which could materially and adversely affect Aixtron’s business, financial condition, results of operations and cash flows.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of Aixtron’s and Genus’ operations, products and personnel will place an additional burden on our management and our internal resources. Neither Aixtron nor Genus have significant management resources upon which to draw to coordinate the integration of the two companies. As a result, the additional burden could lead to a significant diversion of management attention, which could lead to a decrease in the combined company’s operating results and thereby negatively impact the combined company’s share price.

We may incur costs to integrate Genus into the Aixtron group.

Although Aixtron has not incurred any external costs to date, upon consummation of the merger, integrating Genus’ operations, products and personnel could result in costs including the following:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining teams and processes in various functional areas; and/or

•	reorganization or closures of facilities.

Failure to retain key employees could diminish the benefits of the merger.

The successful combination of Aixtron and Genus will depend in part on the retention of key personnel of Genus, including senior engineering personnel. There can be no assurance that Aixtron will be able to retain Genus’ key management, technical, sales and customer support personnel.

Because Genus shareholders will receive a fixed number of Aixtron ADSs in the merger, not a fixed value, the value of Aixtron’s ADSs to be received by Genus shareholders will fluctuate and may decrease.

Upon completion of the merger, each Genus share will be converted into 0.51 Aixtron ADSs. As the exchange ratio is fixed, the number of shares that Genus shareholders will receive in the merger will not change, even if the market price of Aixtron ordinary shares changes. There will be no adjustment to the exchange ratio or termination of the merger agreement based solely on fluctuations in the price of Aixtron ordinary shares. In recent years the stock market, in general, and the securities of technology companies, in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Aixtron ordinary shares. The market price of Aixtron ordinary shares upon and after completion of the merger could be lower than the market price on the date of the merger agreement or the current market price. The closing price for ordinary shares of Aixtron on July 1, 2004, the last trading day before announcement of the execution of the merger agreement, was €5.82. The closing price for ordinary shares of Aixtron on February 7, 2005, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus, was €3.79. We urge Genus shareholders to obtain recent market quotations of Aixtron ordinary shares before they vote on the merger.

The merger agreement contains provisions which limit Genus’ ability to pursue alternatives to the merger and may discourage potential competing acquirers.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit Genus’ ability to solicit, initiate, encourage, discuss, facilitate or commit to completing third-party proposals to acquire all or a significant part of Genus. In addition, the merger agreement provides that Genus must pay a break-up fee of $7,000,000 if the merger agreement is terminated as a result of Genus’ board of directors not supporting the proposed merger with Aixtron. These provisions may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Genus from considering or proposing such an acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Genus than it might otherwise have proposed to pay.

Genus may be required to license specified technology to Aixtron if the merger agreement is terminated under certain circumstances, and this license would be on a royalty-free basis if exercised for research and development purposes.

Genus and Aixtron entered into an agreement in principle in connection with the execution of the merger agreement concerning the joint design and development of a hybrid ALD/AVD multiwafer production tool. In the event the merger agreement is terminated under certain conditions, Aixtron will be entitled to obtain a license of the project technology, subject to a royalty of $20,000 per unit on the sale of the hybrid ALD/AVD multiwafer production tool. The license would be on a royalty-free basis if exercised for research and development purposes. Should Aixtron obtain such a license, on a royalty-free basis or otherwise, this may have an adverse effect on Genus’ business.

The legal actions filed relating to the merger may negatively impact Genus or the ability of Aixtron to consummate the merger.

Two purported class action lawsuits have been filed against Genus and several of its directors and officers alleging violations of fiduciary duty with respect to the merger. These lawsuits seek to enjoin the merger. While these lawsuits are in their preliminary stages and Genus intends to defend them vigorously, there can be no assurance that the outcome of these lawsuits will be favorable to Genus. Please refer to “The Merger—Litigation Relating to the Merger.”

You should be aware that Genus’ officers and directors have interests in the merger that are different from yours.

A number of officers and directors of Genus who recommend that you vote in favor of the merger agreement have agreements or arrangements that provide them with interests in the merger that may be different from yours. William W.R. Elder, chairman, president and chief executive officer of Genus, Shum Mukherjee, executive vice president, finance, and chief financial officer of Genus, and Thomas Seidel, executive vice president and chief technical officer of Genus, may be entitled to change of control severance benefits if they are terminated without cause or due to involuntary termination after the merger, and Aixtron has agreed to honor Genus’ officers’ and directors’ rights to indemnification for acts and omissions occurring prior to the completion of the merger. In addition, Aixtron has agreed to use its reasonable best efforts to have the Aixtron supervisory board appoint Dr. Elder to the Aixtron executive board. The receipt of compensation or other benefits in connection with the merger, or the continuation of indemnification arrangements for current directors and officers following completion of the merger, may influence these persons in making their recommendation that you vote in favor of adoption of the merger agreement. See the section entitled “The Merger—Interests of Genus’ Directors and Officers in the Merger.”

Risks Relating to Aixtron, Genus and the Combined Company

The semiconductor industry is highly volatile and unpredictable, which may adversely affect our operating results and result in significant volatility in our stock price.

The health of the semiconductor manufacturing equipment industry is affected by semiconductor industry cycles. The semiconductor industry has historically experienced sudden changes in supply and demand for semiconductors. Although semiconductors are used in many different products, the markets for those products are interrelated to various degrees. The timing, length and severity of these cycles are difficult to predict. During periods of declining demand for semiconductor manufacturing equipment, Aixtron must be able to quickly and effectively align its cost structure with prevailing market conditions, to manage its inventory levels to reduce the possibility of future inventory write-downs resulting from obsolescence, and to motivate and retain key employees. Because a high proportion of our costs are fixed in the near term, our ability to reduce expenses quickly in response to revenue shortfalls is limited. During periods of rapid growth, our business must be able to acquire and/or develop sufficient manufacturing capacity and inventory to meet customer demand, and to attract, hire, assimilate and retain a sufficient number of qualified people. Our customers often accelerate or delay expenditures, as well as attempt to cancel or reschedule orders in reaction to variations in their businesses or general economic conditions. As a result, we must be able to react quickly to these changing market conditions. The inability of our business to align our cost structure and manufacturing capabilities with industry fluctuations could lead us to incur significant losses or to fail to capitalize in increased demand. In either case, our results of operations may be adversely affected, which could result in significant volatility in our stock price.

A loss of customers or collaborators in our semiconductor equipment business could have a negative impact on our compound semiconductor business.

A substantial investment is required by customers to install and integrate capital equipment into a production line. As a result, once a manufacturer has selected a particular vendor’s capital equipment, we believe that the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Customers or collaborators who do not believe that the transaction will be favorable to their relationship with Genus in terms of the future quality of the products and services we will provide to them may decide to terminate or diminish in some way their relationship with us. Potential customers or collaborators of our semiconductor equipment business may delay entering into, or decide not to enter into, a business relationship with us because of the merger. Accordingly, if a customer selects a competitor’s product over ours for technical superiority or other reasons, we could experience difficulty selling to that customer for a significant period of time.

Our semiconductor equipment business operates in a highly competitive industry characterized by increasingly rapid technological changes, and if we do not develop new products in a timely manner, we may not be able to compete successfully in this market.

The introduction of new products and technologies grows increasingly complex over time. If our semiconductor equipment business does not develop and introduce new products and technologies in a timely manner in response to changing market conditions or customer requirements, our financial condition and results of operations could be materially and adversely affected. Our semiconductor equipment business’ competitive advantage and future success depends on its ability to:

•	successfully develop new products and technologies;

•	develop new markets in the semiconductor industry for its products and services;

•	introduce new products to the marketplace in a timely manner;

•	qualify new products with its customers; and

•	commence and adjust production to meet customer demands.

We cannot assure you that we will be able to conduct these activities as successfully in the future as we have in the past.

Some of our competitors have greater financial, engineering, manufacturing and marketing resources than us. In addition, we face competition from smaller emerging equipment companies whose strategy is to provide a portion of the products and services that our semiconductor equipment business offers, using innovative technology to sell products into specialized markets. New product introductions or enhancements by our competitors could cause a decline in sales or loss of market acceptance of our existing products. Increased competitive pressure could also lead to intensified price competition resulting in lower margins. Our failure to compete successfully with these other companies would seriously harm our semiconductor equipment business.

We face lengthy sales and qualifications cycles for our products and, in many cases, must invest a substantial amount of time and funds with no assurance that these efforts or expenditures will result in sales.

Sales of our systems primarily depend upon the decision of a prospective customer to upgrade its manufacturing capabilities, which typically involves a significant capital commitment by the customer. Customers usually place orders with us between three to nine months, or longer, after our initial contact with them regarding a particular system. We often experience delays in obtaining system sales orders while customers evaluate and receive internal approvals for the purchase of these systems. These delays may include the time necessary to plan, design or complete a new or expanded compound semiconductor fabrication facility. Due to these factors, we expend substantial funds and sales, marketing and management efforts to sell our semiconductor production systems. These expenditures and efforts may not result in sales.

In order to expand our materials production capabilities, we have dedicated a number of our systems to the manufacture of wafers and devices. Some of our products are currently being tested to determine whether they meet customer or industry specifications. During this qualification period, we invest significant resources and dedicate substantial production capacity to the manufacture of these new products, prior to any commitment to purchase by the prospective customer and without generating significant revenues from the qualification process. If we are unable to meet these specifications or do not receive sufficient orders to profitably use the dedicated production capacity, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our historical and future budgets for operating expenses, capital expenditures, operating leases and service contracts are based upon our assumptions as to the anticipated market acceptance of our products. If our products do not achieve expected customer demand, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Aixtron’s and Genus’ quarterly operating results fluctuate significantly, which may cause the market price of the Aixtron ordinary shares and the Aixtron ADSs to increase or decrease significantly.

Each of Aixtron and Genus have experienced significant fluctuations in their quarterly operating results and we anticipate that such fluctuations will continue. For example, Aixtron’s revenues for the quarter ended September 30, 2004 were approximately €30 million, a decrease of approximately 11% compared with the prior quarter ended June 30, 2004, in which Aixtron’s net sales were approximately €34 million, while Genus’ net sales for the quarter ended September 30, 2004 were approximately $9,959,000, as compared to the prior quarter ended June 30, 2004, in which Genus’ net sales were approximately $8,757,000, which was an increase of approximately $1,202,000, or approximately 14%. Our results may vary significantly depending on a number of factors, including:

•	changes in the semiconductor market environment;

•	changes in regulations affecting the semiconductor industry;

•	changes in the mix or cost of our products and services; and

•	the timing of the introduction or acceptance of new products and services offered by us or our competitors.

In addition, we derive a substantial portion of our net sales in any fiscal period from the sale of a relatively small number of high-priced systems. As a result, the timing of recognition of revenue for a single transaction could have a material effect on revenues and operating results for a particular reporting period. Delay of only a week or two can often shift the related booking or revenues into the next quarter, which could adversely affect our ability to meet expectations. In addition, customers at times attempt to cancel or reschedule purchase orders, even when not permitted to do so under the contractual terms of the purchase order.

As stated above, we have experienced long and unpredictable sales cycles. The timing of an order often depends on the capital expenditure budget cycle of customers. In addition, the time it takes us to build a product to customer specifications, which we refer to as the build cycle, typically ranges from four to nine months, followed in certain cases by a period of customer acceptance during which the customer evaluates the performance of the system and may potentially reject the system. As a result of the build cycle and evaluation periods, the period between a customer’s initial purchase decision and revenue recognition on an order often varies widely, and variations in length of this period can cause further fluctuations in operating results.

After the merger, the factors described above, together with the cyclicality of the semiconductor industry, could cause the market price of Aixtron’s ordinary shares and Aixtron’s ADSs to fluctuate significantly.

Our compound semiconductor business is exposed to the risks of operating a global business.

Our compound semiconductor business has operations located throughout the world to support our sales and services to the global semiconductor industry. In addition to Aixtron’s principal facilities in Germany and the United Kingdom, Aixtron has sales and service facilities in the United States, China, Japan, Korea and Taiwan

and an engineering facility in Sweden. Genus has operations in the United States, Japan, South Korea, Taiwan and Germany. Managing global operations located throughout the world presents challenges associated with, among other things, cultural and linguistic diversities and organizational alignment. These challenges may make it more difficult for Aixtron to consistently and successfully set and implement business strategies and enforce centralized business processes and controls across its distributed enterprise. In addition, Aixtron is subject to the risks associated with international sales and exchange rate fluctuations set forth in the following risk factors.

Aixtron and Genus are highly dependent on international sales, particularly sales in Asian countries.

Sales outside of Europe accounted for approximately 89% of Aixtron’s total net sales for the year ended December 31, 2003, versus 85% for the year ended December 31, 2002. Net sales to Aixtron’s Asian based customers accounted for approximately 73% of total net sales for the year ended December 31, 2003, versus 56% of total net sales for the year ended December 31, 2002. Sales outside of Europe accounted for approximately 95% of Genus’ total net sales for the year ended December 31, 2003, versus 92% for the year ended December 31, 2002. Net sales to Genus’ Asian based customers accounted for approximately 72% of total net sales for the year ended December 31, 2003, versus 64% of total net sales for the year ended December 31, 2002. We anticipate that international sales, including sales to Asia, will continue to account for a significant portion of the combined company’s net sales. As a result, a significant portion of its net sales will be subject to risks, including:

•	unexpected changes in foreign law or regulatory requirements;

•	exchange rate volatility;

•	tariffs and other trade barriers;

•	political and economic instability;

•	military confrontation;

•	difficulties in accounts receivable collection;

•	extended payment terms;

•	difficulties in managing distributors or representatives;

•	difficulties in staffing its subsidiaries;

•	difficulties in managing foreign subsidiary operations; and

•	potentially adverse tax consequences.

Wherever currency devaluations occur abroad, our products become more expensive for its customers in that country. In addition, difficult economic conditions may limit capital spending by customers. These circumstances may also affect the ability of customers to meet their payment obligations, resulting in the cancellations or deferrals of existing orders and the limitation of additional orders.

Exchange rate fluctuations could adversely affect our ability to price our products competitively and our operating results.

Aixtron’s operations are conducted by entities in many countries and, a substantial portion of Aixtron’s sales and production costs are denominated in currencies other than the euro. As a result, fluctuations between the value of the euro and other major currencies, in particular the United States dollar, may affect our operating results. For example, the depreciation of the United States dollar against the euro resulted in our products becoming relatively less profitable than products from manufacturers whose costs and revenues are denominated in U.S. dollars. Accordingly, Aixtron believes that the depreciation of the U.S. dollar had a significant negative impact on its sales in 2002 and 2003. System revenues in 2002 would have been 2.3% higher at the same average exchange rate as used to report 2001 results. Revenues in 2003 would have been 19.0% higher at the same exchange rate as used to report results in 2001, and 14.4% higher at the same exchange rate as used to report results in 2002. Moreover, some Aixtron entities import and export goods and services in currencies other than their own functional currencies, principally the United States dollar. The results of such entities could therefore be affected by currency fluctuations arising between the transaction dates and the settlement dates for these transactions. Aixtron has entered into contracts to reduce part of these receivables-related exposures through financial instruments in the form of currency forward contracts. However, Aixtron will not be able to completely eliminate the risk that fluctuations in foreign currencies will adversely affect its operating results.

We are exposed to risks associated with acquisitions.

Although Aixtron has no current plans to undertake any other acquisitions, we may make acquisitions of, or significant investments in, other businesses with complementary products, services and/or technologies. Acquisitions involve many risks that are identified above with respect to the merger. If we engage in additional acquisitions, we will need to invest additional amounts in our administrative functions to address the expanded operations. We may not be successful in addressing the risks that these future acquisitions may present and we may fail to realize the perceived benefits of such acquisitions.

The combined company’s operating results could be harmed if we lose access to sources of materials or services.

The systems that we produce are complex and require us to manufacture or obtain through third party sources many critical components. Many of these components are available from a limited number of suppliers or even a single supplier. Because of the cost of our systems, we generally endeavor to limit our inventories as much as possible. Because we often do not account for a significant part of our vendors’ business, we may not have access to sufficient capacity from these vendors in periods of high demand. In addition, we risk having important suppliers terminate product lines, change business focus or even go out of business. If we were required to change any of our vendors, we would be required to re-qualify each new vendor. In the near term, our vendor qualification processes could prevent or delay component shipments, which could in turn prevent us from delivering products to our customers in a timely manner.

Although Aixtron has not experienced any material delays related to our suppliers in the last three years, any such delays would result in delays in customer acceptance, and ultimately, to Aixtron’s ability to generate revenues. In addition, Aixtron generally does not have long term supply agreements with its vendors. Consequently, Aixtron could experience significant price increases and may not be able to obtain replacement components in a timely manner or at all. As a consequence, Aixtron could experience increased cost of goods which could adversely affect its gross margins and operating results. Aixtron estimates that it could take approximately six to eighteen months to replace vendors of certain critical components used in its systems.

Genus has not experienced any significant delays from its suppliers over the last three years. Each of Genus’ systems includes more than 1000 components supplied by over 300 suppliers. Of these, two components accounting for 25% to 30% of the total system cost are single sourced. Genus estimates that it would take approximately six to twelve months to identify and qualify alternatives to these single-source suppliers.

We may increase production in anticipation of customer orders that may not materialize, which would negatively affect our operating results.

We schedule production of our systems based upon order backlog and customer commitments. Based on the complexity of the systems that we produce, we must expend considerable efforts in hiring, training and retaining qualified manufacturing personnel. We have in the past experienced delays in customer delivery schedules, as well as outright cancellations of orders. As a consequence, we may incur significant near term expenses for manufacturing capabilities that we may not be able to fully utilize, which would negatively affect our gross margins and our profitability. Moreover, industry analysts evaluate our backlog in determining our prospects. If we experience significant reductions in our backlog as a result of cancellations or our failure to obtain new bookings, we could experience negative ratings from analysts which could adversely impact the trading value of our stock.

Genus’ semiconductor equipment business depends on a limited number of customers that operate in highly concentrated industries.

The customer base of Genus’ semiconductor equipment business is and has been highly concentrated. Orders from a relatively limited number of customers have accounted for, and likely will continue to account for, a substantial portion of our semiconductor equipment business’ net sales, which may lead customers to demand pricing and other terms less favorable to us. In 2003, Samsung Electronics Company, Ltd., Infineon Technologies AG, Seagate Technologies, Inc., Hitachi Global Storage Systems (formerly IBM), and Western Digital (formerly Read-Rite Corporation) accounted for 69%, 8%, 7%, 7%, and 4% of Genus’ revenues, respectively. In 2002, Samsung Electronics, Seagate, IBM, and Asuka Project accounted for 58%, 24%, 7%, and 6% of Genus’ revenues, respectively. In 2001, Samsung Electronics, Read-Rite, NEC Corporation, Infineon and SCS accounted for 73%, 7%, 6%, 6% and 5% of Genus’ revenues, respectively. In the first nine months of 2004 Samsung Electronics Company Ltd., University of Albany and Hynix Semiconductor, accounted for 69%, 10% and 9% of Genus’ revenues respectively.

If a principal customer discontinues its relationship with Genus’ semiconductor equipment business or suffers economic setbacks, the combined company’s revenues and future prospects could be adversely impacted. The semiconductor equipment business’ ability to increase sales in the future will depend in part upon our ability to obtain orders from new customers. Based on the long lead times associated with the sales process for the systems of the semiconductor equipment business, we cannot be certain that the combined company will be able to significantly increase the number of the semiconductor equipment business’ customers in the near term, or at all. In addition, because a relatively small number of large manufacturers, many of whom are customers of Genus’ semiconductor equipment business, dominate the industries in which they operate, it may be especially difficult for us to replace these customers if we lose their business. A substantial portion of orders in our backlog are orders from the principal customers of our semiconductor equipment business.

Furthermore, we do not have long-term contracts with the semiconductor equipment business’ customers. As a result, our agreements with the semiconductor equipment business’ customers do not provide any assurance of future sales and the semiconductor equipment business is exposed to competitive price pressure on each new order. The combined company’s failure to obtain new sales orders from new or existing customers, would have a negative impact on the results of operations of the semiconductor equipment business.

In addition, a substantial investment is required by customers to install and integrate capital equipment into a production line. As a result, once a manufacturer has selected a particular vendor’s capital equipment, we believe that the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, if a customer of the semiconductor equipment business selects a competitor’s product over ours for any reason, the semiconductor equipment business could experience difficulty selling to that customer for a significant period of time.

Our businesses use potentially harmful chemical and other hazardous materials. If we were to use these materials in a manner that causes injury, we could be subject to damages, which could harm our results of operations and financial condition.

The research and development activities in both our compound semiconductor and semiconductor equipment businesses involve the controlled use of potentially harmful chemical and other hazardous or potentially hazardous materials and radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. Aixtron and Genus are, and following the merger Aixtron will continue to be, subject to the laws and regulations of numerous jurisdictions governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant. Costs incurred by Aixtron and Genus to comply with environmental laws and regulations include local, state and federal fees and costs related to the installation and maintenance of safeguards to mitigate the risk of potential release of hazardous materials (including equipment safeguards, such as scrubbers). For example, Aixtron incurred approximately €455,000 and €281,000 to comply with environmental laws and regulations in the year ended December 31, 2003 and the nine months ended September 30, 2004, of which €65,000 and €65,000, respectively, was capital investment expenditure. Genus incurred approximately $70,000 and $26,000 to comply with environmental laws and regulations in the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, none of which was capital expenditure. The amounts expended in compliance with these laws and regulations to date have not had a material effect on the capital expenditures, earnings and competitive position of either Aixtron or Genus and neither Aixtron nor Genus expects to incur significant additional capital expenditure exclusively to address compliance with environmental laws and regulations.

We are subject to risks associated with non-compliance with environmental regulations.

We are subject to environmental regulations related to the disposal of hazardous wastes used in the development, manufacturing and demonstration of its products. Failure or inability to comply with existing or future environmental regulations could result in significant remediation liabilities, the imposition of fines and/or the suspension or termination of production, each of which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are exposed to the risk that third parties may violate our proprietary rights or accuse us of infringing upon their proprietary rights.

Our success in the markets in which we will operate may depend on our ability to operate without infringing the intellectual property rights of others and to prevent others from infringing our intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the semiconductor industry. We may become a party to patent litigation or proceedings to determine our patent rights with respect to third parties, including potentially our customers. Interference proceedings may be necessary to establish which party was the first to discover certain intellectual property. We may also become involved in patent litigation against third parties to enforce our patent rights, to invalidate patents held by third parties, or to defend against similar claims by others. The cost to us of any patent litigation or similar proceeding could be substantial, and it may require significant management time. The pendency of any patent infringement litigation may also adversely affect Aixtron ADS or Aixtron ordinary share prices. If infringement litigation against us is resolved unfavorably, we may be enjoined from providing some of our products or services without a license from a third party. We may not be able to obtain the requisite license on commercially acceptable terms or at all, which could require us to cease selling systems that contain infringing technology until we can identify and implement subsystems that do not infringe on third party technology. We may not be successful in developing non-infringing solutions and may be prevented from selling our systems, which could result in a significant reduction in our revenues and a reduction in the value of our common stock.

Our success is dependent upon the protection of our proprietary rights. In the high-tech industry, intellectual property is an important asset that is always at risk of infringement. We incur costs to file for patents and defend our intellectual property and we rely upon the laws of Germany and of foreign countries in which we develop, manufacture or sell our compound semiconductor products to protect our proprietary rights. However, there can be no assurance that these proprietary rights will provide competitive advantages, or that other parties will not challenge, invalidate or circumvent these rights. Moreover, the laws of some foreign countries, such as China, may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Infringement upon our proprietary rights by a third party could result in uncompensated lost market and revenue opportunities for us.

Our competitive position may depend on our ability to protect our trade secrets. If we are unable to protect our trade secrets, other companies may be able to compete more effectively against us, and our business could suffer.

Both Aixtron and Genus rely on trade secret protection for their confidential and proprietary information and procedures. Each of Aixtron and Genus currently protects these information and procedures as trade secrets through recognized practices, including confidentiality agreements with employees, consultants, collaborators and customers. These confidentiality agreements may be breached, however, and we may not have adequate remedies for any breach. In addition, these trade secrets may otherwise become known to or be independently discovered by competitors. If our trade secrets were to become known to, or be independently discovered by competitors, we could face more intense competition and our business could suffer.

Beginning with the fiscal year ending December 31, 2005, Aixtron will be required to prepare its financial statements in accordance with International Financial Reporting Standards, which are different from U.S. Generally Accepted Accounting Principles.

Aixtron prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to as US GAAP. Starting with the fiscal year ending December 31, 2005, Aixtron will be required to prepare its consolidated financial statements in accordance with International Financial Reporting Standards, which we refer to as IFRS. There may be substantial and adverse differences between the results of operations, cash flows and financial condition Aixtron reports under US GAAP from the equivalent data Aixtron would report if it used IFRS. Aixtron has not presented a reconciliation of its financial statements to IFRS in this proxy statement/prospectus.

Risks Relating to Holding Aixtron ADSs and Aixtron Ordinary Shares

You may be unable to enforce a judgment against Aixtron or members of Aixtron’s executive board or supervisory board.

Aixtron is a stock corporation organized under the laws of the Federal Republic of Germany. None of the current members of Aixtron’s executive board or supervisory board is a resident of the United States. All or substantially all of the assets of these individuals and of Aixtron (other than the assets of Genus) are located outside the United States, and after the merger only William W.R. Elder, who is expected to become a member of Aixtron’s executive board, will be a resident of the United States. As a result, it may not be possible for you to enforce against them judgments obtained in United States courts based on the civil liability provisions of the United States securities laws. The enforcement in Germany of civil liabilities based solely upon United States securities laws in original actions or in actions for the enforcement of judgments of United States courts may encounter difficulties.

You may have less access to information about Aixtron and less opportunity to exercise your rights as a shareholder if you hold Aixtron ordinary shares through Aixtron ADSs.

The rights and terms of the Aixtron ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to Aixtron ordinary shares, for which there is no active trading market in the United States. However, because of aspects of German law, Aixtron’s Articles of Association and the contractual terms of the deposit agreement under which the Aixtron ADSs are issued, your rights as a holder of Aixtron ADSs will differ in various ways from a shareholder’s rights, and you may be affected in other ways, including:

•	you may not be able to participate in rights offerings or dividend alternatives;

•	you may not receive copies of Aixtron reports as promptly as a holder of ordinary shares;

•	you will be able to exercise voting rights only by instructing the depository how to exercise the voting rights of the shares that underlie your Aixtron ADSs, and due to logistical, timing and other issues, you may not receive the opportunity to exercise a right to vote;

•	the deposit agreement may be amended by Aixtron and the depositary, or may be terminated by Aixtron or the depositary, without your consent in a manner that could prejudice your rights; and

•	the deposit agreement limits Aixtron’s obligations and liabilities and those of the depositary.

For more information regarding the characteristics of, and the differences between, Aixtron ordinary shares and Aixtron ADSs, please refer to “Description of Aixtron Ordinary Shares” and “Description of Aixtron American Depositary Shares.”

Under German law, as the holder of Aixtron ADSs you will have fewer and less well-defined shareholders’ rights than you currently do as a holder of common stock of Genus, which is a California corporation.

Aixtron’s corporate affairs are governed by Aixtron’s articles of association (Satzung) and German law while Genus’ corporate affairs are governed by Genus’ articles of incorporation, Genus’ by-laws, the laws of the State of California and the United States federal securities laws. German law is generally less specific in terms of governance of corporate operations than are the United States federal securities laws and the laws of the State of California applicable to corporations and shareholders. Accordingly, under German law, as a holder of Aixtron ADSs you may have fewer or less well-defined rights than you do as shareholders of Genus. For example, a shareholder of a California corporation may institute lawsuits on behalf of the corporation and class actions. In contrast, a shareholder of a German corporation lacks the right to institute lawsuits to assert rights on behalf of a corporation and is not entitled to bring a class action. As a result, a shareholder in a German corporation may not be able to protect his or her interest in the shares as well as a shareholder of a California corporation could.

Aixtron may in the future be considered a passive foreign investment company.

The United States Internal Revenue Code contains special rules relating to passive foreign investment companies, or PFICs. A United States holder who owns stock in a PFIC is generally subject to adverse tax consequences under these rules. These rules do not apply to non-United States holders. A company is treated as a PFIC if at least 75% of the company’s gross income for a taxable year consists of “passive income,” defined generally as income from passive investments, as opposed to operating income. A company is also treated as a PFIC if the average percentage of the value of its assets, including cash balances, that produce or are held for the production of passive income is at least 50%. While Aixtron believes it is currently not a PFIC, because a company’s status as a PFIC is a complex, factual determination made on an annual basis, there can be no assurance that Aixtron will not become a PFIC in the future. We explain in more detail the PFIC rules and their consequences to United States holders under the section entitled “United States Federal Tax Consequences—Passive Foreign Investment Company Considerations” on page 56.

If Aixtron were classified as a PFIC, unless a U.S. holder made a timely specific election, a special tax regime would apply to any “excess distribution,” which would be such holder’s share of distributions in any year that are greater than 125% of the average annual distributions received by such holder in the three preceding years or such holder’s holding period, if shorter; and any gain realized on the sale or other disposition of the Aixtron ADSs. Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax as if the excess distribution or gain had been realized ratably over such holder’s holding period for the Aixtron ADSs. A U.S. holder will generally be required to pay taxes on the amount allocated to a year at the highest marginal tax rate and pay interest on the prior year’s taxes. Such U.S. holder may be able to ameliorate the tax consequences somewhat by making a mark-to-market election or “QEF election”, which is an election to have Aixtron treated as a qualified electing fund for U.S. federal income tax purposes. You should consult your tax advisor of the consequences of Aixtron’s classification as a PFIC.

A decline in the value of the Euro could reduce the value of Aixtron’s ADRs.

Fluctuations in the exchange rate between the United States dollar and the euro will affect the United States dollar equivalent of the euro price per ADR and the United States dollar value of any future distributions. For example, a decline in value of the Euro against the United States dollar will negatively affect the dollar equivalent of the Euro price of Aixtron ordinary shares traded on the Frankfurt Stock Exchange, which would likely result in a lower market price of Aixtron ADSs on the Nasdaq National Market.

Shareholders in the United States may decide to sell Genus common stock and Aixtron ordinary shares or Aixtron ADSs, which could cause a decline in the market prices.

United States holders of Genus common stock may be disinclined or restricted by international investment rules to own shares of companies that have their primary listing outside the United States. This could result in the sale of Aixtron ordinary shares and Aixtron ADSs received in the merger, some of which will end up being held by German and other non-United States investors (such sales being referred to as “flowback”). Sales of Aixtron ADSs could adversely affect the market price for Aixtron ordinary shares and Aixtron ADSs following the merger.

Because Aixtron is not obligated to continue to have its ADSs quoted on the Nasdaq National Market beyond eighteen months after the closing of the merger, your ability to trade the ADSs may be eliminated in the future, and the market prices of Aixtron’s ADSs and ordinary shares may be negatively affected and it may become more difficult to sell the ordinary shares.

It is a condition of the merger that the Aixtron ADSs be approved for quotation on the Nasdaq National Market, and Aixtron has agreed to use its reasonable efforts to cause the ADSs to continue to be quoted on the Nasdaq National Market for a period of eighteen months after the closing. Aixtron has not previously issued securities admitted for trading on a U.S. market and there has never been a public market for Aixtron ADSs. Accordingly, we cannot assure you as to the liquidity of the trading of the Aixtron ADSs or the price at which you may be able to sell the Aixtron ADSs. Because Aixtron is not obligated to continue to have the ADSs quoted on the Nasdaq National Market for a prolonged period, some United States holders of Genus common stock may be prohibited from or disinclined to own shares of companies that may have no trading market inside the United States. This may result in the sale of Aixtron ADSs received in the merger or the underlying ordinary shares, which could adversely affect the market price for the ADSs and ordinary shares. In addition, if the ADSs are no longer quoted on the Nasdaq National Market, there can be no assurance that a market will develop for the Aixtron ADSs and it will be more difficult for a United States holder to sell the underlying ordinary shares outside the United States.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this document constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “will,” “could,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Genus or Aixtron in its forward-looking statements, including among other things:

•	the extent to which the technologies offered by each of Aixtron and Genus are demanded by the market place;

•	the actual number of customer orders received by the companies;

•	the timing of final acceptance of products by customers;

•	the financial climate and accessibility of financing, general conditions in the thin film equipment market and in the macro-economy;

•	cancellations, rescheduling or delays in product shipments;

•	manufacturing capacity constraints;

•	lengthy sales and qualification cycles;

•	difficulties in the production process;

•	changes in semiconductor industry growth;

•	increased competition;

•	exchange rate fluctuations;

•	availability of government funding;

•	variability and availability of interest rates;

•	delays in developing and commercializing new products;

•	general economic conditions being less favorable than expected;

•	the risk that the Aixtron and Genus businesses will not be integrated successfully;

•	costs related to the proposed merger; and

•	the failure of the Genus shareholders to approve the proposed merger or the failure of other conditions to the proposed merger to be satisfied.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All subsequent written and oral forward-looking statements attributable to each of Genus, Aixtron or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake (and expressly disclaim) any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document could have a material adverse effect on Genus, Aixtron or the combined company.

EXCHANGE RATE INFORMATION

The following tables set forth, for the periods indicated, information concerning the exchange rates for euros, expressed in euro per dollar. We have provided these rates solely for your convenience and you should not construe these translations as a representation that euro amounts actually represent these dollar amounts or that the euro amounts could have been, or could be, converted into dollars at those rates or at any other rate. Aixtron did not use these rates in the preparation of its financial statements included elsewhere in this proxy statement/prospectus. Fluctuations in the exchange rate between the United States dollar and the euro will affect the dollar equivalent of the euro price of Aixtron ordinary shares traded on the Frankfurt Stock Exchange and, as a result, are likely to affect the market price of Aixtron ADSs on the Nasdaq National Market.

The columns entitled “Average Rate” represent the exchange rates based on the average noon buying rates of the Federal Reserve Bank of New York for euros, as the case may be, in each case on the last business day of each month during the relevant period.

Euro-Dollar Exchange Rate	Average Rate	High	Low	Period End Rate
Fiscal Year Ended December 31,
1999	1.0668	1.1913	0.9986	1.0048
2000	0.9249	1.0414	0.8225	0.9421
2001	0.8965	0.9595	0.8344	0.8886
2002	0.9459	1.0493	0.8560	1.0483
2003	1.1321	1.2562	1.0333	1.2557
2004	1.2438	1.3625	1.1801	1.3538
Fiscal Year Ended December 31, 2004
First Quarter	1.2499	1.2853	1.2088	1.2292
Second Quarter	1.2047	1.2358	1.1801	1.2179
Third Quarter	1.2227	1.2437	1.2025	1.2338
Fourth Quarter	1.2991	1.3625	1.2271	1.3538
Month Ended 2005
January 31	1.3123	1.3476	1.2954	1.3049
February 7	1.2938	1.3017	1.2773	1.2773

THE GENUS SPECIAL MEETING

Genus Special Meeting

We are furnishing this document to you as part of the solicitation of proxies by the Genus board of directors for use at the special meeting in connection with the proposed merger. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at 9:00 a.m., local time, on Thursday, March 10, 2005, at Genus headquarters at 1139 Karlstad Drive, Sunnyvale, California 94089, to vote on the merger proposal and the adjournment proposal.

Purpose of the Special Meeting

At the special meeting, we are asking holders of Genus common stock to approve each of the merger proposal and the adjournment proposal. The Genus board of directors:

•	has unanimously determined that the merger is fair to and in the best interests of Genus and its shareholders;

•	has unanimously approved and declared advisable the merger agreement;

•	unanimously recommends that Genus common shareholders vote “FOR” the approval of the merger proposal; and

•	unanimously recommends that Genus common shareholders vote “FOR” the approval of the adjournment proposal.

Record Date; Who is Entitled to Vote

The “record date” for the special meeting is February 4, 2005. Record holders of Genus common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 39,899,706 outstanding shares of Genus common stock held by 403 shareholders of record.

Each share of Genus common stock is entitled to one vote per share at the special meeting.

Genus’ issued and outstanding options, convertible subordinated notes and warrants do not have voting rights. Accordingly, record holders of Genus options, convertible subordinated notes and warrants will not be entitled to vote at the special meeting.

Voting Your Shares

General

Each share of Genus common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Genus common stock of which you are the record holder that you own. There are three ways to vote the shares of Genus common stock of which you are the record holder at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Genus board “FOR” the approval of each of the merger proposal and the adjournment proposal.

•	You can vote by telephone or on the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a properly executed “legal proxy” from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote the shares of Genus common stock of which you are the record holder in any of the ways described above, it will have the same effect as a vote against the approval of the merger proposal and, assuming a quorum is present, it will have no effect on the outcome of the voting on the adjournment proposal.

Abstentions

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, if you mark your proxy “ABSTAIN”, Genus believes that your proxy should be counted for purposes of determining the total number of votes cast with respect to each of the merger proposal and the adjournment proposal. In the absence of controlling precedent to the contrary, Genus intends to treat abstentions in this manner. Accordingly, if you mark your proxy “ABSTAIN”, it will have the same effect as a vote against the approval of the merger proposal and against the approval of the adjournment proposal.

Voting Shares that Are Held in Street Name

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not give your broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the merger proposal or the adjournment proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes have the same effect as a vote against the approval of the merger proposal and against approval of the adjournment proposal.

If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your Genus common stock a properly executed “legal proxy” identifying you as a Genus shareholder, authorizing you to act on behalf of the broker at the special meeting and identifying the number of shares with respect to which the authorization is granted.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the approval of each of the merger proposal and the adjournment proposal. Under Genus’ by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send a letter addressed to the secretary of Genus stating that you would like to revoke your earlier proxy;

•	You may send another proxy card with a later date; or

•	You may attend the special meeting, revoke your proxy, and vote in person.

Notices to the secretary of Genus should be addressed to Secretary, Genus, Inc., 1139 Karlstad Drive, Sunnyvale, CA 94089.

If you hold your shares through a broker, you must give new instructions to your broker prior to the special meeting or obtain a properly executed “legal proxy” from your broker to revoke your prior instructions and vote in person at the special meeting.

Quorum

A quorum of shares is necessary to hold a valid meeting. A quorum will exist if holders of at least a majority of the aggregate voting power represented by the shares of common stock of Genus outstanding on the record date are present in person or represented by proxy at the special meeting. Genus will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum.

Adjournment and Postponement

If a quorum is not present or represented by a properly signed and returned proxy at the special meeting, Genus’ by-laws permit an adjournment of the meeting by a vote of a majority of the shares present in person or represented by a properly signed and returned proxy, without notice other than announcement at the meeting, until a quorum is present or represented. If sufficient votes to constitute a quorum are not received by the date of the special meeting, we anticipate that the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies in order to obtain a quorum. If sufficient votes to constitute a quorum, but not to approve the merger proposal, are received by the date of the special meeting, the special meeting would be adjourned in order for additional proxies to be solicited (such that the merger proposal can be approved) only if the adjournment proposal has been approved.

Vote Required

The approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Genus common stock outstanding on the record date. The approval of the adjournment proposal will require the affirmative vote of a majority of the shares present in person or by proxy at the special meeting.

If you do not vote, either in person or by proxy or by voting instruction, it will have the same effect as a vote against the approval of the merger proposal and, assuming a quorum is present, will have no effect on the outcome of the voting on the adjournment proposal. If you abstain from voting by marking “ABSTAIN” on your proxy card or if you hold your shares in street name and fail to instruct your broker how to vote your shares, it will have the same effect as a vote against the approval of the merger proposal and against the approval of the adjournment proposal.

Solicitation Costs

Genus will bear the cost of printing and mailing this proxy statement/prospectus.

Genus is soliciting proxies on behalf of the Genus board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Genus and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the directors and officers of Aixtron are soliciting proxies and may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this.

Genus has hired Georgeson Shareholder to assist in the solicitation process. Genus will pay Georgeson $8,500, plus expenses.

Genus will ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Genus will reimburse these banks, brokers and other institutions, nominees and fiduciaries upon request for their reasonable expenses.

Exchange of Share Certificates

You should not send stock certificates with your proxies.

Transmittal documents for the surrender of Genus common stock certificates in exchange for Aixtron ADSs (and cash instead of any fractional share entitlement) will be mailed to the holders of Genus common stock as soon as practicable after the effective time of the merger.

Stock Ownership

At the close of business on the record date, directors and officers of Genus and their affiliates beneficially owned 1,343,709 shares of Genus common stock. The total of these beneficially owned shares represented approximately 3.37% of the Genus common stock outstanding on that date.

THE MERGER

The discussion in this document of the merger and the principal terms of the merger agreement, dated as of July 1, 2004, between Genus and Aixtron, is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated in this document by reference.

General Description of the Merger

Pursuant to the merger agreement, a newly formed California corporation, which we refer to as Sub, will merge with and into Genus, with Genus surviving as a wholly-owned subsidiary of Aixtron, and the separate corporate existence of Sub shall cease. As a result of the merger, the former shareholders of Genus will own approximately 26% of the outstanding ordinary shares of Aixtron (through the ownership of Aixtron ADSs), based on the number of shares of Genus common stock and Aixtron ordinary shares outstanding on February 7, 2005.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Genus and Aixtron. The following is a brief discussion of the background of these negotiations, the merger and related transactions.

As part of its business, Genus has engaged in a continuing evaluation of strategic alternatives, including the evaluation of other companies as possible acquisition or merger candidates. During the period from mid-2001 through the fall of 2003, Genus continued to review a variety of strategies, including possible asset acquisitions and strategic combinations. The intense competition in the semiconductor equipment manufacturer industry and the depressed stock market prices for the stock of technology companies beginning in 2001 were some of the significant driving forces in considering acquisitions and combinations as a means of expansion. Genus had discussions with various companies at various times during the summer and fall of 2003, but none of these discussions resulted in a specific proposal or terms.

From the middle of 2002 to the end of 2003, representatives of Aixtron and Genus met from time to time at trade conferences and other occasions. During these meetings, representatives of Aixtron and Genus discussed generally their respective industries and technologies, and the possibility of a future technical collaboration or business combination. All of these discussions were very preliminary and general in nature, and did not result in follow-up meetings or discussions. At the time, each of Aixtron and Genus was primarily focused on its respective business, which took priority over the pursuit of a business combination with the other. No terms of a potential business combination were discussed.

On February 5, 2004, Paul K. Hyland, the president and chief executive officer of Aixtron approached William W. R. Elder, chairman, president and chief executive officer of Genus, and inquired whether Genus would consider a technical collaboration or a business combination with Aixtron. Dr. Elder advised that he would review the concept with the Genus board and agreed to discuss the proposal further with the Mr. Hyland the following week. Dr. Elder advised the Genus board members of the approach from Aixtron and the proposed meeting.

In order to facilitate the exchange of information, Genus and Aixtron executed a confidentiality agreement on February 17, 2004. Dr. Elder and Mr. Hyland also agreed to meet in London, U.K., on a future date to exchange information about their respective companies. Prior to the meeting in London, U.K., Dr. Elder briefed the Genus board on the discussions to date with Mr. Hyland and the proposed meeting in London, U.K., with representatives of Aixtron.

In late February 2004, Dr. Elder and Mr. Hyland spoke by telephone. They continued their discussion on the possibility of a technical collaboration or a business combination.

On March 2 and 3, 2004, representatives of Genus and Aixtron met in Aachen, Germany and exchanged information about their respective companies. The representatives also agreed to continue mutual due diligence.

On March 23, 2004, representatives of Aixtron visited Genus at its headquarters in Sunnyvale, California to conduct initial technical due diligence on Genus’ products and technology.

On April 13 and 23, 2004, Mr. Hyland and Dr. Elder spoke by telephone and continued their discussions regarding a potential transaction.

On April 28, 2004, Mr. Hyland met with Dr. Elder in London, U.K., and continued their discussions and conducted additional due diligence. At this meeting, Mr. Hyland proposed to Dr. Elder a stock-for-stock merger with a proposed exchange ratio of .525 Aixtron ADSs for each share of Genus.

On May 4, 2004, representatives of Aixtron and representatives of Genus spoke by telephone regarding the scheduling of due diligence meetings.

In early May 2004, Dr. Elder contacted members of Genus’ board of directors and reported on the London, U.K., and Aachen, Germany meetings and discussions to date with Aixtron. Dr. Elder also reported on the stock-for-stock merger proposed by Aixtron.

During the month of May 2004, Aixtron and Genus continued with their respective due diligence examinations of each other.

From May 18 to May 21, 2004, representatives of Aixtron met with Genus and its representatives in Palo Alto, California to discuss certain matters relating to Aixtron’s due diligence examination of Genus, and to continue discussing a possible transaction. During these meetings, representatives of Aixtron also discussed with Genus the concept of an agreement in principle with respect to the joint development of a hybrid tool involving certain Genus intellectual property.

On the morning of May 26, 2004, Mr. Hyland and other representatives of Aixtron met with representatives of Genus in Dusseldorf, Germany. Mr. Hyland explained the business of Aixtron to the representatives of Genus and explained why a stock-for-stock combination of Genus and Aixtron could be attractive for the shareholders of both companies. Dr. Elder indicated that Genus would be willing to proceed with a business combination with Aixtron if the parties could agree on terms, including a proposed exchange ratio of .54 Aixtron ADSs for each share of Genus. The parties discussed the relative valuations of Genus and Aixtron. Mr. Hyland stated that any terms would be subject to the satisfactory completion of due diligence investigations to be conducted during the next weeks.

From May 26 to May 27, 2004, representatives of Genus met with representatives of Aixtron in Dusseldorf, Germany and continued to discuss certain matters relating to Genus’ due diligence examination of Aixtron.

During early June 2004, representatives of Genus spoke with representatives of Aixtron by telephone on numerous occasions and discussed a proposed exchange ratio for the proposed transaction.

On Thursday, June 10, 2004, the Genus board met. Genus management reviewed with the Genus board the results of continuing due diligence with respect to Aixtron. Genus management and representatives of Needham & Company, financial advisor to Genus, reviewed with the Genus board financial information regarding Genus and Aixtron and presented a preliminary financial analysis of a business combination between the two companies. The Genus board authorized Genus management and representatives to commence negotiations on a merger agreement with Aixtron and its representatives.

On Tuesday, June 15 and Wednesday, June 16, 2004, representatives of Aixtron and Genus spoke by telephone to further discuss the transaction, and the exchange ratio. On Thursday, June 17, Mr. Hyland provided Dr. Elder with a proposed exchange ratio of 0.525 Aixtron ADSs for each share of Genus, that, based upon closing prices for Genus shares and Aixtron shares on June 17, 2004 would have represented a 15.9% premium to Genus shareholders. Mr. Hyland also stated to Dr. Elder that this exchange ratio would be subject to Aixtron’s satisfactory completion of due diligence of Genus, which had not yet been completed at that date.

On Friday, June 18, 2004, Aixtron provided a draft merger agreement prepared by Aixtron’s counsel to Genus. On Monday, June 21, 2004, counsel for Genus provided to Aixtron and its counsel comments to the draft merger agreement. On Wednesday, June 23, 2004, counsel for Aixtron provided to Genus and its counsel a draft definitive agreement relating to the joint development of a hybrid tool. Aixtron and Genus considered the development of a hybrid tool combining Genus ALD technology and Aixtron AVD technology an important objective to be achieved in connection with the merger. Because of the significant time required to develop such a tool, Aixtron and Genus desired to commence the joint development project as soon as possible.

Throughout the day on both Thursday, June 24 and Friday, June 25, 2004, counsel for Aixtron and Genus conducted meetings in New York, New York to discuss and negotiate the terms of the draft merger agreement. The terms that were negotiated included the representations, warranties, covenants and conditions.

On Friday, June 25, 2004, Mr. Hyland and Dr. Elder spoke by telephone several times to discuss the open issues. On one of these conference calls, legal counsel and advisors to Aixtron and Genus participated in the discussions and negotiations.

Also on Friday, June 25, 2004, Aixtron and Genus, and counsel for Aixtron and Genus, determined that it would not be feasible, before the execution of the merger agreement, to negotiate the draft definitive agreement relating to the joint development of a hybrid tool because of the length and complexity of such a definitive agreement, and instead agreed to memorialize the parties’ agreement regarding the joint development of a hybrid tool in an agreement in principle.

On Saturday, June 26, 2004, Aixtron provided to Genus a draft agreement in principle regarding the joint development of a hybrid tool prepared by Aixtron’s counsel.

Also on Saturday, June 26, 2004, the Genus board met to consider the proposal from Aixtron. Genus’ management, together with Needham & Company, updated the Genus board on the status of discussions with Aixtron. As part of the discussion, Needham & Company presented its financial analysis of Aixtron’s proposal. Management also advised the board of directors that significant progress had been made in the negotiation of the terms of a merger agreement with Aixtron, and that management expected that the two companies would be able to conclude negotiations shortly. Genus’ legal counsel then reviewed for the Genus directors the terms and conditions of the proposed merger agreement and the proposed agreement in principle with Aixtron and identified open issues that remained in the negotiations. After considering all of the factors, the Genus board directed management to continue discussions with Aixtron to resolve outstanding matters.

On Saturday, June 26 and Sunday, June 27, 2004, counsel for Aixtron and Genus continued discussions and negotiations on the draft merger agreement and the draft agreement in principle. During this time, representatives of Aixtron also discussed with Genus the shortfall of order intakes that Genus expected to experience during the second quarter of 2004 that had been made known to Aixtron on June 24 and June 25, 2004.

From Tuesday, June 29 to Wednesday, June 30, 2004, Dr. Elder and representatives of Genus met Mr. Hyland and representatives of Aixtron in Dusseldorf, Germany. Dr. Elder and Mr. Hyland discussed the shortfall of order intakes that Genus expected to experience during the second quarter of 2004, and the likely implications of these matters. Mr. Hyland explained to Dr. Elder that the shortfall in order intakes had a negative effect on Aixtron’s valuation of Genus. As a result of these discussions, Mr. Hyland proposed a revised exchange ratio. Following further discussion, the parties agreed on an exchange ratio of 0.51 that, based upon closing prices for Genus shares and Aixtron shares on June 30, 2004, would have represented a premium to Genus shareholders of approximately 9.7%.

On Thursday morning, July 1, 2004, the Genus board again met to consider the proposed transaction with Aixtron, including the revised exchange ratio of 0.51. Representatives of Needham & Company reviewed with the Genus board of directors its financial analysis of the proposed merger. Needham & Company then delivered to the Genus board of directors its oral opinion, subsequently confirmed in writing, that, as of July 1, 2004, and based upon and subject to the various considerations and assumptions described in the written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Genus common stock. After further deliberation, the board of directors of Genus unanimously approved the merger agreement and the merger with Aixtron and resolved to recommend to Genus’ shareholders that they vote for approval of the merger agreement with Aixtron and the merger. The Genus board also unanimously approved the agreement in principle with Aixtron.

Thereafter, representatives of each of Genus and Aixtron executed the merger agreement and the agreement in principle. On Friday morning, July 2, 2004, Aixtron and Genus publicly announced the execution of the merger agreement.

Recommendation of the Genus Board

After careful consideration, Genus’ board of directors has determined unanimously that the merger is fair to and in the best interests of Genus and its shareholders. Genus’ board of directors has approved and declared advisable the merger agreement, and unanimously recommends that you vote or give instructions to vote “FOR” the approval the merger proposal and the adjournment proposal.

In considering the recommendation of the Genus board with respect to the merger agreement, you should be aware that certain of the directors and officers of Genus have interests in the merger that are different from, or are in addition to, the interests of Genus shareholders. Please see the section entitled “Interests of Genus Directors and Officers in the Merger” below.

Interests of Genus Directors and Officers in the Merger

In considering the recommendation of the board of directors of Genus to vote for the approval of the merger agreement, you should be aware that certain members of the Genus board have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Genus shareholders generally.

Appointment of Dr. Elder to Executive Board of Aixtron

The transactions contemplated by the merger agreement provide that William W.R. Elder, currently chairman of the board of directors, president and chief executive officer of Genus, is expected to be appointed by the supervisory board of Aixtron as a member of the executive board of Aixtron promptly after the closing of the merger, for which position Dr. Elder will receive a salary. The executive board is responsible for managing Aixtron’s day-to-day business. Dr. Elder voted with the board of directors of Genus to approve the merger agreement.

Change of Control Severance Agreements

Dr. Elder, Mr. Mukherjee, currently executive vice president, finance, and chief financial officer of Genus, and Mr. Seidel, currently executive vice president and chief technical officer of Genus, have each entered into change of control severance agreements with Genus, which will entitle each of those executive officers to the following benefits if such officer is terminated without cause or due to an involuntary termination within 12 months after completion of the merger:

•	Dr. Elder would be entitled to receive:

•	severance payments equal to 12 months of his base salary, which amounts to $360,000;

•	100% of his bonus for the year prior to his termination, which would amount to $200,000 if the termination takes place in 2005;

•	accelerated vesting of approximately 172,889 options (based on estimated unvested options as of January 29, 2005), which will be converted into options to acquire Aixtron ADSs in the merger; and

•	the payment of COBRA premiums until the earlier of 12 months following the merger or the date Dr. Elder is no longer eligible to receive coverage under COBRA;

•	Mr. Mukherjee would be entitled to receive:

•	severance payments equal to nine months of his base salary, which amounts to $180,000;

•	accelerated vesting of approximately 84,639 options (based on estimated unvested options as of January 29, 2005), which will be converted into options to acquire Aixtron ADSs in the merger; and

•	the payment of COBRA premiums until the earlier of 12 months following the merger or the date Mr. Mukherjee is no longer eligible to receive coverage under COBRA; and

•	Mr. Seidel would be entitled to receive:

•	severance payments equal to nine months of his base salary, which amounts to $180,000;

•	accelerated vesting of approximately 23,194 options (based on estimated unvested options as of January 29, 2005), which will be converted into options to acquire Aixtron ADSs in the merger; and

•	the payment of COBRA premiums until the earlier of 12 months following the merger or the date Mr. Seidel is no longer eligible to receive coverage under COBRA.

Directors and Officers Indemnification and Insurance

Aixtron has agreed to honor all rights to indemnification for acts and omissions occurring prior to the completion of the merger set forth in Genus’ articles of incorporation and by-laws for a period of at least six years following the completion of the merger. In addition, Aixtron has agreed to maintain liability insurance covering these officers and directors for at least six years following the completion of the merger. See “The Merger Agreement—Directors and Officers Indemnification and Insurance.”

The Genus board was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the shareholders of Genus that they vote for the approval of the merger agreement.

Genus’ Reasons for the Merger

Genus’ board of directors has approved the merger agreement and has determined that the merger agreement and the merger are fair to and in the best interests of Genus and its shareholders. In reaching its decision, the Genus board identified several reasons for, and potential benefits to Genus shareholders of, the merger. Genus believes these potential benefits include:

•	given the complementary nature of the technology and products of Genus and Aixtron, the integration of the companies’ product lines may enable the combined company to meet the needs of its customers more effectively and efficiently;

•	combined technological resources may allow the combined company to compete more effectively by providing it with enhanced ability to develop new products and accelerate entry into growth markets;

•	the increased scale of the combined company is expected to permit the combined company to properly fund new technologies aligned to strategic customer needs better than Genus could fund alone;

•	Aixtron’s and Genus’ complementary geographic strengths may broaden the combined company’s strategic customer base and global presence;

•

the consideration offered by Aixtron to Genus shareholders represented a premium of 6% to the closing price of Genus common stock on the trading day before the announcement of the merger agreement, a premium of 16% to the trailing average prices of the Aixtron ordinary shares and Genus common stock for the 30 days ending the day before the announcement of the merger agreement, a premium of 24% to the closing price of Genus common stock on the first trading day after the announcement of the merger agreement and a premium of 18% to the closing price of Genus common stock on February 7, 2005, the most recent date for which that information was available before the printing of this document;

•	Genus’ shareholders would have the opportunity to participate in the potential for growth of the combined company after the merger; and

•	the combined experience, financial resources, engineering capabilities, size and product offerings of the combined company may allow the combined company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change.

Recommendation of the Genus Board of Directors

At a meeting held on July 1, 2004, the Genus board of directors unanimously:

•	determined that the merger is fair to and in the best interests of Genus and its shareholders;

•	approved the merger agreement; and

•	resolved to recommend that the Genus shareholders approve the merger agreement.

In reaching its decision to approve the merger agreement, the Genus board of directors consulted with Genus’ management, Genus’ legal counsel regarding the legal terms of the merger and Genus’ financial advisor regarding the financial aspects of the merger and the fairness, from a financial point of view, of the merger consideration to holders of Genus common stock. The factors the Genus board considered in reaching its determination include, but are not limited to, the following:

•	the strategic reasons for the merger described in “Genus’ Reasons for the Merger” beginning on page 41 of this proxy statement/prospectus;

•	the reports and opinions of Genus’ management, including those concerning the business, technology, products, operations, financial condition and prospects of Aixtron and Genus;

•	the financial analysis and presentation of Needham & Company, Inc., as well as the opinion of Needham & Company delivered to Genus’ board of directors on July 1, 2004, that, as of that date, and based upon and subject to the various considerations and assumptions described in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Genus common stock;

•	Aixtron’s and Genus’ future prospects (including the prospects of Genus as a stand-alone company) and that such prospects were likely to be enhanced as a result of the merger;

•	recent and current market price of Genus’ common stock and Aixtron’s ordinary shares;

•	the belief that the terms and conditions of the merger agreement, including the conditions to the parties’ respective obligations to complete the merger, are reasonable;

•	the fact that the merger was intended to be structured such that Genus shareholders would not be immediately taxed on the Aixtron ADRs received in the merger; and

•	the impact of the transaction on the interest of Genus’ customers, suppliers, employees, and the communities in which Genus operates.

In addition, the Genus board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to, the following:

•	the risks that the potential benefits anticipated to result from the merger may not be fully achieved;

•	the substantial costs to be incurred in connection with the merger, including but not limited to costs of integrating the businesses and transaction costs arising from the merger;

•	the fact that the merger consideration is based on a fixed exchange ratio means that the aggregate value of the merger consideration will fluctuate as the trading price of Aixtron’s ordinary shares changes;

•	the possibility that the trading price or value of Aixtron’s ordinary shares or ADSs may decrease in the future, including without limitation as a result of former Genus shareholders selling the ADSs received by them in the merger;

•	the terms in the merger agreement regarding Genus’ right to consider and negotiate other acquisition proposals in certain circumstances and the possibility that Genus may be required to pay a termination fee to Aixtron if Aixtron terminates the merger agreement under certain circumstances;

•	the possibility that Genus may be required to grant a non-exclusive license, which may be royalty-free, to certain of its intellectual property to Aixtron pursuant to the terms of the agreement in principle if Aixtron terminates the Merger Agreement under certain circumstances;

•	the adverse effect on Genus’ business, operations and financial condition, including the effect on the Genus’ sales and operating results, the effect on Genus’ ability to attract and retain key personnel and the effect on the progress of certain development projects, in the event the merger was unable to be consummated following public announcement that the merger agreement had been entered into; and

•	various other risks associated with the merger and the business of Genus and the combined company described in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

In addition, Genus’ board of directors considered the interests that its officers and directors may have with respect to the merger in addition to their interests as Genus shareholders. See the section entitled “Interests of Genus Directors and Officers in the Merger” beginning on page 40 of this proxy statement/prospectus for a more complete discussion of these interests.

After due consideration, the Genus board of directors concluded that the potential benefits of the merger outweighed the risks associated with the merger.

The above discussion of the material factors considered by the Genus board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Genus board of directors. The Genus board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the Genus board of directors felt were appropriate. In view of the wide variety of factors considered by the Genus board of directors in connection with the evaluation of the merger and the complexity of these matters, the Genus board of directors did not consider it practical, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Genus board of directors made its recommendation based on the totality of the information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Aixtron’s Reasons for the Merger

In concluding that the merger is in the best interests of Aixtron and its shareholders, and in approving the merger agreement and the transactions contemplated by the merger agreement (including the merger), the Aixtron supervisory board and executive board considered and reviewed with senior management, as well as its financial and legal advisors, a number of factors. Principal among these factors is Aixtron’s belief that by combining Genus and Aixtron it can create substantially more shareholder value than could be achieved by Aixtron on its own. The Aixtron supervisory board and executive board also considered the following:

•	Aixtron’s knowledge and beliefs about the current and prospective environments in which it operates, including domestic and global economic conditions, competition in the compound semiconductor and semiconductor equipment manufacturing industry, and the impact of these factors on Aixtron’s opportunities for maximizing shareholder value;

•	the alternative of continuing without entering into the merger agreement and Aixtron’s opportunity to achieve comparable or better shareholder value through that course rather than pursuant to the merger;

•	Aixtron’s goal of becoming a significant supplier of semiconductor manufacturing equipment with high earnings and cash flows and low production costs relative to competitors;

•	the expectation that the combination of Aixtron’s atomic vapor deposition technology with Genus’ atomic layer deposition technology would enable the combined company to produce hybrid tools that were superior than tools produced with only one of the foregoing technologies;

•	the expectation that after the merger Aixtron, as a larger company with a more significant presence in the United States, will have an expanded platform from which it may be possible to launch further asset acquisitions when and if considered appropriate and also may be able to use its capital more profitably than Aixtron on its own due to the combined company’s access to a broader range of capital investment opportunities;

•	the terms of the merger and the merger agreement as negotiated, including certain provisions which could discourage other parties from seeking to enter into a business combination with Genus;

•	the fact that Genus agreed to enter into the agreement in principle, and that progress toward development of a hybrid tool using atomic vapor deposition and atomic layer deposition technology could be accelerated; and

•	the likelihood of the merger being approved by requisite regulatory authorities.

The Aixtron supervisory board and executive board did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weights to the specific factors it considered in coming to its conclusion.

The foregoing discussion of the factors considered by the Aixtron supervisory board and the executive board is not meant to be exhaustive, but includes the material factors considered by the Aixtron supervisory board and executive board.

Opinion of Genus’ Financial Advisor

Genus retained Needham & Company, Inc. to furnish financial advisory and investment banking services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Genus common stock. The exchange ratio was determined through arm’s length negotiations between Genus and Aixtron and not by Needham & Company, although Needham & Company assisted Genus in these negotiations.

On July 1, 2004, Needham & Company delivered to the Genus board of directors its oral opinion, which it subsequently confirmed in writing as of July 1, 2004, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of Genus common stock from a financial point of view. The Needham & Company opinion is addressed to the Genus board of directors, is directed only to the financial terms of the merger agreement, and does not constitute a recommendation to any Genus shareholder as to how that shareholder should vote on, or take any other action relating to, the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/prospectus as Annex C. The summary of the Needham & Company opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the Needham & Company opinion. Genus shareholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated July 1, 2004;

•	reviewed certain publicly available information concerning Aixtron and Genus and certain other relevant financial and operating data of Aixtron and Genus furnished to Needham & Company by Aixtron and Genus;

•	reviewed the historical stock prices and trading volumes of Aixtron ordinary shares and Genus common stock;

•	held discussions with members of management of Aixtron and Genus concerning their current and future business prospects;

•	reviewed certain research analyst projections with respect to Aixtron and held discussions with members of the management of Aixtron concerning those projections;

•	reviewed certain research analyst projections with respect to Genus and certain financial forecasts with respect to Genus prepared by the management of Genus and held discussions with members of management of Genus concerning those projections and forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Genus;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

In arriving at its opinion, Needham & Company did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham & Company assumed that the financial forecasts for Genus provided to it by Genus management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Genus, at the time of preparation, of the future operating and financial performance of Genus. Needham & Company assumed, based upon discussions with the management of Aixtron, that the research analyst projections with respect to Aixtron represent reasonable estimates as to the future financial performance of Aixtron. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Aixtron or Genus. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what the value of Aixtron ADSs will be when issued to the shareholders of Genus pursuant to the merger or the prices at which Aixtron ADSs or Aixtron ordinary shares or Genus common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Genus’ underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for Genus.

No limitations were imposed by Genus on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. For purposes of Needham & Company’s analysis, financial data and stock prices for Aixtron were converted into dollars at the then-prevailing exchange rates.

Contribution Analysis. Needham & Company reviewed and analyzed the pro forma contribution of each of Genus and Aixtron to pro forma combined March 31, 2004 balance sheet information, pro forma combined operating results for the quarter ended March 31, 2004, and pro forma projected calendar 2004 and calendar 2005 combined operating results. In calculating the pro forma projected combined operating results, Needham & Company used financial forecasts prepared by Genus management and published research analyst projections for Aixtron. Needham & Company also reviewed the contributions of Genus to revenues and net income for projected calendar 2004 and 2005 operating results of the combined company based on consensus research analyst projections for Aixtron for 2004 and 2005.

This analysis indicated that Genus and Aixtron would have contributed the following:

	Percentage Contribution
	Genus	Aixtron
Pro forma combined cash and cash equivalents	38.9%	61.1%
Pro forma combined total assets	22.9%	77.1%
Pro forma combined total liabilities	22.5%	77.5%
Pro forma combined shareholders’ equity	23.1%	76.9%
Pro forma combined working capital	35.2%	64.8%
Net Sales:
Q1 2004	28.3%	71.7%
2004 Estimate	28.8%	71.2%
2005 Estimate	30.0%	70.0%
Operating Income:
Q1 2004	N/M	N/M
2004 Estimate	34.0%	66.0%
2005 Estimate	28.5%	71.5%
Income Before Taxes:
Q1 2004	N/M	N/M
2004 Estimate	N/M	N/M
2005 Estimate	28.3%	71.7%
Net Income:
Q1 2004	N/M	N/M
2004 Estimate	N/M	N/M
2005 Estimate	33.6%	66.4%
Consensus Revenues:
2004 Estimate	26.6%	73.4%
2005 Estimate	30.2%	69.8%
Consensus Net Income:
2004 Estimate	N/M	N/M
2005 Estimate	42.4%	57.6%

As summarized in the table above, the most relevant measures of Genus’ financial contribution to the combined company were the following financial results from March 31, 2004:

•	Revenues

•	Gross profit

•	Operating income

•	Net income

•	Total assets

•	Shareholders’ equity

Genus’ contribution to the combined company of these results ranged from zero to 33.6%. We noted that Genus contributed net losses to both the quarter ended March 31, 2004 and the CY 2004 forecast period. We noted that Genus’ pro forma ownership of the combined company was therefore significantly greater than their contribution in several of these key measures. We concluded that the contribution analyses, when taken in aggregate and compared to Genus’ pro forma ownership, supported a conclusion of fairness.

Based on the exchange ratio, and using the treasury stock method to calculate the number of shares of Genus common stock outstanding after taking into account outstanding warrants, options and convertible securities, Genus’ shareholders will own approximately 26.1% of Aixtron after the merger.

The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Stock Price Premium Analysis. Needham & Company analyzed publicly available financial information for 24 selected mergers and acquisitions that represent transactions between January 1, 2003 and March 31, 2004, involving publicly-traded technology company targets and publicly-traded acquirers, with enterprise values of between $75 million and $1 billion where the acquired company’s pro forma ownership in the combined company is between 15% and 40%. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, one week and four weeks prior to the announcement of the transaction.

Needham & Company calculated premiums for Genus based on the Aixtron closing stock price of $7.04 on July 1, 2004 and the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Aixtron / Genus Merger
	High	Low	Mean	Median
One day stock price premium	98.0%	(16.1)%	26.3%	25.6%	8.5%
One week stock price premium	115.4%	(28.1)%	26.6%	26.6%	17.7%
Four week stock price premium	103.1%	(30.8)%	29.0%	25.9%	34.0%

Needham & Company also analyzed publicly available financial information for 43 selected mergers and acquisitions that represent transactions between January 1, 2002 and June 24, 2004, involving publicly-traded technology company targets and publicly-traded acquirers, with enterprise values of between $75 million and $200 million where the consideration was stock, stock and cash, or cash only. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, one week and four weeks prior to the announcement of the transaction.

Needham & Company calculated premiums for Genus based on the Aixtron closing stock price of $7.04 on July 1, 2004 and the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock. The following tables set forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions (Stock for Stock)				Aixtron / Genus Merger
	High	Low	Mean	Median
One day stock price premium	59.7%	(20.6)%	13.4%	15.7%	8.5%
One week stock price premium	70.4%	(28.1)%	21.7%	28.8%	17.7%
Four week stock price premium	172.5%	(29.3)%	52.4%	35.8%	34.0%

	Selected Transactions (Stock and Cash)				Aixtron / Genus Merger
	High	Low	Mean	Median
One day stock price premium	68.8%	14.7%	25.9%	20.3%	8.5%
One week stock price premium	77.3%	3.9%	27.9%	25.5%	17.7%
Four week stock price premium	112.0%	(6.8)%	39.1%	33.8%	34.0%

	Selected Transactions (Cash Only)				Aixtron / Genus Merger
	High	Low	Mean	Median
One day stock price premium	260.0%	(7.8)%	43.3%	31.9%	8.5%
One week stock price premium	239.6%	(6.9)%	44.9%	32.2%	17.7%
Four week stock price premium	267.4%	7.5%	55.0%	32.0%	34.0%

Selected Transaction Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions since January 1, 2000 involving targets that were publicly traded semiconductor capital equipment companies:

Acquirer	Target
Credence Systems Corporation	NPTest Holding Corporation
Novellus Systems, Inc.	SpeedFam-IPEC, Inc.
Brooks Automation, Inc.	PRI Automation, Inc.
Teradyne, Inc.	GenRad, Inc.
Credence Systems Corporation	Integrated Measurement Systems, Inc.
ASM Lithography Holding N.V.	Silicon Valley Group, Inc.
MKS Instruments, Inc.	Applied Science and Technology, Inc.
Novellus Systems, Inc.	GaSonics International Corporation
Mattson Technology, Inc.	CFM Technologies, Inc.
Veeco Instruments Inc.	CVC, Inc.

For purposes of the selected transaction and selected companies analyses, the terms transaction value and market value represent the value, or deemed value based upon the merger consideration or exchange ratio, of the relevant company’s common equity, and the terms aggregate transaction value and enterprise value represent, with respect to the relevant company, market value plus debt, less cash.

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for Genus:

•	the aggregate transaction value as a multiple of sales for the last 12 months, or LTM; and

•	the transaction value as a multiple of historical book value.

Needham & Company also analyzed, for the selected transactions:

•	the aggregate transaction value as a multiple of earnings before interest and taxes, or EBIT, for the last 12 months;

•	the aggregate transaction value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the last 12 months; and

•	the transaction value as a multiple of net income for the last 12 months;

but determined that the results were not meaningful because of Genus’ net losses for the last 12 months.

Needham & Company calculated multiples for Genus based on the Aixtron closing stock price of $7.04 on July 1, 2004, the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock.

The following table sets forth information concerning the multiples of aggregate transaction value to LTM sales and the multiples of transaction value to historical book value for the selected transactions and the same multiples implied by the merger.

	Selected Transactions				Aixtron / Genus Merger
	High	Low	Mean	Median

Aggregate transaction value to LTM sales	4.8x	0.9x	2.3x	2.0x	2.5x
Transaction value to historical book value	15.8x	1.7x	4.6x	2.9x	3.0x

Needham & Company also analyzed:

•	the premium of consideration offered to the acquired company’s stock price one day prior to the announcement of the transaction; and

•	the premium of consideration offered to the acquired company’s stock price four weeks prior to the announcement of the transaction.

Needham & Company calculated premiums for Genus based on the Aixtron closing stock price of $7.04 on July 1, 2004 and the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

	Selected Transactions				Aixtron / Genus Merger
	High	Low	Mean	Median

One day stock price premium	81.7%	10.3%	48.6%	51.3%	8.5%
Four week stock price premium	164.1%	23.8%	64.9%	57.3%	34.0%

Selected Company Analysis. Using public and other available information, Needham & Company compared selected historical and projected financial and market data ratios for Genus to the corresponding data and ratios of certain other publicly traded semiconductor capital equipment companies that Needham & Company deemed relevant because their lines of business are similar to Genus’ lines of business. Projected data for Genus was based on financial forecasts prepared by Genus management while projected data for the other public companies was based on publicly available consensus research analyst forecasts. These companies, referred to as the selected companies, consisted of the following:

•	ASM International N.V.

•	Axcelis Technologies, Inc.

•	FSI International, Inc.

•	Mattson Technology, Inc.

•	Semitool, Inc.

•	Ultratech, Inc.

•	Varian Semiconductor Equipment Associates, Inc.

The following table sets forth information concerning the following multiples for the selected companies and for Genus:

•	Total enterprise value as a multiple of LTM revenues;

•	Total enterprise value as a multiple of projected calendar 2004 revenues;

•	Total enterprise value as a multiple of projected calendar 2005 revenues;

•	Price as a multiple of projected calendar 2005 earnings per share;

•	Total enterprise value as a multiple of net assets; and

•	Market value as a multiple of book value at the end of the last reported quarter

Needham & Company also compared, for the selected companies:

•	Total enterprise value as a multiple of LTM EBITDA;

•	Total enterprise value as a multiple of LTM EBIT;

•	Price as a multiple of LTM earnings per share; and

•	Price as a multiple of projected calendar 2004 earnings per share;

but determined these comparisons were not meaningful because of Genus’ losses for the last twelve months.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on June 30, 2004 and for Genus based on the Aixtron closing stock price of $7.04 on July 1, 2004 and the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock.

	Selected Companies				Genus
	High	Low	Mean	Median
Total enterprise value to LTM revenues	3.3x	1.5x	2.4x	2.6x	2.5x
Total enterprise value to projected calendar 2004 revenues	2.0x	1.1x	1.7x	1.8x	2.3x
Total enterprise value to projected calendar 2005 revenues	1.8x	1.0x	1.4x	1.4x	1.6x
Price as a multiple of projected calendar 2005 earnings per share	18.2x	9.8x	12.9x	12.5x	19.6x
Total enterprise value as a multiple of net assets	3.7x	1.2x	2.2x	2.0x	2.3x
Market value as a multiple of last quarter book value	4.5x	2.0x	3.0x	3.0x	3.0x

No company, transaction or business used in the “Stock Price Premium Analysis,” “Selected Transaction Analysis,” or “Selected Company Analysis” as a comparison is identical to Genus, Aixtron or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

Accretion/Dilution Analysis. Needham & Company reviewed various pro forma financial impacts of the merger on the holders of Genus common stock and Aixtron ordinary shares based on the Aixtron closing stock price of $7.04 on July 1, 2004 and the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock and financial results of Genus and Aixtron for calendar year 2003 and the quarter ended March 31, 2004, and estimated financial results for calendar year 2004 and 2005. These pro forma results were derived by combining the applicable historical or estimated financial results for Genus and Aixtron for the periods indicated and assuming interest savings related to conversion of Genus’ 7% convertible notes, but excluding expense associated with early amortization of debt discount, and assuming payment of transaction expenses out of cash balances. The estimated financial results were based upon Genus management estimates and published research analyst estimates for Aixtron. Based upon these projections and assumptions, Needham & Company noted that the merger, if it occurred at the beginning of 2003, would have spread the combined losses of Genus and Aixtron over a broader share base, lowering by $0.06 per share the loss per share of Aixtron ordinary shares for calendar year 2003, would result in accretion of $0.04 and $0.03 per share to the projected earnings per share of Aixtron ordinary shares for calendar year 2004 and calendar year 2005, respectively, and would have resulted in dilution of $0.01 per share to earnings per share of Aixtron ordinary shares for the quarter ended March 31, 2004. The actual operating or financial results achieved by the combined entity may vary from projected results, and these variations may be material. We particularly noted that both Genus and Aixtron had net losses in 2003, and that Genus had net losses and Aixtron had minimal net income in the quarter ended March 31, 2004. As a result, these pro forma accretion/dilution analyses were neutral to our conclusion of fairness.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of

Genus and Aixtron. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by Genus’ board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Genus’ board of directors or management with respect to the exchange ratio or the merger.

Under the terms of the Needham & Company engagement letter, Genus has paid Needham & Company a nonrefundable fee of $300,000 on delivery of the Needham & Company opinion. If the merger is consummated, Genus has agreed to pay to Needham & Company an additional fee equal to 1.0% of the aggregate purchase price paid in the merger. The aggregate purchase price paid in the merger will be the sum of value of the Aixtron securities issued to Genus’ security holders, determined using the volume weighted average trading price of the Aixtron ordinary shares for the 10 trading days ending on the trading day prior to closing of the merger, and the amount of all indebtedness of Genus that is assumed or acquired, directly or indirectly, by Aixtron or an affiliate of Aixtron or retired or defeased in connection with the merger. Based on the closing price of the Aixtron ordinary shares on February 7, 2005, the total fees payable to Needham & Company would be approximately $1.12 million. Whether or not the merger is consummated, Genus has agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as a financial advisor to Genus.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Genus board of directors to act as Genus’ financial advisor in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with technology companies. Needham & Company has had no other investment banking relationship with Genus, and has had no investment banking relationship with Aixtron, during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to Genus and Aixtron unrelated to the proposed merger, for which services Needham & Company expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Genus or Aixtron for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Dissenters’ Rights

Dissenters’ rights will be available to the shareholders of Genus. Shareholders of Genus who dissent from the merger in accordance with the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to receive an amount equal to the fair market value of their shares as of July 1, 2004, the last day before the public announcement of the merger.

To perfect their statutory dissenters’ rights, Genus shareholders must vote against the merger and must follow the required procedures set forth in Chapter 13 of the California Corporations Code, a copy of which attached hereto as Annex D to this proxy statement/prospectus.

The following summary is not a complete statement of the law pertaining to dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code. Any Genus shareholder contemplating the exercise of dissenters’ rights should carefully review the provisions of Chapter 13 of the California Corporations Code, particularly those setting out the specific procedural steps required to perfect dissenters’ rights. FAILURE TO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF CHAPTER 13 WILL RESULT IN A WAIVER OF THE GENUS SHAREHOLDER’S DISSENTERS’ RIGHTS.

In order to be entitled to exercise dissenters’ rights, Genus shareholders must vote “AGAINST” the approval of the merger proposal. Thus, if Genus shareholders wish to dissent and they execute and return the accompanying proxy card, they must specify that their shares are to be voted “AGAINST” the approval of the merger proposal. If a Genus shareholder returns an executed proxy without voting instructions or with instructions to vote “FOR” the approval of the merger proposal, their shares will automatically be voted in favor of the merger proposal and they will lose any dissenters’ rights. If a Genus shareholder does not return a proxy and he or she attends the special meeting, he or she must vote “AGAINST” the approval of the merger proposal at the meeting to preserve their dissenters’ rights. Further, if a Genus shareholder abstains from voting his or her shares, the shareholder will lose his or her dissenters’ rights.

In order to preserve their dissenters’ rights, Genus shareholders must also make a written demand to Genus for the purchase of their shares of Genus common stock and for the payment to them in cash of the fair market value of the shares. The demand must:

•	state of the number of shares of Genus common stock the dissenting shareholder holds of record;

•	contain a statement of what the dissenting shareholder claims to be the fair market value of the shares as of July 1, 2004, the last trading day before the announcement of the merger, without giving effect to any appreciation or depreciation due to the merger; and

•	be received by Genus no later than the date of the special meeting to vote on the merger.

The statement of fair market value contained in the demand constitutes an offer by the Genus shareholder to sell his or her shares to Genus at that price. Once a Genus shareholder has made the demand, he or she may not withdraw it, unless Genus consents to the withdrawal. A proxy or vote against the approval of the merger proposal does not in and of itself constitute a demand.

If the merger proposal is approved at the special meeting, within ten days, Genus will mail a notice of approval of the merger proposal to each dissenting shareholder. This notice of approval will contain:

•	a statement of the price determined by the Genus board of directors to represent the fair market value of the shares;

•	a brief description of the procedure that the shareholder must follow, if the shareholder desires to exercise dissenters’ rights; and

•	a copy of sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the California Corporations Code (which sets out the procedures that must be followed to perfect a shareholder’s dissenters’ rights).

This notice of approval will constitute an offer by Genus to purchase the dissenting shares, assuming the merger is completed.

Within thirty days after the date on which Genus mailed this notice of approval, a Genus shareholder wishing to dissent must submit his or her share certificates to Genus or its transfer agent to be endorsed as dissenting shares. The certificates will be stamped or endorsed with a statement that they are dissenting shares. IF A GENUS SHAREHOLDER WISHING TO DISSENT TRANSFERS HIS OR HER DISSENTING SHARES PRIOR TO SUBMITTING THEM FOR THIS REQUIRED ENDORSEMENT, THE SHARES WILL LOSE THEIR STATUS AS DISSENTING SHARES.

If the dissenting shareholder and Genus (or Aixtron if the merger has been completed) agree that shares are dissenting shares and agree on the fair market value of the shares, upon surrender of the dissenting shareholder’s endorsed certificates, Genus will make payment of that amount on the later of thirty days after an agreement has been reached on the fair market value, or thirty days after any statutory or contractual conditions to the merger agreement have been satisfied. Any agreement between dissenting Genus shareholders and Genus (or after the merger, Aixtron) fixing a fair market value of any dissenting shares must be filed with the secretary or clerk of Genus.

If Genus (or after the merger, Aixtron) denies that the shares submitted by the dissenting shareholder qualify as dissenting shares, or if the dissenting shareholder and Genus (or after the merger, Aixtron) fail to agree on the fair market value of those shares, either the dissenting shareholder or Genus (or after the merger, Aixtron) may file a complaint in the superior court of the proper county in California requesting that the court determine the issue. The complaint must be filed within six months after the date on which notice of the approval of the merger proposal is mailed to the dissenting shareholders. The dissenting shareholder may join as a plaintiff in a suit filed by another dissenting shareholder and may also be joined as a defendant in any action brought by Genus (or after the merger, Aixtron). If the suit is not brought within six months, the shares of the dissenting shareholder will lose their status as dissenting shares.

In a dissenters’ rights action, the court must first determine if the shares qualify as dissenting shares. If the court determines that the shares qualify as dissenting shares, it will either determine the fair market value or appoint one or more impartial appraisers to do so. The court will assess and apportion the costs of the action as it considers equitable. However, if the appraised value of the shares exceeds the price offered by the corporation by more than twenty-five percent, the corporation must pay the costs of the suit, which may include (at the court’s discretion), attorneys’ fees, expert witness fees, and prejudgment interest.

A shareholder who receives a cash payment for dissenting shares will be treated as if those shares were redeemed for federal income tax purposes.

Material Income Tax Considerations

The following discusses the material United States federal income tax consequences of the merger to Genus shareholders and the material United States federal income tax consequences and German tax consequences applicable to the ownership and disposition of Aixtron shares (which for purposes of this discussion, includes either Aixtron ADSs or ordinary shares, except where noted). This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the applicable German tax law.

General

Each Genus shareholder is urged to consult such shareholder’s own tax advisor as to the United States federal income tax consequences and German tax consequences of the merger, and the ownership and disposition of Aixtron shares, to such shareholder, in each case in light of the facts and circumstances that may be unique to such shareholder, and as to any United States estate, gift, state, local or non-United States and non-German tax consequences of the merger. Each Genus shareholder who resides outside the United States is urged to consult its own tax advisor about the applicable tax laws of the country in which such shareholder resides.

United States Federal Income Tax Considerations

The following discussion sets forth the material United States federal income tax consequences of the merger to United States holders (as defined below) of Genus common stock, and the material United States federal income tax consequences applicable to the ownership and disposition of Aixtron shares held by such holders. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States jurisdiction. This discussion is based upon the Code, the regulations of the United States Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws and authorities may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that a United States holder has held shares of Genus common stock as a capital asset within the meaning of Section 1221 of the Code (generally, an asset held for investment) and will hold Aixtron shares received in the merger as capital assets.

Furthermore, this discussion does not address all aspects of United States federal income taxation that may be relevant to a United States holder in light of such holder’s particular circumstances or that may be applicable to a holder that is subject to special treatment under the United States federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for securities;

•	a Genus shareholder subject to the alternative minimum tax provisions of the Code;

•	a Genus shareholder who received Genus common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the United States dollar;

•	a holder who owns (actually or constructively) 10% or more of the total voting power of all capital stock of Aixtron;

•	a holder of options granted under any Genus benefit plan; or

•	a Genus shareholder who holds Genus common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

If shares of Genus common stock are held through a partnership, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding shares of Genus common stock should consult its own tax advisor.

Holders of Genus common stock are urged to consult their own tax advisors as to the United States federal income tax consequences of the merger and of holding Aixtron shares, as well as state, local and non-United States tax consequences.

United States Federal Income Tax Consequences of the Merger

Aixtron has received a tax opinion from its counsel McDermott Will & Emery LLP, and Genus has received a tax opinion from its counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, substantially to the effect that, for United States federal income tax purposes, (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Aixtron and Genus will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such tax opinions were given by counsel in reliance on customary representations by Aixtron and Genus and assumptions as to certain factual matters. The tax opinions are not binding on the Internal Revenue Service or the courts, nor do they preclude the Internal Revenue Service from adopting a position contrary to those expressed in such opinions.

In the opinion of McDermott Will & Emery LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Aixtron and Genus, respectively, the material United States federal income tax consequences of the merger are as follows:

•	A United States holder will not recognize gain or loss upon the exchange of such holder’s Genus common stock solely for Aixtron shares, except to the extent any cash is received in lieu of fractional Aixtron shares and subject to the discussion of “5% Shareholders” below;

•	a United States holder’s tax basis in the Aixtron shares received in the merger (including any fractional share interest that such holder is deemed to receive and exchange for cash) will equal such holder’s tax basis in Genus common stock surrendered; and

•	a United States holder’s holding period for the Aixtron shares received in the merger and will include such holder’s holding period for Genus common stock surrendered.

A United States holder will generally recognize capital gain or loss on any cash received in lieu of fractional Aixtron shares equal to the difference between the amount of cash received and the basis allocated to such fractional shares. Such gain or loss will constitute long-term capital gain or loss if the holding period in the portion of the Genus common stock deemed exchanged for a fractional Aixtron share is greater than one year as of the date of the merger.

A United States holder that, immediately after the consummation of the merger, owns, directly or indirectly (after applying certain constructive ownership rules), at least 5% of either the total voting power or the total value of the shares of Aixtron (a “5% Shareholder”) will qualify for the treatment described above only if such holder files a “gain recognition agreement” with the Internal Revenue Service under the applicable United States Treasury Regulations. Such 5% Shareholders are urged to consult their own tax advisors as to the United States federal income tax consequences to them of the merger.

A United States holder will be required to retain records pertaining to the merger and file with such holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

United States Federal Income Tax Consequences of the Ownership of Aixtron ADSs and Aixtron Ordinary Shares

A United States holder that receives Aixtron ADSs pursuant to the merger will be treated as the owner of the underlying Aixtron ordinary shares for United States federal income tax purposes. Accordingly, if Aixtron ADSs are later exchanged for Aixtron ordinary shares, no gain or loss will be recognized upon the exchange, a holder’s tax basis in the Aixtron ordinary shares will be the ratable portion of its tax basis in the Aixtron ADSs surrendered in exchange for such ordinary shares, and the holding period in the Aixtron ordinary shares will include the period during which the holder held the surrendered Aixtron ADSs.

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” any cash distribution paid by Aixtron out of its earnings and profits, as determined under United States federal income tax law, will be subject to tax as a dividend and will be includible in the gross income of a United States holder when such distribution is received by the holder if the holder holds Aixtron ordinary shares, or when such distribution is received by JPMorgan Chase Bank, as the depositary, if the holder holds Aixtron ADSs. Cash distributions paid by Aixtron in excess of its earnings and profits will be treated (i) as a tax-free return of capital to the extent of the holder’s adjusted tax basis in its Aixtron shares (reducing such adjusted tax basis, but not below zero) and (ii) thereafter as gain from the sale or exchange of a capital asset. Any cash distribution that is treated as a dividend will be includible in the gross income of such holder, for United States federal income tax purposes, in an amount equal to the gross amount (i.e., before German withholding tax) of the dividend. A dividend paid in euros generally will be includible in income in a United States dollar amount based on the prevailing United States dollar/euro exchange rate at the time of receipt of such dividend. Such dividend income generally will constitute foreign source income for United States federal income tax purposes. Subject to certain complex limitations, any German tax withheld from the cash dividend will be treated as a foreign income tax that may be claimed as a credit against the United States federal income tax liability of the holder. Alternatively, the German tax withheld may be deducted currently at the election of the holder. The dividend income will not be eligible for the dividends received deduction allowed to corporations. Under current law, for taxable years that begin after December 31, 2002, and on or before December 31, 2008, dividends paid by Aixtron will be taxable to a non-corporate United States holder at the special rate normally applicable to capital gains, provided that Aixtron qualifies for the benefits of the income tax treaty between Germany and the United States. A non-corporate United States holder will be eligible for this special rate only if it has held the shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.

Upon the sale, exchange or other disposition of Aixtron shares, a United States holder will generally recognize gain or loss for United States federal income tax purposes equal to the difference between the amount realized upon the disposition and the holder’s tax basis in such Aixtron shares. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” such gain or loss will be capital gain or loss and will be long-term if the Aixtron shares have been held for more than one year. Any such capital gain generally will be treated as United States source income.

Passive Foreign Investment Company Considerations

A company’s status as a passive foreign investment company for United States federal income tax purposes, a PFIC, is a factual determination made on a year to year basis. Aixtron cannot determine its status as a PFIC for its current taxable year or for future taxable years until after the close of the applicable taxable year. Aixtron will be a PFIC if either:

•	75% or more of Aixtron’s gross income in a taxable year is passive income, which includes dividends, interest, royalties, rents, annuities, and some types of gains; or

•	the average percentage of the value of Aixtron’s assets that produce or are held for the production of passive income is at least 50%. The United States Internal Revenue Service has indicated that cash balances, even if held as working capital, are considered to be assets that produce passive income.

The application of the gross income test in Aixtron’s particular circumstances is uncertain and could result in Aixtron’s classification as a PFIC even in a year in which the company has substantial gross revenues from product sales. In addition, the proportion of Aixtron’s cash balances compared to the value of its other assets may, in the future, lead to Aixtron being a PFIC. Aixtron has received an opinion from its counsel, McDermott Will & Emery LLP, which opinion is based on representations from Aixtron regarding the nature of its income and assets for the year ended December 31, 2004 and the nature of its income and assets projected for the year ended December 31, 2005, that Aixtron is not a PFIC and will not be a PFIC upon completion of the merger. Although Aixtron intends to use reasonable efforts to avoid PFIC status in the future, it can give no assurance that it will be successful. Moreover, Aixtron does not assume any obligation to make timely disclosure with respect to PFIC status.

If Aixtron were classified as a PFIC, unless a United States holder timely makes one of two available elections, a special tax regime would apply to both:

•	any “excess distribution,” which would be such holder’s share of distributions in any year that are greater than 125% of the average annual distributions received by such holder in the three preceding years or such holder’s holding period, if shorter; and

•	any gain realized on the sale or other disposition of the Aixtron shares.

Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax as if the excess distribution or gain had been realized ratably over the United States holder’s holding period for the Aixtron shares. As a result of this treatment:

•	the amount allocated to the taxable year in which a United States holder realizes the excess distribution or gain would be taxed as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, would be taxed as ordinary income at the highest applicable tax rate in effect for that year; and

•	the interest charge generally applicable to underpayments of tax would be imposed on the taxes deemed to have been payable in those prior years.

If a United States holder owns shares or ADSs in a PFIC that are treated as marketable stock, such holder may make a mark-to-market election. If a United States holder makes this election, such holder will not be subject to the PFIC rules described above. Instead, in general, such holder will include as ordinary income each year the excess, if any, of the fair market value of its shares or ADSs at the end of the taxable year over the holder’s adjusted basis in its shares or ADSs. Such holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its shares or ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. Such holder’s basis in the shares or ADSs will be adjusted to reflect any such income or loss amounts. Any gain realized upon disposition of such holder’s shares or ADSs will also be taxed as ordinary income.

In addition, provided Aixtron satisfies certain disclosure requirements, the special PFIC tax rules described above will not apply if a United States holder makes a QEF election, which is an election to have Aixtron treated as a qualified electing fund for United States federal income tax purposes. If Aixtron is unable to timely satisfy such disclosure requirements, then a United States holder may only be able to make the mark-to-market election, discussed above.

If a United States holder makes a QEF election, such holder will be required to include in its gross income for United States federal income tax purposes its pro rata share of Aixtron’s ordinary earnings and net capital gain for each of Aixtron’s taxable years that it is a PFIC, regardless of whether or not such holder receives any distributions from the company. Such holder’s basis in its shares or ADSs will be increased to reflect undistributed amounts that are included in such holder’s gross income. Distributions of previously includible income will result in a corresponding reduction of basis in the ordinary shares or ADSs and will not be taxed again as a distribution to such holder.

Each United States holder is urged to consult its own tax adviser concerning the potential application of the PFIC rules to such holder’s ownership and disposition of Aixtron shares.

United States Federal Income Tax Backup Withholding

Dividends and payments of the proceeds from a sale of Aixtron ordinary shares or Aixtron ADSs that are paid within the United States or through certain United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding (currently at a 28% rate) unless the holder:

•	is a corporation or other exempt recipient; or

•	provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Non-United States holders generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide certification to establish its non-United States status in connection with payments received within the United States or from certain United States-related payors.

Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability and any excess amount withheld may be refunded by filing the appropriate claim for refund with the Internal Revenue Service. If a correct taxpayer identification number is not provided, penalties may be imposed by the Internal Revenue Service. Holders should consult their own tax advisors as to qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

German Taxation

The following is a discussion of the material German tax consequences for beneficial owners of Aixtron ordinary shares or Aixtron ADSs who are not German residents for German income tax purposes and who do not hold Aixtron ordinary shares or Aixtron ADSs as part of a permanent establishment or a fixed base in Germany. Throughout this section, these owners are referred to as non-German holders. German holders are German residents. Non-German holders who are United States residents are referred to in this section as United States holders.

This summary is based on German law including the US/German Double Taxation Convention of August 29, 1989 (Federal Gazette 1991 II p. 354, which we refer to as the US/German Convention), and is subject to changes. In particular, the tax reform enacted in 2000 provides for far-reaching changes in German tax law. In principle, these changes entered into effect on January 1, 2001. Certain changes take effect as of 2002.

The following discussion is not meant to be a comprehensive discussion of all of the German tax consequences that may be relevant for non-German holders. You should consult your tax adviser regarding the German tax consequences of the purchase, ownership and disposition of shares and the procedures for the refund of German withholding taxes.

Taxation of Corporations and Imputation

As of January 1, 2001, German corporations are subject to a corporation tax of 25%. This tax rate applies irrespective of a distribution. Certain foreign earnings are tax-exempt. As of the FY 2002/2003, dividends received by the corporation and capital gains from the sale of shares in other corporations are tax exempt. Insofar as a corporation receives tax-exempt dividends from foreign sources, 5% of the tax-exempt dividends are deemed non-deductible expenses and are thus subject to German income tax.

Certain foreign earnings are subject to the German income attribution rules triggering a flat 38% tax without allowing for any deductions. This generally covers income from foreign shareholdings provided that:

•	a German company owns, directly or indirectly, more than 50% (in certain cases 10%) of the capital or voting shares of a foreign company;

•	the foreign company receives income which is not active as defined in the statute; and

•	such income is subject to a low tax (which is defined as “lower than 25%” for periods after FY 2000/2001).

Certain dividends which the corporation receives from another German corporation resulting from pre-FY 2001/2002 profits can be subject to a 45/40% tax rate, depending on the taxation of the profits at the level of the distributing corporation.

The corporation tax liability is subject to a 5.5% solidarity surcharge resulting in a total tax liability of 26.375%.

In addition, a German corporation is subject to a trade tax on profits (Gewerbesteuer). The applicable tax rate depends on the municipality where the corporation has a branch. Trade tax is deductible for corporation tax purposes.

Profits generated until the end of the FY 2000/2001 are subject to the corporation tax of 40% for retained earnings and 30% for distributed earnings plus solidarity surcharge. For Aixtron, this relates to the FY ending March 31, 2001. Exceptions apply to income from certain foreign sources, and dividends from tax-exempt foreign income or dividends that are treated for tax purposes as repayment of capital contributions.

Should the corporation tax assessments of the corporation for the end of the FY 2000/2001 show income items which had been subject to a 40% or 45% corporation tax in the past (after regular dividend distributions for previous years), such income items will be recorded as a corporation tax credit amounting to 1/6 of the 40% income items shown, which we refer to as the EK40-Final Amount.

Should a dividend payment be effected in the FY 2002/2003 through 2016/2017 that is deemed to result from the EK40-Final Amount, both the corporation tax liability and the corporation tax credit will be reduced by 1/6. Corporation tax credits that are not used by 2016 will expire. Should certain tax-free income from pre 2001/2002 periods be distributed during the FY 2002/2003 through 2016/2017, the corporation needs to pay tax on such income.

Taxation of Dividends

Dividends from profits generated as of the FY 2001/2002

Dividend distributions by a German corporation are subject to a 20% withholding tax (Kapitalertragsteuer) plus a solidarity surcharge of 5.5%, in aggregate 21.1%. For German holders, the withholding tax functions as a tax credit on the personal income tax liability of the shareholders.

Dividends from profits generated prior to the FY 2001/2002

Dividends from profits generated prior to the FY 2001/2002 are subject to the imputation credit system. Under that system, the domestic shareholder pays full tax on the dividend including the corporation tax imputation credit that the corporation passes to the shareholders insofar as dividends from domestic fully taxed income are distributed. This imputation credit in the amount of 3/7 is, for the last time, available regarding dividend distributions in the FY 2001/2002 from pre-FY 2001/2002 profits. It is not available for non-German holders.

Non-German Holders

For a non-German holder, the withholding tax rate may be reduced by an applicable income tax treaty. Under most tax treaties, including the US/German Convention, the withholding tax rate is reduced to 15%. An investor would receive this reduction by applying for a refund of the difference between the tax withheld at the statutory rate of 26.375% or 21.1% (for dividends from pre- or post-FY 2001/2002 profits as outlined above) and the applicable treaty rate to the German tax authorities, located at the Bundesamt fur Finanzen, Friedhofstrasse 1, D-53225 Bonn, Germany. If the investor is a non-German holder of Aixtron ADSs, he or she may be entitled to the benefits of the US/German Convention, in which case a special refund procedure may apply, which is described below under the section entitled “—Dividend refund procedure for non-German holders.”

Should a corporation distribute dividends in the FY 2001/2002 from pre-FY 2001/2002 profits, such distribution would have the effect that, under the US/German Convention, qualifying United States holders are entitled to an additional reduction in German tax equal to 5% of the gross amount of the dividend, which is refundable together with the general treaty refund discussed in the preceding paragraph. United States holders are entitled to claim a refund of a portion of the German withholding tax, and will be treated as receiving additional dividend income from the German company, under the mechanism described below. Under the US/German Convention, a United States holder will be entitled to receive a payment from the German tax authorities equal to 16.375% of the declared dividend. The US/German Convention provides that a portion of this payment, equal to 11.375% of the declared dividend, will be treated for United States tax purposes as a reduction in German withholding tax of the generally applicable treaty rate of 15%, and the remainder of the payment, or 5% of the declared dividend, will be treated as the net amount of an additional dividend of 5.88% of the declared dividend that has been subject to a 15% German withholding tax (90 x 100 : 85-100). Accordingly, if a German company declared a dividend of €100, a United States holder would initially receive €73.625, or €100 minus the 26.375% withholding tax. The United States holder could then claim a refund from the German authorities of €16.375 and would thereby receive a total cash payment of €90, or 90% of the declared dividend. Thus, the holder would be deemed to have received total dividends of €105.88, consisting of the declared dividend of €100 plus the deemed additional dividend of €5.88 that is associated with the US/German Convention refund. This procedure regarding an additional deemed dividend expires, due to the German new tax legislation, in 2001 (or: 2001/2002) and will not be applicable to dividend distributions from post FY 2000/2001 profits.

Dividend Refund Procedure For Non-German Holders

Claims for refund are to be made on a special German form, which must be filed with the German authorities at the Bundesamt für Finanzen, Friedhofstrasse 1, D-53225 Bonn, Germany. Copies of the required form may be obtained from the German tax authorities at the same address or from the embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998.

As part of the individual refund claim, a United States holder must submit to the German tax authorities the original bank voucher (or certified copy thereof) issued by the paying entity documenting the tax withheld, and an official certification on Internal Revenue Service Form 6166 of its last United States Federal income tax return. Internal Revenue Service Form 6166 may be obtained by filing Form 8802 with the Internal Revenue Service. Requests for certification can include a request to the Internal Revenue Service to send the certification directly to the German tax authorities. If no such request is made, the Internal Revenue Service may send the certificate on Internal Revenue Service Form 6166 to the United States holder, who must then submit the certification with his or her claim for refund.

Capital Gains

Under German domestic tax law, capital gains derived by a non-German holder from the sale or other disposition of Aixtron ordinary shares or Aixtron ADSs are subject to tax in Germany only if such non-German holder has held, directly or indirectly, Aixtron ordinary shares or Aixtron ADSs representing 10% or more of the registered share capital of the company at any time during the 5-year period immediately preceding the disposition. Since Aixtron has a FY ending March 31, as of April 1, 2002, this threshold will be reduced to 1%. The majority of the German tax treaties provide that non-German holders are not subject to German tax even in that case. This applies to the US/German Convention, as well however, in some rare cases Germany has the right of taxation.

Inheritance and Gift Tax

Under German law, German gift or inheritance tax will be imposed on transfers of Aixtron ordinary shares or Aixtron ADSs by a gift or on the death of a non-German holder only in the following situations:

•	If the donor or transferor, or the heir, donee or other beneficiary was domiciled in Germany at the time of the transfer or, with respect to German citizens who are not domiciled in Germany, if the donor, transferor or beneficiary has not been continuously outside of Germany for a period of more than five years, or, with respect to certain German citizens resident abroad, if they are employed by a German public authority (including the German members of their household); or

•	If the Aixtron ordinary shares or Aixtron ADSs subject to such transfer form part of a portfolio which represents 10% or more of the registered share capital of Aixtron and which has been held directly or indirectly by the donor or transferor himself or herself together with a related person; or

•	If the donor or transferor who had initially been subject to unlimited German tax liability for at least five years during a ten year period, had surrendered his German tax residence and had moved to certain low-tax jurisdictions, and transfers shares in a German company (irrespective of a minimum shareholding) through death or gift, during the ten years following his or her no longer being subject to German unlimited tax liability.

The few German estate tax treaties currently in force, including the estate tax treaty with the United States, often provide that German gift or inheritance tax may only be imposed in situations falling under the first condition above.

Other Taxes

No German transfer, stamp or other similar taxes apply to the sale or other disposition of Aixtron ordinary shares or Aixtron ADSs by Non-German holders.

THIS SUMMARY DOES NOT ADDRESS ALL POSSIBLE INCOME TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP OF AIXTRON SHARES. ACCORDINGLY, HOLDERS OF GENUS COMMON STOCK ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP OF AIXTRON SHARES, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated under that act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger and the transactions contemplated by the merger agreement are subject to the HSR Act. In connection with the merger, Aixtron is not required to make any mandatory filings with any foreign competition regulators prior to the closing of the merger.

Genus and Aixtron filed on July 13, 2004 with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission, a Hart-Scott-Rodino Notification and Report Form with respect to the acquisition of the Genus common stock by Aixtron. The waiting period with respect to each of Aixtron and Genus expired on August 12, 2004.

Other Effects of the Merger

The content and timing of reports and notices that Aixtron will file with the SEC differ in several respects from the reports and notices that Genus currently files. Following the merger, Aixtron will be a foreign private issuer for the purposes of the reporting rules under the Securities Exchange Act of 1934, or the Exchange Act.

As a United States reporting company, until consummation of the merger with Aixtron, Genus must file with the SEC, among other reports and notices:

•	an annual report on Form 10-K within 75 days (scheduled to be reduced to 60 days by December 15, 2005 under recently adopted SEC rules) after the end of each fiscal year;

•	quarterly reports on Form 10-Q within 45 days (scheduled to be reduced to 35 days by December 15, 2005 under recently adopted SEC rules) after the end of each fiscal quarter; and

•	reports on Form 8-K upon the occurrence of material corporate events.

As a foreign private issuer, pursuant to the requirements of the Exchange Act, Aixtron will be required to:

•	file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year; and

•	furnish to the SEC reports on Form 6-K as required.

Aixtron will not be required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each fiscal quarter.

In addition, the content and timing of reports and notices that holders of Aixtron ordinary shares and Aixtron ADSs receive differ from the reports and notices that are currently received by Genus stockholders. As a United States reporting company, Genus must mail to its stockholders in advance of each annual meeting of stockholders:

•	an annual report containing audited financial statements; and

•	a proxy statement that complies with the requirements of the Exchange Act.

As a foreign private issuer, Aixtron will, following the merger, be exempt from the rules under the Exchange Act proscribing the furnishing and content of proxy statements to its shareholders, but will be required to file with the SEC annual reports on Form 20-F, and reports on Form 6-K as required and to make other filings as required by German law or regulatory requirements. Upon request, Aixtron sends Aixtron ordinary shareholders a copy of its annual report and accounts or a summary thereof. In addition, under Nasdaq regulations, Aixtron will be required to mail (through the depositary) to all Aixtron ADS holders copies of its annual report containing audited financial statements a reasonable period of time before the annual meeting. For additional information, please refer to “Description of Aixtron Ordinary Shares” and “Description of Aixtron American Depositary Shares.” In addition, because Aixtron is a foreign private issuer, Aixtron’s executive officers and directors will not be subject to the requirements of Section 16 of the Exchange Act regarding short-swing trading restrictions and obligations to report transactions in equity securities of Aixtron, to which executive officers and directors of Genus are currently subject.

If the merger is completed, the Genus common stock will cease to be quoted on the Nasdaq National Market and will deregistered under the Exchange Act. It is also expected that Genus will no longer be a reporting company under the Exchange Act.

Legal Proceedings

Genus

On July 12, 2004, an action entitled Stephen C. Padnes, M.D., on behalf of himself and all others similarly situated v. Genus, Inc., et al. (Case No. 1-04-CV-023056) was filed, and on July 19, 2004, a second action entitled Robert I. Mawhinney, Trustee for the Mawhinney Children’s Irrevocable Trust, on behalf of himself and all others similarly situated, v. Genus, Inc., et al. (Case No. 1-04-CV-023548) was filed, each in the Superior Court of the State of California for the County of Santa Clara, in which the respective plaintiffs named as defendants Genus and certain of its directors and officers. The complaints are substantially similar and purport to assert claims on behalf of all common shareholders of Genus. The complaints seek certification as class actions and seek equitable relief, including enjoining Genus from consummating the proposed merger with Aixtron, and restitution, as well as costs and expenses in connection with the litigation.

The complaints allege that Genus’ directors breached their fiduciary duties to Genus’ shareholders in connection with the proposed merger. Among other things, the complaints allege that the Genus board of directors undervalued Genus’ shares and did not seek additional bidders other than Aixtron. The complaints also allege that the Genus board members breached their duties to the shareholders by not taking measures to maximize the selling price of Genus to Aixtron. The complaints further allege that, because Aixtron’s stock is not traded on a U.S. exchange, Genus’ shareholders are receiving illiquid securities in exchange for their Genus stock.

By court order, the two complaints were consolidated into a single action. The plaintiffs have indicated that they intend to file and serve a consolidated complaint. The parties have stipulated and agreed that the plaintiffs will not file any consolidated amended complaint until at least thirty (30) days after the registration statement on

Form F-4 of which this proxy statement/prospectus is a part has been publicly electronically filed with the SEC through the EDGAR filing system, and further that the defendants need not respond to the complaints currently filed with the court, but will file and serve a responsive pleading within thirty (30) days after a consolidated amended complaint has been filed.

At this time, it is premature to predict the likely outcome of these lawsuits.

Aixtron

Aixtron had been named as a defendant by five of its shareholders in four contestation suits (Anfechtungsklage) with the commercial register in Aachen (Landgericht), Germany. The complaints sought to invalidate the resolutions adopted by the extraordinary general meeting of Aixtron’s shareholders on September 30, 2004 which sought to approve an Aixtron charter amendment to permit the contribution-in-kind of the Genus shares to the authorized share capital of Aixtron. The register court responsible for registering the charter amendment had suspended the registration pending resolution of these lawsuits. All four of these contestation suits have been settled. Following these settlements, the register court registered the charter amendment.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this document. Genus shareholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Structure of the Merger

At the effective time of the merger, Sub will be merged with and into Genus. Genus will continue as the surviving company and become a wholly owned subsidiary of Aixtron.

Appointment of Trust Company

Aixtron has appointed JPMorgan Chase Bank, N.A. to act as contribution agent, depositary and exchange agent. Aixtron will enter into an exchange agent agreement with the exchange agent. Aixtron may appoint substitute person(s) reasonably acceptable to Genus to act as contribution agent, depositary or exchange agent.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day following the satisfaction of the conditions described below under “The Merger Agreement—Conditions to the Merger—Conditions to Genus’ and Aixtron’s obligations”, or, if on that day any condition to the respective obligations of either Genus or Aixtron has not been satisfied or waived, as soon as practicable, but no later than two business days after all the conditions described below under “The Merger Agreement—Conditions to the Merger—Conditions to Aixtron’s obligations” and “The Merger Agreement—Conditions to the Merger—Conditions to Genus’ obligations” have been satisfied, unless Genus and Aixtron agree in writing to another time and date.

The merger will become effective at the time the agreement of merger is filed with the California Secretary of State, or at a later time agreed to by Aixtron or Genus in the agreement of merger. The agreement of merger will be filed as soon as practicable on the closing date.

Merger Consideration

In the merger, each issued and outstanding share of common stock of Genus will be converted into the right to receive 0.51 Aixtron ADSs. Each Aixtron ADS will represent one Aixtron ordinary share.

Dissenters’ Rights

Dissenters’ rights are available under Chapter 13 of the California Corporations Code for the shareholders of Genus in connection with the merger. In general, to preserve their dissenters’ rights, Genus shareholders who wish to exercise these rights must:

•	deliver a written demand to Genus for purchase of their shares, which must be received by Genus no later than the date of the special meeting;

•	vote their shares of Genus common stock “AGAINST” approval of the merger and the merger agreement;

•	continuously hold their shares of Genus common stock from the date they make the demand through the closing of the merger; and

•	comply with the other provisions of Chapter 13 of the California Corporations Code.

The text of the California statute governing dissenters’ rights is attached to this proxy statement/prospectus as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of your dissenters’ rights.

Exchange of Certificates

As soon as reasonably practicable following the effective time of the merger, Aixtron will deposit with JPMorgan Chase Bank, as exchange agent, certificates representing the Aixtron ADSs issuable to the shareholders of Genus, in exchange for outstanding shares of common stock of Genus.

As soon as reasonably practicable following the effective time of the merger, the exchange agent will deliver a letter of transmittal and exchange instructions to Genus common shareholders for use in exchanging Genus common stock certificates for Aixtron ADSs. Upon surrender of a Genus common stock certificate and an executed letter of transmittal, the exchange agent will deliver to the shareholders of Genus their certificates representing the number of shares of Aixtron ADSs into which their shares of Genus common stock will have been converted in accordance with the merger agreement.

After the consummation of the merger, each share of Genus will represent only the right to receive the merger consideration.

No dividends or other distributions with respect to Aixtron ADSs or Aixtron ordinary shares with a record date after the effective time of the merger will be paid to the shareholders of Genus until the effective time of the merger. Following surrender of Genus common stock certificates, the former shareholders of Genus, who now own Aixtron ADSs, will be paid the amount of dividends or other distributions with a record date after the effective time of the merger.

No certificates representing fractional shares of Aixtron ADSs will be issued upon the conversion of shares of Genus common stock. The exchange agent will aggregate the fractional shares and sell them on the Nasdaq National Market in round lots. After deducting its commission, any applicable transfer taxes and any other transaction costs, the exchange agent will distribute the proceeds to the applicable holders in lieu of these fractional shares.

Representations and Warranties

The merger agreement contains a number of generally reciprocal representations and warranties that each of Genus and Aixtron made to the other. These generally reciprocal representations and warranties relate to:

•	organization, standing and power;

•	capital structure;

•	authority, execution and delivery and enforceability;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction;

•	receipt of all required consents and approvals;

•	information supplied for inclusion in this proxy statement/prospectus;

•	absence of certain changes or events since December 31, 2003;

•	taxes;

•	litigation;

•	compliance with applicable laws;

•	intellectual property; and

•	brokers.

Genus also makes representations to Aixtron regarding:

•	subsidiaries and equity interests;

•	timely filing of all required documents with the SEC, accuracy of the information contained in documents filed with the SEC and compliance with the Securities Act;

•	absence of undisclosed liabilities that could be expected to have a material adverse effect;

•	absence of changes in employee benefit plans;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and no excess parachute payments;

•	environmental liability;

•	material contracts and debt instruments;

•	title to properties;

•	labor matters; and

•	opinion of financial advisor.

Aixtron also makes representations to Genus regarding its financial statements.

Materiality and Material Adverse Effect

Many of the representations and warranties made by Genus or Aixtron are qualified by materiality or material adverse effect. For the purposes of the merger agreement, a material adverse effect means any change, effect, event, occurrence or state of facts that:

•	is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Genus or Aixtron; or

•	could prevent the performance by Genus or Aixtron of the merger agreement or the consummation of the merger.

A change or effect is excluded from having a material adverse effect with respect to the first bullet point above if it arises out of or is related to:

•	changes in general economic conditions in the United States or Germany, with respect to Genus or Aixtron, respectively;

•	Genus’ or Aixtron’s respective industry in general and not materially disproportionately related to Genus or Aixtron; and

•	the announcement or pendency of the merger agreement.

Interim Operations of Genus and Aixtron

Interim Covenants relating to Genus and Aixtron. Under the merger agreement, each of Genus and Aixtron has agreed, and has agreed to cause their respective subsidiaries, prior to the effective time of the merger, to conduct its business in the ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationship with customers, suppliers, licensors, licensees, distributors and others it has business dealings with, except as expressly permitted by the merger agreement.

Additionally, each of Genus and Aixtron has agreed that it will not take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted in the merger agreement, any condition described below under “The Merger Agreement—Conditions to the Completion of the Merger,” not being satisfied.

Further, each of Genus and Aixtron has agreed that it will promptly advise the other party orally and in writing of any change or event that has or could reasonably be expected to have an effect described in, or the occurrence or existence of a circumstance described in the previous paragraph, except that no advice or notification will affect the representations, warranties, covenants or agreements of Genus or Aixtron or the conditions to their respective obligations under the merger agreement.

Interim Covenants relating to Genus. Subject to specified exceptions, Genus has agreed that it will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, split or otherwise reclassify, purchase, redeem or otherwise acquire any of its capital stock;

•	issue, deliver, sell or grant any shares of its capital stock, any Genus voting debt or other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of capital stock, Genus voting debt, voting securities or convertible or exchangeable securities or any “phantom” rights or interest-based or stock-based performance units;

•	amend its organizational documents;

•	acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets that are material individually or in the aggregate;

•	grant to any of its employees, officers or directors, any increase in compensation, bonus, severance or termination pay;

•	make any change in its accounting methods, principles or practices, except as required by a change in generally accepted accounting principles;

•	sell lease, license or otherwise dispose of any material assets of Genus (other than the sale of inventory in the ordinary course of business);

•	incur any indebtedness or guarantee any indebtedness of another person other than short-term trade payables incurred in the ordinary course not to exceed $1,000,000;

•	make any loans or advances to any person other than to a direct or indirect subsidiary or advances of expenses to employees in the ordinary course of business consistent with past practice;

•	make any new capital expenditure or expenditures that deviate substantially from the annual or quarterly operating and capital budgets of Genus;

•	make or change any material tax election or settle or compromise any material tax liability or refund;

•	pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

•	cancel any material indebtedness or waive any claims of substantial value;

•	waive the benefits of or agree to modify any confidentiality, standstill or similar agreement;

•	except as contemplated by the merger agreement, enter into any agreements that would be required to be filed as an Exhibit to Genus’ annual report on Form 10-K, or cancel or amend any agreement in a manner that would be materially adverse to Genus;

•	waive, release, assign, settle or compromise any material rights, claims or litigation;

•	enter into any agreements that would restrict Genus or any of its current or future affiliates from engaging or competing in any line of business or in any geographic area; and

•	take, authorize any of, or commit or agree to take any of, the foregoing actions.

Interim Covenants relating to Aixtron. The merger agreement restricts, among other things, the ability of Aixtron to:

•	amend its organizational documents, except for the charter amendment, any amendment in furtherance of the transactions, or any amendment that could not reasonable be expected to cause a condition to the Merger not to be satisfied;

•	pay or set a record date prior to the effective time of the merger relating to any extraordinary dividend or distribution of material portion of its assets other than a dividend or distribution by a subsidiary to the holder of its shares; or

•	take, authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation by Genus

Genus will not:

•	solicit, initiate or encourage the submission of any company takeover proposal, or take any other action designed to facilitate any inquiries or the making of any proposal that constitutes any company takeover proposal;

•	enter into any agreement with respect to any company takeover proposal; or

•	enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, any company takeover proposal.

The above restrictions also apply to Genus’ subsidiaries, officers and directors and any investment banker, attorney, accountant or other advisor or representative of Genus or any of its subsidiaries. Further, Genus will not authorize or knowingly permit any of its non-officer employees to violate any of the prohibitions above.

However, if Genus receives a bona fide written company takeover proposal that the Genus board of directors determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) constitutes or is reasonably expected to result in a superior company proposal, and which was not solicited by Genus, it may, if the board of directors of Genus determines in good faith (after consultation with its outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the holders of Genus common stock under applicable law, and subject to providing prior written notice of its intent to take that action to Aixtron, before the merger agreement is approved by its shareholders, furnish information regarding itself to the person making the company takeover proposal pursuant to a confidentiality agreement and participate in discussions or negotiations with the person regarding the company takeover proposal.

Genus has agreed to, and has agreed to cause its representatives to, cease immediately all discussions and negotiations regarding any company takeover proposal.

Genus has agreed not to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Aixtron, the approval or recommendation by its board of directors of the merger agreement or the merger, approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any company takeover proposal or approve or recommend, or propose publicly to approve or recommend, any company takeover proposal. However, the board of directors may withdraw or modify its approval or recommendation of the merger agreement and the transactions contemplated thereby, and in connection therewith approve or recommend that superior company proposal if prior to receipt of the approval of its shareholders of the merger agreement:

•	Genus receives a superior company proposal;

•	the board of directors determines in good faith (after consultation with, and after receipt of advice of, outside counsel) that the failure to withdraw or modify its approval or recommendation of the merger agreement would cause the board of directors to violate its fiduciary duties under the applicable laws;

•	Genus has notified Aixtron in writing that the board of directors of Genus has made the determination described in the immediately preceding bullet point;

•	at least three German business days after Aixtron has been given notice of any superior company proposal, and taking into account any revised proposal made by Aixtron since receiving notice, the superior company proposal remains a superior company proposal; and

•	Genus is in compliance with the requirements listed in the immediately preceding four bullet points.

Genus agrees that each successive modification to the price terms and/or each successive modification to the terms of a company takeover proposal that is determined to be a superior company proposal will be a new superior company proposal of which Aixtron must be given notice and at least one German business day to respond to.

Genus must promptly advise Aixtron orally and in writing of

•	any company takeover proposal or any inquiry with respect to or that could reasonably be expected to lead to any company takeover proposal;

•	the identity of the person or persons making the company takeover proposal or inquiry; and

•	the material terms of the company takeover proposal or inquiry.

Genus will keep Aixtron reasonably informed of the status including any change to the terms of any company takeover proposal or inquiry and provide to Aixtron as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Genus from any third party in connection with any company takeover proposal or sent or provided by Genus to any third party in connection with any company takeover proposal.

Nothing in the merger agreement prevents Genus or its board of directors from complying with rules promulgated under federal securities laws with regard to company takeover proposals.

A company takeover proposal is defined in the merger agreement as:

•	any proposal or offer for a merger, consolidation or other business combination involving Genus (other than a merger or consolidation of a newly formed wholly owned subsidiary of Genus with another person in connection with which Genus would issue less than 15% of its equity securities);

•	any proposal for the issuance by Genus of over 15% of its equity securities as consideration for the assets or securities of another person;

•	any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Genus; or

•	any proposal or offer to lease, mortgage, pledge or otherwise transfer over 15% of the assets of Genus;

in a single transaction or a series of transactions, other than the transactions contemplated by the merger agreement.

A superior company proposal is defined in the merger agreement as any unsolicited bona fide written proposal made by a third party to acquire all the equity securities of Genus, pursuant to a tender or exchange offer, a merger or a consolidation:

•	on terms which the Genus board of directors determines in good faith to be more favorable from a financial point of view to the holders of Genus common stock than the transactions contemplated by the merger agreement. The Genus board’s determination must:

•	follow receipt of advice from Genus’ independent financial advisor;

•	take into account all the terms and conditions of the proposal and the merger agreement, including any proposal by Aixtron to amend the terms of the merger agreement or the transactions contemplated thereby; and

•	that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of that proposal.

Genus Shareholders’ Meeting

Genus has agreed to call and hold a meeting of its shareholders, as soon as reasonably practicable after the date of the merger agreement, for the purpose of seeking the approval by its shareholders of the merger proposal and the adjournment proposal. Genus has also agreed that it will, through its board of directors, recommend to its shareholders that they approve each of the merger proposal and the adjournment proposal.

Aixtron Shareholders’ Meeting

Aixtron called and held a meeting of its shareholders on September 30, 2004, at which its shareholders approved the charter amendment.

Access to Information; Confidentiality

Genus will afford to Aixtron and its representatives prior to completion of the merger reasonable access during normal business hours to all of its respective properties and records and will promptly provide to Aixtron a copy of each reporting document filed pursuant to the requirements of the securities laws of the United States, a copy of its monthly internal budget reports and all other information concerning its business, properties and personnel as Aixtron reasonably requests.

Aixtron will provide to Genus that information as and when available as Genus may reasonably request to confirm the financial condition and results of operations of Aixtron as reported.

The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Efforts; Notification

Genus and Aixtron have agreed that they will use their reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement, in the most expeditious manner practicable. This includes:

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger or other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

•	executing and delivering any additional instruments necessary to consummate the merger or other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement; and

•	if Aixtron requests before August 31, 2004, filing a notification pursuant to Section 721(a) of the Exon-Florio Amendment to the Defense Production Act of 1950 (which approval Aixtron did not request).

Genus will take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the merger or any transaction contemplated by the merger agreement. If any takeover statute or similar statute or regulation becomes so applicable, Genus will take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement.

In addition, Aixtron is not required to dispose of any of its material assets or to materially limit its freedom of action with respect to any of its businesses, or to consent to any material disposition of Genus’ assets or material limits on Genus’ freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in the merger agreement authorizes Genus to commit or agree to any of the foregoing, in order to obtain any consents, approvals, permits or authorizations under any antitrust or trade laws. Aixtron is entitled to control (after good faith consultation with Genus) all contact and negotiations with any governmental entity concerning antitrust and trade laws matters relevant to the transactions. Aixtron is also responsible for determining (after good faith consultation with Genus) all aspects of strategy associated with obtaining any approvals, consents or waivers necessary to consummate the transactions as required under any antitrust and trade laws. Each of Aixtron and Genus will not participate in any meeting(s) with any government entity in respect of any submission, notification or investigation under any antitrust and trade laws unless that party consults with the other in advance and, to the extent permitted by the relevant governmental entity, gives that party or that party’s counsel a reasonable opportunity to attend and participate at any relevant meeting(s).

Benefit Plans

From the effective time of the merger until December 31, 2005, Aixtron has agreed to provide those persons who, at the effective time of the merger, were employees of Genus, with base salary, bonus opportunity and benefits (excluding equity based compensation) during their continuing employment that are substantially equivalent, in the aggregate, to the base salary, bonus opportunity and benefits (excluding equity based compensation) provided to those employees as of the date of the merger agreement. These employees will receive credit for purposes of eligibility to participate, vesting and future vacation accruals under any employee benefit plan, program or arrangement established or maintained by Aixtron for service accrued or deemed accrued with Genus prior to the effective time of the merger.

Directors and Officers Indemnification and Insurance

Aixtron has agreed to indemnify the officers and directors of Genus, from and after the effective time of the merger, as provided in its articles of association, to the fullest extent permitted by law, for acts or omissions occurred at or prior to the consummation of the merger. Aixtron will maintain insurance for a period of not less than six years after the consummation of the merger. If this insurance expires, is terminated or canceled during that six-year period, Aixtron will use all reasonable efforts to cause to be obtained a new directors’ and officers’ insurance (or equivalent insurance) and indemnification policy comparable to the previous insurance for the remaining time period in that six-year period.

Fees and Expenses

Except as provided in the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, whether or not the merger is consummated.

Genus has agreed to pay to Aixtron a termination fee of $7,000,000 if Aixtron terminates the merger agreement under the following circumstances:

•	if any of the following occur:

•	Genus’ board of directors or any committee thereof:

•	withdraws or modifies, in a manner adverse to Aixtron, or proposes publicly to withdraw or modify, in a manner adverse to Aixtron, its approval of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement;

•	fails to recommend to Genus’ shareholders that they give their approval of the merger agreement;

•	or approves or recommends, or proposes publicly to approve or recommend, any company takeover proposal by a party other than Aixtron; or

•	Genus’ board of directors fails to reaffirm publicly and unconditionally its recommendation to Genus’ shareholders that they give their approval of the merger agreement within ten business days after receiving Aixtron’s written request to do so, which public reaffirmation must also include the unconditional rejection of the company takeover proposal. Aixtron may make this request at any time that a company takeover proposal is pending or a person has publicly announced an intention to commence a company takeover proposal; or

•	any person makes a company takeover proposal or publicly announces an intention to make a company takeover proposal:

•	that was publicly disclosed but not publicly and irrevocably withdrawn more than 10 business days prior to the date of the Genus shareholders’ meeting and thereafter the merger agreement is terminated because the merger is not consummated by March 31, 2005; or

•	that was made known to Genus but not irrevocably withdrawn by March 1, 2005 and the Genus shareholder approval of the merger agreement is not obtained prior to termination of the merger agreement.

No termination fee is to be paid in connection with a company takeover proposal as described under the second bullet point above unless and until within 12 months of that termination Genus or any of its subsidiaries enters into a definitive agreement with respect to, or consummates any company takeover proposal, in which event the termination fee will be payable upon the earlier to occur of these events. For purposes of the second bullet point above, the term company takeover proposal has the same meaning as it has previously had, except that any references to 15% will be deemed to be references to 35%.

Public Announcements

Other than the joint press release that announced this transaction, Genus and Aixtron have agreed:

•	to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement; and

•	not to issue any press release or make any public statement prior to this consultation, except as may be required by applicable laws, court process or by obligations pursuant to any listing agreement with any securities exchange.

Nasdaq Quotation

Aixtron will use all reasonable efforts to cause Aixtron ADSs to be issued in the merger to be approved for quotation by the Nasdaq National Market, subject to official notice of issuance, prior to the effective time of the merger. In addition, Aixtron will use all reasonable efforts to cause the Aixtron ADSs to be quoted on the Nasdaq National Market for at least 18 months after the effective time of the merger. Although Aixtron does not currently intend for the Aixtron ADSs to cease being quoted on the Nasdaq National Market, in the event that the Aixtron ADSs do cease to be quoted on the Nasdaq National Market, there may not be a public trading market for the Aixtron ADSs and Aixtron may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Although, quotations might still be available from other sources, the extent of the public market for the Aixtron ADSs and the availability of such quotations would depend on the number of holders of Aixtron ADSs and the interest of maintaining a market in the Aixtron ADSs on the part of securities firms. The occurrence of these events could adversely affect the liquidity and market value of the Aixtron ADSs. However, the holders of Aixtron ADSs would still be able to convert their Aixtron ADSs into Aixtron ordinary shares and sell them through the Frankfurt Stock Exchange.

Tax Treatment

Genus and Aixtron intend the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Each of Genus and Aixtron and its affiliates will use reasonable efforts to cause the merger to so qualify and to obtain the opinion of their respective counsel to the effect that the merger should be treated for United States Federal income tax purposes as a reorganization as described in Section 368(a) of the Internal Revenue Code. Each of Genus and Aixtron and each of their respective affiliates will not take any action and will not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Transaction Litigation

Genus must give Aixtron the opportunity, at its own expense, to participate in the defense and/or settlement of any litigation against or involving Genus, its directors and/or officers relating to the merger agreement or the transactions.

Company Convertible Subordinated Notes

Genus must deliver no more than 15 days before nor more than 10 days after the effective time of the merger and in accordance with the terms of its convertible subordinated notes, a change of control notice to each note holder. In the event any note holder does not exercise its conversion rights under the convertible subordinated notes prior to the effective time of the merger, Genus must:

•	issue and transfer to a trust that number of shares of Genus common stock (which at the effective time of the merger will be converted into the right to receive Aixtron ADSs) as may be required to satisfy those conversion rights; and

•	promptly after the effective time of the merger, execute a supplemental agreement with note holders that will permit the convertible subordinated notes to be convertible into the appropriate number of Aixtron ADSs.

Company Warrants

Genus must deliver no less than 20 days prior to the record date set by Genus in connection with the Genus shareholders meeting and in accordance with the terms of its warrants, a change of control notice to each warrant holder. In the event a warrant holder does not exercise its warrants prior to the effective time of the merger, Genus must:

•	issue and transfer to a trust that number of shares of Genus common stock (which at the effective time of the merger will be converted into the right to receive Aixtron ADSs) as may be required to satisfy those exercise rights; and

•	promptly after the effective time of the merger, issue a replacement warrant in exchange for each outstanding warrant that will permit the warrants to be exercisable for the appropriate number of Aixtron ADSs.

Board Representation

As soon as reasonably practicable after the effective time of the merger, Aixtron has agreed to use its reasonable best efforts to have the Aixtron supervisory board appoint William W.R. Elder, the Chairman, President and Chief Executive Officer of Genus, to the Aixtron executive board.

Conditions to the Completion of the Merger

Each of Genus’ and Aixtron’s obligations to effect the merger is subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

Conditions to Genus’ and Aixtron’s obligations

•	Genus’ shareholders must have approved the merger agreement;

•	Aixtron’s shareholders must have approved the charter amendment;

•	the commercial register entry must have been made;

•	the Aixtron ADSs issuable to the Genus shareholders must have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act must have been terminated or must have expired (which waiting period has since expired);

•	any consents, approvals and filings under any foreign antitrust law that Genus and Aixtron reasonably agree are necessary and the absence of which would prohibit, delay or impede the consummation of the merger, must have been made or obtained;

•	the approval of the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950 must have been obtained, if Aixtron has requested this approval be sought by August 31, 2004 (which approval Aixtron did not request);

•	the absence of any order or injunction preventing consummation of the merger, though each of Genus and Aixtron must have used reasonable efforts to prevent the entry of any order or injunction before this condition can be asserted; and

•	the registration statement to which this document relates and the registration statement on Form F-6 relating to the Aixtron ADSs must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order.

Conditions to Aixtron’s obligations

The obligations of Aixtron to effect the merger are further subject to the following conditions:

•	Genus’ representations and warranties that are qualified as to material adverse effect must be true and correct and those not so qualified, disregarding all qualifications contained therein relating to materiality, must be true and correct except as could not reasonably be expected to have a material adverse effect, as of the date of the merger agreement and as of the date of completion of the merger or as of the date referenced therein in the case of representations and warranties that address matters as of another date;

•	Genus must have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the absence of any suit or proceeding by any governmental entity that has a reasonable likelihood of success challenging the merger, seeking to prohibit or limit the ownership or operation by Genus or Aixtron of any material portion of the businesses of either, seeking to impose limitations on Aixtron’s ability to acquire, hold or fully exercise its rights of ownership of Genus’ common stock, seeking to prohibit Aixtron from effectively controlling in any material respect the business of Genus or which is otherwise reasonably likely to have a material adverse effect with respect to Genus;

•	Aixtron must have received a written opinion, dated as of the closing date, from McDermott Will & Emery LLP, counsel to Aixtron, to the effect that the merger should be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code, except that if McDermott Will & Emery LLP has not rendered that tax opinion, this condition will be satisfied if Wilson Sonsini, Goodrich & Rosati, Professional Corporation, has rendered that tax opinion to Aixtron; and

•	there must not have occurred since the date of the merger agreement any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on Genus.

Conditions to Genus’ obligations

The obligation of Genus to effect the merger is further subject to the following conditions:

•	Aixtron’s representations and warranties that are qualified as to material adverse effect must be true and correct and those not so qualified, disregarding all qualifications contained therein relating to materiality, must be true and correct except as could not reasonably be expected to have a material adverse effect, as of the date of the merger agreement and as of the date of completion of the merger or as of the date referenced therein in the case of representations and warranties that address matters as of another date;

•	Aixtron must have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	Genus must have received a written opinion, dated as of the closing date, from Wilson Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Genus, to the effect that the merger should be treated for federal income tax purposes as a tax free reorganization under Section 368 of the Internal Revenue Code, except that if Wilson Sonsini, Goodrich & Rosati, Professional Corporation, has not rendered that tax opinion, this condition will be satisfied if McDermott Will & Emery LLP has rendered that tax opinion to Genus; and

•	there must not have occurred since the date of the merger agreement any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on Aixtron.

Termination

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after receipt of the Genus shareholder approval of the merger agreement or the Aixtron shareholder approval of the charter amendment, by mutual written consent of Genus and Aixtron.

Termination by either Aixtron or Genus

Either Genus or Aixtron may terminate the merger agreement if:

•	the merger is not consummated on or before March 31, 2005, unless the failure to consummate the merger has been caused primarily by material breach of the merger agreement by the party seeking to terminate it;

•	any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger or any other transaction and that order, decree, ruling or other action has become final and nonappealable;

•	at the special meeting, the Genus shareholder approval of the merger agreement is not obtained; or

•	at Aixtron’s shareholder meeting, the Aixtron shareholder approval of the charter amendment is not obtained.

Termination by Genus

Genus may terminate the merger agreement if:

•	Aixtron breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure:

•	would give rise to the failure of any condition set forth under the headings “The Merger Agreement—Conditions to the Completion of the Merger—Conditions to Genus’ and Aixtron’s obligations” and “The Merger Agreement—Conditions to the Completion of the Merger—Conditions to Genus’ obligations”; and

•	cannot be or has not been cured within 30 days after the giving of written notice to Aixtron of a breach or by March 31, 2005, if earlier.

Termination by Aixtron

Aixtron may terminate the merger agreement if:

•	Genus breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement which breach or failure to perform:

•	would give rise to the failure of a condition set forth under the headings “The Merger Agreement—Conditions to the Completion of the Merger—Conditions to Genus’ and Aixtron’s obligations” and “The Merger Agreement—Conditions to the Completion of the Merger—Conditions to Aixtron’s obligations”; and

•	cannot be or has not been cured within 30 days after the giving of written notice to Genus of a breach or by March 31, 2005, if earlier; or

•	any of the following occur:

•	Genus’ board of directors or any committee thereof:

•	withdraws or modifies, in a manner adverse to Aixtron, or proposes to withdraw or modify, in a manner adverse to Aixtron, its approval of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement;

•	fails to recommend to Genus’ shareholders that they give their approval of the merger agreement;

•	or approves or recommends, or proposes publicly to approve or recommend, any company takeover proposal by a party other than Aixtron; or

•	Genus’ board of directors fails to reaffirm publicly and unconditionally its recommendation to Genus’ shareholders that they give their approval of the merger agreement within ten business days after receiving Aixtron’s written request to do so, which public reaffirmation must also include the unconditional rejection of the company takeover proposal. Aixtron may make this request at any time that a company takeover proposal is pending or a person has publicly announced an intention to commence a company takeover proposal; or

•	Genus materially breaches any of the covenants under the heading “The Merger Agreement—No Solicitation by Genus”.

Effect of Termination

In the event of termination by either Genus or Aixtron, the merger agreement will become void and have no effect, without any liability or obligation on the part of Genus or Aixtron, except in connection with:

•	the confidentiality obligations set forth in a confidentiality agreement signed among the parties to the merger agreement and described in the section below under the heading “The Merger Agreement—The Confidentiality Agreement”;

•	the provisions described under the heading “The Merger Agreement—Fees and Expenses” to be paid upon termination; and

•	the miscellaneous provisions of the merger agreement.

These provisions will survive termination, except to the extent that the termination results from the material breach by a party of any representation, warranty or covenant set forth in the merger agreement.

Amendment; Extension and Waiver

The parties may amend the merger agreement at any time before or after receipt of the approval from Genus’ shareholders of the merger agreement and Aixtron shareholders of the charter amendment. However, after receipt of the approval from Genus’ shareholders of the merger agreement, no amendment is permitted that by law requires further approval by the shareholders of Genus and the shareholders of Aixtron, without the further approval of such shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of Genus and Aixtron.

At any time prior to the effective time of the merger, Aixtron and Genus may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties or waive compliance with any of the conditions. Any agreement on the part of either Aixtron and Genus to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of it. The failure of Genus or Aixtron to assert any of its respective rights will not constitute a waiver. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived. In the event that a condition is not satisfied and we agree to waive the satisfaction of that condition, and the waiver of that condition is material to the decision of the shareholders of Genus of whether to approve the merger proposal, we will recirculate the proxy statement/prospectus to, and resolicit proxies from, the shareholders of Genus.

AGREEMENT IN PRINCIPLE

The following summary of the material terms of the agreement in principle is qualified by reference to the complete text of the agreement in principle, a copy of which is attached as Annex B to this document. Genus shareholders are encouraged to read the agreement in principle in its entirety for a more complete description of its terms.

In connection with the merger and the merger agreement, Aixtron and Genus entered into an agreement in principle regarding the joint design and development of a hybrid ALD/AVD multiwafer production tool, which we refer to as the project. The parties entered into the agreement in principle so that they could begin the development of a hybrid ALD/AVD multiwafer production tool as soon as possible in order to accelerate the time to market in anticipation of expected demand for the hybrid tool that the parties wish to develop together regardless of whether the merger is consummated. The design phase of the project commenced the later of six weeks after the date of the merger agreement and the expiration of all waiting periods under the HSR Act and will continue for six months. During the design phase of the project, Genus is required to conduct all activities relating to the design and development of a hybrid ALD/AVD multiwafer production tool exclusively with Aixtron and not with any third parties. At the end of the design phase, the parties will determine whether to continue with the project.

Genus is required by the agreement in principle to grant Aixtron a personal, non-transferable and non-exclusive license or sublicense to make and sell hybrid ALD/AVD multiwafer production tools to the following intellectual property in the event that Aixtron terminates the merger agreement for any of the reasons described below:

•	All ALD background technology owned or licensed by Genus that:

•	covers any intellectual property relating to the project;

•	was conceived and reduced to practice prior to the end of the project or the exercise of Aixtron’s right to terminate the merger agreement, whichever is earlier; and

•	is commercially practicable.

•	All inventions made by either party during the design phase of the project to the extent based on Genus’ ALD background technology.

Genus is required to grant this license if Aixtron terminates the merger agreement for any of the reasons described in the sections entitled “The Merger Agreement—Termination, Amendment and Waiver—Termination by Aixtron”. However, if the termination is the result of any of the events specified in the first bullet point under that section that would constitute a breach of a representation or warranty, the license is required to be granted only in the event of a knowing breach.

The license would be subject to a royalty of $20,000 per unit on the sale of the hybrid ALD/AVD multiwafer production tool, except that the license would be royalty-free when exercised in connection with research and development.

The agreement in principle provides that the parties will negotiate and agree on a more complete agreement embodying the terms contained in the agreement in principle. Aixtron and Genus have focused on working together towards the creation of a hybrid tool as provided by the terms of the agreement in principle, and thus do not intend on entering into a more complete agreement. The agreement in principle provides that, should a more complete agreement never be executed, the agreement in principle shall be legally binding on Aixtron and Genus. Although the terms of any agreement, including the agreement in principle, are subject to renegotiation, the parties have no current intent to renegotiate the terms of the agreement in principle.

INFORMATION ABOUT AIXTRON

Business of Aixtron

Aixtron is the world’s leading manufacturer of metal organic chemical vapor deposition, which we refer to as MOCVD, equipment for the production of compound semiconductors and other complex materials systems, the key elements of state-of-the-art microelectronics and photonics applications, based on equipment revenue in 2003. Aixtron’s equipment is primarily used by manufacturers in the compound semiconductor, wireless and ultra-high brightness light emitting diodes, or LED industries. The broad line of products features leading edge technology and allows customers to improve time-to-market of their next-generation products. The process equipment products precisely deposit various materials in the manufacture of compound semiconductor/wireless and LED devices. More than 200 customers worldwide rely on Aixtron technology in the production of highly advanced devices such as ultra-high brightness LEDs, high frequency chips and lasers. These components are used in fiber optic communications systems, wireless and mobile telephony applications, optical storage devices, and illumination, signaling and lighting applications, as well as a range of other technologies. To date more than 750 Aixtron systems are installed worldwide. In recent years, Aixtron has begun diversifying into next-generation technologies. These include silicon wafer applications, such as tools employing atomic vapor deposition, or AVD, technology, and applications and equipment employing organic vapor phase deposition (deposition of particularly thin organic material by means of condensation), or OVPD, technology for the production of organic light emitting diodes, or OLEDs, which are used in new high performance display products.

Aixtron was incorporated as a German limited liability corporation in 1983 and converted to a stock corporation under the laws of the Federal Republic of Germany in 1997. Aixtron is headquartered in Aachen, Germany and has wholly-owned subsidiaries in Germany, Great Britain, Japan, South Korea, Sweden, Taiwan and the United States. At September 30, 2004, Aixtron had 426 employees worldwide. Aixtron’s principal executive office is located at Kackertstrasse 15-17, D-52072 Aachen, Germany, and its telephone number is 011-49-241-8909-0. Aixtron is listed on the Frankfurt Stock Exchange.

Business Overview

Aixtron is the world’s leading manufacturer of MOCVD systems for the production of compound semiconductors, based on equipment revenue in 2003. Compound semiconductors are complex synthetic materials composed of several chemical elements. Aixtron’s systems are used in the growth of periodic table group III and group V compounds for numerous compound semiconductor applications, including data and telecommunications modules, cellular telephones and solar cells. Aixtron’s production systems are the recognized leader in growing gallium nitride-based devices. Aixtron’s MOCVD systems are capable of depositing a wide variety of group III and group V materials onto a substrate, which is a primary base material on which structures are built upon to create semiconductor devices, to grow compound semiconductor materials on the atomic scale.

In an Aixtron system, a chemical reaction takes place in a vacuum chamber known as a reactor platform, and ultra-thin chemical layers are grown in a crystalline structure on a wafer. The chemical composition and order of the layers depend on the architecture of the chip or component which will subsequently be produced from the compound semiconductor. The precursors used to produce the periodic table group III and group V semiconductors by MOCVD are typically either organometallic or hydride group V molecules combined with organometallic group III molecules. At the heated substrate, the molecules decompose, sometimes in very complex ways, to produce the group III and the group V elements needed for formation of the desired semiconductor device. These devices can consist of more than 100 layers with different material composition and physical properties and require deposition precision down to the atomic scale. The ability to manage the deposition of new complex, compound materials with atomic level accuracy is essential for the microelectronics and display industry to meet the current trends required in microelectronics and photonics—higher performance, higher speed, smaller devices, and lower energy consumption.

Products

Aixtron’s products range from customized production-scale chemical vapor deposition systems for up to 95 two inch diameter wafers to smaller systems for research and development use and small-scale production. Aixtron’s systems include metal organic vapor phase equipment used for the production of compound semiconductors and other chemical vapor deposition systems used for a wide variety of thin film (typically less than one micrometer) deposition applications. The compound semiconductor materials produced using Aixtron’s systems are used mainly in optoelectronic and microelectronic components such as LEDs, high frequency chips and lasers. Aixtron also offers a full range of peripheral equipment and services which includes the monitoring of the concentration of gases in the air (a safety device) and the cleaning of exhaust gas from metal organic chemical vapor deposition processes to complete the layout of tubing and switching devices for the gas supply to thin film depositions systems and the installation of “clean room” laboratories (laboratories with reduced particle counts per volume), as well as process technology, training and consulting.

Demand for Aixtron’s products has been driven by the increasing miniaturization of microelectronic components and the need for manufacturers to meet reduced time-to-market schedules while ensuring the quality of those components. The ability of Aixtron’s products to precisely deposit thin films and make critical surface measurements in these components enables manufacturers to improve yields and quality in the fabrication of advanced microelectronic devices.

The following table contains information regarding the geographic breakdown of Aixtron’s revenues based on the location of Aixtron’s customers in each of the years ended December 31, 2003, 2002 and 2001 and the nine months ended September 30, 2004.

	September 30, 2004		2003		2002		2001
	€’000s	%	€’000s	%	€’000s	%	€’000s	%
Europe	10,209	11.3	10,337	11.5	22,832	15.0	44,913	18.9
Asia	68,028	75.6	65,754	72.7	85,341	56.1	121,642	51.1
North and South America	11,762	13.1	14,311	15.8	43,939	28.9	71,210	30.0

Total	89,999	100.0	90,402	100.0	152,112	100.0	237,765	100.0

The sale of equipment, including upgrades, comprised approximately 78%, 88%, 92% and 81% of Aixtron’s revenues in the years ended December 31, 2003, 2002 and 2001, respectively, and the nine months ended September 30, 2004, with the remaining revenue relating to sales of spare parts and services.

Sales and Service

Aixtron sells its products and services through strategically located Aixtron sales and service facilities in Germany, the United States, Great Britain, Sweden, Japan, Korea, China and Taiwan, as well as independent sales and service representatives in India, Israel, Italy, Korea, Poland, Russia and Taiwan. The relationships with these independent sales and service representatives are generally terminable at will. These arrangements generally require that Aixtron reimburse the representatives for their business expenses as well as pay specified service rates or sales commissions, which vary by geographic region.

Aixtron believes that its customer service organization is a significant factor in its success. Aixtron seeks to provide complete customer satisfaction from the initial customized development of an Aixtron system to the final installation and ongoing operation of the system. Aixtron’s extensive onsite application laboratory is equipped for leading edge research and development and is utilized for the development of customized solutions for its customers. The global service organization’s service managers, process engineers and service technicians also provide systems consulting, installation, process support and technical service. Aixtron’s standard service program includes service and support for a warranty, routine field service, expert process support, preventative maintenance contracts, spare part stocking at various locations worldwide and a 24 hour, seven day a week, technical support line.

Research and Development

The foundation for Aixtron’s research and development philosophy is that innovations must be designed for specific applications and be cost-effective to use, and that its development projects must always focus on utilizing its core competencies to produce new materials. In that regard, Aixtron’s research and development organization works closely with its global service organization to develop systems for synthesizing compound semiconductors that are tailored to customers’ individual needs, with the ultimate goal to create systems that generate the highest returns on the customers’ investments. As part of its research and development efforts, Aixtron cooperates with well-known universities and research centers worldwide and has participated in numerous government funded development projects.

Aixtron’s research and development expenses were approximately €14.2 million, €12.1 million and €14.1 million, or approximately 15.7%, 8.0% and 15.7% of revenues, for the years ended December 31, 2003 and 2002, respectively, and the nine months ended September 30, 2004.

Manufacturing

Aixtron’s principal manufacturing activities, which consist principally of design, assembly, integration and test operations, are organized by product and take place at its facilities in Aachen and Herzogenrath, Germany and Cambridge, United Kingdom.

Most of the components, sub-assemblies and assemblies contained in Aixtron’s products are procured from outside sources. Aixtron generally purchases these components, sub-assemblies and assemblies on a purchase order basis and provides forecasts to the suppliers of Aixtron’s future supply needs. Aixtron generally does not enter into contractual commitments for future supply commitments. Aixtron focuses its internal manufacturing efforts on the final assembly and test procedures to ensure the highest quality standards. Aixtron anticipates that it will continue to rely upon third party suppliers to achieve manufacturing efficiencies.

Properties

Aixtron’s headquarters office and its principal manufacturing, research and development and sales and service facilities, as well as the approximate size and the uses of such facilities, are:

Facilities Location	Approximate Size (sq. m.)	Use
Aachen, Germany (owned)	7,260	Headquarters, Manufacturing, Sales, R&D

Herzogenrath, Germany (owned)	12,457	Manufacturing, Sales and Service, and Engineering

Cambridge, UK (leased)	2,180	Manufacturing, Sales & Service, Engineering

Lund, Sweden (leased)	449	Engineering

Chicago, IL, US (leased)	935	Sales & Service

Los Angeles, CA, US (leased)	234	Sales & Service

Seoul, Korea (leased)	215	Sales & Service

Tokyo, Japan (leased)	150	Sales & Service

Shanghai, China (leased)	145	Sales & Service

Hsinchu, Taiwan (leased)	808	Sales & Service, R&D

Intellectual Property

Aixtron’s success depends in part on its proprietary technology. Although Aixtron attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that Aixtron will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. Moreover, the success of its business depends to a significant extent on the technical expertise, innovation, and experience of its employees.

Aixtron has patents and exclusive and non-exclusive licenses to patents owned by others covering certain of its products, which Aixtron believes provide it with a competitive advantage. Aixtron has a policy of seeking patents on inventions concerning new products and improvements as part of its ongoing research, development and manufacturing activities. Aixtron is the licensee of certain patents owned by Philips, Centre National de la Recherche Scientifique and Universal Display Corporation which are critical to its operations in the fields of MOCVD, AVD and OVPD, respectively. Under the terms of those licenses, Aixtron sells reactors that manage the layering of material produced by thin film deposition (known as epitaxial reactors), devices that provide for high precision liquid injection and evaporation to provide a gas supply to metal organic chemical vapor deposition processes, and organic vapor phase deposition equipment for use in the manufacture of organic light emitting devices. Management has determined it is impractical to quantify the portion of revenues attributable to products that incorporate the technology governed by these agreements because all product sales can be aggregated into one group based upon the common technology.

Aixtron also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Aixtron’s trade secrets or that Aixtron can meaningfully protect its trade secrets. In addition, Aixtron cannot be certain that it will not be sued by third parties alleging that it has infringed their patents or other intellectual property rights. If any third party sues Aixtron, its business, results of operations or financial conditions could be materially adversely affected.

Government Regulation

Due to the nature of Aixtron’s products, the shipment of some products to customers in certain countries requires Aixtron to obtain an export license from legal and statutory authorities in Germany, Great Britain and Sweden, for example the Bundesamtes für Wirtschaft und Ausfuhrkontrolle (commonly referred to as “BAFA”) in Germany. Although the applicable export regulations have not had a material impact on Aixtron’s business to date, Aixtron may experience delays in obtaining required exports licenses, which in turn would cause delays in Aixtron’s ability to sell its products and recognize revenues from such sales. In addition, Aixtron is subject to environmental and safety regulations in connection with its business operations, including but not limited to regulations related to the development and manufacture of its products and the use of hazardous materials in connection with such operations. Failure or inability to comply with existing or future environmental and safety regulations could result in significant remediation liabilities, the imposition of fines and/or the suspension or termination of development or manufacture of certain of Aixtron’s products, each of which could have a material adverse effect on Aixtron’s business, financial condition and results of operations.

Employees

At September 30, 2004, Aixtron had 426 employees, of which there were 107 in manufacturing and testing, 48 in sales and marketing, 58 in its global service organization, 151 in engineering, and research and development, and 62 in information technology, finance and general administration. The success of Aixtron’s future operations depends in large part on Aixtron’s ability to recruit and retain engineers, technicians, and other highly-skilled professionals who are in considerable demand. There can be no assurance that Aixtron will be successful in recruiting or retaining key personnel. Aixtron believes that its relations with its employees are good.

Operating and Financial Review and Prospects

You should read the following operating and financial review of Aixtron’s results of operations and financial condition together with Aixtron’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Overview

Aixtron is the world’s leading manufacturer of MOCVD equipment for the production of compound semi-conductors and other complex materials systems, based on equipment revenue in 2003. These systems are used by customers in the production of highly advanced devices such as light emitting diodes, which we refer to as LEDs, high frequency chips and lasers, which components are used in fiber optic communications systems, wireless and mobile telephony applications, optical storage devices, and illumination, signaling and lighting applications, as well as a range of other technologies.

In 2003, new orders to purchase systems decreased to €79.3 million from €94.1 million in 2002. The first half of fiscal year 2003 was characterized by an uncertain global-economic environment. In view of the difficult world markets, Aixtron reduced its internal cost structures to reflect the change in market conditions. As part of the restructuring measures, 69 employees left Aixtron in 2003. The cost savings achieved in 2003 were designed to address the significant business downturn without affecting Aixtron’s ability to provide necessary customer support activity, and product development activity required to sustain market leadership. The Iraq crisis further impacted order intake and revenues in the first quarter, and a similar effect was experienced in the second quarter when the respiratory disease SARS severely disrupted the Asian economy for several months. These factors, together with the sharp fall in the value of the United States dollar, led to companies adopting extremely restrictive cash management and investment policies, which resulted in lower than expected levels of order intake. Aixtron believes it was disproportionately impacted by these events because: over 70% of its revenues in 2003 were attributable to the Asia/Pacific region; and 71% of its revenues in 2003 were denominated in U.S. dollars, while its costs are denominated primarily and its operating results are reported in the Euro. Aixtron expects its business to continue to be impacted by exchange rate fluctuations, particularly with regard to the U.S. dollar, the predominant business currency in global markets. Other significant measures during 2003 included inventory and goodwill write-downs in the aggregate amount of €11.6 million.

In the third quarter of 2003, evidence of a return of investment confidence became more apparent: geopolitical conflicts had eased and the SARS epidemic had been successfully contained. Where investments had been subdued in the first half, they picked up noticeably in the second half of the year. By the end of the year, the global economy appeared to be recovering—supported by healthy demand in Asia and some encouraging signals in the United States—with customers voicing more confidence that the international economy would recover. These encouraging signals resulted in higher orders being received in the third and fourth quarters from Aixtron’s customers, including the resumption of multiple orders and long-term delivery agreements for MOCVD equipment.

In 2003, 74% of Aixtron’s equipment dispatches of MOCVD equipment were destined for manufacturing LED semiconductor materials. Industry experts continue to predict good medium to long-term growth prospects for the LED market. Principal current uses for ultra-bright white LED’s are in the areas of hand held communication and storage equipment, general lighting and automotive headlights.

The markets for optoelectronic components, such as lasers, photodiodes, optical amplifiers, and switches, used to transmit data in fiber optic networks, also suffered from low levels of investment by telecommunications companies in 2003. As a result, the market for MOCVD equipment in this area was predominantly for research and development installations that the industry needs to develop better technology for the future.

The markets for electronic components such as power amplifiers and high-frequency transistors, which are used in modern mobile telecommunications devices and infrastructure applications, showed the first signs of recovery in the second half of 2003 after a long period of stagnation. The pick-up in demand for cell phones and for even faster wireless data transfer also stimulated demand for the high-end chips used in these applications, many of which are manufactured using Aixtron systems.

Cautious market optimism in the semiconductor manufacturing industry continued in the first nine months of 2004. Despite a less favorable exchange rate, Aixtron experienced higher order intake in the first nine months of 2004 as compared with the comparable period in 2003, although the value of equipment orders decreased in the third quarter of 2004 as compared with the prior quarters of 2004. Among other accomplishments in 2004, in the second quarter of 2004, Lumileds entered into a long-term purchase agreement with Aixtron providing for the purchase by Lumileds of MOCVD equipment from Aixtron over the next four years, for which Aixtron received a nonrefundable €1.8 million deposit from Lumileds. This has been recorded as a prepayment. As of the date of this document, Lumileds has purchased and received three units of MOCVD equipment under this agreement, has ordered two additional units, and has the right to order additional units.

The semiconductor industry has historically experienced sudden changes in supply and demand for semiconductors, and the business of producers of semiconductor manufacturing equipment is expected to continue to be affected by such semiconductor industry cycles. During periods of declining demand for semiconductor manufacturing equipment, Aixtron must be able to quickly and effectively align its cost structure with prevailing market conditions, to manage its inventory levels to reduce the possibility of future inventory write-downs resulting from obsolescence, and to motivate and retain key employees. Because a high proportion of Aixtron’s costs are fixed in the near term, its ability to reduce expenses quickly in response to revenue shortfalls is limited. During periods of rapid growth, Aixtron’s semiconductor business must be able to acquire and/or develop sufficient manufacturing capacity and inventory to meet customer demand, and to attract, hire, assimilate and retain a sufficient number of qualified people.

Restatement of Financial Statements

As described in more detail in note 2 to the consolidated financial statements, Aixtron restated its financial statements for the period presented herein in connection with the filing of the registration statement, of which this proxy statement/prospectus forms a part, with the United States Securities and Exchange Commission. The restated financial position and results as of and for the years ended December 31, 2003, 2002 and as of and for the nine month period ended September 30, 2004 reflect certain retroactive adjustments to Aixtron’s revenue recognition policy to comply with Staff Accounting Bulletin No. 104 “Revenue Recognition” (“SAB 104”) and Emerging Issues Task Force Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Aixtron also restated its financial statement relating to its accounting for a put option granted to its 30% minority interest holders of Epigress AB which did not have an impact on previously reported net income and shareholders’ equity as described in Note 13 to the consolidated financial statements.

Aixtron previously recorded the entire revenue on a contract upon the shipment of MOCVD equipment after successfully completing a full customer acceptance test at Aixtron’s production facility. The estimated cost of the installation of the equipment was accrued at the time of shipment.

The restated financial statements reflect adjustments to record revenue in accordance with SAB 104 and EITF 00-21 for all periods presented, under which the sale of MOCVD equipment and the installation of the equipment are considered two separate units of accounting. Revenues are recognized pursuant to SAB 104 when persuasive evidence of an arrangement exists, the price is fixed or determinable, shipment is made and collectibility is reasonably assured.

Revenue from the sale of MOCVD equipment is recognized upon shipment to the customer, if a full customer acceptance test has been successfully completed at Aixtron’s production facility. Revenue relating to the installation of the equipment at the customer site is a separate unit of accounting, which is deferred until installation at the customer site is completed. The portion of the contract revenue deferred until completion of the installation services is determined based on the higher of the fair value of the installation services or the portion of the contract amount that is due and payable upon completion of the installation. Fair value of the installation services is determined based on an estimate of the materials and time required to complete the installation, multiplied by the hourly rate charged to customers for similar services.

Critical Accounting Policies

This discussion and analysis of Aixtron’s financial condition and results of operations is based upon Aixtron’s audited Consolidated Financial Statements, which have been prepared in accordance with generally accepted accounting principles in the United States, which we refer to as US GAAP. The preparation of these Consolidated Financial Statements requires Aixtron to make certain estimates, judgments and assumptions that Aixtron believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the periods presented. In addition, starting January 1, 2005, all European publicly listed companies are required to report on the basis of International Financial Reporting Standards (IFRS), which may result in reporting a financial position and results that vary in significant respects from Aixtron’s financial position and results under US GAAP. The significant accounting policies that Aixtron believe are the most critical to aid in fully understanding and evaluating Aixtron’s reported financial results include the following:

Revenue Recognition

Aixtron generates revenue from the sale and installation of MOCVD equipment, spare parts and maintenance services to its customers.

Revenues from products sold to customers are recognized pursuant to SAB 104, “Revenue Recognition”, when persuasive evidence of an arrangement exists, the price is fixed or determinable, shipment is made and collectibility is reasonably assured. Revenue from the sale of MOCVD equipment is recognized upon shipment to the customer. Prior to shipment to the customer, the MOCVD equipment has successfully completed a full customer acceptance test at Aixtron’s production facility. Once the MOCVD equipment passes the customer acceptance test, the equipment is dismantled and packaged for shipment. Upon shipment of the equipment to the customer, revenue from the sale of the equipment is recognized. The installation of the equipment at the customer site is a separate unit of accounting pursuant to EITF 00-21. The portion of the contract revenue allocated to the installation services is determined based on the higher of the fair value of the installation services or the portion of the contract amount that is due and payable upon completion of the installation. Fair value of the installation services is based on an estimate of the materials and time required to complete the installation, multiplied by the rate charged to customers for similar services. Revenue related to the installation is recorded when the installation is complete and the final customer acceptance has been confirmed. Revenue on the sale of spare parts and maintenance services is recognized when the parts are delivered or as the services are performed.

Goodwill Valuation

Aixtron performs an annual impairment test as of November 1 and more frequently if circumstances indicate that a potential impairment exists, in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, issued by the Financial Accounting Standards Board (FASB). Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Aixtron’s impairment test and the determination of the implied fair value is based on a discounted future cash flow approach that uses its estimates of future revenues, driven by assumed market growth and estimated costs as well as appropriate discount rates. These valuations are supplemented by other valuation approaches such as comparable company analysis. These estimates are consistent with the plans and estimates of costs that Aixtron uses to manage its underlying business. As of the adoption of SFAS No. 142 at January 1, 2002 and at December 31, 2002, Aixtron did not record any impairment loss as a result of the tests it performed. As a result of the review for the year ended December 31, 2003, an impairment loss of € 2.9 million was recognized as a charge to income in 2003. This impairment related to the goodwill recorded on the acquisition of Epigress AB in 1999. The calculation of the implied fair value involves certain management judgments and was based on Aixtron’s best estimates and projections at the time of its review. The value may be different if other assumptions are used. In future periods Aixtron may be required to record additional impairment losses based on impairment tests performed in those periods, which may significantly affect Aixtron’s result of operations at that time.

Valuation of Inventories

Inventories are valued at the lower of cost and market. Aixtron regularly evaluates the value of inventories of components and raw materials, work in progress and finished goods, based on a combination of factors including the following: forecasted sales, historical usage, product end of life cycle, estimated current and future market values, service inventory requirements and new product introductions, as well as other factors. Purchasing requirements and alternative uses for the inventory are explored within these processes to mitigate inventories exposure. Aixtron records write downs for inventories based on the above factors taking into account worldwide quantities and demand. Aixtron’s policy has been to write down inventories in full where there has been no usage of the inventory for at least 12 months.

In 2003, management decided to remove certain customer orders from the reported order backlog. This decision was due to the management belief that the delay arising from the continued downturn in the telecommunications sector would result in the products becoming outside of the normal business cycle. As a result, Aixtron created an additional obsolescence provision against specific raw materials procured for those products amounting to € 2.9 million as at December 31, 2003.

At September 30, 2004, Aixtron’s valuation provision against inventories amounted to € 10.3 million, which represents 17.8% of total inventories. If circumstances related to Aixtron’s inventories change, Aixtron’s estimates of the value of inventories could change materially. At September 30, 2004, an increase of Aixtron’s overall estimate for obsolescence and lower market value by 10% of Aixtron’s total inventories balance would result in an additional charge to cost of sales of € 5.8 million.

Accounting for Income Taxes

Aixtron currently has deferred tax assets, which resulted primarily from operating losses incurred in prior years. SFAS No. 109, Accounting for Income Taxes, requires a valuation allowance to be established to reflect the likelihood of the realization of deferred tax assets. Based on available evidence, Aixtron regularly evaluates whether it is more likely than not that the deferred tax assets will be realized. This evaluation includes judgments about the future profitability and Aixtron’s ability to generate taxable income, changes in market conditions and other factors.

Results of Operations

Nine Months Ended September 30, 2004 and 2003

Sales Revenues. Consolidated sales revenues for the nine months ended September 30, 2004 increased 39.5% to € 90.0 million compared to € 64.5 million for the comparable prior-year period. Equipment sales accounted for 81% of sales revenues, with the remaining revenues produced by sales of spare parts and service. The equipment revenues were effected by a continuous deterioration of the U.S. dollar against the Euro. The equipment sales stated at September 30, 2004 would have been higher by € 5.8 million by using the average exchange rate for September 30, 2003. As of September 30, 2004, the equipment order backlog was € 74.1 million (excluding deferred revenues), as compared to € 58.4 million as of September 30, 2003, an increase of 27%.

Sales by geographic region for the first nine months of 2004 were generated 76% from Asia, 13% from North America and 11% from Europe, and for the first nine months of 2003 were generated 68% from Asia, 21% from North America and 11% from Europe. The increase in sales in Asia of €24.4 million resulted from strong LED demand, particularly in Taiwan.

Gross Profit. The consolidated gross profit margin for the first nine months of 2004 amounted to 37.2% of sales revenues compared to 15.3% for the first nine months of 2003. The improved gross margin rate of 21.9% for the first nine months of 2004 as compared to the prior-year comparable period includes the benefits of higher capacity utilization, reducing the fixed costs per unit (4.7%), and the benefits of reduced levels of inventory provision costs charged in 2004 versus 2003 (11.4%). The gross profit was also influenced by the deterioration in the U.S. dollar against the Euro to the same effect as indicated above for sales revenues.

Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled € 21.4 million for the first nine months of 2004, as compared to € 19.1 million for the comparable prior-year period. The € 2.3 million increase in selling, general and administrative expenses was caused by higher volume of sales resulting in increased costs of commissions of € 1.1 million, and higher travel costs of € 0.7 million.

Research and Development Costs. Research and development expenses in the first nine months of 2004 were € 14.1 million, representing a 26% increase as compared to the € 11.2 million in such expenses for the first nine months of 2003. This increase year over year was due to further investment in the development of the next generation of technologies.

Other Operating Income and Expense. Other operating income in the first nine months of 2004 of € 5.5 million includes exchange rate profits of € 1.5 million, the receipt of research grants from governmental institutions of € 1.5 million and € 1.3 million for settlement of sales order cancellations. Other operating expense of € 0.1 million in the first nine months of 2004 and € 0.9 million in the first nine months of 2003 were due to losses on foreign exchange movements.

Net Interest Income. Net interest income declined to € 0.6 million in the first nine months of 2004 from € 0.9 million in the first nine months of 2003. The reduction in the net interest income was the result of reduced average levels of cash and cash equivalents during the first nine months of 2004 and the reduction in average interest rates.

Income Taxes. Aixtron recorded an € 7.4 million tax benefit during the first nine months of 2003, compared to a tax expense of € 0.2 million in the first nine months of 2004. The change in income taxes reflects the change from losses on operations in 2003 to profitable operations in the first nine months of 2004.

Year Ended December 31, 2003 and 2002

Sales Revenues. Consolidated sales revenues for 2003 decreased 40.6% to € 90.4 million compared to € 152.1 million for the year 2002. Equipment sales, which accounted for 78% of sales revenues, decreased 47.2% to € 70.7 million in 2003 from € 133.9 million in 2002. Sales of spare parts and service increased 8.2% from € 18.2 million in 2002 to € 19.7 million in 2003 due to increased number of systems in production.

Aixtron started the year 2003 with an order backlog of € 54.4 million. The compound semiconductor equipment market continued to be impacted by the severe downturn in the industry. The decline in equipment sales included lower sales to customers in the telecommunications/datacommunications and consumer optoelectronic industries in particular. During the year ended December 31, 2003, Aixtron experienced delaying of order delivery dates by customers causing it to reduce its reported order backlog by € 35 million, of which € 2.2 million has subsequently been reinstated and recognized as revenue in 2004. The remaining €32.8 million has not been reported as order backlog and may not be recognized as revenue in the future.

By geographic region, there was a shift in sales from the United States to Asia. Asian sales as a percentage of total sales increased in 2003 due to a general improvement in business conditions across the region, a deterioration in business conditions in the United States and Western Europe, as well as the fact that Asian customers are the biggest LED producers worldwide. Sales by geographic region for 2003 were generated 73% from Asia, 16% from North America and 11% from Europe, and for 2002 were generated 56% from Asia, 29% from North America and 15% from Europe. Aixtron’s results were further negatively impacted by exchange rate deterioration of the United States dollar to the Euro, with 71% of 2003 sales being denominated in US dollars while results are reported in Euros. In 2001, 2002 and 2003, Aixtron reported system revenues of € 212.9 million, €128.9 million, and €64.1 million, respectively. Had Aixtron been able to use the average exchange rate from 2001 for 2002 and 2003, its reported system revenues would have been €130.2 and €75.8 million, respectively. Had Aixtron been able to use the average exchange rate from 2002 to report its 2003 system revenues, it would have been €72.8 million. Therefore, currency exchange rates had a material impact on Aixtron’s reported sales revenues.

Gross Profit. Consolidated gross profit margin for 2003 amounted to 20.4% of sales revenues compared to 41.5% for 2002. The decrease of 21.1% in gross profit margin was the result of: the impact of the decline in the average exchange rate from US $ 0.95 to € 1 as used for 2002 reporting, to US $ 1.13 to € 1 as used for 2003 reporting that accounted for over 36% of the gross margin reduction; the impact of the business decline due to difficult market conditions, which resulted in the shipment and delivery of fewer systems, which accounted for 38% of the gross margin reduction; and the impact of €2.9 million in provisions taken against potentially obsolete inventories resulting from the management decision to remove orders from Aixtron’s reported order backlog, which accounted for 18% of the gross margin reduction. This decision to take the provision against inventories was due to management’s belief that the delay arising from the continued downturn in the telecommunications sector would result in the products becoming outside of the normal business cycle. Aixtron also took an inventory write down of €5.8 million in 2003, consistent with its customary practice, to write down in full all inventory where there has been no usage of the inventory in at least 12 months. In addition, lower manufacturing volumes and higher customer support costs negatively affected gross profit in 2003. As previously indicated, Aixtron’s business is subject to significant changes in market conditions and customer expectations. This can result in significant changes in business activity including declining orders. One specific impact on Aixtron’s business has been the need to develop a significantly enhanced customer service and support operation, with locations closer to its customers and primary geographic markets. Aixtron’s subsidiaries in Asia (Korea, Japan and Taiwan) have all recruited additional resources to support this customer service support activity. Aixtron operates in high technology markets where market conditions and technology advances can rapidly result in materials being in excess of current demand and/or technically obsolete. Materials that are purchased are held in physical inventory and may be usable in future production or sold against specific future customer demand as spare parts. Periodic reviews of such material is made and where deemed appropriate materials are written down.

Selling, General and Administrative Expenses. Due to the continuing and severe downturn in the industry, Aixtron sought to control its selling, general and administrative expenses in 2003. Selling, general and administrative expenses decreased 28% from € 36.8 million in 2002 to € 26.5 million in 2003. As a percentage of net sales, selling, general and administrative expenses increased from 24.2% for 2002 to 29.3% for 2003. Aixtron were successful in reducing expenditures by reducing headcount and implementing other cost cutting programs. The reduction in staff numbers contributed significantly to the net savings in human resources costs in the year 2003 of € 2.9 million. Direct selling costs, being the commission payments to sales representatives and distributors in Asian countries, were also reduced based upon lower sales volume. One significant cost reduction was achieved in sales commissions (€ 2.9 million), partly due to declining volumes, but also as a result of sales agents receiving reduced rates or agreements being cancelled. Other significant savings were made in travel costs (€ 0.9 million), through fewer trips and cheaper flights, and in a reduction in advertising and public relations expenses (€ 0.6 million). The cost savings achieved in 2003 were designed to address the significant business downturn without affecting the ability of Aixtron to provide necessary customer support activity and product development activity required to sustain Aixtron’s market leadership. Aixtron anticipates costs will increase as and when market circumstances necessitate a higher cost base.

Research and Development Costs. Research and development expenses were € 14.2 million in 2003, an increase of 17.6% compared to € 12.1 million in 2002. As a percentage of net sales, research and development expenses increased from 8.0% for 2002 to 15.7% for 2003. Aixtron continued to maintain research and development expenses at a high level despite the market circumstances and concentrated its investments in research and development on equipment product solutions for the next generation of semiconductor devices.

Other Operating Income and Expense. Other operating income in 2003 of € 3.1 million consists principally of exchange rate profits and the receipt of research grants from governmental institutions of € 1.7 million. Research and development grants received in 2002 amounted to € 2.3 million. Other operating expense of € 2.9 million in 2003 and € 0.9 million in 2002 were principally due to losses on foreign exchange movements.

Impairment of Goodwill. In connection with testing goodwill for impairment at December 31, 2003, Aixtron concluded that goodwill for its subsidiary Epigress AB, Sweden was impaired in light of reduced market expectations and recorded a charge of € 2.9 million in 2003.

Restructuring Charge. Due to cost reduction efforts taken in response to continuing poor industry conditions, a decreased order level throughout the year and in conjunction with the plan announced by Aixtron to reduce operating cost by € 9.2 million in 2003, Aixtron recorded a restructuring charge for severance payments of € 1.7 million.

Net Interest Income. Net interest income declined from € 2.2 million in 2002 to € 1.1 million in 2003. The reduction in the net interest income was the result of reduced average levels of cash and cash equivalents during 2003 and the reduction in average interest rates.

Income Taxes. Aixtron recorded a € 7.4 million tax benefit during 2003, compared to a tax expense of € 7.9 million in 2002. The reduced income taxes reflect the change from profitable operations in 2002 to losses on operations in 2003. As of December 31, 2003, Aixtron has € 18.8 million in net operating loss carryforwards, which it can apply against future earnings. At December 31, 2003, the related deferred tax asset for the net operating loss carryforwards amounted to € 7.0 million, net of a valuation allowance of € 0.9 million.

Liquidity and Capital Resources

Aixtron’s primary source of funds at September 30, 2004 was € 47.5 million in cash and cash equivalents. This represented an increase of € 2.2 million from € 45.3 million as of December 31, 2003 and a reduction of € 14.8 million compared to December 31, 2002. The decrease from 2003 to 2002 was principally due to losses incurred in 2003 and a dividend payment to shareholders based on 2002 results, as approved by the shareholders meeting based on 2002 results. Aixtron had no bank debt as of September 30, 2004. There are currently no restrictions on Aixtron’s use of its cash resources, and there are no current restrictions that would limit Aixtron from raising debt financing in the future.

During the first nine months of 2004, Aixtron generated net cash flows from operating activities of € 5.9 million. During 2003, Aixtron expended net cash flows from operating activities of € 7.5 million, compared to expending cash flows from operating activities of € 4.9 million for 2002. The change to positive cash flow from operations in the first nine months of 2004 was primarily the result of the net income generated from higher sales, advance payments received from customers, offset by cash used to fund increases in inventories, accounts receivable and other operating assets. The change from 2003 to 2002 was primarily the result of the net loss due to lower sales, partially offset by a lower net cash outflows due to the realization of other assets and the incurrence of liabilities in 2003 compared to 2002. At December 31, 2003, Aixtron had entered into purchase commitments for delivery in 2004 with suppliers in the amount of € 10.8 million.

Net cash used in financing activities was € 0.2 million in the first nine months of 2004, constituting a change in minority interest. Net cash used in financing activities was € 5.4 million in 2003, principally being the dividend approved by Aixtron’s shareholders for results in 2002. In 2002, net cash used in financing activities was € 11.6 million, relating to a dividend payment approved by shareholders at the 2002 annual general meeting and based upon business results in 2001.

Aixtron finances the operation of its business from operating cash flows and from borrowings. Although Aixtron has never negotiated fixed credit lines with banks, five banks, Deutsche Bank, Dresdner Bank, Commerzbank, HSBC and Sparkasse, have provided facilities for bank guarantees up to a total value of € 45.0 million (compared to € 62.5 million in 2003 and € 67.5 million in 2002) against customer deposits or performance bonds in connection with customer purchase contracts.

Aixtron provides loans and other financial security to its subsidiaries where necessary to enable operations to continue efficiently. Aixtron has granted no security interest in its own land and buildings.

Due to the high-tech nature of Aixtron’s business, it believes that the business should be financed primarily by equity and not by debt. As a result, Aixtron’s Articles of Incorporation provide for the potential offering of equity in the amount of up to 50% of the issued capital and equity-linked notes (convertible bonds) in the amount of up to 50% of the issued capital. Under German law, 10% of either potential offering may be issued without offering subscription rights to existing shareholders. The ability to successfully sell equity or equity-linked notes will be highly dependent on market and stock market conditions. There can be no assurance that Aixtron will be able to raise any additional equity or equity-linked notes on terms acceptable to it.

During the first nine months of 2004, Aixtron had € 3.4 million in capital expenditures, primarily related to purchases of technical equipment. During 2003, Aixtron invested € 3.3 million in capital equipment and facilities, primarily in connection with the completion of the final phase of its Herzogenrath production facility, but also in connection with the set up of its Taiwanese research facility in the Hsin Schu science based business park in Taiwan. Cash expenditures on capital equipment and facilities in 2002 were € 13.2 million, primarily in connection with the final phase of Aixtron’s Herzogenrath production facility and in the acquisition of development land in Herzogenrath.

Market Risk

Aixtron’s market risk represents the risk of changes in the value of financial instruments caused by fluctuations in foreign exchange rates. From time to time, Aixtron enters into hedging arrangements to reduce overall exposure to market risk; however, as a matter of policy, Aixtron does not enter into transactions of a speculative or trading nature. Foreign currency exchange rate exposure is monitored by tracking actual and projected commitments and through the use of sensitivity analysis. Aixtron does not believe that it is exposed to any material market risk with regard to market risk sensitive instruments.

Aixtron uses forward exchange contracts to hedge certain operational cash flow exposures relating from changes in foreign currency exchange rates anticipated to occur within the next 12 months. Aixtron enters into these foreign exchange contracts to hedge anticipated sales transactions in the normal course of business. Aixtron does not use such instruments for trading or speculative purposes.

Aixtron performed a sensitivity analysis based on a sudden 10% movement in exchange rates compared to the December 31, 2003 level, with all other variables (including interest rates) remaining constant. A 10% movement in the euro against all foreign currencies would affect the fair value of all financial instruments designated as effective hedges by approximately €1.7 million net.

Contractual Obligations

The following table contains a summary of Aixtron’s obligations and commitments to make future payments under contracts, including operating lease commitments, purchase commitments, capital expenditures and put options at December 31, 2003.

	Payments Due by Period (in millions of Euros)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease commitments	4.4	0.8	1.2	0.9	1.5
Purchase commitments	10.8	10.8	—	—	—
Put options	1.8	1.8	—	—	—

Total contractual obligations	17.0	13.4	1.2	0.9	1.5

Aixtron outsources a substantial portion of the manufacturing of its operations to certain suppliers. As its products are technologically complex, the lead times for purchases from its suppliers can vary up to six months. Generally contractual commitments are made for customer orders or forecast orders only where contractual commitments to suppliers for multiple modules or systems reduces Aixtron’s purchase prices per module or system. For the majority of Aixtron’s purchase commitments, Aixtron has flexible delivery schedules depending on the market conditions, which allow it, to a certain extent, to delay delivery beyond originally planned delivery schedules.

Aixtron’s liquidity is affected by many factors, some of which are related to its ongoing operations and others of which are related to the compound semiconductor equipment industries and to the economies of the countries in which it operates. Although Aixtron’s cash requirements fluctuate based on the timing and extent of these factors, it believes that the liquidity provided by existing cash resources and financing arrangements and the ability to raise equity capital, will be sufficient to fund working capital, capital expenditures and other ongoing business requirements for at least the next twelve months. If the duration of the current downturn and the uncertain economic environment continues, lower customer demand for Aixtron’s products and services and continued fixed costs could result in cash generated by operations to be lower than forecasted and not to be sufficient. In such a situation, Aixtron might need to pursue accessing short-term credit facilities or additional equity financing offerings.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial data, which we refer to as the unaudited pro forma financial data, give effect to the proposed merger between Aixtron and Genus using the purchase method of accounting for business combinations, under which Aixtron is the acquiring entity, and are based on the assumptions set forth in the notes thereto. Upon completion of the merger, holders of Genus common stock will be entitled to receive 0.51 (the exchange ratio) of an Aixtron ADS in exchange for each share of Genus common stock owned at the time of the consummation of the merger.

The information shown below should be read in conjunction with the historical consolidated financial statements of Aixtron and Genus, including the respective notes thereto, which are included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of:

•	the consolidated financial position or results of operations that would have been realized had the merger been effective during the periods presented; or

•	the consolidated financial position or results of operations in the future.

Upon consummation of the merger, the actual financial position and results of operations of Aixtron will differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the dates of the pro forma financial information and the time of the merger and thereafter, as well as the factors discussed in the “Risk Factors” section.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004 give effect to the proposed merger as if it had been consummated on January 1, 2003 and combine the historical results of operations of Aixtron and Genus for the year ended December 31, 2003 and for the nine months ended September 30, 2004, after giving effect to the adjustments arising from applying the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed merger as if it had been consummated on September 30, 2004. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of Aixtron and Genus as of September 30, 2004, after giving effect to adjustments arising from applying the purchase method of accounting. The pro forma adjustments give effect to events that are considered to be directly attributable to the merger, are factually supportable, and expected to have a continuing impact.

AIXTRON

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

In Thousands of Euros, Unless Otherwise Indicated

As at September 30, 2004

	Genus	Genus	Aixtron	Pro Forma Adjustments	Notes	Aixtron Pro Forma Consolidated
	(A) USD	(B) EUR	(E) EUR	(F) EUR		EUR
ASSETS
Cash and cash equivalents	20,904	16,943	47,513	(13,000)	(1)	51,456
Short term investments	13,015	10,549				10,549
Accounts receivable	6,929	5,616	19,070	—		24,686
Allowances for doubtful accounts	(72)	(58)	(226)	—		(284)
Inventories	12,897	10,453	47,647	2,120	(2)	60,220
Other current assets	1,549	1,255	10,324	—		11,579

Total current assets	55,222	44,758	124,328	(10,880)		158,206

Property, plant & equipment, net	11,378	9,222	42,171	—		51,393
Developed technology	—	—	—	18,642	(3)	18,642
Customer relationships	—	—	—	11,347	(4)	11,347
In-process research and development	—	—	—	810	(5)	—
				(810)	(6)
Goodwill	—	—	13,388	71,545	(7)	84,933
Other assets	681	552	14,987	(377)	(8)	15,162

Total assets	67,281	54,532	194,874	90,277		339,683

LIABILITIES
Accounts payable	5,774	4,680	11,253	—		15,933
Other current liabilities	19,949	16,169	51,071	3,564	(9)	70,804
Total current liabilities	25,723	20,849	62,324	3,564		86,737
Other liabilities	—	—	941	102	(10)	1,043

Total liabilities	25,723	20,849	63,265	3,666		87,780

SHAREHOLDERS’ EQUITY
Common stock, no par value	163,408	132,443	—	(132,443)	(11)	—
Common stock, EUR 1.00 par value	—	—	64,832	20,277	(12)	85,109
Additional paid in capital	—	—	27,644	98,142	(12)	128,471
				2,685	(13)
Retained earnings	(119,782)	(97,084)	40,430	97,084	(11)	39,620
				(810)	(6)
Other shareholders’ equity	(2,068)	(1,676)	(1,297)	1,676	(11)	(1,297)

Total shareholders’ equity	41,558	33,683	131,609	86,611		251,903

Total liabilities and shareholders’ equity	67,281	54,532	194,874	90,277		339,683

AIXTRON

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

In Thousands of Euros, Except Per Share Data or Unless Otherwise Indicated

For the Year Ended December 31, 2003

	Genus	Genus	Aixtron	Pro Forma Adjustments	Notes	Aixtron Pro Forma Consolidated
	(A) USD	(C) EUR	(E) EUR	(F) EUR		EUR
Revenues	56,861	50,279	90,402	—		140,681
Cost of goods sold	39,249	34,706	71,983	2,663	(14)	109,352
Selling, general and administrative expenses	11,741	10,382	26,506	228	(15)	37,116
Other operating expenses, net	7,597	6,717	18,519	1,621	(16)	26,857

Total operating expenses	19,338	17,099	45,025	1,849		63,973

Loss from operations	(1,726)	(1,526)	(26,606)	(4,512)		(32,644)
Interest expense	(1,723)	(1,524)	(13)	748	(17)	(789)
Interest income	56	50	1,139	—		1,189
Other income, net	102	90	—	—		90

Loss before income taxes	(3,291)	(2,910)	(25,480)	(3,764)		(32,154)
Provision for income taxes	228	202	(7,442)	—		(7,240)
Minority interests	—	—	(200)	—		(200)

Net loss	(3,519)	(3,112)	(17,838)	(3,764)		(24,714)

Per share data (G):
Basic loss per share	(0.11)	(0.10)	(0.28)			(0.29)
Diluted loss per share	(0.11)	(0.10)	(0.28)			(0.29)
Shares used to compute basic loss per share (000’s)	31,303	31,303	64,832			85,109
Shares used to compute diluted loss per share (000’s)	31,303	31,303	64,832			85,109

AIXTRON

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

In Thousands of Euros, Except Per Share Data or Unless Otherwise Indicated

For the Nine Months Ended September 30, 2004

	Genus	Genus	Aixtron	Pro Forma Adjustments	Notes	Aixtron Pro Forma Consolidated
	(A) USD	(D) EUR	(E) EUR	(F) EUR		EUR
Revenues	30,923	25,227	89,999	—		115,226
Cost of goods sold	21,842	17,819	56,556	1,997	(14)	76,372
Selling, general and administrative expenses	10,556	8,612	21,378	(690)	(15)	29,300
Other operating expenses, net	5,732	4,676	8,701	1,216	(16)	14,593

Total operating expenses	16,288	13,288	30,079	526		43,893

Income / (loss) from operations	(7,207)	(5,880)	3,364	(2,523)		(5,039)
Interest expense	(1,285)	(1,048)	(1)	561	(17)	(488)
Interest income	—	—	611	—		611
Other income, net	212	173	—	—		173

Income / (loss) before income taxes	(8,280)	(6,755)	3,974	(1,962)		(4,743)
Provision for income taxes	174	142	195	—		337
Minority interests	—	—	—	—		—

Net income / (loss)	(8,454)	(6,897)	3,779	(1,962)		(5,080)

Per share data:
Basic income / (loss) per share	(0.21)	(0.17)	0.06			(0.06)
Diluted income / (loss) per share	(0.21)	(0.17)	0.06			(0.06)
Shares used to compute basic income / (loss) per share (000’s)	39,673	39,673	64,832			85,109
Shares used to compute diluted income / (loss) per share (000’s)	39,673	39,673	65,014			85,109

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION:

Note 1. Basis of Unaudited Pro Forma Presentation

The unaudited pro forma condensed consolidated financial data assume the issuance of the following ADSs in the merger based on the exchange ratio of 0.51 Aixtron ADSs for each share of Genus common stock as of September 30, 2004. The actual number of Aixtron ADSs to be issued will be determined based upon the actual number of shares and options of Genus common stock outstanding at the effective time of the merger. The average market price per Aixtron ADS of EUR 5.84 per share is based upon July 2, 2004, the date on which the proposed merger was announced. Based upon the total number of shares and options of Genus common stock outstanding on September 30, 2004, ADSs and options to acquire ADSs would be issued for the following transactions in connection with the merger:

•	the acquisition of the entire 39,759,475 shares of common stock of Genus issued and outstanding on September 30, 2004 in exchange for 20,277,332 Aixtron ADSs;

•	the exchange of all outstanding options on September 30, 2004 issued under the Genus 2000 Incentive Stock Option Plan to acquire an aggregate of 3,621,737 shares of Genus common stock for options to acquire an aggregate of 1,847,086 Aixtron ADSs. The fair value of the Aixtron substitute options, both vested and unvested, net of the intrinsic value of unearned compensation, was EUR 2,685,000 and was determined using the Black-Scholes option pricing model with the following assumptions: no dividend yield, an expected volatility of 76.3%, expected life of 3.48 years and a risk-free interest rate of 3.02%

The estimated total purchase price of the Genus acquisition is as follows (in EUR thousands):

Issuance of Aixtron ADSs valued at €5.84:
Value of 20,277,332 ADSs in relation to 39,759,475 shares of Genus common stock	118,419
Value of substitute options to acquire 1,847,086 Aixtron ADSs in exchange for all outstanding options issued under the Genus 2000 Incentive Stock Option Plan	2,685

Total value of Aixtron securities	121,104
Estimated direct transaction costs	13,000

Total estimated purchase price (a)	134,104

When the merger is consummated, Aixtron will determine the fair value of the net tangible assets and liabilities and the identifiable intangible assets acquired and allocate the estimated purchase price based on the purchase method of accounting. This unaudited pro forma information is based upon management’s estimates, which are based, in part, on the preliminary results of an independent valuation, and subject to material changes upon receipt of a final valuation. The preliminary estimated purchase price is allocated as follows (in EUR thousands):

Total estimated purchase price (a)		134,104

Book value of Genus’ net assets acquired (b)		33,683

Estimated fair value adjustments:
—Convertible notes	(3,564)
—Other assets, debt issuance costs	(377)
—Warrants	(102)
—Developed technology	18,642
—Customer relationships	11,347
—Inventories	2,120
—In-process research and development	810

Total fair value adjustments (c)		28,876

Fair value of net assets acquired (b) + (c) = (d)		62,559

Estimated goodwill (a) – (d)		71,545

Deferred tax liabilities that would arise on certain of the fair value adjustments will be offset against historical deferred tax assets of Genus in the same jurisdiction, against which a 100% valuation allowance has been historically provided, it having been assumed that sufficient of those deferred tax assets will be available to the combined company. The valuation allowance will be reduced by the same amount as the reduction of the deferred tax asset.

Developed technology relates to Genus’ technology for LYNX and StrataGem.

Customer relationships represent those customers with which Genus has current sales relationships.

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for an amount of the impairment in the period in which the determination is made.

Aixtron believes that the amount allocated to goodwill reflects the premium attributable to future synergies from the combined businesses as well as the quality of the management and workforce of Genus.

Note 2. Unaudited Pro Forma Adjustments

A.	Reflects the balance sheet of Genus as of September 30, 2004, the statement of operations for the year ended December 31, 2003 included in Genus’ Annual Report on Form 10-K incorporated herein by reference and the statement of operations for the nine months ended September 30, 2004 included in Genus’ Quarterly Report on Form 10-Q incorporated herein by reference.

B.	Translates the balance sheet of Genus as at September 30, 2004 at a rate of US Dollars 1.2338 = EUR 1.00, which approximates the closing exchange rate for September 30, 2004 as reported by Deutsche Bank.

C.	Translates the statement of operations of Genus for the year ended December 31, 2003 at a rate of US Dollars 1.1309 = EUR 1.00 which approximates the average daily exchange rate for the year ended December 31, 2003 as reported by the Deutsche Bank.

D.	Translates the statement of operations of Genus for the nine months ended September 30, 2004 at a rate of US Dollars 1.2258 = EUR 1.00 which approximates the average daily exchange rate for the nine months ended September 30, 2004 as reported by the Deutsche Bank.

E.	Reflects the balance sheet of Aixtron as of September 30, 2004 and the historical operating results of Aixtron for the year ended December 31, 2003 and for the nine months ended September 30, 2004 included in the financial statements included elsewhere in this proxy statement/prospectus.

F.	Pro forma adjustments to record the merger as if the merger had occurred on January 1, 2003 for purposes of presenting the pro forma statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and as if the merger had occurred on September 30, 2004 for purposes of presenting the pro forma balance sheet as of September 30, 2004:

(1)	Represents estimated Aixtron transaction costs, assumed to be paid in cash.

(2)	Represents estimated adjustment to Genus’ inventories to increase finished goods and work in progress to estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the combined entity.

(3)	Represents the estimated value of the developed technology that is being purchased in the merger. This amount will be amortized into cost of goods sold over the estimated useful life of the technology, which has been assumed to be seven years for purposes of these pro forma financial statements.

(4)	Represents the estimated value of Genus’ customer relationships. This amount will be amortized over its estimated useful life, which has been assumed to be seven years for purposes of these pro forma financial statements.

(5)	Represents the estimated value of in-process research and development that will be expensed upon the close of the merger. In-process research and development has not been recorded as an expense in the pro forma statement of operations since it is a one-time charge to operations that will not have a continuing impact.

(6)	Reflects the expensing of costs assigned to in-process research and development upon consummation of the merger. This effect has not been included in the pro forma statement of operations since it is non-recurring.

(7)	Goodwill was estimated based on a provisional purchase price allocation and is equal to the difference between the purchase consideration and the fair value of net assets acquired, as set forth above in Note 1. The Aixtron ordinary share price used in computation of goodwill is €5.84, which represents the average share price during a period of two days before and after the public announcement of the merger on July 2, 2004.

(8)	Reflects the elimination of deferred issuance costs related to Genus’ convertible notes (see 9, below).

(9)	Represents the increase to estimated fair value of Genus convertible notes with a face value of $6,975,000, which will become convertible into Aixtron ADSs, giving effect to the exchange ratio, upon consummation of the merger. Convertible note holders have the option to convert notes into Aixtron ADSs at a fixed price based on $1.42 per share of Genus common stock. The fair value of the conversion option has been calculated using the Black-Scholes option pricing model with the following assumptions: a term of eleven months; the conversion price will be $1.42; the share price volatility, based on the daily closing price for the first nine months of 2004, is 97%; the dividend yield is 0% and the risk free interest rate is equal to the bond yield, 4.5%.

(10)	Represents the increase to the estimated fair value of 118,449 Genus warrants, which will become exchangeable for Aixtron ADSs, giving effect to the exchange ratio, upon consummation of the merger.

(11)	Reflects the elimination of Genus’ shareholders’ equity accounts from the pro forma consolidated Aixtron shareholders equity upon consummation of the acquisition of all Genus shares.

(12)	Represents the issuance of 20,277,332 new Aixtron ordinary shares valued at EUR 5.84 per share (comprising EUR 1.00 per share nominal value and EUR 4.84 per share additional paid in capital) in exchange for all 39,759,475 outstanding Genus common shares.

(13)	Reflects the adjustment to record the fair value of options to acquire 1,847,086 Aixtron ADSs in exchange for the options issued under the Genus 2000 Incentive Stock Option Plan reduced by the related intrinsic value of unearned compensation.

(14)	Reflects the amortization of developed technology assets recognized as described in adjustment (3).

(15)	Reflects the estimated compensation charge related to options to acquire Aixtron ADSs issued in exchange for outstanding options under the Genus 2000 Incentive Stock Option Plan.

(16)	Reflects the amortization of Genus’ customer relationship assets recognized as described in adjustment (4).

(17)	Reflects the adjustments to eliminate the amortization of discounts, issuance costs and the beneficial conversion feature associated with Genus convertible debt, that will be recorded at fair value by the combined company.

G.	Pro forma per share data is based on the number of shares of Aixtron ordinary shares that would have been outstanding had the merger occurred on the date presented. In order to compute the number of ordinary shares used in the calculation of pro forma basic and diluted earnings per common share, the number of Aixtron ADSs to be issued to former holders of shares in Genus common stock was added to the weighted average number shares of Aixtron ordinary shares outstanding for the year ended December 31, 2003 and for the nine months ended September 30, 2004. A reconciliation of shares used to compute historical basic earnings per share to shares used to compute pro forma basic and diluted earnings per common share follows:

Year ended December 31, 2003 and the nine months ended September 30, 2004
Ordinary shares used to compute Aixtron historical basic earnings per share	64,831,512
ADSs issued to former holders of shares in Genus common stock (a)	20,277,332

Ordinary shares used to compute pro forma basic earnings per share	85,108,844

(a)	The number of ADSs to be issued to former holders of Genus common stock has been computed based on the number of shares of Genus common stock outstanding at September 30, 2004, being 39,759,475, and the conversion ratio to Aixtron ADSs of 0.51, in the calculation of ordinary shares used to compute pro forma basic and diluted earnings per share for the year ended December 31, 2003 and for the nine months ended September 30, 2004.

The number of shares used in computing pro forma diluted earnings per share is equal to that used in computing pro forma basic earnings per share since the effect of exercising any awards held by employees of Genus under the Genus 2000 Incentive Stock Option Plan would be anti-dilutive in both unaudited pro forma condensed consolidated statements of operations presented.

•	There are no inter-company balances or transactions in the periods or as of the date presented.

DIRECTORS AND MANAGEMENT OF AIXTRON FOLLOWING THE MERGER

Aixtron Following the Merger

In compliance with German law governing a stock corporation, Aixtron has a supervisory board and an executive board. The two boards are separate and no individual may simultaneously be a member of both boards.

In carrying out their duties, members of both the supervisory board and the executive board must exercise the standard of care of a diligent and prudent businessperson. In complying with this standard of care, board members must take into account a broad range of considerations, including Aixtron’s interests and those of its shareholders, employees and creditors. The members of the supervisory board and the executive board may also be personally liable for some violations by Aixtron under the German Stock Corporation Law.

Supervisory Board

The principal function of Aixtron’s supervisory board is to advise and supervise the executive board without being involved in the conduct of day-to-day transactions. The supervisory board has comprehensive monitoring functions and is also responsible for appointing and removing the members of the executive board. Although the supervisory board may not make management decisions, it may determine that there are types of transactions that require its prior consent, and the rules of procedure provide that some affairs, operations and major transactions, such as large capital expenditure items, require the prior consent of the supervisory board. The executive board must regularly report to the supervisory board on current business operations and future business planning.

At the effective time of the merger, the supervisory board is expected to continue to consist of the following individuals:

•	Kim Schindelhauer (Chairman). Mr. Schindelhauer joined Aixtron in 1992. From 1997 to 2002, Mr. Schindelhauer was the Joint Chief Executive Officer of Aixtron, and member of its executive board. From 2002 to the present, Mr. Schindelhauer has been the Chairman of Aixtron’s supervisory board. Mr. Schindelhauer is also a member of the supervisory boards of MEDION AG, Essen, Germany, and Deutsches Aktieninstitut e.V., Frankfurt/Main, Germany.

•	Dr. Holger Jürgensen (Deputy Chairman). Dr. Jürgensen was one of Aixtron’s founders. From 1997 to 2002, Dr. Jürgensen was the President and Joint Chief Executive Officer of Aixtron, and a member of its executive board. From 2002 to the present, Dr. Jürgensen has been the deputy chairman of Aixtron’s supervisory board.

•	Prof. Dr. Wolfgang Blättchen. Since 1998, Prof. Dr. Blättchen has been a member of Aixtron’s supervisory board. Prof. Dr. Blättchen is also chairman of the supervisory board of Gardena International GmbH, Ulm, Germany, chairman of the supervisory board of Marc O’Polo AG, Stephanskirchen, Germany, chairman of the supervisory board of tec2b AG, Stuttgart, Germany, and deputy chairman of the supervisory board of Horvath AG, Stuttgart, Germany.

•	Karl - Hermann Kuklies. Since 1997, Mr. Kuklies has been a member of the Aixtron supervisory board.

•	Prof. Dr. Rüdiger von Rosen. Since 2002, Prof. Dr. von Rosen has been a member of the Aixtron supervisory board. Prof. Dr. von Rosen is also a member of the supervisory board of Mader Capital Resources AG, Frankfurt/Main, Germany, and a managing director of Deutsches Aktieninstitut e.V., Frankfurt/Main, Germany.

•

Joachim Simmroß. Since 1997, Mr. Simmroß has been a member of the Aixtron supervisory board. Mr. Simmroß is also chairman of the supervisory board of technotrans AG, Sassenberg, Germany, chairman of the supervisory board of Willy Vogel AG, Berlin, Germany, a member of the supervisory board of WeHaCo Unternehmensbeteiligungs-Aktiengesellschaft, Hanover, Germany, a member of the advisory committee of BAG-Biologische Analysensystem GmbH, Lich, Germany, a member of the advisory committee of MTS Mikrowellen Technologie und Sensoren GmbH, Ottobrunn, Germany, a member of the advisory committee of KAPPA opto-electronics GmbH, Gleichen, Germany, a member of the supervisory board of Commerz Unternehmensbeteiliungs-Aktiengesellschaft, Frankfurt/Main, Germany, a member of the supervisory board of GBK Beteiligungs AG, Hamburg Germany, and a member of the advisory committee of Hannover Finanz GmbH, Hanover, Germany.

Executive Board

The executive board is responsible for managing Aixtron’s day-to-day business according to the German Stock Corporation Law, Aixtron’s articles of association and the rules of procedure for the conduct of the affairs of the executive board adopted by the supervisory board. The executive board is appointed by the supervisory board. In the rules of procedure, the supervisory board described the allocation of responsibilities of the members of the executive board and provided a list of important issues and important matters which require the supervisory board’s prior consent, such as borrowing or lending of material amounts, participation in joint ventures, making investments in other enterprises, the establishment of subsidiaries and transactions involving a change of control of Aixtron.

At the effective time of the merger the executive board is expected to consist of the following individuals:

•	Paul K. Hyland (President and Chief Executive Officer). Mr. Hyland has been the President and Chief Executive Officer and a member of the executive board of Aixtron since April 1, 2002. From 2000 to 2002, prior to his appointment to the executive board, Mr. Hyland was Managing Director of Thomas Swan Scientific Equipment Co. Limited, an acquired subsidiary of Aixtron AG.

•	Christopher C. Dodson (Executive Vice President, Chief Financial Officer). Mr. Dodson has been Executive Vice President, Chief Financial Officer and a member of the executive board of Aixtron since April 1, 2002, having been previously appointed Vice President of Finance in January 2001. From 1999 to 2000, Mr. Dodson was an external financial consultant to Thomas Swan Scientific Equipment Co. Limited.

•	Tim McEntee (Executive Vice President, Chief Operating Officer, Semiconductor Equipment). Mr. McEntee has been Executive Vice President, Chief Operating Officer, Semiconductor Equipment and a member of the executive board of Aixtron since December 2002. From 1999 to 2002, Mr. McEntee was initially the Marketing Director and then the General Manager of Mattson Technology.

•	Dr. Bernd Schulte (Executive Vice President, Chief Operating Officer, Compound Semiconductor TechnologieS). Dr. Schulte has been Executive Vice President, Chief Operating Officer, Compound Semiconductor Technologies and a member of the executive board of Aixtron since April 1, 2002. From 2001 to 2002, Dr. Schulte was Director, Sales and Marketing, for Aixtron. Dr. Schulte joined Aixtron in 1993.

•	Steve D. Perry (Executive Vice President, Chief Operating Officer, Global Service Operations). Mr. Perry has been Executive Vice President, Chief Operating Officer, Global Service Operations and a member of the executive board of Aixtron since April 2002. From March 2001 to April 2002, Mr. Perry was a Director of Aixtron AG. From 1999 to 2001, Mr. Perry was initially a Vice President and then the Director of Business Development at Brooks Automation.

From April 1, 2005 the Aixtron executive board is expected to consist of the following individuals:

•	Paul Hyland—President and Chief Executive Officer.

•	Wolfgang Breme—Chief Financial Officer and Executive Vice President (to be appointed to the executive board effective April 1, 2005). Mr. Breme was a member of the executive board and chief operating officer of technotrans AG since May 3, 2002. From 1999 to 2001, Mr. Breme was the chief executive officer and from 1996 to 1999, he was the chief financial officer of Sempell AG.

•	Dr. Bernd Schulte—Chief Operating Officer and Executive Vice President.

•	William Elder—Executive Vice President (anticipated appointment to the executive board effective April 1, 2005, following the completion of the merger). William W.R. Elder was a founder of Genus and is Genus’ Chairman of the board of directors, President and Chief Executive Officer. From October 1996 to April 1998, Dr. Elder served only as Chairman of the board of directors. From April 1990 to September 1996, Dr. Elder was Chairman of the board of directors, President and Chief Executive Officer of Genus. From November 1981 to April 1990, Dr. Elder was President and a director of Genus. Dr. Elder is also a director of Aehr Test Systems, Inc. and Trikon Technologies, which is based in the UK.

There are limitations on the ability of Aixtron’s supervisory or executive board members to vote on interested matters or borrowings from Aixtron. No person may exercise voting rights on his own or on behalf of any other person in respect of a resolution concerning ratification of his acts (Entlastung), his discharge from a liability, or assertion by Aixtron of a claim against him. Aixtron’s supervisory board members are not limited to vote on their own compensation if the compensation of the members of the supervisory board is approved by the shareholders at the general meeting. There is no mandatory retirement age upon the members of Aixtron’s supervisory or executive boards. In addition, ownership of Aixtron ordinary shares is not a requirement to be a member on either Aixtron’s supervisory or executive boards.

Other Executive Management

From and after April 1, 2005, Steve Perry, Executive Vice President, will assume executive management responsibility for Genus and Tim McEntee, Executive Vice President, will assume executive management responsibility for the semiconductor equipment business of Aixtron AG.

Additional Information Regarding Members of Aixtron’s Supervisory and Executive Boards

Other than Dr. Elder, who serves on the boards of Trikon Technologies and Aehr Test Systems, no members of Aixtron’s supervisory and executive boards are also directors of reporting companies in the United States.

Compensation of Executive Officers and Directors of Aixtron

The aggregate cash compensation paid by Aixtron and its affiliates during the 2003 fiscal year to members of its supervisory and executive boards, a group of 11 people, for services in all capacities was approximately € 1.368 million. During 2003, 5 members of the executive board were each awarded options to acquire 27,500 Aixtron ordinary shares. No options to acquire Aixtron ordinary shares may be granted to members of the Aixtron supervisory board. These options have an exercise price of €3.10 and expire in 2013.

As of the record date, the members of Aixtron’s executive board, a group of 5 persons, held 446,108 options to purchase 458,916 Aixtron ordinary shares. As of the record date, no members of Aixtron’s supervisory board held options to purchase Aixtron ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 2004, Aixtron entered into an agreement with Prof. Dr. Blättchen, pursuant to which Prof. Dr. Blättchen would provide consulting services to Aixtron in connection with the merger. Under the terms of the agreement, Aixtron will pay Prof. Dr. Blättchen EUR 220 per hour of consulting services performed.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Owners of Genus Shares of Common Stock

The following table sets forth certain information known to Genus regarding beneficial ownership of Genus’ common stock as of January 31, 2005 by (i) each of the Genus directors, (ii) each executive officer named in the Summary Compensation Table appearing herein, (iii) all directors and executive officers of Genus as a group, and (iv) each person known by Genus to beneficially own more than 5% of Genus’ common stock:

NAME AND ADDRESS OF BENEFICIAL OWNER**	NUMBER OF SHARES (1)		PERCENT OF CLASS (2)
William W.R. Elder	686,128	(3)	1.71%
Thomas E. Seidel	159,322	(4)	*
Mario M. Rosati	64,235	(5)	*
G. Frederick Forsyth	35,000	(6)	*
Todd S. Myhre	75,535	(7)	*
Robert J. Richardson	35,000	(8)	*
Shum Mukherjee	253,489	(9)	*
All directors and executive officers as a group	1,308,709	(10)	3.21%

*	Less than 1%.
**	Except as indicated otherwise, the address is: c/o Genus, Inc., 1139 Karlstad Drive, Sunnyvale, CA 94089.
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Applicable percentage ownership is based on 39,889,706 shares of common stock outstanding as of January 31, 2005 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to the options currently exercisable, or exercisable within 60 days of January 31, 2005, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Includes 75,000 shares held by William W.R. Elder and Gloria S. Elder, and options to purchase 331,778 shares of common stock exercisable within 60 days of January 31, 2005.
(4)	Includes options to purchase 128,194 shares of common stock exercisable within 60 days of November 30, 2004.
(5)	Includes 1,500 shares of common stock held by Mario Rosati Trust, 3,500 shares of common stock held by Mr. Rosati’s spouse, options to purchase 35,000 shares of common stock exercisable within 60 days of January 31, 2005, and of 735 shares held by Mr. Rosati through his proportionate partnership interest in WS Investment Company holdings.
(6)	Includes options to purchase 35,000 shares of common stock exercisable within 60 days of January 31, 2005.
(7)	Includes options to purchase 40,000 shares of common stock exercisable within 60 days of January 31, 2005.
(8)	Includes options to purchase 35,000 shares of common stock exercisable within 60 days of January 31, 2005.
(9)	Includes options to purchase 232,139 shares of common stock exercisable within 60 days of January 31, 2005.
(10)	Includes of shares held and of options to purchase common stock exercisable within 60 days of January 31, 2005.

Beneficial Owners of Aixtron Shares

The following table sets forth certain information known to Aixtron regarding beneficial ownership of Aixtron’s shares as of February 1, 2005 by (i) each of Aixtron’s supervisory and executive board members, (ii) each of Aixtron’s executive officers, (iii) all directors and executive officers of Aixtron as a group, (iv) each person known by Aixtron to beneficially own more than 5% of Aixtron’s shares, and (v) the percent of Aixtron’s shares held by U.S. holders:

NAME AND ADDRESS OF BENEFICIAL OWNER**	NUMBER OF SHARES (1)		PERCENT OF CLASS (2)
Prof. Dr. Wolfgang Blättchen	1,216	(3)	*
Christopher C. Dodson	1,260		*
Paul K. Hyland	0		*
Dr. Holger Jürgensen	10,037,108	(4)	15.48%
Karl - Hermann Kuklies	2,600	(5)	*
Timothy McEntee	0		*
Stephen D. Perry	0		*
Prof. Dr. Rüdiger v. Rosen	1,100	(6)	*
Kim Schindelhauer	1,039,604	(7)	1.60%
Dr. Bernd Schulte	0		*
Joachim Simmroß	21,800	(8)	*
All supervisory and executive board members as a group	11,104,688		17.33%
Cominvest Asset Management Platz der Einheit 1, 60327 Frankfurt am Main, Germany		(9)	4.70%
Approximate percent held by U.S. holders		(10)	6.80%

*	Less than 1%.
**	Except as indicated otherwise, the address is: c/o Aixtron Aktiengesellschaft, Kackertstrasse D-52072 Aachen, Germany.
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Applicable percentage ownership is based on 64,831,512 shares of common stock outstanding as of February 1, 2005 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares.
(3)	Consists of 1000 shares owned by his wife.
(4)	Dr. Jürgensen, directly or indirectly, beneficially owns 10,037,108 shares through his ownership stake in Altera GmbH.
(5)	Consists of 900 shares owned by his wife and 1,700 shares owned by his minor child.
(6)	Consists of 1,100 shares owned by Prof. Dr. v. Rosen’s minor child.
(7)	Mr. Schindelhauer, directly or indirectly, beneficially owns 1,039,604 shares through his ownership stake in SBG Beteiligung GmbH.
(8)	Includes 9,000 owned by his wife and 1,800 by his daughter.
(9)	The amount of shares is not required to be disclosed under German law, but based on its disclosed percentage of ownership and the number of issued and outstanding Aixtron ordinary shares as of December 23, 2004, it is estimated that the number of ordinary shares owned is 3,701,879.
(10)	Based on a Schedule 13-F filing dated January 17, 2005.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Genus

The shares of Genus common stock, warrants and units are currently traded on the Nasdaq National Market under the symbol “GGNS”. The closing price for each share of common stock of Genus on July 1, 2004, the last trading day before the announcement of the execution of the merger agreement, was $3.40.

The closing price per share of Genus common stock as reported on the Nasdaq National Market on February 7, 2005, the most recent trading day practicable before the printing of this document, and the high and low closing prices per share of Genus common stock for the most recent six months was $2.10, $2.45, and $1.58, respectively.

The table below sets for the high and low sale prices of shares of Genus common stock for the periods presented on the Nasdaq National Market.

	Common Stock (US$)
Calendar Period	High	Low	Dividends Paid
2002
First Quarter	4.25	2.16	0.00
Second Quarter	4.69	1.90	0.00
Third Quarter	2.05	0.90	0.00
Fourth Quarter	3.04	0.91	0.00
2003
First Quarter	3.38	1.51	0.00
Second Quarter	3.25	1.56	0.00
Third Quarter	4.82	2.40	0.00
Fourth Quarter	7.50	3.85	0.00
2004
First Quarter	6.22	2.90	0.00
Second Quarter	4.14	2.11	0.00
Third Quarter	3.53	1.80	0.00
Fourth Quarter	2.45	1.58	0.00
Month Ended 2004
July	3.53	1.97	0.00
August	2.32	1.80	0.00
September	2.24	1.96	0.00
October	2.45	1.68	0.00
November	2.05	1.58	0.00
December	2.06	1.61	0.00
2005
January	2.33	1.87	0.00
February (through February 7, 2005)	2.17	1.93	0.00

Aixtron

The ordinary shares of Aixtron are currently traded on the Frankfurt Stock Exchange under the symbol “AIXG”. The closing price for each share of common stock of Aixtron on July 1, 2004, the last trading day before the announcement of the execution of the merger agreement, was €5.82.

The closing price per share of Aixtron ordinary shares as reported on the Frankfurt Stock Exchange on February 7, 2005, the most recent trading day practicable before the printing of this document, was € 3.79.

The table below sets for the high and low sale prices of shares of Aixtron ordinary shares for the periods presented on the Frankfurt Stock Exchange.

	Ordinary Share (Euro)
Calendar Period	High	Low	Dividends Paid
2002
First Quarter	30.15	18.55	0.00
Second Quarter	21.18	10.40	0.18
Third Quarter	12.70	4.50	0.00
Fourth Quarter	7.40	4.04	0.00
2003
First Quarter	5.15	2.04	0.00
Second Quarter	4.77	2.40	0.08
Third Quarter	5.80	3.40	0.00
Fourth Quarter	5.65	4.24	0.00
2004
First Quarter	7.35	4.72	0.00
Second Quarter	6.10	4.47	0.00
Third Quarter	6.24	3.65	0.00
Fourth Quarter	4.50	3.04	0.00
Month Ended 2004
July	6.22	4.30	0.00
August	4.78	3.69	0.00
September	4.12	3.64	0.00
October	5.33	4.16	0.00
November	4.56	4.19	0.00
December	3.58	3.04	0.00
2005
January	3.98	3.04	0.00
February (through February 7, 2005)	3.91	3.74	0.00

DESCRIPTION OF THE AIXTRON ORDINARY SHARES

This section summarizes the material rights of Aixtron shareholders under German law, and the material provisions of Aixtron’s articles of association (Satzung). This description of Aixtron’s share capital is only a summary and does not describe the articles of association in their entirety. Copies of Aixtron’s articles of association are publicly available from the commercial register (Handelsregister) of the local court (Amtsgericht) in Aachen, Germany, and an English translation of them has been filed with the SEC in the United States. For information regarding how to obtain copies from the SEC, see the section entitled “Where You Can Find More Information.”

Stated Share Capital

Aixtron’s stated share capital (Grundkapital) amounts to € 64,831,512 divided into 64,831,512 ordinary shares without par value. All Aixtron ordinary shares are in bearer form. Shareholders do not have the right to the issue of a share certificate representing his share(s). As of February 7, 2005, there were 64,831,512 Aixtron ordinary shares issued and outstanding, all of which were fully paid. Aixtron does not own or hold any Aixtron ordinary shares. In February 2001, the stated share capital was increased by € 1,125,120 from € 31,197,120 to € 32,322,240 because of the conversion of convertible bonds (Wandelschuldverschreibungen) issued in 1997. In May 2001, the stated share capital was increased by € 32,322,240 from € 32,322,240 to € 64,644,480 by using retained earnings of Aixtron (Kapitalerhöhung aus Gesellschaftsmitteln). In January 2002, the stated share capital was increased by € 108,480 from € 64,644,480 to € 64,752,960 because of the conversion of convertible bonds issued in 1997. For the fiscal year ended December 31, 2002, the stated share capital was increased by € 75,672 from € 64,752,960 to € 64,828,632 because of the exercise of certain stock options issued in 1999. In January 2003, the stated share capital was increased by € 2,880 from € 64,828,632 to € 64,831,512 because of the conversion of convertible bonds issued in 1997. The stated share capital will amount up to € 91,831,512 upon a resolution of Aixtron’s executive board (Vorstand), with consent of the supervisory board (Aufsichtsrat), to increase the stated share capital from € 64,831,512, by up to € 27,000,000 up to a total amount of € 91,831,512 against contribution of all issued and outstanding shares of Genus utilizing the Authorized Share Capital I and upon registration of the implementation of such capital increase in the commercial register.

Authorized Share Capital (genehmigtes Kapital)

By resolution of September 30, 2004, the general meeting (Hauptversammlung) of the shareholders authorized Aixtron’s executive board to increase, in each case, with consent of the supervisory board, Aixtron’s stated share capital at any time or from time to time on or before September 29, 2009 by up to € 27,000,00.00 by issuing up to 27,000,000 new shares without par value against the contribution of all issued and outstanding shares of Genus as contributions in kind (Authorized Share Capital I). In this case Aixtron’s executive board is also authorized to exclude, with the consent of the supervisory board, the preemptive rights (Bezugsrechte) of the existing shareholders to subscribe for any issue of new shares.

By resolution of September 30, 2004, the general meeting of the shareholders authorized Aixtron’s executive board to increase, in each case, with consent of the supervisory board, Aixtron’s stated share capital at any time or from time to time on or before September 29, 2009 by up to € 5,415,756.00 by issuing new shares without par value against either cash contribution or contribution in kind (Authorized Share Capital II). Under certain circumstances, Aixtron’s executive board is also authorized to exclude, in each case with the consent of the supervisory board, the preemptive rights of the existing shareholders to subscribe for any issue of new shares.

The Authorized Share Capital I and II was registered with the commercial register on January 3, 2005. Aixtron’s executive board is expected to resolve, with the consent of Aixtron’s supervisory board, to use its authorized share capital in the amount of up to € 27,000,000.00 to issue the ordinary shares underlying the Aixtron ADSs to be issued to Genus’ shareholders in connection with the merger. The merger cannot be completed until Aixtron’s executive board adopts this resolution with consent of the supervisory board.

Conditional Share Capital (bedingtes Kapital)

The conditional share capital that may be used to the extent that holders of Aixtron’s convertible bonds may be issued in accordance with the resolution of the general meeting of October 24, 1997 exercise their conversion rights currently amounts to € 44,160.00.

The conditional share capital that may be used to the extent that option rights under Aixtron’s general stock option plans adopted by resolution of the general meeting of Aixtron shareholders of May 26, 1999 may be issued and exercised currently amounts to € 2,924,328.00.

The conditional share capital that may be used to the extent that option rights under Aixtron’s general stock option plans adopted by resolution of the general meeting of Aixtron shareholders of May 22, 2002 may be issued and exercised currently amounts to € 3,511,495.00.

The conditional share capital that may be used to the extent that holders of Aixtron’s convertible bonds or warrants (Wandel- oder Optionsschuldverschreibungen) may be issued in accordance with the resolution of the general meeting of May 22, 2002 exercise their conversion and option rights or fulfill their obligations to convert convertible bonds currently amounts to € 25,931,452.00.

Future Share Capital; Preemptive Rights

Aixtron’s stated share capital may be increased against either contributions of cash or contributions-in-kind by a resolution of Aixtron’s general meeting of shareholders with a 75% majority of the share capital represented at the meeting at which the resolution is adopted, or under Aixtron’s articles of association by a resolution of the executive board with the consent of the supervisory board by using Aixtron’s authorized share capital.

In accordance with the German Stock Corporation Law, an existing shareholder in a stock corporation has a preemptive right to subscribe for any issue of new shares, debt instruments convertible into shares (Wandelschuldverschreibungen) and participating debt instruments (Genussrechte) in proportion to the number of shares held by that shareholder in the existing stated share capital of the company. The general meeting may exclude this preemptive right by a majority of at least 75% of the share capital represented at the meeting at which the resolution authorizing the capital increase is adopted. In addition to these formal procedural requirements, the exclusion requires a substantive justification. The executive board is required to submit a written report concerning this justification to the general meeting. The goal pursued by the corporation through the issuance of the new security must outweigh the elimination of this preemptive right and that the goal could not be reasonably achieved without it. A substantive justification is not required for the events described under either of the two bullets points in the first paragraph in the section entitled “Description of the Aixtron Ordinary Shares—Stated Share Capital”.

The preemptive rights are freely assignable and may be traded on German stock exchanges for a specified time within the subscription period. The preemptive rights lapse if they are not exercised.

Dividend and Liquidation Rights

The ordinary shares underlying the Aixtron ADSs that you will receive in the merger are fully entitled to any dividends as and when declared by Aixtron. Upon proposal by Aixtron’s executive board and supervisory board, the annual general meeting of shareholders approves the allocation of Aixtron’s net profits (Bilanzgewinn), which Aixtron determines on the basis of its unconsolidated annual financial statements prepared in accordance with the accounting principles generally accepted in Germany. The executive board and the supervisory board are authorized to allocate, in their discretion, up to half of Aixtron’s net profit in any fiscal year to other retained earnings (andere Gewinnrücklagen). Shareholders participate in dividends in proportion to the number of shares held by each shareholder.

In accordance with the German Stock Corporation Law, upon Aixtron’s liquidation, shareholders will receive, in proportion to their shareholdings, any liquidation proceeds remaining after payment of all of Aixtron’s liabilities.

Voting Rights and General Meetings

A general meeting of the shareholders of Aixtron may be called by the executive board, the supervisory board or upon request of shareholders whose aggregate holding is not less than 5% of the stated share capital. The annual general meeting must take place within the first eight months of the fiscal year. The executive board calls this meeting upon the receipt of the supervisory board’s report on the annual financial statements.

Under German law and Aixtron’s articles of association, Aixtron must publish notices of shareholders meetings in the German electronic federal gazette (elektronischer Bundesanzeiger) at least one month before the last day on which the shareholders must deposit their shares for the meeting.

Under Aixtron’s articles of association, those shareholders who have deposited their shares during regular business hours before any general meeting with Aixtron and left on deposit until the end of that general meeting, a public notary, a securities depository bank (Wertpapiersammelbank) or any other place of deposit specified in the notice of the meeting, may participate in and vote in that general meeting. Shares are also deemed to have been deposited if, with the consent of an approved depository, they are deposited with a bank in a blocked security deposit (Sperrdepot) until the end of the general meeting. The shares must be deposited at least five business days prior to the general meeting. If no share certificates have been issued, the notice for the general meeting will specify the requirements for the participation and voting rights of the shareholders.

Each ordinary share carries one vote at general meetings of the shareholders. According to Aixtron’s articles of association, resolutions are generally passed with a simple majority of the votes cast. Resolutions that require a majority of the share capital represented at the time of the adoption of the resolution are passed with a simple majority of the share capital represented at the meeting of shareholders at which the resolution is considered, unless otherwise required by law. Under the German Stock Corporation Law, a number of significant resolutions must be passed by a majority of the votes cast and at least 75% of the share capital represented in connection with the vote taken on that resolution. The approval threshold required for some of these resolutions may be lowered by the articles of association.

The following resolutions require the approval of a majority of at least 75% of the share capital represented at the meeting:

•	capital increase;

•	exclusion of preemptive rights in a capital increase;

•	capital decreases (Kapitalherabsetzung);

•	creation of authorized share capital or conditional share capital;

•	amendment to the business purpose stated in Aixtron’s articles of association;

•	dissolution (Auflösung);

•	merger (Verschmelzung) or a consolidation with another stock corporation (Eingliederung) or another corporate transformation (Maßnahmen nach dem Umwandlungsgesetz);

•	transfer of all or substantially all of Aixtron’s assets; or

•	conclusion of any direct control, profit and loss pooling or similar intercompany agreements (Abschluß von Unternehmensverträgen).

However, Aixtron’s articles of association provide that a simple majority vote is required to the extent permitted by German Stock Corporation Law, which permits a lower vote for an increase in share capital where only voting shares are issued and preemptive rights are not excluded.

Although Aixtron must notify shareholders of any ordinary or extraordinary shareholders’ meeting as described above, neither the German Stock Corporation Law nor Aixtron’s articles of association fixes a minimum quorum requirement. This means that holders of a minority of Aixtron’s shares could control the outcome of resolutions not requiring a specified majority of Aixtron’s stated share capital.

Notice Requirements

In accordance with the German Stock Corporation Law, each enterprise owning Aixtron ordinary shares must notify Aixtron promptly if the aggregate number of ordinary shares it holds exceeds or falls below 25% of Aixtron’s share capital or if it acquires or disposes of the majority of Aixtron’s voting rights. For any period in which a notice is not given, the enterprise is prevented from exercising its rights as an Aixtron shareholder, including voting rights and dividend rights.

The German Securities Trading Act (Wertpapierhandelsgesetz) provides for extensive notification requirements. It requires each person whose voting rights reach, exceed or, after exceeding, fall below the 5%, 10%, 25%, 50% or 75% voting rights thresholds in a company to notify the company and the Federal Supervisory Agency (Bundesanstalt für Finanzdienstleistungsaufsicht) in writing within seven calendar days after they have reached, exceeded or fallen below that threshold. For any period in which a notice is not given, the shareholder is prevented from exercising its rights as an Aixtron shareholder, including voting rights and dividend rights.

Notices, Paying Agent and Depository

Aixtron publishes official notices exclusively in the German electronic federal gazette (elektronischer Bundesanzeiger). In addition, Aixtron publishes notices regarding its shares in at least one national newspaper designated for notices by the Deutsche Börse.

In addition, Aixtron will file reports and other information with the SEC as described under the section entitled “Where You Can Find More Information.”

Dresdner Bank AG and Commerzbank AG are the German Paying and Depository Agents (Zahl- und Hinterlegungsstelle) for the Aixtron ordinary shares.

There are no limitations on rights to own Aixtron ordinary shares.

DESCRIPTION OF THE AIXTRON AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, as depositary, will issue the Aixtron ADSs in the merger. Each Aixtron ADS will represent an ownership interest in one ordinary share that Aixtron will deposit with the custodian under a deposit agreement among Aixtron, the depositary and each Aixtron ADS holder from time to time. In the future, each Aixtron ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you. Your Aixtron ADSs will be evidenced by what are known as American Depositary Receipts, or Aixtron ADRs. An Aixtron ADR may be issued in either book-entry or certificated form by the depositary. If an Aixtron ADR is issued in book-entry form, you will receive periodic statements from the depositary showing your ownership interest in Aixtron ADSs.

The depositary’s office is located in New York, New York.

You may hold Aixtron ADSs either directly or indirectly through your broker or other financial institution. If you hold Aixtron ADSs directly, you are an Aixtron ADR holder. The description below assumes you hold your Aixtron ADSs directly. If you hold the Aixtron ADSs through your broker’s or financial institution’s nominee, you must rely on the procedures of a broker or financial institution to assert the rights of Aixtron ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the Aixtron ordinary shares underlying the Aixtron ADSs, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the Aixtron ADSs are generally governed by New York law.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of Aixtron ADR, which contains the terms of your Aixtron ADSs. You can read a copy of the agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also copy the agreement, a copy of which is available at the SEC’s Public Reference Room at 450 Fifth Street. N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Ordinary Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my Aixtron ADSs?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the Aixtron ordinary shares or other deposited securities, after deducting expenses (if any). You will receive those distributions in proportion to the number of underlying Aixtron ordinary shares your Aixtron ADSs represent.

Aixtron may make various types of distributions with respect to its securities. Except as stated below, to the extent the depositary is legally permitted, it will deliver those distributions to Aixtron ADR holders in proportion to their interests in the following manner:

Cash. The depositary will convert cash distributions from foreign currency to United States dollars as promptly as practicable if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments. If the exchange rates fluctuate during a time when the depositary cannot convert the currency, you may lose some or all of the value of the distribution.

Shares. In the case of a distribution in ordinary shares, the depositary will issue additional Aixtron ADRs to evidence the number of Aixtron ADSs representing those ordinary shares. Only whole Aixtron ADSs will be issued. Any ordinary shares that would result in fractional Aixtron ADSs will be sold and the net proceeds will be distributed to the Aixtron ADR holders entitled thereto.

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if Aixtron provides satisfactory evidence that the depositary may lawfully distribute those rights, the depositary may arrange for Aixtron ADR holders to instruct the depositary as to the exercise of those rights. However, if Aixtron does not furnish this evidence, the depositary may:

•	sell those rights, if practicable, and distribute the net proceeds as cash; or

•	to the extent a sale cannot be made due to the nontransferability of rights, limited markets for the rights, the short duration of the rights or otherwise, allow those rights to lapse, whereupon Aixtron ADR holders will receive nothing.

Aixtron has no obligation to file a registration statement under the United States Securities Act of 1933 in order to make any rights available to Aixtron ADR holders. If Aixtron does not choose to file a registration statement, the United States Securities Act of 1933 will restrict the sale, deposit, cancellation and transfer of Aixtron ADRs issued upon the exercise of rights.

Other Distributions. In the case of a distribution of securities other than those described above, the depositary may either:

•	distribute the securities in any manner it deems equitable and practicable; or

•	sell the securities and distribute any net proceeds in the same way it distributes cash.

Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

To the extent the depositary determines, after consultation with Aixtron, that any distribution is not lawful or practicable with respect to any holder, the depositary may make the distribution in a method that it deems lawful and practicable, including the distribution of foreign currency or securities. The depositary may also retain those items, without paying interest on or investing them, on behalf of the Aixtron ADR holder as deposited securities.

There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, or shares or other securities at a specified price, or that any of those transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue Aixtron ADSs?

The depositary will issue Aixtron ADSs if you or your broker deposit Aixtron ordinary shares or evidence of rights to receive shares with the custodian, along with any other documents required by the depositary.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that those shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares, including those being deposited by or on Aixtron’s behalf in connection with the merger, for the account of the depositary. Aixtron ADR holders thus have no direct ownership interest in the shares and only have the rights that are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and the additional items are referred to as deposited securities.

Upon the deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an Aixtron ADR or Aixtron ADRs in the name of the person entitled thereto evidencing the number of Aixtron ADSs to which that person is entitled. Certificated Aixtron ADRs will be delivered at the depositary’s office. At your risk, expense and request, the depositary may deliver certificated Aixtron ADRs at any place as you may request. If Aixtron ADRs are in book-entry form, a statement setting forth the relevant ownership interest will be mailed to holders by the depositary. An Aixtron ADR holder can always request that the Aixtron ADSs not be held through the depositary’s direct registration system and that a certificated Aixtron ADR be issued.

How do Aixtron ADR holders cancel an Aixtron ADS and obtain deposited securities?

When you turn in your Aixtron ADS at the depositary’s office and upon

•	surrender of the Aixtron ADR,

•	payment of certain applicable fees, charges and taxes, and

•	in the case of Aixtron ADRs held through the depositary’s direct registration system, appropriate instructions,

the depositary will deliver the underlying ordinary shares to an account with Clearstream Banking AG (CSB) that the holder specifies.

Before you withdraw deposited securities, Aixtron, the depositary or the custodian may require:

•	payment of stock transfer or other taxes or governmental charges and registration fees charged by third parties for the transfer of the deposited securities; and

•	proof as to the identity and genuineness of any signature and other information.

The withdrawal of deposited securities may be also be suspended:

•	when Aixtron requests, so that it may close its books or pay dividends in an orderly fashion or to facilitate orderly voting of the deposited securities; or

•	when the registrar or Clearstream Banking AG is closed.

Voting Rights

How do I vote?

If you are an Aixtron ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights of the shares that underlie your Aixtron ADSs. After receiving voting materials from Aixtron, the depositary will notify all Aixtron ADR holders of any shareholders’ meeting or solicitation of consents or proxies, as well as the recommendation of the custodian regarding voting of the shares underlying your ADSs. This notice will describe how you may instruct the depositary to exercise the voting rights that underlie your Aixtron ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, to the extent the depository or its agents act without gross negligence or bad faith, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

Because there is no guarantee that you will receive voting materials in time to instruct the depositary to vote, it is possible that you, or persons who hold the Aixtron ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates. The depositary will fix record dates for the determination of the Aixtron ADR holders who will be entitled:

•	to receive any distribution, or

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

all subject to the provisions of the deposit agreement.

Reports and Other Communications

Where will I be able to view reports from Aixtron?

The depositary will make available for inspection by Aixtron ADR holders any written communications from Aixtron that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by Aixtron in English.

Fees and Expenses

What fees and expenses will I be responsible for paying?

Aixtron ADR holders will be charged a fee for issuance of Aixtron ADSs, including issuances resulting from distribution of shares, rights, and other property, and for each surrender of Aixtron ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. Aixtron ADR holders or persons depositing shares may also be charged the following expenses:

•	to the extent not prohibited by the rules of the primary stock exchange on which the ADSs are listed, $.02 or less per ADS (or portion of any ADS) for any cash distribution made pursuant to the deposit agreement and a fee of $1.50 per ADR or ADRs for any transfers of ADRs;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex, and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into United States dollars.

Aixtron will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between Aixtron and the depositary. The fees described above may be amended from time to time upon 30 days notice to holders of ADRs.

Payment of Taxes

Aixtron ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any Aixtron ADS or Aixtron ADR, deposited security or distribution. If an Aixtron ADR holder owes any tax or other governmental charge, the depositary may deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount owing from the net proceeds of that sale. In either case the Aixtron ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may refuse to effect any registration or any withdrawal of deposited securities, each except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay that tax or charge and distribute any remaining net proceeds to the Aixtron ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

If Aixtron takes certain actions that affect the deposited securities, including:

•	any change in nominal value, split-up, consolidation or other reclassification of deposited securities,

•	any dividend or free distribution on deposited securities consisting of shares or any other distribution other than of cash or rights to obtain shares, and

•	any recapitalization, reorganization, merger, liquidation, or similar corporate event or sale of all or substantially all Aixtron’s assets,

then any of the cash or securities the depositary receives shall constitute part of the deposited securities and each Aixtron ADS will then represent a proportionate interest in that property or, the depositary may, if Aixtron so requests:

•	distribute any part of the cash or securities so received;

•	execute and deliver Aixtron ADSs; or

•	call for the surrender of outstanding Aixtron ADSs in exchange for new Aixtron ADSs.

Amendment and Termination

How may the deposit agreement be amended?

Aixtron may agree with the depositary to amend the deposit agreement and the Aixtron ADSs without your consent for any reason. Aixtron ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges or otherwise prejudices any substantial existing right of Aixtron ADR holders. The imposition or increase of taxes or charges specifically payable by Aixtron ADR holders under the deposit agreement does not require 30 days’ notice. If an Aixtron ADR holder continues to hold Aixtron ADSs or Aixtron ADRs after being so notified, the Aixtron ADR holder is deemed to have agreed to the amendment. An amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your Aixtron ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or Aixtron ADSs to be amended, Aixtron and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement by giving the Aixtron ADR holder at least 30 days’ prior notice at Aixtron’s request or if the depositary has given Aixtron a written resignation, provided that, on notice from Aixtron, the depositary may not terminate the agreement until Aixtron has appointed a new depositary who has accepted the position. After termination, the depositary’s only responsibility will be

•	to deliver deposited securities to Aixtron ADR holders who surrender their Aixtron ADRs, and

•	to receive and hold or sell distributions received on deposited securities.

As soon as practicable after the expiration of one year from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of those sales, without liability for interest, in trust for the Aixtron ADR holders who have not yet surrendered their Aixtron ADRs. After making a sale, the depositary shall have no obligations except to account for the proceeds and other cash.

Limitations on Obligations and Liability to Aixtron ADS Holders

The deposit agreement expressly limits the obligations and liability of the depositary, Aixtron and their respective agents. Neither Aixtron nor the depositary will be liable:

•	if either is prevented or delayed by, or subject to any civil or criminal penalty in performing any obligation by law, regulation, the provisions of or governing the deposited securities, or acts of God, war, terrorism or other circumstances beyond its control;

•	for exercising or failing to exercise discretion under the deposit agreement;

•	if either performs its obligations without gross negligence or bad faith; or

•	for any action based on advice or information from legal counsel, accountants, a person presenting shares for deposit, any holder, or other person believed in good faith to be competent to give relevant advice.

Neither the depositary nor its agents has any obligation to appear in, prosecute or defend any action, suit or other proceedings in respect of any deposited securities or the Aixtron ADSs.

The depositary will not be responsible for failing to carry out instructions to vote the Aixtron ADSs or for the manner in which Aixtron ADSs are voted or the effect of the vote to the extent the depositary and its agents act without gross negligence or bad faith.

The depositary may own and deal in securities and in Aixtron ADSs.

Requirements for Depositary Actions

Aixtron, the depositary or the custodian may refuse to:

•	issue, register or transfer an Aixtron ADR or Aixtron ADRs;

•	effect a split-up or combination of Aixtron ADRs; or

•	deliver distributions on any Aixtron ADRs,

unless the deposit agreement provides otherwise, until the following conditions have been met:

•	the holder has paid all stock transfer or other taxes, governmental charges, and registration fees charged by third parties for the transfer of any deposited securities;

•	the holder has provided the depositary with any information the depositary may deem necessary and consistent with the deposit agreement, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with those regulations as the depositary may reasonably and in good faith establish under the deposit agreement.

The depositary may also suspend the issuance of Aixtron ADSs, the deposit of shares, the registration, transfer, split-up or combination of Aixtron ADRs, or the withdrawal of deposited securities unless the deposit agreement provides otherwise, if the register for Aixtron ADRs or any deposited securities or, in the case of ADRs in book-entry form, the CSB, is closed or if the depositary or Aixtron decides such action is advisable.

By holding an Aixtron ADR or an interest in an Aixtron ADS, you will be agreeing to comply with all applicable provisions of German law and Aixtron’s corporate documents regarding the notification of changes in your interest in shares, including Sections 21 and 22 of the German Securities Trading Act. As of the date of this proxy statement/prospectus the statutory notification obligations of the German Securities Trading Act apply to anyone who holds, either directly or by way of imputation pursuant to the provisions of Section 22 of the German Securities Trading Act, voting rights in Aixtron and reaches or exceeds 5%, 10%, 25%, 50% or 75% of the voting rights in Aixtron or, after having reached or exceeded any relevant threshold, falls below that threshold.

By holding an Aixtron ADR or an interest in an Aixtron ADS you:

•	will be deemed to acknowledge that failure to provide on a timely basis any required notification of a change in interest in shares may result in withholding of certain rights, including voting and dividends rights, in respect of the shares in which you have an interest; and

•	agree to comply with all relevant disclosure requirements.

Pre-Release of Aixtron ADRs

The depositary may also issue Aixtron ADRs prior to the deposit with the custodian of shares or rights to receive shares. This is called a pre-release of the Aixtron ADR. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may pre-release Aixtron ADRs only if:

•	the depositary has received collateral for the full market value of the pre-released Aixtron ADRs; and

•	each recipient of pre-released Aixtron ADRs agrees in writing that he, she or it:

•	beneficially owns the underlying shares;

•	transfers all beneficial rights in those shares to the depositary;

•	holds those shares for the account of the depositary; and

•	will deliver those shares to the custodian as soon as practicable, and promptly but in no event more than five business days after a demand therefor.

In general, the number of pre-released Aixtron ADRs will not evidence more than 30% of all Aixtron ADSs outstanding at any given time excluding those evidenced by pre-released Aixtron ADRs. However, the depositary may change or disregard that limit from time to time as it deems appropriate.

COMPARISON OF SHAREHOLDER RIGHTS

Genus is incorporated under the laws of California and Aixtron is a stock corporation organized under the laws of the Federal Republic of Germany. In accordance with the merger agreement, at the effective time of the merger, the holders of shares of common stock of Genus will exchange their shares for newly issued Aixtron ADSs. Your rights as a holder of Aixtron ADSs will be governed by German law and the current articles of association of Aixtron. The following is a comparison of the material rights of the current shareholders of Genus and the shareholders of Aixtron after the merger, under each company’s organizational documents and the statutory framework in California and Germany.

The following description does not purport to be complete and is qualified by reference to the current certificate of incorporation and by-laws of Genus, and the current articles of association of Aixtron. In addition, shareholders should read the California Corporations Code and the German Stock Corporation Law for a complete description of the information related thereto summarized below.

Provision	Genus	Aixtron
Authorized Capital Stock	100,000,000 shares of common stock; 2,000,000 shares of preferred stock.

Stated share capital equals € 64,831,512.00, divided into 64,831,512 ordinary shares. The authorized share capital (Genehmigtes Kapital) after the registration of the charter amendment with the commercial register will be equal to € 32,415,756.00. The conditional share capital (Bedingtes Kapital) consists of:

•        up to € 44,160.00 reserved for issuance upon exercise of convertible subordinated notes (Wandelschuldverschreibungen);

•        up to € 2,924,328.00 reserved for issuance upon exercise of outstanding stock options (Gewährung von Bezugsrechten);

•        € 25,931,452.00 for issuance upon exercise of convertible bonds (Wandelschuldverschreibungen); and

•        € 3,511,495.00 reserved for issuance upon exercise of outstanding stock options (Gewährung von Bezugsrechten).

Governing Body	The business and affairs of Genus is managed by a board of directors.	The business and affairs of Aixtron is: • controlled by a supervisory board; and • managed by an executive board.

Number of Directors	Six, as provided in the current by-laws until changed by a by-law amendment. However, the by-laws provide that there may not be less than four or more than seven.	Supervisory board: six, as provided in the current articles of association. The minimum requirement by law is three and, if a company has more than 2,000 employees, depends on the number of employees of the company. Additional members may be elected by the general meeting of shareholders, but only in multiples of three. German law requires that a

Provision	Genus	Aixtron

specified number of employee representatives have to be members of the supervisory board if a company employs at least 500 employees in Germany.

Executive board: two or more, as determined by the supervisory board.

Election of the Board of Directors	Annually by shareholders.	Supervisory board: elected by shareholders for terms up to five years. Executive board: appointed by supervisory board for terms up to five years.

Vacancies on the Board of Directors	May be filled by a majority of remaining directors, by a sole remaining director, by written consent of the majority of shares entitled to vote, or, in the case of the removal of a director, only by a majority vote of shareholders at a meeting or by unanimous written consent of all shares entitled to vote on the matter.

Supervisory board: may be filled by a resolution approved at a shareholders meeting or by a court order upon request of the executive board.

Executive board: may be filled by a resolution approved by the supervisory board or by a court order upon request of the other members of the executive board, the supervisory board or creditors of Aixtron.

Removal of Directors

By majority vote of shareholders, by majority written consent of shareholders or by court order.

However, a director cannot be removed without cause if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election where the same total number of votes were cast.

Supervisory board: removal by a 75% or greater vote of holders of ordinary shares or by court order.

Executive board: removal by the supervisory board or by court order only for good cause, such as serious breach of duty or a bona fide vote of no confidence by shareholders.

Liability of Directors for Monetary Damages	Eliminated to the fullest extent permissible under California law.	Members of the executive board and the supervisory board who breach their duties shall be jointly and severally liable to Aixtron for any resulting damage. Aixtron may not waive a claim for damages earlier than three years after the claim has arisen.

Indemnification of Directors, Officers, Employees or other Agents	Indemnification is provided for directors and officers to the fullest extent allowed by the California Corporations Code, but is merely permitted for employees and other agents.	Aixtron assumes premiums for liability and legal expenses insurance for members of its executive board and supervisory board covering liability risks arising from the activities of the executive board and the supervisory board.

Provision	Genus	Aixtron
Authorization of Board of Directors to determine the rights, preferences and restrictions on any unissued series of Preferred Stock	The board is authorized to determine the rights, preferences and restrictions on any unissued series of preferred stock.	Neither the supervisory board nor the executive board is authorized to determine the rights, preferences and restrictions on any unissued series of preferred stock. Preferred stock (Vorzugsaktien) may only be created by a resolution of the general meeting of shareholders.

Quorum Requirements	Majority of the shares entitled to vote required at a meeting of shareholders and majority of directors required at a meeting of the board.	No requirements.

Special Meeting of Shareholders	Called at any time by board of directors, chairman of the board, or the president.	Called by the executive board and the supervisory board or, in those cases required by law, by the supervisory board or upon request of shareholders whose aggregate holding is not less than 5% of the stated share capital.

Shareholder Action by Written Consent without a Meeting	Shareholder action by written consent without a meeting is permitted, if consent signed by the holders of at least the minimum amount of votes necessary had all entitled shares been present and voted, except in the case of election of directors, in which case the consent must be signed by all shareholders.	Shareholder action by written consent without a meeting is not permitted.

Shareholder Voting by Proxy	Shareholders may vote by proxy.	Shareholders may vote by proxy.

Inspection of Voting List of Shareholders	Inspector(s) may be appointed by the board of directors or by the chairman of the meeting upon request of any shareholder.	In the general meeting of shareholders, the list of attendees has to be made available to the shareholders prior to the first vote. Each shareholder has the right to inspect the list of attendees up to two years subsequent to the respective general meeting.

Amendments to By-laws

Yes, by majority vote of shareholders or written consent of shareholders holding a majority of the outstanding shares or by a majority vote of directors or unanimous written consent of directors.

However, an amendment changing or fixing the number of directors requires a vote or written consent of shareholders holding a majority of the outstanding shares.

The supervisory board is authorized to resolve amendments and supplements to the by-laws of the executive board (Geschäftsordnung des Vorstands) and the by-laws of the supervisory board (Geschäftsordnung des Aufsichtsrats).

Provision	Genus	Aixtron
In addition, an amendment reducing the minimum number of directors to less than 5 cannot be adopted if the votes cast against it or the shares not consenting (in the case of action by written consent) are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote.

Date of Annual Shareholder meetings	Designated by the board of directors; if not designated, the annual meeting shall be at 3:00 p.m. on the first Friday of February in each year.	Convened by the executive board and the supervisory board within the first eight months of the fiscal year. The notice/agenda for the annual meeting of shareholders is published at least one month before the 5th working day prior to the date of the shareholders meeting.

Cumulative Voting	Yes, so long as a shareholder gives prior notice of its intent to vote cumulatively. However, cumulative voting is permitted only in the election of directors.	No (1 vote per share).

Advance Notice of Shareholder Nominees and Shareholder Business

Advance notice of shareholder nominees or shareholder business is required and must be received at Genus’ principal executive offices no less than 120 calendar days before the first anniversary of the proxy statement mailing in connection with the previous year’s annual meeting, except that if no annual meeting was held the previous year or if the date has been changed more than 30 days from the time specified in the previous year’s proxy statement, notice by the shareholder must be received a reasonable time before the solicitation is made.

The advance notice must state a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the shareholder meeting and the name and address of the shareholders proposing such business as they appear on Genus’ books.

Not required.

Provision	Genus	Aixtron
Amendments to the Charter	The charter may be amended by a majority vote of shareholders or by written consent of shareholders holding a majority of the outstanding shares.	Any amendment to the articles of association requires a resolution of the general meeting with at least a majority of the votes cast and at least a majority of the share capital represented at the general meeting, but certain amendments, in particular those related to capital measures, require a 75% majority of the share capital. The supervisory board may adopt amendments and supplements to the articles of association only to correct the wording when necessary to comply with the resolutions of the executive board regarding an increase of stated share capital.

Appraisal/Dissenters’ Rights	Dissenters’ rights as and to the extent provided for under the California Corporations Code.	Dissenters’ rights as and to the extent provided for under the German Stock Corporation Law and the German Transformation Act (Umwandlungsgesetz).

ENFORCEABILITY OF CIVIL LIABILITIES

Aixtron is a German stock corporation, and its executive offices and a substantial portion of its assets are located outside the United States. In addition, the members of Aixtron’s executive board and senior management as well as members of Aixtron’s supervisory board and the experts named herein are residents of Germany and jurisdictions other than the United States. As a result, it may be difficult for investors to effect service inside or outside the United States upon Aixtron, members of Aixtron’s executive board and senior management as well as members of Aixtron’s supervisory board or experts or to enforce either inside or outside the United States judgments obtained against such persons in United States courts, or to enforce in United States courts judgments either inside or outside the United States, in any action, including actions predicated upon the civil liability provisions of the United States securities laws. The service of process in United States proceedings on persons in Germany is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil cases if the current address of the defendant is known. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the United States securities laws.

Aixtron has been advised by its German counsel, McDermott Will & Emery Rechtsanwälte LLP, that there may be doubt as to the enforceability in Germany, in original actions, of liabilities predicated on the United States securities laws and that in Germany both recognition and enforcement of court judgments with respect to the civil liability provisions of the United States securities laws are solely governed by the provisions of the German Civil Procedure Code (Zivilprozessordnung). In some cases, especially when according to the German statutory provisions, the international jurisdiction of the United States court will not be recognized, or the judgment conflicts with basic principles (for example, the restrictions to compensatory damages and limited pre-trial discovery) of German law, the United States judgment might not be recognized by a German court.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in Genus’ proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to Genus in a timely manner.

Genus will hold an annual meeting in the year 2005 only if the merger is not completed. In order for a shareholder proposal to be considered for inclusion in Genus’ proxy statement for the 2005 annual meeting (if it is held), shareholder proposals must be received no later than December 30, 2004. However, if the date of Genus’ annual meeting is moved before May 11, 2005 or after July 10, 2005, the deadline for inclusion in Genus’ proxy statement is a reasonable time before Genus begins to print and mail its proxy materials.

EXPERTS

The consolidated financial statements incorporated in this registration statement/prospectus by reference to the Annual Report on Form 10-K of Genus, Inc. for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements included in this proxy statement/prospectus have been audited by Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of related financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Aixtron ordinary shares offered by this proxy statement/prospectus will be passed upon for Aixtron by McDermott Will & Emery Rechtsanwälte LLP, Dusseldorf.

United States federal income tax consequences of the merger will be passed upon for Aixtron by McDermott Will & Emery LLP, Chicago, Illinois, and for Genus by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

WHERE YOU CAN FIND MORE INFORMATION

Genus files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Genus with the SEC at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

Genus files its reports, proxy statements and other information electronically with the SEC. You may access information on Genus at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Aixtron has filed a registration statement on Form F-4 to register with the SEC the Aixtron ordinary shares underlying the Aixtron ADSs that Genus’ shareholders will receive in the merger. The depositary for the Aixtron

ADSs has filed a separate registration statement on Form F-6 relating to the Aixtron ADSs. This proxy statement/prospectus is a part of the registration statement on Form F-4. This proxy statement/prospectus is a prospectus of Aixtron as well as being a proxy statement to the Genus shareholders.

As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Please refer to the registration statement for further information with respect to Genus, Aixtron and the Aixtron ADSs to be issued. In addition, this proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. Information and statements contained in this document, or any annex to this document incorporated by reference in this document, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this document or incorporated in this document by reference.

The following documents, which were filed by Genus with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Genus’ annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

•	Genus’ quarterly report on Form 10-Q for the quarter ending March 31, 2004 filed with the SEC on May 10, 2004;

•	Genus’ quarterly report on Form 10-Q for the quarter ending June 30, 2004 filed with the SEC on August 9, 2004;

•	Genus’ quarterly report on Form 10-Q for the quarter ending September 30, 2004 filed with the SEC on November 9, 2004;

•	Genus’ Current Report on Form 8-K filed with the SEC on July 2, 2004; and

•	Genus’ amendment to Quarterly Report on Form 10-Q/A filed with SEC on February 8, 2005.

In addition, all documents filed by Genus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the Genus special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

All information contained in this document or incorporated in this document by reference relating to Genus has been supplied by Genus, and all such information relating to Aixtron has been supplied by Aixtron. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document, or if you have questions about the merger, you should contact:

Genus, Inc.

1139 Karlstad Drive

Sunnyvale, CA 94089

Attention: Investor Relations

or

Aixtron Aktiengesellschaft

Kackertstrasse 15-17

D - 52072 Aachen

Germany

Attention: Investor Relations

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND SUPERVISORY BOARD OF AIXTRON AG:

We have audited the accompanying consolidated balance sheets of Aixtron Aktiengesellschaft (“Aixtron AG”), and its consolidated subsidiaries, (the “Company” or “Aixtron”), as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended all expressed in Euro. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with United States generally accepted accounting principles.

As described in Note 2 to these consolidated financial statements, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2003 and 2002.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Hanover, Germany

December 22, 2004, except for note 18, as to which the date is January 22, 2005

AIXTRON AG

Consolidated Balance Sheets (as restated)

As of December 31, 2003 and 2002

(EUR in thousands)

		As of December 31,
	Note	2003	2002
		(as restated, see Note 2)	(as restated, see Note 2)
ASSETS:
Current assets:
Cash and cash equivalents		45,303	62,286
Accounts receivable, net of allowances of EUR 187 in 2003 and EUR 456 in 2002		9,495	10,625
Inventories	4	33,011	42,147
Other current assets	5	7,162	6,621
Deferred income tax—net		1,427	2,014

Total current assets		96,398	123,693
Property, plant and equipment, net	6	43,300	45,472
Goodwill	7	12,957	16,823
Other intangible assets, net	7	4,558	5,342
Long-term receivable		—	1,300
Deferred tax assets	15	6,153	98
Other non-current assets		346	32

TOTAL ASSETS		163,712	192,760

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable		9,714	8,032
Accrued expenses and other current liabilities	8	8,423	13,634
Advanced payments from customers		13,097	16,676
Convertible bonds	10	3	3
Deferred revenues		3,088	1,683

		34,325	40,028

Long-term liabilities:
Other long-term liabilities		152	—
Pensions accrual	11	784	742

		936	742

Minority interest		159	359

Commitments and contingencies	13	—	—

Shareholders’ equity:	12
Ordinary shares, par value EUR 1.00 per share, authorized 129,657,262 shares, issued and outstanding 64,831,512 as of December 31, 2003 and 2002		64,832	64,832
Additional paid-in capital		27,584	27,498
Retained earnings		36,651	59,675
Accumulated other comprehensive loss		(775)	(374)

		128,292	151,631

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		163,712	192,760

The accompanying notes are an integral part of these consolidated financial statements.

AIXTRON AG

Consolidated Statements of Operations (as restated)

For the years ended December 31, 2003 and 2002

(EUR in thousands, except share and per share data)

	For the years ended December 31,
	2003	2002
	(as restated, see Note 2)	(as restated, see Note 2)
Sales revenues	90,402	152,112
Cost of sales	71,983	88,916

Gross profit	18,419	63,196

Operating expenses
Selling expenses	15,731	20,227
General administration expenses	10,775	16,527
Research and development costs	14,222	12,091
Other operating income	3,140	7,418
Other operating expenses	2,852	879
Impairment of goodwill	2,867	—
Restructuring charges	1,718	—

Operating income (loss)	(26,606)	20,890
Interest income	1,139	2,228
Interest expense	13	77

Income (loss) before income taxes	(25,480)	23,041
Provision (benefit) for income taxes	(7,442)	7,908

Net income (loss) before minority interest	(18,038)	15,133
Minority Interest	(200)	(10)

Net income (loss)	(17,838)	15,143

Net income (loss) per common share:
Basic	(0.28)	0.23
Diluted	(0.28)	0.23

Weighted average number of shares used in computing per share amounts:
Basic	64,831,512	64,828,872
Diluted	64,831,512	64,854,312

Consolidated Statements of Comprehensive Income (Loss) (as restated)

For the years ended December 31, 2003 and 2002

(EUR in thousands)

	For the years ended December 31,
	2003	2002
	(as restated, see Note 2)	(as restated, see Note 2)
Net income (loss)	(17,838)	15,143
Foreign currency translation	(1,870)	(2,305)
Gain on derivative instruments	1,469	—

Comprehensive income (loss)	(18,239)	12,838

The accompanying notes are an integral part of these consolidated financial statements.

AIXTRON AG

Consolidated Statements of Changes in Shareholders’ Equity (as restated)

(EUR in thousands)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Gain/(Loss), net of tax	Total Shareholders’ Equity
	Number of Shares	Amount
Balances, January 1, 2002 (as restated, see Note 2)	64,828,632	64,829	27,449	56,202	1,931	150,411
Dividends				(11,670)		(11,670)
Ordinary shares issued in settlement of convertible bonds	2,880	3	3			6
Foreign currency translation adjustments					(2,305)	(2,305)
Deferred stock compensation			46			46
Net income				15,143		15,143

Balances, December 31, 2002 (as restated, see Note 2)	64,831,512	64,832	27,498	59,675	(374)	151,631

Dividends				(5,186)		(5,186)
Foreign currency translation adjustments					(1,870)	(1,870)
Deferred stock compensation			86			86
Gain on derivative financial instruments					1,469	1,469
Net loss				(17,838)		(17,838)

Balances, December 31, 2003 (as restated, see Note 2)	64,831,512	64,832	27,584	36,651	(775)	128,292

The accompanying notes are an integral part of these consolidated financial statements.

AIXTRON AG

Consolidated Statements of Cash Flows (as restated)

For the years ended December 31, 2003 and 2002

(EUR in thousands)

	For the years ended December 31,
	2003	2002
	(as restated, see Note 2)	(as restated, see Note 2)
Net income (loss)	(17,838)	15,143
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock compensation	86	46
Impairment of goodwill	2,867	—
Depreciation and amortization expense	5,832	5,430
Loss on disposal of fixed assets	15	36
Loss (gain) on disposal of investment	80	(1,870)
Deferred income taxes	(5,468)	1,357
Changes to assets and liabilities:
Accounts receivable	2,430	8,664
Inventories	9,137	29,792
Other assets	904	6
Accounts payable	1,682	(281)
Accrued expenses and other current liabilities	(5,211)	(25,155)
Deferred revenues	1,405	(1,507)
Long-term liabilities	194	(1,133)
Advanced payments from customers	(3,579)	(35,457)

NET CASH USED IN OPERATING ACTIVITIES	(7,464)	(4,929)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchase of fixed assets	(3,179)	(12,931)
Purchase of intangible assets	(94)	(267)
Purchase of long-term investment	(52)	(32)
Proceeds from sale of long-term investment	4	2

NET CASH USED IN INVESTING ACTIVITIES	(3,321)	(13,228)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from capital contribution	—	6
Change in minority interest	(199)	89
Dividends paid	(5,186)	(11,670)

NET CASH USED IN FINANCING ACTIVITIES	(5,385)	(11,575)

Effect of exchange rates on cash	(813)	(898)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,983)	(30,630)
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	62,286	92,916

CASH AND CASH EQUIVALENTS—END OF YEAR	45,303	62,286

The accompanying notes are an integral part of these consolidated financial statements.

AIXTRON AG

Consolidated Statements of Cash Flows (as restated)

For the years ended December 31, 2003 and 2002—(Continued)

(EUR in thousands)

	For the years ended December 31,
	2003	2002
SUPPLEMENTAL DISCLOSURES:
Interest paid	13	77
Income taxes paid	235	20,748
Non-cash investing and financing activities
Acquisition of intangible asset in exchange for equity investment and intangible asset	—	2,550

The accompanying notes are an integral part of these consolidated financial statements.

AIXTRON AG

Notes to the Consolidated Financial Statements

(EUR in thousands, except for share or per share data or as otherwise stated)

1. Business Description

Aixtron Aktiengesellschaft (“Aixtron AG”) and its consolidated subsidiaries (collectively, the “Company” or “Aixtron”) develop and produce metal organic chemical vapor deposition (MOCVD) equipment for the production of compound semi-conductors and similar materials. These materials are used mainly in opto-electronic and micro-electronic applications and serve as the basis for highly complex devices. The markets served are primarily in Asia, America and Europe. Group production facilities are located in Aachen and Herzogenrath in Germany and Cambridge in the United Kingdom. Aixtron has been publicly listed on the Frankfurt Stock Exchange since 1997.

In addition to Aixtron, the following 100% owned subsidiaries are included in the consolidated financial statements:

AIXTRON Inc., Atlanta, United States of America

Thomas Swan Scientific Equipment Ltd. (TSSE Ltd.), Cambridge, United Kingdom

AIXTRON Chu-sik-hoe-sa (AIXTRON Cshs), Seoul, South Korea

AIXTRON Taiwan Co., Ltd. (AIXTRON Taiwan), Hsinchu City, Taiwan

Dotron GmbH, Frankfurt am Main, Germany

The Company has the following majority owned subsidiaries included in the consolidated financial statements:

Epigress AB, Lund, Sweden (69.92% ownership interest)

AIXTRON Kabushiki Kaisha, (AIXTRON KK), Tokyo, Japan (90.0% ownership interest)

In 2003, Dotron GmbH, Frankfurt, Germany, was acquired by the Company for EUR 28. Dotron GmbH has not commenced operations as of December 31, 2003.

2. Basis of Presentation and Significant Accounting Policies

The consolidated financial statements have been prepared and published in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Restatements

Aixtron restated its financial statements for the periods presented herein in connection with the filing of its registration statement with the United States Securities and Exchange Commission. The restatements relate to the following:

(1) Revenue recognition

The restatement reflects certain retroactive adjustments to Aixtron’s revenue recognition policy to comply with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”) and Emerging Issues Task Force Issue No. 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). Aixtron previously recorded the entire revenue on a contract upon the shipment of MOCVD equipment after successfully completing a full customer acceptance test at Aixtron’s production facility. The estimated cost of the installation of the equipment was accrued at the time of shipment.

The restated financial statements reflect adjustments to record revenue in accordance with SAB 104 and EITF 00-21 for all periods presented, under which the sale of MOCVD equipment and the installation of the equipment are considered two separate units of accounting. After a full customer acceptance test has been successfully completed at Aixtron’s production facility, the MOCVD equipment is made ready for shipment and revenues from the sale of the MOCVD equipment are recognized upon shipment to the customer. Revenue relating to the installation of the equipment at the customer site is a separate unit of accounting, which is deferred until installation at the customer site is completed. The restatement resulted in a change to sales revenue and the

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

corresponding cost of sales, the foreign exchange effect thereon and changes to reverse certain selling expenses that were previously accrued upon shipment of the equipment. See our “Revenue Recognition” accounting policy for a detailed description of the Company’s revised accounting policy.

(2) Recognition of Epigress AB put option liability

When Aixtron purchased a 70% interest in Epigress AB in 1999, Aixtron granted the holders of the remaining 30% minority interest in Epigress AB a put option permitting them to sell their shares of common stock to Aixtron between October 10, 2004 and December 9, 2004. As of December 31, 2003 and 2002, the aggregate exercise price of the put option was EUR 1,773. Previously, Aixtron did not report a separate liability in its 2003 financial statements and, instead, reduced the goodwill recorded for Epigress AB by the estimated fair value of the put option.

The financial statements for 2003 have been restated to record a EUR 1,240 liability (see Note 8) representing the estimated fair value of the put option in 2003, which was offset by a reduction in the goodwill impairment charge relating to Epigress AB that Aixtron had previously recorded in the year ended December 31, 2003. This restatement did not have an impact on reported net income or shareholders’ equity, but resulted in a reclassification between impairment of goodwill and other operating expenses, with corresponding reclassifications to the balance sheet.

(3) Reclassification of restructuring charges

In its statement of operations for the year ended December 31, 2003, Aixtron classified certain costs associated with restructuring, amounting to EUR 1,718, in cost of sales, selling expenses and general administration expenses, based on the nature of the restructuring expenses. In the restated 2003 statement of operations, these costs have been reclassified to one line item within operating income, “Restructuring Charges”, to enhance the disclosure in accordance with the guidance contained in Staff Accounting Bulletin No. 100, that such charges be separately disclosed if material. This reclassification did not have an impact on reported operating income, net income or shareholders’ equity.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Reconciliations of shareholders’ equity and net income as of and for the years ended December 31, 2003 and 2002 as previously reported to the corresponding restated amounts and the impact of these restatements and reclassifications on individual line items in the statements of operations and balance sheets are presented below:

	Year ended December 31,
	2003	2002
Net income (loss), as previously reported	(19,196)	15,265
Restatements:
(1) Revenue recognition
Sales revenues	(882)	1,365
Cost of sales	2,423	(2,008)
Selling expenses	74	(15)
Other operating income/expense	630	463

	2,245	(195)
Tax effect on above	(887)	73

Revenue recognition, net of tax	1,358	(122)
(2) Epigress AB put option:
Impairment of goodwill	1,240	—
Other operating income/expense	(1,240)	—
(3) Restructuring charge
Cost of sales	781	—
Selling expenses	391	—
General administrative expenses	546	—
Restructuring charges	(1,718)	—

Net income (loss), as restated	(17,838)	15,143

Basic and diluted income (loss) per share, as previously reported	(0.30)	0.24
Basic and diluted income (loss) per share, as restated	(0.28)	0.23

	As of December 31,
	2003	2002
Shareholders’ equity, as previously reported	131,037	155,685
Restatements:
(1) Revenue recognition	(2,745)	(4,054)
(2) Epigress AB put option:
Goodwill	1,240	—
Accrued expenses and other current liabilities	(1,240)	—

Shareholders’ equity, as restated	128,292	151,631

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

The cumulative effect of applying the revised revenue recognition policy on periods prior to January 1, 2002, amounting to EUR 4,058 has been recorded as an adjustment to retained earnings as of January 1, 2002. The impact of these restatements and reclassifications on the statements of operations and balance sheets are summarized below.

	Year ended December 31,
	2003		2002
	As previously reported	As restated	As previously reported	As restated
Sales revenue	91,284	90,402	150,747	152,112
Cost of sales	75,187	71,983	86,908	88,916

Gross profit	16,097	18,419	63,839	63,196
Operating expenses
Selling expenses	16,196	15,731	20,212	20,227
General administration expenses	11,321	10,775	16,527	16,527
Research and development costs	14,222	14,222	12,091	12,091
Other operating income	2,854	3,140	7,074	7,418
Other operating expenses	1,957	2,852	999	879
Impairment of goodwill	4,107	2,867	—	—
Restructuring charges	—	1,718	—	—

Operating income (loss)	(28,852)	(26,606)	21,084	20,890
Interest income	1,139	1,139	2,229	2,228
Interest expense	12	13	77	77

Income (loss) before income taxes	(27,725)	(25,480)	23,236	23,041
Provision (benefit) for income taxes	(8,329)	(7,442)	7,981	7,908

Net income (loss) before minority interest	(19,396)	(18,038)	15,255	15,133
Minority Interest	(200)	(200)	(10)	(10)

Net income (loss)	(19,196)	(17,838)	15,265	15,143

	As of December 31,
	2003		2002
	As previously reported	As restated	As previously reported	As restated
Current assets	97,771	96,398	128,330	123,693
Total assets	164,935	163,712	197,398	192,760
Current liabilities	32,802	34,325	40,612	40,028
Long-term liabilities	936	936	742	742
Minority interest	159	159	359	359
Shareholders’ equity	131,037	128,292	155,685	151,631

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Principles of Consolidation

The consolidated financial statements include the accounts of Aixtron and all of its majority-owned and controlled subsidiaries. All inter-company profits, transactions and balances have been eliminated in the consolidation. A minority interest is recorded in the balance sheet and the statements of operations for the minority shareholders’ share in the net assets and the income or loss of these subsidiaries, respectively. Cumulative retained losses relating to a minority interest in a subsidiary that exceed the minority interest in the equity capital of the subsidiary are not allocated to the minority interest.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the balance sheet dates and the reported amounts of revenue and expense during the reported periods. Actual results could differ from those estimates.

Certain Significant Risks and Uncertainties

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: changes in the overall demand for products and services, especially with respect to LED products; successful integration of the newly merged company, see note 18; competitive pressures due to excess capacity or price reductions in the compound semiconductor industries; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; exchange rate fluctuations; risks associated with the ability to obtain necessary raw materials; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Concentrations

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with high-quality institutions. Generally, credit risk with respect to accounts receivable is diversified due to their dispersion across different geographic locations throughout the world. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, except in Asia, where irrevocable letters of credit are routinely obtained shortly after order confirmation. The Company maintains reserves for potential credit losses and historically such losses have been within management’s expectations.

During 2003 and 2002, no customers accounted for more than 7% of total revenue.

Foreign Currency Translation

The consolidated financial statements have been prepared in euros (“EUR”). The financial information for subsidiaries outside the euro-zone is measured using local currencies as the functional currencies of those subsidiaries. Assets and liabilities of these subsidiaries are translated into euros at exchange rates prevailing at the end of the year. Revenues and expenses relating to the operations of such subsidiaries are translated at average exchange rates during the year. Resulting translation adjustments are recorded as other comprehensive income (loss). Exchange rate effects of transactions in foreign currencies, other than the functional currency, are recorded in the statement of operations.

Derivative Financial Instruments

The Company principally uses derivative foreign currency financial instruments for the financial management of foreign currency risks. Applying Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133, the Company measures all derivative foreign currency financial instruments based on fair values derived from market prices of the instruments. The Company applies hedge accounting for all hedges that are highly effective in offsetting the identified hedged risks as required by the SFAS No. 133 effectiveness criteria.

Cash Flow Hedges

Beginning in the fourth quarter of 2003, the Company uses forwards and options to hedge the impact of the fluctuations in exchange rates on cash flows from forecasted sales transactions in non-functional currencies. The Company typically hedges less than 100% of the forecasted sales contracts. The derivative instruments are designated as cash flow hedges and have been determined to be effective. Accordingly, the changes in fair value of these cash flow hedges are deferred in other accumulated comprehensive income until the underlying exposure is recognized in the statement of operations.

When the underlying sales transaction is recognized, the related gain or loss on the cash flow hedge accumulated in other comprehensive income is released to the statement of operations. In the event that the underlying sales transaction does not occur, or it becomes probable that it will not occur, the gain or loss on the related cash flow hedge is immediately released from accumulated other comprehensive income and included in the statement of operations. In accordance with this policy the Company recorded an unrealized gain of EUR 1,469 in other comprehensive income as of December 31, 2003. Since none of these forecasted transactions had matured as of December 31, 2003, no gains or losses have been recognized in the statement of operations.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Fair Value Hedges

The Company uses foreign currency forward contracts to hedge firmly committed sales transactions denominated in non-functional currencies. These contracts are entered into as economic hedges, but do not meet all the criteria of SFAS No. 133 in order to apply hedge accounting. Therefore Aixtron has not applied hedge accounting and has recognized changes in the fair value of these derivatives in the statement of operations.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on hand, current deposits with credit institutions and short-term notes with a remaining maturity of three months or less at the date of acquisition.

Accounts Receivable

Accounts receivable are carried at estimated net realizable value. Allowances are recorded, if necessary, in an amount considered by management to be sufficient to meet future losses related to the collectibility of the accounts receivable.

Allowance for doubtful accounts roll-forward:

	Year ended December 31,
	2003	2002
Balance at beginning of year	456	1,670
Utilization of the allowance	(77)	(1,047)
Reduction of allowance in the year	(192)	(167)

Balance at end of year	187	456

Inventories

Inventories are stated at the lower of weighted average cost and market. Cost includes net prices paid for materials purchased, charges for freight and customs duties, production labor cost and factory overhead. Allowances for slow moving, excess and obsolete and otherwise unsaleable inventory are recorded based primarily on either the Company’s estimated forecast of product demand and production requirement for the next twelve months or historical trailing twelve month usage. A significant increase in the demand for the Company’s products could result in a short-term increase in the cost of inventory purchases while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand requiring additional inventory write-downs.

When there has been no usage of an inventory item during a period of twelve months, the Company writes down such inventories in full. This policy is designed to reflect the rapid technology and market changes affecting the Company’s business, which may make such inventories on hand obsolete or excess. These inventories are generally held for a further period of twelve months, after which time with no further usage, they are generally scrapped.

In 2003, the Company conducted a specific review of inventories on hand relating to orders removed from the order backlog, to determine if any additional write-down should be made. This review indicated a further €2.9 million write-off of inventories should be made.

If the Company ships equipment to customers for which revenue cannot be recognized until final acceptance from the customer, the Company reports this equipment as inventory at customer locations.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The following table presents the assigned economic lives of the Company’s property, plant and equipment:

Assigned economic life
Buildings	25 years
Machinery and equipment	3 – 10 years
Other plant, factory and office equipment	3 – 8 years

The Company constructs certain of its plant and facilities. In addition to costs under construction contracts, external costs directly related to the construction of such facilities, including duty and tariff, and equipment installation and shipping costs, are capitalized. Capitalized interest was nil for the years ended December 31, 2003 and 2002. Depreciation is recorded from the time assets are placed in service.

Repairs and maintenance costs are expensed as incurred.

Goodwill and Other Intangible Assets

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002, and as of that date stopped amortizing goodwill that resulted from business combinations completed prior to the adoption of SFAS No. 141, Business Combinations. The Company tests its recorded goodwill for impairment each year as of November 1 or if an event occurs or circumstances change that would indicate that the carrying amount exceeds the fair value of the goodwill. The test is conducted by computing (comparing) the fair value of an identifiable reporting unit by using discounted future cash flows supported by other evidence such as the valuation of comparable companies. If the carrying value of the reporting unit exceeds its fair value, the extent to which goodwill is impaired is calculated by comparing its carrying value to the implicit fair value of goodwill, which equals the fair value of the reporting unit minus the fair value of the reporting unit’s net assets. Based on the tests performed, no impairment loss was recorded upon adoption of this standard as of January 1, 2002, and as of December 31, 2002. Management determined that at December 31, 2003 goodwill recorded for one of the reporting units, Epigress AB, was impaired, and a write-down of goodwill amounting to EUR 2,867 was recognized in 2003 as described in Note 7. In connection with the impairment, Aixtron also recorded a charge to income of EUR 1,240 relating to an increase in the fair value of a written put option that entitles the minority interest holders of Epigress AB to put their shares to Aixtron as described in Note 13. As of December 31, 2003, the Company’s remaining goodwill balance of EUR 12,957 relates to its reporting units Thomas Swan Scientific Equipment Ltd., Epigress AB and Aixtron KK.

Intangible assets include patents and similar rights and software purchased for internal use, which are valued at cost and are amortized on a straight-line basis over the term of the rights or useful life, ranging from two to 18 years.

Investments

The Company had a strategic non-controlling investment in a non-publicly traded company. Although the Company had greater than a 20% interest in the investee, the investment is accounted for under the cost method as the Company does not have the ability to exercise significant influence over the investee’s operations. Losses in value of the investment, that are deemed other than temporary, are recognized in the statement of operations as an operating expense. The investment was recorded under other non-current assets for an amount of nil and EUR 32 as of December 31, 2003 and 2002, respectively. Aixtron sold all of its long-term investments during 2003.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Evaluation of Long-lived Assets

Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized.

Revenue Recognition

Aixtron generates revenue from the sale and installation of MOCVD equipment, spare parts and maintenance services to its customers. The sale of MOCVD equipment involves a customer acceptance test at Aixtron’s production facility. After successful completion of this test, the equipment is dismantled and packaged for shipment. Upon arrival at the customer site the MOCVD equipment is reassembled and installed, which is a service generally performed by Aixtron engineers. Aixtron gives no general rights of return, discounts, credits or other sales incentives within its terms of sale. However, occasionally some customers of Aixtron have specifically negotiated to include some of these terms. For products that have not been previously demonstrated to meet product specification requirements previously, or where specific rights of return have been negotiated, all revenue is recognized only upon final customer acceptance at the customer site.

The restated financial statements reflect adjustments to record revenue in accordance with SAB 104 and EITF 00-21 for all periods presented, under which the sale of MOCVD equipment and the installation of the equipment are considered two separate units of accounting. Revenues are recognized pursuant to SAB 104 when persuasive evidence of an arrangement exists, the price is fixed or determinable, shipment is made and collectibility is reasonably assured.

After a full customer acceptance test has been successfully completed at Aixtron’s production facility, the MOCVD equipment is made ready for shipment and revenues from the sale of the MOCVD equipment are recognized upon shipment to the customer. Revenue relating to the installation of the equipment at the customer site is a separate unit of accounting, which is deferred until installation at the customer site is completed. The portion of the contract revenue deferred until completion of the installation services is determined based on the higher of the fair value of the installation services or the portion of the contract amount that is due and payable upon completion of the installation. Fair value of the installation services is determined based on an estimate of the materials and time required to complete the installation, multiplied by the hourly rate charged to customers for similar services.

Revenue related to the installation of MOCVD equipment is recorded when the installation is complete and the final customer acceptance has been confirmed. An accrual for estimated cost of warranty is recorded upon shipment of the equipment.

Revenue on the sale of spare parts and maintenance services is recognized when the parts are delivered or as the services are performed.

Cost of Sales

Cost of sales includes such direct costs as materials, labor and related production overheads.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Research and Development

Research and development costs are expensed as incurred. Project funding received from the German government and the European Union is recorded in other operating income.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enacted rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Stock-based Compensation

The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, allows companies to elect to recognize the fair value of stock options granted as an expense, or to continue to account for stock options using the intrinsic value based method under APB Opinion No. 25 and provide pro forma disclosure of the impact of the fair value method on net income (loss) and net income (loss) per share.

As Aixtron elected to follow APB Opinion No. 25, compensation expense is computed for each employee stock option granted as the amount by which the quoted market price of Aixtron common shares on the measurement date exceeds the exercise price that the employee must pay to acquire the shares. If the Company had elected to apply the provisions of SFAS No. 123, the total estimated stock-based compensation expense, determined under the fair value based method, net of related tax effect, would have been amortized ratably over the option vesting periods. The following table illustrates the effect that application of the fair value recognition provisions of SFAS No. 123 would have had on net income (loss) of the Company:

	Year ended December 31,
	2003	2002
Net income (loss)—as reported	(17,838)	15,143
Add: Stock-based compensation expense as reported under the intrinsic value based method, net of related tax effect	86	46
Less: Stock-based compensation expense determined under fair value based method, net of related tax effect	(6,741)	(9,183)

Pro forma net income (loss)	(24,493)	6,006

Basic and diluted net income (loss) per share:
As previously reported	(0.30)	0.24
As restated	(0.28)	0.23
Pro forma	(0.38)	0.09

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

The estimated stock-based compensation expense under the fair value based method is computed using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31,
	2003	2002
Expected life (years)	4.29	4.32
Risk free interest rate	3.54%	4.89%
Dividend yield	0.00%	0.00%
Expected volatility	76.30%	93.27%

Based on the Black-Scholes option pricing model, the estimated weighted average grant date fair value of employee stock options was EUR 1.59 for options granted in 2003 and EUR 5.55 for options granted in 2002. For further information on the Company’s stock option plans refer to Note 12.

The Company did not pay a dividend related to fiscal year 2003 because the Company was not profitable. Whether the Company will issue a dividend in the future depends on the Company’s future profitability.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) per share by the weighted average number of common shares outstanding for the year. Diluted net income (loss) per share reflects the potential dilution that could occur if options issued under the Company’s stock option plan were exercised and convertible bonds were converted, unless such conversion would have an anti-dilutive effect. See Note 17.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes gains and losses that are not included in net income (loss), but are recorded directly in shareholders’ equity. For the years 2003 and 2002, other comprehensive income (loss) comprised foreign currency translation adjustments and unrealized gains and losses on derivative financial instruments.

Fair Value of Financial Instruments

The following disclosure is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. Financial instruments include cash and cash equivalents, accounts receivable, investments, accounts payable, and accrued liabilities. The carrying amounts of the financial instruments approximate their fair values based upon quoted market rates or due to their short-term maturities. Management’s estimate of the fair value of the Company’s convertible notes and stock options are based on available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values of forward exchange contracts are based on external market price quotes from banks.

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which replaces EITF Issue 94-3, Liability Recognition for Certain Employee Termination Benefits

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 regulates accounting for the costs of disposal or discontinuation of business activities. SFAS No. 146 is to be applied to future discontinuation or disposal activities which were begun after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition to the SFAS No. 123 fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires disclosures of the effects of an entity’s accounting policy with respect to stock-based compensation on reported net income (loss) and earnings per share in the financial statements in the summary of significant accounting policies. As permitted by SFAS No. 148, the Company adopted the disclosure-only provisions of that accounting standard.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. The changes in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classifies a financial instrument as a liability (or an asset in some circumstances) if certain conditions are met. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The financial instruments in existence prior to May 31, 2003 were not affected by SFAS No. 150 on the adoption date. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year end. The adoption of FIN 45 did not have any impact on the Company’s financial position or results of operations.

In January 2003, the FASB released Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires that the primary beneficiary of a variable interest entity (VIE) consolidate that entity. FIN 46 is effective immediately for VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to VIEs in which an enterprise holds a variable interest it acquired before February 1, 2003. In December 2003, the FASB published FIN 46R, a revision to FIN 46, to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

did not create any VIEs after January 31, 2003 and was not the primary beneficiary of any VIEs as of December 31, 2003. The Company expects that the full adoption of FIN 46R in 2004 will not have a material impact on the Company’s financial position or results of operations.

On July 31, 2003, the EITF reached a consensus on its tentative conclusions on Issue 03-5, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software. EITF Issue 03-5 discusses that software deliverables are within the scope of Statement of Position 97-2, as are non-software deliverables for which the related software is essential to the functionality of the non-software deliverables. EITF Issue 03-5 became effective for the Company on October 1, 2003. The adoption of EITF Issue 03-5 did not have a material effect on the Company’s financial position or results of operations.

3. Restructuring

In the first half of 2003, the Company implemented restructuring plans, including work force reductions in its production and general and administrative activities at Aixtron AG, Aixtron Inc., Epigress AB and TSSE Ltd. In addition, the Company closed the Epigress AB production facility.

Total restructuring charges in 2003 were EUR 1,718, covering employee severance payments. The Company terminated the operating lease with no penalties or early termination fees and all fixed assets associated with the Epigress AB production facility were fully depreciated and disposed of or transferred to the Aixtron AG production facility. Costs associated with the restructuring plans for which a liability has been incurred at December 31, 2003 have been included in the restructuring charges. As of December 31, 2003, this plan has been fully implemented and there are no additional expenses anticipated in 2004.

The details of the restructuring charges for the year ended December 31, 2003 and the provision at December 31, 2003 are as follows:

	Total restructuring charges	Charges paid in 2003	Accrual December 31, 2003
Severance payments	1,718	1,666	52

In addition to these restructuring charges the Company recorded an impairment charge to write off goodwill relating to Epigress AB, as discussed in Note 7.

4. Inventories

Inventories comprise the following:

	As of December 31,
	2003	2002
Raw materials	19,742	23,246
Work-in-process	15,628	18,206
Finished products	2,256	1,280
Inventories at customer locations	4,442	1,819

Total inventories	42,068	44,551
Allowance for obsolescence and/or lower market value	9,057	2,404

Total inventories, net	33,011	42,147

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

In 2003, management decided to remove certain customer orders from the reported order backlog because of delayed completion dates requested by these customers. Due to rapid technological changes occurring during this delay, the equipment that was the subject of these orders was no longer technologically current. As a result, the Company created an additional obsolescence allowance against specific raw materials procured for those products amounting to EUR 2,917 as at December 31, 2003.

5. Other Current Assets

Other current assets comprise the following:

	As of December 31,
	2003	2002
Value-added tax receivable	1,322	928
Income tax refund receivable	1,502	1,608
Fair value of forward contracts	2,768	584
Prepaid expenses	376	603
Prepaid inventory	229	1,173
Unbilled receivables	—	1,200
Other current assets	603	525
Research and development reimbursement receivable	362	—

Total other current assets	7,162	6,621

6. Property, Plant and Equipment

Property, plant and equipment, net, comprises the following:

	As of December 31,
	2003	2002
Land and buildings	35,054	34,156
Machinery and equipment	17,953	16,497
Other plant, factory, and office equipment	9,843	9,084

	62,850	59,737
Accumulated depreciation and amortization	(19,661)	(15,109)
Construction in progress	111	844

Property, plant and equipment, net	43,300	45,472

Construction in progress primarily relates to the construction of internal-use equipment.

7. Goodwill and Other Intangible Assets

Goodwill and other intangible assets comprise the following:

	As of December 31,
	2003	2002
Goodwill	12,957	16,823
Patents and similar rights and software	4,558	5,342

Goodwill and other intangible assets	17,515	22,165

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Goodwill

The changes in the carrying amount of goodwill are as follows:

	As of December 31,
	2003	2002
Balance as of January 1	16,823	17,680
Foreign currency translation	(999)	(857)
Impairment losses	(2,867)	—

Balance as of December 31	12,957	16,823

At the time of adoption of SFAS No. 142, January 1, 2002, a review of the impairment of the goodwill balance was completed, and goodwill was determined not to be impaired. The Company performed annual tests to determine whether, for the years ended December 31, 2003 and 2002, there was any impairment of the carrying amount of goodwill. As a result of the review for the year ended December 31, 2003, an impairment loss of EUR 2,867 was recognized as a charge to income in 2003. This impairment related to the goodwill recorded on the acquisition of Epigress AB in 1999. In 2003, the Company closed down the Epigress AB production facility to consolidate production at the Aixtron AG facility in Germany. The Epigress AB subsidiary will focus primarily on research and development activities and sales and marketing of silicon carbide MOCVD equipment.

The fair value of all identifiable reporting units was determined using discounted future cash flows supported by other evidence such as the valuation of comparable companies.

Patents and similar rights and software

Patents and similar rights and software are purchased by the Company. These intangible assets have been assigned a useful life ranging from two to 18 years. The changes in the carrying amounts of intangible assets are as follows:

	As of December 31,
	2003	2002
Gross carrying amount	8,674	8,345
Accumulated amortization	(4,116)	(3,003)
Patents and similar rights and software, net	4,558	5,342

The aggregate amortization expense for the years ended December 31, 2003 and 2002 were EUR 1,001 and EUR 826, respectively. The estimated aggregate amortization expense in each of the next five years is as follows:

Year ending December 31,
2004	782
2005	739
2006	523
2007	427
2008	363

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

8. Accrued Expenses and other current liabilities

Accrued expenses and other current liabilities comprise the following:

	As of December 31,
	2003	2002
Accrued payroll	1,336	3,204
Accrued commissions	959	1,096
Accrued fixed asset purchases	1,162	4,310
Other accrued expenses	1,960	2,476
Epigress AB written put option (Note a)	1,240	—
Warranty accrual	671	804
Taxes payable	76	576
Other payables	1,019	1,168

Accrued expenses and other current liabilities	8,423	13,634

a.	When Aixtron purchased a 70% interest in Epigress AB in 1999, Aixtron granted the holders of the remaining 30% minority interest in Epigress AB a put option permitting them to sell their shares of common stock to Aixtron between October 10, 2004 and December 9, 2004. As of December 31, 2003 and 2002, the aggregate exercise price of the put option was EUR 1,773. As of December 31, 2003, Aixtron has determined that exercise of this option is probable and has recorded a liability of EUR 1,240, representing the estimated fair value of the put option. Exercise of the put option was not deemed probable as of December 31, 2002.

9. Warranty Accrual

The Company offers 1 to 2 year warranties on all of its products. The warranty generally includes cost of labor, material and related overhead necessary to repair a product under the warranty period. The specific terms and conditions of those warranties may vary depending on the equipment sold, the terms of the contract and the locations to which they are sold. The Company establishes the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs at the time revenue is recognized. Factors that affect the Company’s warranty liability include the volume of sales, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty accrual and adjusts the amounts as necessary.

Movements in the warranty accrual during the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Balance as of January 1	804	3,716
Provisions for warranties issued in the year	1,104	1,189
Release	—	(1,792)
Actual costs incurred during the year	(1,237)	(2,309)

Balance as of December 31	671	804

10. Convertible Bonds

In November 1997, the Company issued 6% convertible bonds to employees, due November 2007, with a principal amount of EUR 320, interest payable annually in arrears. The bonds are not transferable and must be re-

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

purchased at par if the employee leaves the Company. The notes are convertible, at the option of the holder, into shares of common stock, initially at a conversion rate of 480 shares (after the effects of share splits) of common stock for each EUR 51.13 principal amount of notes plus payment of an additional EUR 971.45, subject to adjustment in certain circumstances. Holders of these bonds have the right to exercise the conversion option in respect of 50% of notes held at the earliest two years after the initial offering and in respect of 100% of notes held after three years from the date of the initial offering. The right to convert expires at the end of the life of the bond. The conversion feature was not deemed to be beneficial at issuance.

Prior to January 1, 2002, an aggregate of EUR 315 convertible bonds had been converted into 2,952,960 shares of common stock, after adjusting for share splits during the years ended December 31, 2001 and 2000. During the year ended December 31, 2002, EUR 0.3 convertible bonds were converted into 2,880 shares of common stock. As of December 31, 2003, Aixtron had also repurchased convertible bonds amounting to EUR 2 at face value.

The remaining outstanding convertible bonds as of December 31, 2003, amounting to EUR 3, can be converted, at the option of the holders, into 25,440 shares of common stock through November 2007.

11. Pension Obligations

The Company had made defined contribution pension plan commitments to two former members of the Executive Board of Aixtron, who left office as of May 31, 2002, and to one General Manager of an Aixtron subsidiary. The pension plans are not secured by a pension fund.

The changes to pension obligations for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Balance as of January 1	742	1,077
Income from reversal	—	(456)
Actuarial gain	(1)	(5)
Service cost	8	72
Interest expense	35	54

Balance as of December 31	784	742

Of the pension commitments as of December 31, 2003 and 2002, EUR 776 and EUR 742, respectively, relate to the two former Executive Board members.

The calculation of pension commitments is based on the following assumptions concerning discount rates and salary increases:

	Year ended December 31,
	2003	2002
Discount rate	5.5%	6.0%
Assumed future salary increase	0.0%	0.0%
Assumed future pension increase	1.5%	1.5%

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Net pension expenditures recognized in the income statement are composed as follows:

	Year ended December 31,
	2003	2002
Income from reversal	—	(456)
Actuarial gain	(1)	(5)
Service cost	8	72
Interest expense	35	54

Net pension expense (income)	42	(335)

12. Capital Stock

Ordinary Shares

The Company has 129,657,262 authorized ordinary shares of EUR 1.00 par value. As of December 31, 2003 and 2002, the Company had 64,831,512 ordinary shares issued and outstanding.

The Company paid cash dividends of EUR 5,186 (EUR 0.08 per share) and EUR 11,670 (EUR 0.18 per share) during 2003 and 2002, respectively, relating to dividends declared on the results of the years ended December 31, 2002 and 2001, respectively.

Stock Option Plans

The Company has two fixed option plans which reserve shares of common stock for issuance to members of the Executive Board, management and employees of the Company. The following is a description of these plans:

Stock Option Plan 1999

In May 1999, options were authorized to purchase 3,000,000 shares of common stock (after giving effect to capital increases, stock splits, and the Euro conversion). The options become exercisable in equal installments of 25% per year after the second anniversary of the date of grant, subject to certain conditions. Vested options are only permitted to be exercised when the performance of the Aixtron stock exceeds the performance of the Technology AS Price Index (formerly the New Market Index) by at least 5% in the reference period or when the turnover reported by Aixtron rises by at least 25% per year and the profit/revenue ratio is at least 12%. Regardless of fulfillment of these conditions, the stock options can be exercised when 15 years have elapsed. Under the terms of the 1999 plan, options are granted at prices equal to the average closing price over the last 20 trading days on the Frankfurt Stock Exchange before the grant date.

In 2002, options were granted with an exercise price slightly less than fair market value. Fair market value is determined based upon the closing trading price on the grant date. These grants were accounted for in accordance with APB No. 25 and the related expense for the period ended December 31, 2003 and 2002 of EUR 86 and EUR 46, respectively, were recorded in the statement of operations.

A total of 2,350,655 options to purchase common stock were outstanding under this plan as of December 31, 2003.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Stock Option Plan 2002

In May 2002, options were authorized to purchase 3,511,495 shares of common stock. The options become exercisable in equal installments of 25% per year after the second anniversary of the date of grant. Options expire ten years from date of grant. Under the terms of the 2002 plan, options are granted at prices equal to the average closing price over the last 20 trading days on the Frankfurt Stock Exchange before the grant date, plus a premium of 20% over the average closing price. No grants were issued with a strike price less than fair market value. The grants that were issued under this plan were accounted for in accordance with APB No. 25. A total of 928,070 options to purchase common stock were outstanding under this plan as of December 31, 2003.

Stock option transactions are summarized as follows:

	2003		2002
	Shares	Weighted average exercise price per share (EUR)	Shares	Weighted average exercise price per share (EUR)
Balance as of January 1	2,753,796	26.32	2,018,904	38.26
Granted	951,570	3.10	1,109,480	7.48
Forfeited	(426,641)	23.83	(374,588)	34.86

Balance as of December 31	3,278,725	19.91	2,753,796	26.32

Of which exercisable as of December 31	430,245	32.72	356,118	38.12

Information with respect to stock options outstanding at December 31, 2003 is as follows:

	Stock options, as of December 31, 2003
Exercise price (EUR)	Outstanding	Exercisable	Weighted average life to maturity (years)
3.10	928,070	—	9.5
7.48	898,615	—	13.5
18.70	423,180	306,330	10.5
26.93	533,200	—	12.5
67.39	495,660	123,915	11.5

	3,278,725	430,245

The weighted average life to maturity for all options outstanding is 11.5 years.

13. Commitments and Contingencies

Epigress AB put option

When Aixtron purchased a 70% interest in Epigress AB in 1999, Aixtron granted the holders of the remaining 30% minority interest in Epigress AB a put option permitting them to sell their shares of common stock to Aixtron between October 10, 2004 and December 9, 2004, for an aggregate of EUR 1,773. As of December 31, 2003, Aixtron has recorded a liability of EUR 1,240 relating to the estimated fair value of the put option.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Operating leases

The Company leases certain office and plant facilities, office furniture and motor vehicles under various operating lease arrangements. Original non-cancelable lease terms typically are between one and 15 years. At December 31, 2003, minimum rental commitments under operating leases having initial or remaining non-cancelable terms in excess of one year were as follows:

Year ending December 31,
2004	818
2005	705
2006	546
2007	306
2008	578
Thereafter	1,486

Total minimum rental commitments	4,439

Aggregate rental expense for operating leases was EUR 603 and EUR 520 for the years ended December 31, 2003 and 2002, respectively.

Other off-balance sheet arrangements

Purchase commitments—At December 31, 2003, the Company had entered into purchase commitments with suppliers in the amount of EUR 10,748, for purchases within the next 12 months.

Capital expenditures—Commitments for capital expenditures at December 31, 2003 were EUR 37, for expenditures within the next 12 months.

Litigation

The Company is involved in various legal proceedings in the normal course of business. Management believes that resolution of these matters will not have a material adverse effect on the Company’s consolidated financial statements as a whole.

14. Financial Instruments and Risk Management

Derivatives

The Company uses forward exchange contracts to hedge certain operational cash flow exposures resulting from changes in foreign currency exchange rates anticipated to occur within the next 12 months. The Company enters into these foreign exchange contracts to hedge anticipated sales transactions in the normal course of business. The Company does not use such instruments for trading or speculative purposes.

The outstanding forward exchange contracts designated as fair value hedges amounting to a total of EUR 12,520 and EUR 13,276 were in existence at December 31, 2003 and 2002, respectively, with attributable values of EUR 361 and EUR 588, respectively. The changes in fair value have been recorded in the statement of operations as these contracts do not meet all the criteria of SFAS No. 133 in order to apply hedge accounting.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

The outstanding forward exchange contracts designated as effective cash flow hedges are as follows:

At December 31, 2003
Notional amount	21,542
Fair value	19,117

2,425
Tax effect	956

Unrealized gain included in other comprehensive income	1,469

Unrealized gains on derivative financial instruments of EUR 1,469, net of tax of EUR 956, as of December 31, 2003, will be recognized in the income statement in fiscal 2004.

15. Income Taxes

Taxes on income are comprised of the following:

	Year ended December 31,
	2003	2002
Current income taxes:
Germany	(86)	5,868
Foreign	(859)	821

Total current	(945)	6,689

Deferred income taxes:
Germany	(5,641)	1,345
Foreign	(856)	(126)

Total deferred	(6,497)	1,219

Total	(7,442)	7,908

The Company’s effective tax rate differs from the statutory tax rate of Germany, which is currently 39.4%, which is composed of the domestic rate of corporation tax (including solidarity surcharge) and trade tax. The following table reconciles the statutory tax rate and the effective tax rate as shown in the statement of operations:

	Year ended December 31,
	2003	2002
Tax charge at statutory rate	(10,039)	9,078
Profit distribution for 2001 paid in 2002	—	(2,052)
Non-deductible expenses	529	102
Differences to foreign tax rates	435	113
Accumulated losses	538	736
Goodwill writeoff	1,130	—
Other	(35)	(69)

Actual tax expense (benefit)	(7,442)	7,908

Effective tax rate	29.2%	34.3%

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The significant components of deferred income tax assets and liabilities were as follows:

	As of December 31,
	2003	2002
Deferred tax assets:
Net operating loss carry forward	6,975	388
Deferred revenues	3,332	3,613
Accrued expenses and other liabilities	222	95
Inter-company profits	419	147
Pension obligation	101	98
Foreign currency translation adjustments	47	—

	11,096	4,341

Deferred tax liabilities:
Inventories	1,504	783
Accrued expenses and other liabilities	424	870
Trade receivables	34	59
Derivative instruments	1,050	203
Customer advances	504	314

	3,516	(2,229)

Deferred tax assets (liabilities) are classified in the balance sheet as follows:

	As of December 31,
	2003	2002
Deferred tax assets—current	4,943	4,243
Deferred tax liabilities—current	(3,516)	(2,229)

Net deferred tax assets—current	1,427	2,014
Deferred tax assets—non-current	6,153	98

The current deferred tax assets resulting from net operating loss carry forwards relate to two subsidiaries of Aixtron. The non-current deferred tax assets resulting from net operating loss carry forwards primarily relate to Aixtron AG.

As of December 31, 2003 and 2002, Aixtron AG, has corporation tax loss carry forwards amounting to EUR 11,965 and EUR 0, respectively, and trade tax loss carry forwards amounting to EUR 12,476 and EUR 0, respectively. According to current legislation, tax losses in Germany may be carried forward indefinitely. Management believes that it is more likely than not that all domestic tax loss carry forwards will be offset by future taxable income.

The Company has net operating loss carry forwards related to the foreign subsidiaries as of December 31, 2003 and 2002 of EUR 6,834 and EUR 3,565, respectively and related deferred tax assets of EUR 2,069 and EUR 1,214 (before valuation allowance). The Company believes that realization of its net deferred tax assets is dependent on the ability of the Company to generate taxable income in the future. Given the nature of the semiconductor equipment industry, past experience, and the tax jurisdictions where the Company has net

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

operating loss carry forwards, the Company believes that there is currently insufficient evidence to substantiate recognition of a portion of the net deferred tax assets, with respect to net operating loss carry forwards. Accordingly, valuation allowances at December 31, 2003 and 2002 of EUR 930 and EUR 819, respectively, have been recorded against the deferred tax assets.

16. Segment disclosure

Segment information has been prepared in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Management has determined the Company has one reporting segment in the supply of vapor phased deposition equipment. The Company markets and sells the majority of its products in Asia, Europe, and the United States, principally through its direct sales organization and appointed agents.

The following table summarizes net sales and identifiable assets for the significant geographic areas in which the Company operates including Asia, Europe, and the United States. Management has determined it is impractical to provide sales data by product as all product sales can be aggregated into one group based upon the common technology.

	Asia	Europe		United States	Elimination	Consolidated
2003
Net sales to unaffiliated customers	65,754	10,337		14,311		90,402
Inter-company sales	5,229	3,355		4,024	(12,608)	—

Total net sales	70,983	13,692		18,335	(12,608)	90,402
Long-lived assets—Property, plant and equipment	1,209	41,976	*	115	—	43,300

2002
Net sales to unaffiliated customers	85,341	22,832		43,939		152,112
Inter-company sales	1,963	782		31,813	(34,558)	—

Total net sales	87,304	23,614		75,752	(34,558)	152,212
Long-lived assets—Property, plant and equipment	562	44,729	*	181	—	45,472

*	93.26% (EUR 40,380) and 93.73% (EUR 42,619) of the total identifiable assets in Europe are located in Germany at December 31, 2003 and 2002, respectively.

17. Net Income (Loss) Per Share

Basic net income (loss) per share is measured on the basis of the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per share is calculated on the basis of the weighted-average number of common shares outstanding plus potentially dilutive common shares resulting from the exercise of stock options under the stock option plan and the conversion of outstanding convertible bonds.

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

The following table represents a reconciliation of net income (loss) and weighted average number of shares outstanding for purposes of calculating basic and diluted income (loss) per share:

	Year ended December 31,
	2003	2002
Basic weighted average number of common shares outstanding	64,831,512	64,828,872
Dilutive effect of stock options	—	—
Dilutive effect of convertible bonds	—	25,440

Diluted weighted average number of common shares outstanding	64,831,512	64,854,312

Basic net income (loss) per share	(0.28)	0.23
Diluted net income (loss) per share	(0.28)	0.23

The Company had securities outstanding which could potentially dilute basic net income (loss) per share in the future, but were excluded from the computation of diluted net income (loss) per share in the periods presented, as their effects would have been anti-dilutive. Such outstanding securities are detailed below:

	Year ended December 31,
	2003	2002
Stock options	3,256,716	2,216,070
Convertible bonds	25,440	—

	3,282,156	2,216,070

18. Subsequent Events

Merger with Genus, Inc.

On July 2, 2004 Aixtron and Genus, Inc., Sunnyvale, California (“Genus”), announced their intention to merge. Genus is a supplier of Atomic Layer Deposition technology, which is required in the production of advanced semiconductors and hard disk drives. Aixtron plans to acquire all outstanding Genus shares in a stock-for-stock transaction. Genus shareholders would receive 0.51 American Depository Shares (“ADSs”) of Aixtron in exchange for each Genus common share. Each Aixtron ADS will represent one Aixtron ordinary share. Aixtron seeks to have the ADSs quoted on NASDAQ, which quotation is expected to become effective at the closing of the transaction. Based on the average value of Aixtron’s shares during a period of two days before and after July 1, 2004 at EUR 5.84, the consideration would amount to approximately EUR 118,000. Holders are receiving a premium of approximately 6% based on the closing price on July 1, 2004 and approximately 16% to the 30-day trailing average prices of the two companies’ shares. Following the completion of the transaction, Aixtron’s shareholders will hold approximately 74% and Genus’ shareholders approximately 26% of the merged company. The transaction has been approved by the Supervisory Board and the Executive Board of Aixtron and the Board of Directors of Genus. The transaction is subject to approval by the shareholders of both companies, to any necessary regulatory clearance in the United States of America and to the admission to trading of Aixtron ADSs on the NASDAQ.

The approval by the Aixtron shareholders of an amendment to Aixtron’s articles of association, is required and has been obtained. The charter amendment authorizes Aixtron’s executive board to increase Aixtron’s stated capital by using authorized share capital to issue new Aixtron ordinary shares, once Aixtron’s executive board has resolved, with the consent of Aixtron’s supervisory board, to use the authorized share capital for the purpose of completing the transaction with Genus. The approval of the charter amendment required the affirmative vote

AIXTRON AG

Notes to the Consolidated Financial Statements—(Continued)

(EUR in thousands, except for share or per share data or as otherwise stated)

of the holders of more than 75% of the Aixtron ordinary shares present and voting at the Aixtron shareholders meeting called for the purpose of obtaining this approval. The special meeting of the shareholders of Aixtron was held on September 30, 2004, at which meeting the charter amendment was approved. Although Aixtron had been named as a defendant in four contestation suits with the commercial register in Aachen, all of these contestation suits have been settled.

Exercise of Epigress AB written put option

Aixtron purchased the remaining 30% interest in Epigress AB from the minority shareholders of Epigress AB following the exercise of their right to sell such shares to Aixtron AG on October 11, 2004 for an aggregate of EUR 1,773 in cash. As a result of the exercise, the Company is expected to record EUR 533 of net assets and goodwill and eliminate the put option liability of EUR 1,240.

Condensed Consolidated Balance Sheets (as restated)

As of September 30, 2004 (unaudited) and December 31, 2003

(EUR in thousands)

	As of	As of
	September 30, 2004 (as restated, see Note 2)	December 31, 2003 (as restated, see note 2)
Assets
Cash and cash equivalents	47,513	45,303
Accounts receivable—net	18,844	9,495
Inventories	47,647	33,011
Other current assets	7,820	7,162
Deferred income taxes—net	2,504	1,427

Total current assets	124,328	96,398
Property, plant and equipment—net	42,171	43,300
Other intangible assets	4,511	4,558
Goodwill	13,388	12,957
Long-term receivables
Other non-current assets	4,908	346
Deferred income taxes—net	5,568	6,153

Total assets	194,874	163,712

Liabilities & shareholders’ equity

Accounts payable	11,253	9,714
Advance payments from customers	25,642	13,097
Accrued expenses and other current liabilities	16,841	8,423
Convertible bonds	3	3
Deferred Revenues	8,585	3,088

Total current liabilities	62,324	34,325
Other long-term liabilities	156	152
Accrued pension plan	785	784

Total liabilities	63,265	35,261
Minority interests	—	159
Subscribed capital	64,832	64,832
Additional paid in capital	27,644	27,584
Retained earnings	40,430	36,651
Accumulated other comprehensive income	(1,297)	(775)

Total shareholders’ equity	131,609	128,292

Total liabilities and shareholders’ equity	194,874	163,712

The accompanying notes are an integral part of these condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Income

For the nine months ended September 30, 2004 and 2003

(EUR in thousands, except per share amounts)

	2004	2003
		(as restated, see Note 2)
Revenues	89,999	64,512
Costs	56,556	54,650

Gross margin	33,443	9,862
Operating expenses
Selling expenses	12,443	11,302
General and administrative	8,935	7,800
Research and development	14,130	11,172
Other operating income	5,535	1,991
Other operating expenses	106	901

Restructuring charges	—	1,710

Total operating expenses	30,079	30,894

Operating income	3,364	(21,032)
Interest income	611	923

Interest expense	1	28

Income before income taxes	3,974	(20,137)
Provision for income taxes	195	(7,435)
Minority interests	—	184

Net income	3,779	(12,518)

Earnings per common share
Earnings per common share—basic	0.06	(0.19)
Earnings per common share—diluted	0.06	(0.19)
Weighted average number of shares used in computing per share amounts:
Basic:	64,831,512	64,831,512
Diluted:	65,013,704	64,831,512

The accompanying notes are an integral part of these condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003

(EUR in thousands)

	2004	2003
		(as restated, see Note 2)
Operating Activities
Net income	3,779	(12,518)
Adjustments to reconcile net income to net cash provided by (used in) operating activities: Accrual stock option expense	60	70

Depreciation and amortization	4,448	4,106
Result from the disposal of property, plant and equipment	—	1
Result from the disposal of investment	239	—
Deferred income taxes	(492)	(6,519)
Changes in accounts receivable—net	(9,349)	(3,298)
Changes in inventories	(14,636)	8,441
Changes in payables	1,539	1,664
Advanced payments from customers	12,545	1,813
Changes in deferred revenues and impact of change in acc. rules	5,497	728
Changes in accruals and other liabilities	8,418	(3,240)
Changes in other operating assets	(6,197)	2,368
Changes in long-term liabilities	5	125

Net cash provided by operating in activities	5,856	(6,259)

Investing Activities
Investing activities—net investment in intangible assets	(553)	(75)
Investing activities—net investment in fixed assets	(2,813)	(1,999)
Investing activities—net investment in financial assets	(134)	(52)

Net Cash used in investing activities	(3,500)	(2,126)

Financing Activities
Change in minority interest	(159)	(184)
Dividends paid	—	(5,186)

Net cash provided by (used in) financing activities	(159)	(5.370)

Effect of exchange rate changes on cash and cash equivalents	13	(508)

Net changes in cash and cash equivalents	2,210	(14,263)
Cash and cash equivalents at beginning of period	45,303	62,286

Cash and cash equivalents at end of period	47,513	48,023

The accompanying notes are an integral part of these condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity

(EUR in thousands)

	Number of Shares	Common Stock	Additional Paid-in Capital.	Retained Earnings	Other Comprehensive Income	Total Equity
	€ in thousands
Balance at December 31st, 2002	64,831,512	64,832	27,498	59,675	(374)	151,631
Net Income				(17,838)		(17,838)
Dividends				(5,186)		(5,186)
Other comprehensive income (loss)					(401)	(401)
Accrual stock option expense			86			86

Balance at December 31st, 2003	64,831,512	64,832	27,584	36,651	(775)	128,292
Net income				3,779		3,779
Other comprehensive income (loss)					(522)	(522)
Accrual stock option expense			60			60

Balance at September 30th, 2004	64,831,512	64,832	27,644	40,430	(1,297)	131,609

Comparative figures for prior-year period
Balance at December 31st, 2002	64,831,512	64,832	27,498	59,675	(374)	151,631
Net income				(12,518)		(12,518)
Dividends				(5,186)		(5,186)
Other comprehensive income (loss)					(1,485)	(1,485)
Accrual stock option expense			70			70

Balance at September 30th, 2003	64,831,512	64,832	27,568	41,971	(1,859)	132,512

The accompanying notes are an integral part of these condensed consolidated financial statements

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements

(EUR in millions, except for share or per share data or as otherwise stated)

1. Summary of Presentation Principles

The accompanying interim condensed consolidated unaudited financial statements of Aixtron have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”), consistent in all material respects with those applied in Aixtron’s restated financial statements for the year ended December 31, 2003. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. The accounting estimates that require management’s most difficult and subjective judgments include: the assessment of the recoverability of property, plant, and equipment; the valuation of inventory; and the recognition and measurement of income tax assets and liabilities. The actual results experienced by Aixtron may differ from management’s estimates.

The interim financial statements are unaudited, but reflect all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. The interim financial statements should be read in connection with the restated financial statements for the year ended December 31, 2003.

2. Restatements and reclassifications

Aixtron restated its financial statements as of December 31, 2003 and September 30, 2004 and for the nine months ended September 30, 2003 in connection with the filing of its registration statement with the United States Securities and Exchange Commission. Reconciliations of shareholders’ equity as of December 31, 2003 and September 30, 2004 and net income for the nine months ended September 30, 2003 as previously reported to the corresponding restated amounts are presented below:

Nine months ended September 30, 2003
Net income (loss), as previously reported	(14,148)
Restatements:
(1) Revenue recognition
Sales revenues	2,049
Cost of sales	270
Selling expenses	43
Other operating income/expense	260

2,622
Tax effect on above	(992)

Revenue recognition, net of tax	1,630
(6) Restructuring charge
Cost of sales	777
Selling expenses	389
General administrative expenses	544
Restructuring charges	(1,710)

Net income (loss), as restated	(12,518)

Basic and diluted income (loss) per share, as previously reported	(0.22)
Basic and diluted income (loss) per share, as restated	(0.19)

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

	As of
	September 30, 2004	December 31, 2003
Shareholders’ equity, as previously reported	131,609	131,037
Restatements:
(1) Revenue recognition	—	(2,745)
(2) De-recognition of deferred revenues
Reduction of accounts receivable	(2,872)	—
Reversal of deferred revenue	2,872	—
(3) Recognition of Epigress AB put option liability
Reversal of goodwill impairment	—	1,240
Recognition of liability for fair value of put option	—	(1,240)
(4) De-recognition of exercise of Epigress AB put option
Reversal of increase in liability to settle put option	533	—
Reversal of increase to goodwill	(533)	—
(5) Capitalized merger costs
Reduction of other current assets	(4,859)	—
Increase of other non-current assets	4,859	—

Shareholders’ equity, as restated	131,609	128,292

(1) Revenue recognition

This restatement reflects certain retroactive adjustments to Aixtron’s revenue recognition policy to comply with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”) and Emerging Issues Task Force Issue No. 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). The impact of this restatement of Aixtron’s reported revenues and operating income for the nine months ended September 30, 2003 are described in more detail in Note 4 below.

(2) De-recognition of deferred revenue

In its balance sheet as of September 30, 2004, Aixtron had recorded accounts receivable relating to amounts billed to customers in advance of the services being performed. A corresponding amount was recorded in deferred revenue. The restated balance sheet reflects adjustments to remove such amounts from accounts receivable, offset by a corresponding reduction in the amount of deferred revenue. This restatement did not have an impact on reported net income or shareholders’ equity.

(3) Epigress AB put option

When Aixtron purchased a 70% interest in Epigress AB in 1999, Aixtron granted the holders of the remaining 30% minority interest in Epigress AB a put option permitting them to sell their shares of common stock to Aixtron between October 10, 2004 and December 9, 2004. As of December 31, 2003 and 2002, the aggregate exercise price of the put option was EUR 1,773. Previously, Aixtron did not report a separate liability in its 2003 financial statements and, instead, reduced the goodwill recorded for Epigress AB by the estimated fair value of the put option.

The financial statements for 2003 have been restated to record a liability representing the estimated fair value of the put option in 2003 for EUR 1,240, which was offset by a reduction in the goodwill impairment charge relating to Epigress AB that Aixtron had previously recorded in the year ended December 31, 2003. This restatement did not have an impact on reported net income or shareholders’ equity.

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

(4) De-recognition of exercise of Epigress AB put option

As of September 30, 2004, Aixtron was informed by the holders of the 30% minority interest of their intent to exercise the Epigress AB put option to sell their 30% interest to Aixtron. Aixtron had accounted for the option as though it had been exercised as of September 30, 2004, recording a liability for the amount payable under the option and a corresponding increase to goodwill, effectively consolidating 100% of Epigress AB as of September 30, 2004. Aixtron has now determined that since the exercise of the put option was not completed until October 11, 2004, the September 30, 2004 balance sheet has been restated to reflect that the option was not exercised as of September 30, 2004 This restatement did not have an impact on reported net income or shareholders’ equity.

(5) Capitalized merger costs

In its balance sheet as of September 30, 2004, Aixtron had included certain costs associated with its proposed acquisition of Genus, Inc. under other current assets. These amounts have now been reclassified to other non-current assets.

(6) Reclassification of restructuring charges

In its statement of operations for the nine months ended September 30, 2003, Aixtron classified certain costs associated with restructuring, amounting to EUR 1,710, in cost of sales, selling expenses and general administration expenses, based on the nature of the restructuring expenses. In the restated statement of operations for the nine months ended September 30, 2003, these costs have been reclassified to one line item within operating income, “Restructuring Charges”, to enhance the disclosure in accordance with the guidance contained in Staff Accounting Bulletin No. 100, that such charges be separately disclosed if material. This reclassification did not have an impact on reported operating income, net income or shareholders’ equity.

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

The impact of these restatements and reclassifications on individual line items in the statement of operations and balance sheets to the corresponding restated amounts is presented below:

	Nine months ended September 30, 2003
	As previously reported	As restated
Sales revenue	62,493	64,512
Cost of sales	54,920	54,650

Gross profit	7,573	9,862
Operating expenses
Selling expenses	11,345	11,302
General administration expenses	7,919	7,800
Research and development costs	11,172	11,172
Other operating income	1,842	1,991
Other operating expenses	970	901
Restructuring charges	1,663	1,710

Operating income (loss)	(23,654)	(21,032)
Interest income	906	923
Interest expense	12	28

Income (loss) before income taxes	(22,760)	(20,137)
Provision (benefit) for income taxes	(8,428)	(7,435)

Net income (loss) before minority interest	(14,332)	(12,702)
Minority interest	184	184

Net income (loss)	(14,148)	(12,518)

	As of September 30, 2004		As of December 31, 2003
	As previously reported	As restated	As previously reported	As restated
Current assets	132,059	124,328	97,771	96,398
Total assets	198,278	194,874	164,935	163,712
Current liabilities	65,728	62,324	32,802	34,325
Long-term liabilities	941	941	936	936
Minority interest	—	—	159	159
Shareholders’ equity	131,609	131,609	131,037	128,292

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

3. Inventories

Inventories comprise the following:

	As of September 30,
	2004	2003
Raw materials	18,376	20,464
Work-in-process	33,780	21,372
Finished products	757	227
Inventories at customer locations	5,045	2,337

Total inventories	57,958	44,400
Allowance for obsolescence and/or lower market value	10,311	10,694

Total inventories, net	47,647	33,706

4. Revenue Recognition

Aixtron generates revenue from the sale and installation of MOCVD equipment, spare parts and maintenance services to its customers. The sale of MOCVD equipment involves a customer acceptance test at Aixtron’s production facility. After successful completion of this test, the equipment is dismantled and packaged for shipment. Upon arrival at the customer site the MOCVD equipment is reassembled and installed, which is a service generally performed by Aixtron engineers. Aixtron gives no general rights of return, discounts, credits or other sales incentives within its terms of sale. However, occasionally some customers of Aixtron have specifically negotiated to include some of these terms. For products that have not been previously demonstrated to meet product specification requirements previously, or where specific rights of return have been negotiated, all revenue is recognized only upon final customer acceptance at the customer site.

The Company previously recorded the entire revenue on a contract upon the shipment of MOCVD equipment after successfully completing a full customer acceptance test at Aixtron’s production facility. The estimated cost of the installation of the equipment was accrued at the time of shipment.

The restated statement of operations reflects adjustments to record revenue in accordance with SAB 104, and EITF 00-21 for all periods presented, under which the sale of MOCVD equipment and the installation of the equipment are considered two separate units of accounting. Revenues are recognized pursuant to SAB 104, when persuasive evidence of an arrangement exists, the price is fixed or determinable, shipment is made and collectibility is reasonably assured.

After a full customer acceptance test has been successfully completed at Aixtron’s production facility, the MOCVD equipment is made ready for shipment and revenues from the sale of the MOCVD equipment are recognized upon shipment to the customer. Revenue relating to the installation of the MOCVD equipment at the customer site is a separate unit of accounting, which is deferred until installation at the customer site is completed. The portion of the contract revenue deferred until completion of the installation services is determined based on the higher of the fair value of the installation services or the portion of the contract amount that is due and payable upon completion of the installation. Fair value of the installation services is determined based on an estimate of the materials and time required to complete the installation, multiplied by the hourly rate charged to customers for similar services.

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

Revenue related to the installation is recorded when the installation is complete and the final customer acceptance has been confirmed. An accrual for estimated cost of warranty is recorded upon shipment of the equipment.

Revenue on the sale of spare parts and maintenance services is recognized when the parts are delivered or as the services are performed.

5. Stock-based Compensation

Because Aixtron elected to follow APB Opinion No. 25, compensation expense is computed for each employee stock option granted as the amount by which the quoted market price of Aixtron common shares on the measurement date exceeds the exercise price that the employee must pay to acquire the shares. If Aixtron had elected to apply the provisions of SFAS No. 123, the total estimated stock-based compensation expense, determined under the fair value based method, net of related tax effect, would have been amortized ratably over the option vesting periods. The following table illustrates the effect that application of the fair value recognition provisions of SFAS No. 123 would have had on net income (loss) of Aixtron:

	Nine months ended September 30,
	2004	2003
Net income (loss)—as reported	3,779	(12,518)
Add: Stock-based compensation expense as reported under the intrinsic value based method, net of related tax effect	51	65
Less: Stock-based compensation expense determined under fair value based method, net of related tax effect	(3,729)	(5,056)

Pro forma net income (loss)	101	(17,509)

Basic and diluted net income (loss) per share:
As reported	0.06	(0.19)
Pro forma	0.00	(0.27)

The estimated stock-based compensation expense under the fair value based method is computed using the Black-Scholes option pricing model with the following weighted average assumptions:

	Nine months ended September 30,
	2004	2003
Expected life (years)	4.44	4.29
Risk free interest rate	3.34%	3.54%
Dividend yield	0.00%	0.00%
Expected volatility	72.66%	76.30%

Based on the Black-Scholes option pricing model, the estimated weighted average grant date fair value of employee stock options was EUR 1.59 for options granted in 2003 and EUR 2.62 for options granted in 2004.

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

6. Goodwill

The changes in the carrying amount of goodwill are as follows:

	As of September 30,
	2004	2003
Balance as of January 1	12,957	16,823
Foreign currency translation	353	(852)
Additions	78	—

Balance as of September 30	13,388	15,971

At the time of adoption of SFAS No. 142, January 1, 2002, a review of the impairment of the goodwill balance was completed, and goodwill was determined not to be impaired. Aixtron performed annual tests to determine whether, for the years ended December 31, 2003 and 2002, there was any impairment of the carrying amount of goodwill. In 2003, an impairment loss of EUR 2,867 was recognized as a charge to income in 2003. This impairment related to the goodwill recorded on the acquisition of Epigress AB in 1999. Epigress AB incurred recurring losses since the date of acquisition. In 2003, Aixtron integrated the Epigress AB production facility into the Aixtron facility in Germany. The Epigress AB subsidiary will focus primarily on research and development activities and sales and marketing of silicon carbide MOCVD equipment. In September 2004, the minority shareholders of Epigress AB confirmed their intent to exercise their put option and accordingly Aixtron acquired the remaining 30% of Epigress AB in October 2004.

The fair value of all identifiable reporting units is determined using discounted future cash flows supported by other evidence such as the valuation of comparable companies.

7. Commitments and Contingencies

Epigress AB

When Aixtron purchased a 70% interest in Epigress AB in 1999, Aixtron granted the minority shareholders of the remaining 30% interest in Epigress AB a put option permitting them to sell their shares of common stock to Aixtron between October 10, 2004 and December 9, 2004, for an aggregate of EUR 1,773. On October 11, 2004 the minority interest holders in Epigress AB exercised their put options and sold their interest in Epigress AB as described in Note 10.

Litigation

Aixtron is involved in various legal proceedings in the normal course of business. Management believes that resolution of these matters will not have a material adverse effect on Aixtron’s consolidated financial statements as a whole.

8. Segment Disclosure

Segment information has been prepared in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Management has determined Aixtron has one reporting segment in the supply of vapor phased deposition equipment. Aixtron markets and sells the majority of its products in Asia, Europe, and the United States, principally through its direct sales organization and appointed agents.

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

The following table summarizes net sales and identifiable assets for the significant geographic areas in which Aixtron operates including Asia, Europe, and the United States.

	Asia	Europe		United States	Elimination	Consolidated
Nine months to September 30, 2004
Net sales to unaffiliated customers	68,028	10,209		11,762	—	89,999
Inter-company sales	3,547	2,522		8,838	(14,907)	—

Total net sales	71,575	12,731		20,600	(14,907)	89,999
Long-lived assets—Property, plant and equipment	982	41,079	*	110	—	42,171

Nine months to September 30, 2003
Net sales to unaffiliated customers	43,640	7,140		13,732	—	64,512
Inter-company sales	1,991	1,374		3,310	(6,675)	—

Total net sales	45,631	8,514		17,042	(6,675)	64,512
Long-lived assets—Property, plant and equipment	813	42,800	*	127	—	43,740

*	93.75% (EUR 39,535) and 94.90% (EUR 41,510) of the total identifiable assets in Europe are located in Germany at September 30, 2004 and 2003, respectively.

9. Net Income (Loss) Per Share

Basic net income (loss) per share is measured on the basis of the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per share is calculated on the basis of the weighted-average number of common shares outstanding plus potentially dilutive common shares resulting from the exercise of stock options under the stock option plan and the conversion of outstanding convertible bonds.

The following table represents a reconciliation of net income (loss) and weighted average number of shares outstanding for purposes of calculating basic and diluted income (loss) per share:

	Nine months ended September 30,
	2004	2003
Basic weighted average number of common shares outstanding	64,831,512	64,831,512
Dilutive effect of stock options	156,752	—
Dilutive effect of convertible bonds	25,440	—

Diluted weighted average number of common shares outstanding	65,013,704	64,831,512

Basic net income (loss) per share	0.06	(0.19)
Diluted net income (loss) per share	0.06	(0.19)

AIXTRON AG

Notes to the Condensed Consolidated Financial Statements—(Continued)

(EUR in millions, except for share or per share data or as otherwise stated)

Aixtron had securities outstanding which could potentially dilute basic net income (loss) per share in the future, but were excluded from the computation of diluted net income (loss) per share in the periods presented, as their effects would have been anti-dilutive. Such outstanding securities are detailed below:

	Nine months ended September 30,
	2004	2003
Stock options	4,301,978	3,705,366
Convertible bonds	—	25,440

	4,301,978	3,730,806

10. Subsequent Events

Merger with Genus

On July 2, 2004, Aixtron and Genus announced their intention to merge. Genus is a supplier of Atomic Layer Deposition technology, which is required in the production of advanced semiconductors and hard disk drives. Aixtron plans to acquire all outstanding Genus shares in a stock-for-stock transaction. Genus shareholders would receive 0.51 Aixtron ADSs in exchange for each Genus common share. Each Aixtron ADS will represent one Aixtron ordinary share. Aixtron seeks to have the Aixtron ADSs quoted on NASDAQ, which quotation is expected to become effective at the closing of the transaction. Based on the average value of Aixtron’s shares during a period of two days before and after July 1, 2004 at EUR 5.84, the consideration would amount to approximately EUR 118,000. Holders are receiving a premium of approximately 6% based on the closing price on July 1, 2004 and approximately 16% to the 30-day trailing average prices of the two companies’ shares. Following the completion of the transaction, Aixtron’s shareholders will hold approximately 74% and Genus’ shareholders approximately 26% of the merged company. The transaction has been approved by the Supervisory Board and the Executive Board of Aixtron and the Board of Directors of Genus. The transaction is subject to approval by the shareholders of both companies, to any necessary regulatory clearance in the United States and to the admission to trading of Aixtron ADSs on the NASDAQ.

The approval by the Aixtron shareholders of an amendment to Aixtron’s articles of association, is required and has been obtained. The charter amendment authorizes Aixtron’s executive board to increase Aixtron’s stated capital by using authorized share capital to issue new Aixtron ordinary shares, once Aixtron’s executive board has resolved, with the consent of Aixtron’s supervisory board, to use the authorized share capital for the purpose of completing the transaction with Genus. The approval of the charter amendment required the affirmative vote of the holders of more than 75% of the Aixtron ordinary shares present and voting at the Aixtron shareholders meeting called for the purpose of obtaining this approval. The special meeting of the shareholders of Aixtron was held on September 30, 2004, at which meeting the charter amendment was approved. Although Aixtron had been named as a defendant in four contestation suits with the commercial register in Aachen, all of these contestation suits have been settled.

Exercise of Epigress AB written put option

Aixtron purchased the remaining 30% interest in Epigress AB from the minority shareholders of Epigress AB following the exercise of their right to sell such shares to Aixtron AG on October 11, 2004 for an aggregate of EUR 1,773 in cash. As a result of the exercise the Company is expected to record EUR 533 of net assets and goodwill and eliminate the put option liability of EUR 1,240.

*****

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 1, 2004,

Between

AIXTRON AKTIENGESELLSCHAFT

And

GENUS, INC.

INDEX OF DEFINED TERMS

TERMS	SECTION
Acquiring Person	3.05(c)
affiliate	9.03
Agreement	Preamble
Agreement of Merger	1.03
Antitrust and Trade Laws	6.03(b)
Authorized Share Capital	4.03(c)
BaFin	4.04(b)
business day	9.03
Certificates	2.02(b)
CGCL	Recitals
Charter Amendment	4.03(c)
Closing	1.02
Closing Date	1.02
Code	Recitals
Commercial Register	2.02(a)
Commercial Register Entry	4.03(c)
Company	Preamble
Company Benefit Agreements	3.10
Company Benefit Plans	3.10
Company Board	Recitals
Company Bylaws	3.01
Company Capital Stock	3.03
Company Charter	3.01
Company Common Stock	Recitals
Company Convertible Notes	3.03
Company Disclosure Letter	Article III
Company Employee Stock Option	2.03(e)
Company Material Adverse Effect	9.03
Company Pension Plans	3.11(a)
Company Preferred Stock	3.03
Company Rights	3.03
Company Rights Agreement	3.03
Company SEC Documents	3.06(a)
Company Shareholder Approval	3.04(c)
Company Shareholders Meeting	6.01(d)
Company Stock Plans	2.03(e)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(e)
Company Trust	2.03(a)
Company Warrants	3.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Contract	3.05(a)
Contribution Agent	1.01(a)
Covered Employees	6.04
Deposit Agreement	Recitals
Depositary	1.01(a)
Dissenting Shares	2.01(d)
Distribution Date	3.05(c)

TERMS	SECTION
Effect	9.03
Effective Time	1.03
Environmental Laws	3.14(a)
ERISA	3.11(a)
Excess Parent ADSs	2.02(e)(2)
Exchange Act	3.05(b)
Exchange Agent	1.01(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Exchange Trust	2.02(e)(2)
Exercise Period	2.03
Exon-Florio Amendment	6.03(a)
Filed Company SEC Documents	3.08
Foreign Antitrust Laws	3.05(b)
Form F-4	3.07
Form F-6	3.07
FSE	3.07
GAAP	3.06(b)
Gazette	3.07
German business day	9.03
German Disclosure Document	3.07
Governmental Entity	3.05(b)
GSCL	2.02(a)
Hazardous Substance	3.14(a)
HSR Act	3.05(b)
Intellectual Property Rights	3.17(a)
Judgment	3.05(a)
knowledge or known	9.03
Law	3.05(a)
Liens	3.02(a)
Listing Prospectus	3.07
Maximum Number	2.01(c)
Maximum Premium	6.05(b)
Merger	Recitals
Merger Consideration	2.01(c)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent ADRs	2.02(a)
Parent ADSs	Recitals
Parent Charter	4.01
Parent Disclosure Letter	Article IV
Parent Executive Board	Recitals
Parent Financial Statements	4.06
Parent Material Adverse Effect	9.03
Parent Options	4.02(a)
Parent Ordinary Shares	Recitals
Parent Shareholder Approval	4.03(d)
Parent Shareholders Meeting	6.01(e)
Parent Subsidiary	4.01
Parent Supervisory Board	Recitals
Permits	3.13

TERMS	SECTION
person	9.03
Proxy Statement	3.05(b)
Representatives	5.02(a)
Sarbanes-Oxley Act	3.06(c)
SEC	3.06(a)
Securities Act	3.06(b)
Share Capital Increase	2.02(a)
Share Exchange	2.02(a)
Share Issuance	2.02(a)
Shares Acquisition Date	3.05(c)
Sub	1.01(b)
Sub Common Stock	1.01(b)
subsidiary	9.03
Superior Company Proposal	5.02(e)
Superior Company Proposal Determination	5.02(b)
Superior Company Proposal Notice	5.02(b)
Surviving Corporation	1.01(c)
Surviving Corporation Common Stock	2.01(a)
Takeover Statute	3.04(b)
Tax Opinion	6.11
Tax Return	3.09(k)
Taxes	3.09(k)
Termination Fee	6.06(b)
Transactions	1.01(c)
Triggering Event	3.05(c)
Trust Company	1.01(a)
Voting Company Debt	3.03

AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2004 (this “Agreement”), between AIXTRON AKTIENGESELLSCHAFT, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany and registered with the Commercial Register under HRB 7002 (“Parent”), and GENUS, INC., a California corporation (the “Company”).

WHEREAS the Board of Directors of the Company (the “Company Board”) has determined that the merger (the “Merger”) of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, is in the best interest of the Company and its shareholders and has approved this Agreement, the Merger and the other Transactions in accordance with the California General Corporation Law (the “CGCL”), whereby each issued and outstanding share of common stock, without par value, of the Company (the “Company Common Stock”), not owned by Parent, Sub or the Company, shall be converted into the right to receive American Depositary Shares of Parent (the “Parent ADSs”), representing no-par value bearer shares (auf den Inhaber lautende Stückaktien ohne Nennbetrag) of Parent (“Parent Ordinary Shares”), with each Parent ADS representing one Parent Ordinary Share pursuant to the terms of the deposit agreement between Parent and the Depositary (the “Deposit Agreement”);

WHEREAS the executive board (Vorstand) of Parent (the “Parent Executive Board”), with the approval of the supervisory board (Aufsichtsrat) of Parent (the “Parent Supervisory Board”), has determined that this Agreement is in the best interest of Parent and its shareholders and the Parent Executive Board and the Parent Supervisory Board have approved this Agreement and the Transactions in accordance with the laws of the Federal Republic of Germany;

WHEREAS, for U.S. Federal income tax purposes it is intended that the Merger and the Share Exchange qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 Appointment of Trust Company; Formation of Merger Sub; The Merger.

(a) Appointment of Trust Company. As promptly as practicable following the date hereof, Parent shall appoint a bank or trust company or other independent financial institution which shall be reasonably acceptable to the Company (the “Trust Company”) to act as (i) contribution agent in connection with the formation of Sub and the Share Exchange (in such function, the “Contribution Agent”), pursuant to a contribution agreement between Parent and the Contribution Agent which shall be reasonably acceptable to the Company, (ii) depositary under the Deposit Agreement in connection with the issuance of Parent ADSs evidenced by Parent ADRs (in such function, the “Depositary”), and (iii) exchange agent in connection with the Share Exchange (in such function, the “Exchange Agent”). Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. Parent may appoint one or more substitute persons reasonably acceptable to the Company to perform any of the functions of the Trust Company described herein.

(b) Formation of Merger Sub. As promptly as practicable following such appointment, the Contribution Agent shall cause to be incorporated pursuant to the CGCL a corporation which shall be a constituent company in the Merger (“Sub”) and which shall not transact any business other than participating in the Merger. Solely to accommodate the transactions described in this Article I and Article II, the Contribution Agent shall hold all the issued and outstanding shares of common stock, without par value, of Sub (the “Sub Common Stock”).

(c) The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the CGCL. The transactions contemplated by this Agreement, including the Merger, the Share Issuance, the Share Capital Increase, and the Share Exchange, are referred to in this Agreement collectively as “Transactions”.

SECTION 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of McDermott Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party entitled to the benefits thereof), as soon as practicable (but no later than two business days) after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, a copy of the agreement of merger, together with an officer’s certificate of each constituent corporation (collectively, and substantially in the form attached as Exhibit A, the “Agreement of Merger”), shall be delivered by the Company to the Secretary of State of the State of California for filing, in accordance with Section 1103 of the CGCL, as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or at such time thereafter as is agreed to between Parent and the Company and provided in the Agreement of Merger (the “Effective Time”).

SECTION 1.04 Effects. The Merger shall have the effects set forth in Section 1107 of the CGCL.

SECTION 1.05 Articles of Incorporation and Bylaws. (a) The Amended and Restated Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

(b) The Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

SECTION 1.06 Directors. The directors of the Company immediately prior to the Effective Time shall be deemed to have resigned, and the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the CGCL and the Bylaws of the Surviving Corporation, as the case may be.

SECTION 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the CGCL and the Bylaws of the Surviving Corporation, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; SHARE EXCHANGE

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Sub Common Stock:

(a) Capital Stock of Sub. Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(b) Cancellation of Treasury Stock and Parent-Owned Company Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent ADSs or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Sections 2.01(d), 2.01(b) and 2.02(e), each issued and outstanding share of Company Common Stock shall be converted into the right to receive 0.51 Parent ADSs (the “Exchange Ratio”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder (including, for avoidance of doubt, the Company Trust) of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest. The Parent ADSs to be issued upon the conversion of shares of Company Common Stock pursuant to the terms of this Agreement and cash to be delivered in lieu of fractional Parent ADSs that would otherwise be issued upon the conversion of shares of Company Common Stock as contemplated by Section 2.02(e) are referred to collectively as “Merger Consideration”. In no event shall Parent be obligated to issue (but may issue, if Parent so elects) an aggregate number of Parent Ordinary Shares or Parent ADSs in connection with the Transactions in excess of 27,000,000 (the “Maximum Number”) in either case. Notwithstanding anything to the contrary in this Agreement (including Section 5.01(a)), the Company shall not issue any shares of Company Common Stock, options, equity securities or securities convertible or exchangeable into or exercisable for equity securities, to the extent that any such issuance would result (by way of conversion of such securities by the Merger into the right to receive Parent ADSs) in Parent being obligated to issue an aggregate number of Parent Ordinary Shares or Parent ADSs in connection with the Transactions in excess of the Maximum Number in either case, unless and to the extent Parent elects to do so.

(d) Dissenter’s Rights. Shares of Company Common Stock held by a holder who, subject to and in accordance with Section 1300 et seq. of the CGCL, has duly demanded the Company to purchase such holder’s shares of Company Common Stock pursuant to the CGCL and has complied with all of the provisions of the CGCL concerning the right of such holder to demand the Company to purchase such holder’s shares of Company Common Stock (“Dissenting Shares”), shall not be converted into a right to receive Merger Consideration, unless such holder withdraws or otherwise loses the right to demand purchase pursuant to the CGCL of such holder’s shares of Company Common Stock. Instead, such holder’s shares of Company Common Stock shall be converted into the right to receive such cash consideration as may be determined to be due to such holder as provided in the CGCL. If after the Effective Time such holder withdraws or otherwise loses the right to demand purchase pursuant to the CGCL of such holder’s shares of Company Common Stock, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration payable in respect of such shares of Company Common Stock pursuant to Section 2.01(c). The Company shall give Parent (i) prompt notice of any demands for purchase of shares pursuant to Section 1300 et seq. of the CGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

SECTION 2.02 Share Exchange.

(a) Share Exchange. As soon as reasonably practicable following the Effective Time and in accordance with Sections 202 et seq. (including Sections 185 and 187) of the German Stock Corporation Law (Aktiengesetz) (the “GSCL”) and any additional requirements pursuant to Section 6.14, Parent shall: (i) effect the increase of its stated share capital (Grundkapital) by (A) using authorized share capital (Ausnutzung Genehmigten Kapitals) to issue new Parent Ordinary Shares at nominal value without premium (zum geringsten Ausgabebetrag) underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock (the “Share Issuance”) against the contribution by the Contribution Agent to Parent of all of the issued and outstanding shares of Surviving Corporation Common Stock by contribution-in-kind by a resolution (Vorstandsbeschluss) of the Parent Executive Board with the approval (Zustimmung des Aufsichtsrats) of the Parent Supervisory Board and (B) registering the implementation of such increase of Parent’s stated capital with the commercial register (Handelsregister) of the local court (Amtsgericht) Aachen of Parent (the “Commercial Register”) (such registration, the “Share Capital Increase”); and (ii) cause (A) the Contribution Agent to deposit with the Depositary, for the benefit of the holders of shares of Company Common Stock, the Parent Ordinary Shares underlying the Merger Consideration, (B) the Depositary to issue to the Exchange Agent the Parent ADSs comprising the Merger Consideration and (C) the Exchange Agent to deliver in accordance with this Article II, the Parent ADSs reflecting the Merger Consideration and evidenced by Parent ADRs to the former holders of shares of Company Common Stock (such Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”) and any cash in lieu of Parent ADRs representing fractional Parent ADSs (the actions described in clauses (i) and (ii) above, collectively, the “Share Exchange”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent ADSs evidenced by American Depositary Receipts issued by the Depository on behalf of Parent (“Parent ADRs”) contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund in accordance with Section 2.02(b). The Exchange Fund shall not be used for any other purpose. At the Effective Time, Parent’s obligation to effect the Share Exchange shall become unconditional, subject only to the completion of the contribution-in-kind by the Contribution Agent described in this Section 2.02(a). Subject to the approval of the Commercial Register, the transfer (dingliche und schuldrechtliche Übertragung) of Surviving Corporation Common Stock to Parent by the Contribution Agent by contribution-in-kind shall be made subject to the condition subsequent that the implementation of the capital increase (Durchführung der Kapitalerhöhung) is registered in the Commercial Register within a reasonable period of time following the filing of the application for registration; provided, that if the Commercial Register refuses such registration because of the condition subsequent, the contribution-in-kind shall be made without such condition subsequent.

(b) Exchange Procedures. In furtherance of the Share Exchange, as soon as reasonably practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent ADR representing that number of whole Parent ADSs (together with cash in lieu of fractional Parent ADSs) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. Until such time as a Parent ADR representing Parent ADSs is issued to or at the direction of the holder of a surrendered Certificate, such Parent ADSs, and the Parent Ordinary Shares underlying such Parent ADSs, shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent ADR representing the appropriate number of shares of Parent ADSs may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Parent ADSs to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02 and any dividends or distributions pursuant to Section 2.02(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent ADSs, or the Parent Ordinary Shares underlying such Parent ADSs, with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the Parent ADSs issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of Parent ADRs representing whole Parent ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent ADS to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent ADSs, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent ADSs.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. (1) No Parent ADRs representing fractional Parent ADSs shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to such holder’s proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Parent ADSs, as applicable, which would otherwise have been issued pursuant to Section 2.01 (the “Excess Parent ADSs”). The sale of the Excess Parent ADSs by the Exchange Agent shall be executed on the Nasdaq National Market, at such time as the Parent ADSs are quoted on the Nasdaq National Market, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the “Exchange Trust”) for the holders of Certificates. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent ADSs, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds, less all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent ADSs, by a fraction the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock is entitled (after taking into account all shares of Company Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional interests to which all holders of Certificates representing shares of Company Common Stock are entitled.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered, subject to applicable Law, to Parent (or, at the election of Parent, the Exchange Agent or the Company Trust), upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (or the Exchange Agent or the Company Trust, as applicable) for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent ADSs as contemplated by this Article II.

(g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent ADSs (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent ADSs as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Trust, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(i) Reclassification, etc. If between the date of this Agreement and the Effective Time, all the outstanding Parent Ordinary Shares shall have been changed, or offered the opportunity to change, into a different number of shares or a different class, by reason of the occurrence of any reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be appropriately adjusted, to the extent necessary to reflect such reclassification, recapitalization, split, combination or exchange of shares.

(j) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

SECTION 2.03 Treatment of Stock Options.

(a) Promptly after the date hereof the Company shall establish a trust (which shall not be affiliated with either Parent or the Company), the purpose of which shall be to hold shares of Company Common Stock to be issued to holders of Company Employee Stock Options outstanding immediately prior to the Effective Time and for the purposes described in Section 6.13 (the “Company Trust”). Prior to the Effective Time, the Company shall issue and deliver to the Company Trust such number of shares of Company Common Stock as shall be necessary to satisfy the obligations under all unexercised Company Employee Stock Options outstanding immediately prior to the Effective Time.

(b) Each Company Employee Stock Option granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire from the Company Trust, on the same terms and conditions as were applicable under the Company Employee Stock Option (but taking into account any changes thereto, by reason of this Agreement or the Transactions as may be provided for in the Company Stock Plans, in any award agreement or in such option), that number of Parent ADSs determined by multiplying the number of shares of Company Common Stock subject to such Company Employee Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole Parent ADS, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Employee Stock Option or Company Stock Plan, as applicable, divided by the Exchange Ratio; provided, however, that in the case of any Company Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such Company Employee Stock Option and the terms and conditions related to the exercise of such Company Employee Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that in the case of any Company Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 423 of the Code, the option price, the number of shares subject to such Company Employee Stock Option and the terms and conditions related to the exercise of such Company Employee Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and the adjustment to the exercise price shall only apply to the determination of the exercise price of the Company Employee Stock Option at the beginning of such option’s offering period.

(c) Prior to the Effective Time, the Company shall (i) cause the plan administrator of each of the Company Stock Plans to determine that the adjustments pursuant to this Section 2.03 are sufficient to not cause any vesting in connection with the Merger as a result of such adjustments, and (ii) deliver to the holders of Company Employee Stock Options appropriate notices setting forth such holders’ rights (including that the Company Trust shall satisfy the obligations under the Company Employee Stock Options) and the agreements evidencing the grants of such Company Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.03).

(d) No later than 5 business days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the Parent ADSs subject to such Company Employee Stock Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Company Employee Stock Options remain outstanding.

(e) For purposes of this Agreement:

“Company Employee Stock Option” means any option to purchase Company Common Stock under any Company Stock Plan.

“Company Stock Plans” means the Company’s 2000 Incentive Stock Option Plan and 1989 Employee Stock Purchase Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as expressly disclosed in the letter, dated as of the date of this Agreement, from the Company to Parent (the “Company Disclosure Letter”), and making reference to the particular section or subsection of this Agreement requiring such disclosure or to which exception is being taken (provided that the disclosures in any section or subsection of the Company Disclosure Letter shall qualify other sections or subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections), as follows:

SECTION 3.01 Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has had or could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02 Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, except in connection with money market or similar accounts.

SECTION 3.03 Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value (“Company Preferred Stock” and, together with Company Common Stock, “Company Capital Stock”). At the close of business on June 25, 2004, (i) 39,667,451 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 3,654,226 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and 1,454,455 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (iv) 156,775 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants, (v) 4,911,623 shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Notes and 2,000,000 shares of Company Common Stock were reserved for interest payments on the Company Convertible Notes, (vi) 7% Convertible Subordinated Notes due 2005 (the “Company Convertible Notes”) with a face value of $6,975,000 were outstanding, which may be converted into Company Common Stock at the election of the holders thereof, (vii) warrants issued in May 2001 exercisable for 118,449 shares of Company Common Stock were outstanding, warrants issued in January 2002 exercisable for 38,326 shares of Company Common Stock were outstanding and no warrants issued in August 2002 exercisable for shares of Company Common Stock were outstanding (collectively, the “Company Warrants”), and (viii) 50,000 shares of Series C Participating Preferred Stock were reserved for issuance in connection with the rights (the “Company Rights”) issued pursuant to the Preferred Stock

Rights Agreement dated as of September 26, 2000 (as amended from time to time, the “Company Rights Agreement”), between the Company and ChaseMellon Shareholder Services, Inc., as Rights Agent. Except as set forth above, at the close of business on June 25, 2004, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Plan that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth above, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of June 25, 2004, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive from the Company or any Company Subsidiary any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions in accordance with Section 1200 of the CGCL, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders approve this Agreement and the Merger. No “fair price”, “moratorium”, “control share acquisition” or other state takeover statute or similar statute or regulation (“Takeover Statute”) applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

SECTION 3.05 No Conflicts; Consents. (a) The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation or administrative or judicial interpretation thereof (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notification to, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) antitrust or competition laws (“Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) a proxy or information statement relating to the approval and adoption of this Agreement and the Merger by the Company’s shareholders (the “Proxy Statement”), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business and (iv) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and the Company Board have taken or shall take within two business days after the date hereof all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Merger and the other Transactions and (ii) ensure that (A) none of Parent, Sub or any of their respective affiliates or associates is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) a “Distribution Date,” “Shares Acquisition Date” or “Triggering Event” (each as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

SECTION 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis, the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not as of its respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by a Company SEC Document filed subsequently and prior to the date hereof. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Filed Company SEC Documents and other than liabilities incurred in the ordinary course of business consistent with past practice which have not had and could not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that (i) are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, or (ii) individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. The certifications required of each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, have been duly made and such certifications were at the time of filing or submission of each such certification true and correct. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings give to such terms in the Sarbanes-Oxley Act.

(d) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) (A) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the Share Issuance (the “Form F-4”), or (B) the registration statement on Form F-6 to be filed with the SEC by the Depositary in connection with the Parent ADSs (the “Form F-6”), at the time the Form F-4 and Form F-6 are filed with the SEC, at any time either is amended or supplemented or at the time either becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the report of the Parent Executive Board (Bericht des Vorstands) pursuant to Section 186 of the GSCL and other disclosure documents required under applicable German Law with respect to the Parent Shareholders Meeting (the “German Disclosure Document”) will, at the date the invitation to the Parent Shareholders Meeting is first published in the Electronic Federal Gazette (elektronischer Bundesanzeiger) (the “Gazette”) or mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iv) the listing prospectus (Börsenzulassungsprospekt) required for the admission of the Parent Ordinary Shares issued as consideration for the contribution-in-kind of the Company Common Stock (the “Listing Prospectus”) on the Regulated Market (Geregelter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse, the “FSE”) (Prime Standard) will, at the date it is first published or mailed to the FSE contain any untrue or incomplete statement of a material fact or omit to state any material fact required to be stated therein required for the assessment of the value of the Parent Ordinary Shares; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice (other than with respect to the negotiation and execution of this Agreement), and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(iv) (A) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, bonus or other benefits except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such director, officer or employee that is not included in the Filed Company SEC Documents;

(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP and specifically referenced in the Filed Company SEC Documents;

(vi) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

(vii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, has had or could be reasonably expected to have a Company Material Adverse Effect.

SECTION 3.09 Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes are pending.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 1999. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

(e) Neither the Company nor any of the Company Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

(f) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger and the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h) Neither the Company nor any of the Company Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Section 3.09(i) of the Company Disclosure Letter sets forth a complete schedule of each consolidated group of which the Company is or has been a member during the last six years. Such schedule sets forth the names of all members of each such consolidated group and the periods during which the Company or any of the Company Subsidiaries is or has been a member.

(j) Section 3.09(j) of the Company Disclosure Letter sets forth a complete schedule of all states in which the Company has “nexus” for state tax law purposes.

(k) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10 Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents, from the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment (except as required by applicable Law) in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as disclosed in the Filed Company SEC Documents, there are not any employment, consulting, indemnification, severance, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”), for which there remains any liability or obligation of the Company.

SECTION 3.11 ERISA Compliance; Excess Parachute Payments. (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) the most recent United States Internal Revenue Service determination letter received with respect to any Company Pension Plan.

(b) Except as disclosed in the Filed Company SEC Documents, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(l), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been operated or amended since the date of its most recent determination letter or application therefor in any respect that would be reasonably likely to adversely affect its qualification.

(c) No Company Pension Plan is subject to Title IV of ERISA or Section 412 of the Code, whether or not waived, and the Company and the Company Subsidiaries have no other contingent liabilities under Title IV of ERISA. None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the taxes or penalties on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA.

(d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in Section 3.11(d) of the Company Disclosure Letter, (i) no such Company Benefit Plan has any obligations that have not been accrued in accordance with GAAP or is unfunded or uninsured or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), as applicable, (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) no such Company

Benefit Plan (including any such Plan covering retirees or other former employees) obligates the Company or any Company Subsidiary to provide coverage to former employees, officers or directors except as may be required under Part 6 of Title I of ERISA or similar statute and at the sole expense of the participant and the participant’s beneficiary (except for administrative expenses).

(e) The Company Benefit Plans and Company Benefit Agreements have been operated and administered in all material respects in accordance with their terms and applicable Law, and there are no pending, or to the knowledge of the Company, threatened, suits, audits, examinations, actions or claims (other than benefit claims incurred in the ordinary course) with respect to any Company Benefit Plan or Company Benefit Agreement, and all contributions and payments thereunder have been timely and properly made (or otherwise properly accrued if not yet due) in all material respects.

(f) Except as disclosed in Section 3.11(f) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(g) There are no amounts that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Agreement or Company Benefit Plan currently in effect that would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

SECTION 3.12 Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13 Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Merger would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09. The manufacturing facilities of the Company and the Company Subsidiaries are ISO 9001-2000 certified.

SECTION 3.14 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ current or former properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ current or former properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ current or former properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation of any Law or Judgment relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ current or former properties or any other properties (collectively, “Environmental Laws”) or of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, except where such violation, or the institution or pendency of any such suit, action, claim or proceeding is not reasonably likely to cause the Company or any of the Company’s Subsidiaries to incur a cost, liability or expense of more than $250,000 in any one instance, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ current or former properties or any other properties, except where such response or remediation is not reasonably likely to cause the Company or any of the Company’s Subsidiaries to incur a cost, liability or expense of more than $250,000 in any one instance or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ current or former properties or any other properties, except where such demand is not reasonably likely to cause the Company or any of the Company’s Subsidiaries to incur a cost, liability or expense of more than $250,000 in any one instance; provided, however, that the aggregate amount of costs, liabilities or expenses referred to in the exceptions at the end of subclauses (A), (B) and (C) above collectively shall not exceed $1,000,000 in the aggregate of all instances. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(b) No Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to the Merger or the other Transactions, including any requirement to modify or to transfer any Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, that is required to be taken prior to the Closing. No Lien has been placed upon any of the Company’s or the Company Subsidiaries’ properties under any Environmental Law.

SECTION 3.15 Contracts; Debt Instruments.

(a) Except as disclosed in the Filed Company SEC Documents, there are no Contracts that would constitute (i) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) material contracts or agreements with customers (other than purchase orders), (iii) material contracts or agreements with suppliers, (iv) joint development agreements with customers, (v) settlement agreements pursuant to which the Company or any Company Subsidiary has any remaining material liability or obligation or (vi) material license agreements (other than “shrink wrap” software licenses), in each case to which the Company or any Company Subsidiary is a party, other than this Agreement, any other Contracts entered into in connection with this Agreement on the date hereof and Contracts entered into after the date hereof consistent with the terms of Section 5.01(a). None of the Company or any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) None of the Company or any Company Subsidiary is a party to or is otherwise bound by any Contract or covenant restricting in any material respect the development, manufacturing, marketing or distribution of the Company’s or the Company Subsidiaries’ existing business, products or services. None of the Company or any Company Subsidiary has entered into any Contract with any affiliate of the Company that is currently in effect other than Contracts disclosed in the Filed Company SEC Documents.

(c) Set forth in Section 3.15(c) of the Company Disclosure Letter is (x) a list of all material loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and (y) the respective amounts currently outstanding thereunder as of the date hereof.

SECTION 3.16 Title to Properties. (a) Each of the Company and each of the Company Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and assets except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business as currently conducted.

(b) Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all such material leases.

SECTION 3.17 Intellectual Property. (a) All patents, trademarks and applications therefor owned by the Company or any of the Company Subsidiaries have been duly registered, filed with or issued by each appropriate Governmental Entity in the relevant jurisdiction, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect, except for failures to register, file or pay that, individually or in the aggregate, have not been and could not reasonably be expected to be material to the business of the Company. None of the patents set forth in Section 3.17(a) of the Company Disclosure Letter has been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. Each inventor named on the patents and the patent applications identified as being owned by the Company or any of the Company Subsidiaries in Section 3.17(a) of the Company Disclosure Letter has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Company Subsidiary, except to the extent that any failures to assign, individually or in the aggregate, have not been and could not reasonably be expected to be material to the business of the Company. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, technical know-how and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole (it being understood that this sentence does not relate to matters with respect to the infringement of Intellectual Property Rights, which are the subject of the last two sentences of this Section 3.17(a)). Section 3.17(a) of the Company Disclosure Letter sets forth a description of all registered Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

(b) No claims against the Company or any Company Subsidiary are pending or, to the knowledge of the Company, threatened with regard to the ownership by the Company or any of the Company Subsidiaries of any of their respective Intellectual Property Rights.

(c) The Company uses, and has used, commercially reasonable efforts to maintain the confidentiality of its trade secrets except to the extent that any failure to use such commercially reasonable efforts, has not been and could not reasonably be expected to be material to the business of the Company.

SECTION 3.18 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2003, neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, group work stoppages, group slowdowns or lockouts.

SECTION 3.19 Opinion of Financial Advisor. The Company has received the opinion of Needham & Company, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been, or will be promptly after receipt by the Company thereof, delivered to Parent.

SECTION 3.20 Brokers. No broker, finder, investment banker, financial advisor or other person, other than Needham & Company, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Needham & Company, Inc. relating to the Merger and the other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that, except as expressly disclosed in the letter, dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”), and making reference to the particular section or subsection of this Agreement requiring such disclosure or to which exception is being taken (provided that the disclosures in any section or subsection of the Parent Disclosure Letter shall qualify other sections or subsections in this Article IV to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections), as follows:

SECTION 4.01 Organization, Standing and Power. Parent is a stock corporation (Aktiengesellschaft), duly organized and validly existing under the laws of the Federal Republic of Germany and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of Parent and the subsidiaries of Parent (each a “Parent Subsidiary”) is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had could or reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Articles of Association (Satzung) of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”).

SECTION 4.02 Capital Structure. (a) As of the date of this Agreement, the stated share capital (Grundkapital) of Parent is equal to € 64,831,512.00, divided into 64,831,512 Parent Ordinary Shares. As of the date of this Agreement, (i) the authorized share capital I (Genehmigtes Kapital I) is equal to € 25,931,452.00 and

(ii) the authorized share capital II (Genehmigtes Kapital II) is equal to € 6,482,863.00. As of the date of this Agreement the contingent share capital (Bedingtes Kapital) consists of (i) up to € 44,160.00 reserved for issuance upon exercise of convertible bonds (Wandelschuldverschreibungen) to be issued until October 24, 2002 in accordance with the shareholders’ resolution dated October 24, 1997, (ii) up to € 2,924,328.00 reserved for issuance upon exercise of outstanding stock options (Gewährung von Bezugsrechten) (“Parent Options”) in accordance with the stock option program adopted by shareholders’ resolution dated May 26, 1999 (Aktienoptions-Plan 1999), and (iii) up to € 25,931,452.00 reserved for issuance upon exercise of convertible bonds and convertible options (Wandel- oder Optionsschuldverschreibungen) to be issued until May 21, 2007 in accordance with the shareholders’ resolution dated May 22, 2002, (iv) up to € 3,511,495.00 reserved for issuance upon exercise of outstanding Parent Options in accordance with the stock option program adopted by shareholders’ resolution dated May 22, 2002 (Aktienoptions-Plan 2002). At the close of business on June 25 2004, 64,831,512 Parent Ordinary Shares were issued and outstanding all of which were validly issued and are fully paid, nonassessable and were not issued in violation of preemptive rights. At the close of business on June 25, 2004, 3,730,570 Parent Options to purchase 4,490,230 Parent Ordinary Shares were issued and outstanding.

(b) Subject to the Parent Shareholder Approval, the Commercial Register Entry and Section 6.14, the Parent Ordinary Shares that underlie the Parent ADSs to be delivered in connection with the Merger will be duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and will not have been issued in violation of preemptive rights.

SECTION 4.03 Authority; Execution and Delivery; Enforceability. (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery and performance by Parent of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, subject, in the case of the Share Capital Increase and the Share Issuance, to receipt of the Parent Shareholder Approval, the Commercial Register Entry and Section 6.14. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

(b) Each of the Parent Supervisory Board and the Parent Executive Board, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger and the other Transactions.

(c) The Share Capital Increase requires that (i) the shareholders of Parent shall have approved the amendment to the Parent Charter authorizing the Parent Executive Board to increase the stated share capital (Grundkapital) of Parent against contribution-in-kind, and to exclude the statutory pre-emptive rights of the shareholders of Parent in connection therewith, by issuing new Parent Ordinary Shares for the purpose of acquiring companies in exchange for such newly issued Parent Ordinary Shares (Schaffung Genehmigten Kapitals, “Authorized Share Capital”) (such amendment, the “Charter Amendment”), (ii) the Charter Amendment shall have been registered with the Commercial Register (such registration, the “Commercial Register Entry”), (iii) the Parent Executive Board shall have resolved with the approval of the Parent Supervisory Board to issue new Parent Ordinary Shares using authorized share capital for the benefit of former holders of shares of Company Common Stock by contribution-in-kind and (iv) the implementation of the Share Capital Increase shall have been registered with the Commercial Register.

(d) The only vote of any class or series of Parent Ordinary Shares necessary for the consummation of the Transactions is the approval of the Charter Amendment by the holders of more than 75% of the Parent Ordinary Shares present and voting (the “Parent Shareholder Approval”). The affirmative vote of the holders of Parent Ordinary Shares, or any of them, is not necessary to consummate any Transaction other than the Charter Amendment.

SECTION 4.04 No Conflicts; Consents. (a) The execution, delivery and performance by Parent of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the Parent Charter, (ii) any Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Antitrust Laws, (ii) the filing with the SEC of the Form F-4, the Form F-6 (by the Depositary) and a registration statement on Form 8-A relating to the registration of the Parent Ordinary Shares and Parent ADSs under the Exchange Act, (iii) the filing with the FSE of the Listing Prospectus, (iv) the filing of the Charter Amendment and its registration with the Commercial Register to authorize the Share Capital Increase as required by applicable German Law, (v) the filing of the implementation of the Share Capital Increase and its registration with the Commercial Register, (vi) applicable requirements or approvals under the Laws of Germany or the policies, rules or regulations of the FSE and/or the German Federal Financial Supervisory Agency (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”), and (vii) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05 Financial Statements. (a) Parent has provided the Company with true and complete copies of (i) the unaudited consolidated balance sheet of Parent as of March 31, 2004 and the related consolidated statements of operations, cash flows and shareholders equity for the three months ended March 31, 2004 and (ii) the audited consolidated balance sheet of Parent as of December 31, 2003, December 31, 2002 and December 31, 2001 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three fiscal years ended December 31, 2003 together with all related notes and schedules thereto (collectively, the “Parent Financial Statements”).

(b) The Parent Financial Statements (including any related notes and schedules) comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP (except, in the case of the Parent Financial Statements that are unaudited, subject to year-end adjustments and the absence of footnote disclosures) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent as of December 31, 2003 including the related notes thereto and other than liabilities incurred in the ordinary course of business, consistent with past practice which have not had and could not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that (i) under GAAP would be required to be reflected on a consolidated balance sheet of Parent, or in the notes thereto, or (ii) individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.06 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form F-4 or Form F-6 will, at the time the Form F-4 and Form F-6 are filed with the SEC, at any time either is amended or supplemented or at the time either becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the German Disclosure Document will, at the date the invitation to the Parent Shareholders Meeting is first published in the Gazette or mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iv) the Listing Prospectus will, at the date it is first published or mailed to the FSE contain any untrue or incomplete statement of a material fact or omit to state any material fact required to be stated therein required for the assessment of the value of the Parent Ordinary Shares; provided that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Form F-4 and the Form F-6 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and the German Disclosure Document and the Listing Prospectus will comply as to form in all material respects with the requirements of the securities laws of the Federal Republic of Germany, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.07 Taxes.

(a) Parent and each Parent Subsidiary have timely filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it.

(b) Parent has timely paid all Taxes shown in such Tax Returns and all advance payments for Taxes as due from Parent or has entered adequate provisions or liabilities in the statutory financial statements of Parent as of December 31, 2003 to cover the full payment of all unpaid Taxes by Parent for all the periods to December 31, 2003, except in each case as has not had or could not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no material disputes with tax authorities and tax related court cases pending against Parent that are not adequately reserved for.

(d) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger and the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.08 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.09 Absence of Certain Changes or Events. From December 31, 2003 to the date of this Agreement, Parent has conducted its business only in the ordinary course consistent with past practice (other than with respect to the negotiation and execution of this Agreement), and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.10 Compliance with Applicable Laws. Parent is in compliance in all material respects with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment. Parent has not received any written communication during the past two years from a Governmental Entity that alleges that Parent is not in compliance in any material respect with any applicable Law.

SECTION 4.11 Intellectual Property. Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Parent and the Parent Subsidiaries taken as a whole (it being understood that this sentence does not relate to matters with respect to the infringement of Intellectual Property Rights, which are the subject of the last two sentences of this Section 4.11). No claims are pending or, to the knowledge of Parent, threatened that Parent or any of the Parent Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right that is material to Parent and the Parent Subsidiaries taken as a whole. To the knowledge of Parent, no person is infringing the rights of Parent or any of the Parent Subsidiaries with respect to any Intellectual Property Right that is material to Parent and the Parent Subsidiaries taken as a whole.

SECTION 4.12 Brokers. No broker, finder, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business by the Company. (a) From the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (which consent shall not be unreasonably delayed but may be withheld in Parent’s sole discretion) or (iii) for actions contemplated by this Agreement, but in each case subject to Section 2.01(c). In addition, and without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter and except for actions contemplated by this Agreement, but in each case subject to Section 2.01(c), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably delayed but may be withheld in Parent’s sole discretion):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, other than the issuance of shares of Company Common Stock (1) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and options granted consistent with clause (C) of this Section 5.01(a)(ii), (2) upon the exercise of Company Convertible Notes and Company Warrants or (3) to the Company Trust in accordance with this Agreement, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options (except with respect to options (1) granted pursuant to agreements in effect as of the date of this Agreement and set forth in Section 5.01(a)(ii) of the Company Disclosure Letter, (2) in the ordinary course of business consistent with prior practice to newly hired employees hired after the date of this Agreement or (3) options granted to directors or employees in December 2004 or January 2005 representing annual option grants in amounts and on terms in the ordinary course of business consistent with past practice to directors or employees who are such as of the date hereof; provided, that with respect to the foregoing subclauses (1), (2) and/or (3) of this clause (C) the Company shall not in any event issue after the date hereof options to purchase more than an aggregate of 1,000,000 shares of Company Common Stock), warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii) amend the Company Charter, the Company Bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, bonus or other benefits except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of this Agreement set forth in the Filed Company SEC Documents or in Section 5.01(a)(v) of the Company Disclosure Letter, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, (C) enter into any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such employee, (other than offer letters to at-will employees in the ordinary course of business consistent with past practice) officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits (except to the extent required under any agreement set forth in Section 5.01(a)(v) of the Company Disclosure Letter), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in connection with the sale of inventory in the ordinary course of business consistent with past practice;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice and debt not to exceed $1,000,000 in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company and other than advances of expenses to employees in the ordinary course of business consistent with past practice;

(ix) make or agree to make any new capital expenditure or expenditures that deviate substantially from the annual or quarterly operating and capital budgets of the Company;

(x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xi) (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xii) except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an Exhibit to Form 10-K under the Exchange Act or cancel or amend any such agreement in a manner that would be materially adverse to the Company;

(xiii) waive, release, assign, settle or compromise any material rights, claims or litigation;

(xiv) enter into any agreement that would restrict the Company or any of its current or future affiliates from engaging or competing in any line of business or in any geographic area; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. From the date of this Agreement to the Effective Time, Parent shall and shall cause each Parent Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably delayed but may otherwise be withheld by the Company in its sole discretion):

(i) amend the Parent Charter, except for (x) the Charter Amendment, (y) any amendment in furtherance of the Transactions or (z) any amendment that could not reasonably be expected to cause any condition to the Merger set forth in Article VII not being satisfied;

(ii) pay or set a record date prior to the Effective Time relating to any extraordinary dividend or distribution of a material portion of its assets, other than any dividend or distribution by a Parent Subsidiary to the holder of its shares; or

(iii) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

(d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to have an effect described in, or the occurrence or existence of a circumstance described in Section 5.01(c) with respect to such party. Notwithstanding the foregoing, no such advice or notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 5.02 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer or director of, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, and the Company shall not authorize or knowingly permit any non-officer employee of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal, or take any other action designed to facilitate any inquiries or the making of any proposal that constitutes, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) enter into, participate in or continue any discussions (other than internal discussions solely among the officers, directors and Representatives of the Company) or negotiations regarding, or furnish to any person any information with respect to, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and the Company’s independent financial advisor) constitutes or is reasonably expected to result in a Superior Company Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02(a), the Company may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the holders of the Company Common Stock under applicable Law, and subject to providing prior written notice of its decision to take such action to Parent in compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any such Company Takeover Proposal. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and in compliance with Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 6.01(d) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(b) Neither the Company nor the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company or the Company Board of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval, (1) the Company Board receives a Superior Company Proposal, (2) in light of such Superior Company Proposal the Company Board shall have determined in good faith (after consultation with, and after receipt of advice of, outside counsel) that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement and the Merger in order to avoid a breach of its fiduciary duties to the holders of the Company Common Stock under applicable Law (a “Superior Company Proposal Determination”), (3) the Company has notified Parent in writing that the Company Board has made a Superior Company Proposal Determination (a “Superior Company Proposal Notice”) and provided Parent a copy of the document and/or agreement providing for the Superior Company Proposal, (4) at least three German business days following receipt by Parent of the Superior Company Proposal Notice, and taking into account any revised proposal (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Superior Company Proposal Notice, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made a Superior Company Proposal Determination, and (5) the Company is in compliance with the terms of this Section 5.02(b), then, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal. The Company acknowledges and agrees that each successive modification to the price terms, and/or each successive material modification to the terms, of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal for purposes of this Section 5.02(b), except that the reference to “three German business days” in clause (4) of the second sentence of this Section 5.02(b) shall be deemed to be a reference to “one German business day” for purposes of this sentence.

(c) The Company shall promptly notify Parent in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person or persons making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry, and use reasonable efforts to orally notify Parent that such written notice has been sent. The Company shall (i) keep Parent reasonably informed of the status, including any change to the terms, of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party (other than due diligence information with respect to such third party) in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(d) Nothing contained in this Section 5.02(d) shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if the Company Board determines in good faith (after consultation with outside counsel) that the failure to so disclose would result in a violation of the Company’s obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b). Notwithstanding anything in this Section 5.02(d), the Company, the Company Board or any committee thereof may not take, agree or resolve to take any action that would result in the Company’s shareholders no longer being legally capable under the CGCL of validly approving this Agreement; provided, that, for the avoidance of doubt, this sentence shall not operate to nullify the provisions of Section 5.02(b), as and to the extent specifically provided therein.

(e) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company (other than a merger or consolidation of a newly formed wholly owned subsidiary of the Company with another person in connection with which the Company would issue less than 15% of its equity securities, securities convertible or exchangeable into or exercisable for equity securities or Voting Company Debt), (ii) any proposal or offer for the issuance by the Company of over 15% of its equity securities, securities convertible or exchangeable into or exercisable for equity securities or Voting Company Debt as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities, securities convertible or exchangeable into or exercisable for equity securities or Voting Company Debt or consolidated total assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) over 15% of the consolidated total assets of the Company, in each case, in a single transaction or a series of transactions, other than the Transactions.

“Superior Company Proposal” means any unsolicited bona fide written proposal made by a third party to acquire all the equity securities of the Company, pursuant to a tender or exchange offer, a merger or a consolidation, (i) on terms which the Company Board determines in good faith to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (following receipt of advice from the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions or this Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of Filings; Shareholders Meetings. (a) As soon as reasonably practicable following the date of this Agreement, (i) Parent shall prepare and file with the SEC the Form F-4, in which the

Proxy Statement prepared by the Company will be included as a prospectus, (ii) Parent shall use its reasonable best efforts to cause the Depositary to prepare and file with the SEC the Form F-6 and (iii) Parent shall prepare and file with the FSE the Listing Prospectus and shall prepare the German Disclosure Document. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the FSE with respect thereto, as applicable. Each of the Company and Parent shall use its reasonable best efforts to have the Form F-4 and Form F-6 declared effective under the Securities Act as promptly as practicable after each such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Form F-4 and Form F 6 are declared effective under the Securities Act. Parent shall use its reasonable best efforts to cause the German Disclosure Document and the Listing Prospectus to be mailed to Parent’s shareholders as promptly as practicable after the date of the filing of the Listing Prospectus. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Parent ADSs in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC, its staff or the FSE and of any request by the SEC, its staff or the FSE for amendments or supplements to the Proxy Statement, the Form F-4, the Form F-6 and the Listing Prospectus or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC, its staff or the FSE, on the other hand, with respect to the Proxy Statement, the Form F-4, the Form F-6, the Listing Prospectus, the Merger or any of the other Transactions, as applicable.

(b) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC or the FSE, as applicable, of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders or to Parent’s shareholders, as applicable.

(c) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC or the FSE, as applicable, of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders or to Parent’s shareholders, as applicable.

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval.

(e) Parent shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) for the purpose of seeking the Parent Shareholder Approval. The Parent Supervisory Board and the Parent Executive Board will recommend to the Parent shareholders that they give the Parent Shareholder Approval.

(f) The Company shall use reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company’s independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

(g) Parent shall use reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche GmbH or Deloitte & Touche LLP, Parent’s independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

SECTION 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and the Company Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the Federal or state securities laws, (b) a copy of the Company’s monthly internal budget reports and (c) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall provide to the Company, from time to time prior to the Effective Time or the termination of this Agreement, such information as and when available as the Company shall reasonably request to confirm the financial condition and results of operations of Parent as reported. The Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Sections 1600 and 1601 of the CGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated February 17, 2004 between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any one or more of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any Transaction or this Agreement and (ii) if any Takeover Statute becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement without any adverse effect. In addition, if Parent so requests, Parent and the Company shall cooperate to file a notification pursuant to Section 721(a) of the Exon-Florio Amendment to the Defense Production Act of 1950 (the “Exon-Florio Amendment”); provided, however, that Parent shall have made such request within 60 days after the date hereof.

(b) Nothing in Section 6.03(a) shall require Parent to dispose of any of its material assets or to materially limit its freedom of action with respect to any of its businesses, or to consent to any material disposition of the

Company’s assets or material limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Transactions relating to the HSR Act, Foreign Antitrust Laws or other antitrust, competition or premerger notification, or trade regulation law, the Exon-Florio Amendment or other regulation or order (“Antitrust and Trade Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust and Trade Laws. Parent shall be entitled to control (after good faith consultation with the Company) all contact and negotiations with any Governmental Entity concerning Antitrust and Trade Laws matters relevant to the Transactions. Parent shall also be responsible for determining (after good faith consultation with the Company) all aspects of strategy associated with obtaining any approvals, consents or waivers necessary to consummate the Transactions as required under any Antitrust and Trade Laws. Each of Parent and the Company agrees not to participate in any meeting(s) with any Government Entity in respect of any submission, notification or investigation under any Antitrust and Trade Laws unless such party consults with the other in advance and, to the extent permitted by such Governmental Entity, gives such party or the other party’s counsel a reasonable opportunity to attend and participate at such meeting(s).

SECTION 6.04 Benefit Plans. Effective as of the Effective Time and until December 31, 2005, Parent shall provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, at the Effective Time, were employees of the Company (“Covered Employees”), with base salary, bonus opportunity and benefits (excluding equity based compensation) during their continuing employment that are substantially equivalent, in the aggregate, to the base salary, bonus opportunity and benefits (excluding equity based compensation) provided to such employees as of the date of this Agreement; provided, however, that the foregoing shall not apply to any Company Benefit Plan which shall be amended on or prior to the Effective Time in accordance with Section 2.03; and provided, further, that nothing herein shall restrict Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable Laws and contractual rights, if any, of such employees, or amending or terminating any Company Benefit Plan. Covered Employees shall receive credit for purposes of eligibility to participate, vesting and future vacation accruals under any employee benefit plan, program or arrangement established or maintained by Parent or one of the Parent Subsidiaries for service accrued or deemed accrued with the Company prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit.

SECTION 6.05 Directors and Officers Indemnification and Insurance. (a) Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time, and Parent agrees to guarantee (subject to 6.05(a) of the Parent Disclosure Letter), from and after the Effective Time, such indemnification obligations of the Company and the Company Subsidiaries provided in their respective articles of incorporation or by-laws and pursuant to agreements in effect as of the date hereof, as and to the extent that the Company or the Company Subsidiaries, as applicable, cease to be able to satisfy such obligations.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that neither Parent nor the Company shall not be obligated, and Parent shall not be obligated to cause the Company, to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (such 175% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is set forth in Section 6.05(b) of the Company Disclosure Letter.

SECTION 6.06 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that: (1) this Agreement is terminated by Parent pursuant to Section 8.01(d) (other than Section 8.01(d)(iii)); or (2) a Company Takeover Proposal shall have been publicly announced (or, with respect to subclause (x) of this clause (2), a Company Takeover Proposal shall have been made known to the Company) or a Company Takeover Proposal shall have been made directly to the shareholders of the Company generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and such Company Takeover Proposal or intended Company Takeover Proposal shall not have been unconditionally and irrevocably withdrawn by (x) the date that is 30 days prior to the Outside Date and thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) or (y) the date that is 10 business days prior to the date of the Company Shareholders Meeting and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); then, in each of clause (1) or clause (2) above, the Company shall promptly, but in no event later than the date of such termination, pay to Parent a fee of $7,000,000 (the “Termination Fee”), payable by wire transfer of immediately available day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (2) of this sentence unless and until within 12 months of such termination the Company or any Company Subsidiary enters into any definitive agreement with respect to, or consummates any Company Takeover Proposal, in which event the Termination Fee shall be payable upon the first to occur of such events. For purposes of this Section 6.06(b), the term “Company Takeover Proposal” shall have the meaning set forth in Section 5.02(e) except that references to “15%” shall be deemed references to “35%”. The Company acknowledges that the agreements contained in this Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.06(b) as and when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) as such costs and expenses are incurred in connection with such suit together with interest on the amounts set forth in this Section 6.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 6.07 Public Announcements. Promptly following the execution and delivery of this Agreement by the parties, the parties shall issue a joint press release announcing this Agreement and the Merger, which joint press release shall be prepared by Parent (and shall be reasonably satisfactory to the Company). Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any other press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange.

SECTION 6.08 Affiliates. Promptly following the date of execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Shareholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

SECTION 6.09 Nasdaq Quotation. Parent shall use all reasonable efforts to cause the Parent ADSs to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. Parent shall use all reasonable efforts to cause the Parent ADSs to be issued in the Merger to be quoted on the Nasdaq National Market from and after the Effective Time until the date that is 18 months after the Effective Time.

SECTION 6.10 Rights Agreement; Consequences if Rights Triggered. The Company Board shall take all action necessary and appropriate or otherwise requested in writing by Parent in order to render the Company Rights and the Company Rights Agreement inapplicable to the Merger and the other Transactions. Except as approved in writing in advance by Parent, the Company Board shall not (i) amend, modify or waive any provision of the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may take any action in connection with the Company Rights Agreement that is specifically required by a final order of a court of competent jurisdiction. If any Distribution Date, Shares Acquisition Date or Triggering Event occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Exchange Ratio as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

SECTION 6.11 Tax Treatment. The parties intend the Merger and the Share Exchange to qualify as a reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger and the Share Exchange to so qualify and to obtain the opinion of their respective counsel, to the effect that the Merger and the Share Exchange will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion shall be substantially in the form of Exhibit C and Exhibit D (the “Tax Opinions”). For purposes of the Tax Opinions, each of Parent and the Company shall provide representation letters substantially in the form of Exhibit E and Exhibit F, respectively, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the shareholders of the Company and reissued as of the Closing Date. Each of Parent, the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger and the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.12 Transaction Litigation. The Company shall give Parent the opportunity, at its own expense, to participate in the defense and/or settlement of any litigation against or involving the Company, its directors and/or officers relating to this Agreement or the Transactions.

SECTION 6.13 Company Convertible Notes; Company Warrants.

(a) The Company shall deliver, or cause to be delivered, in accordance with the terms of the Company Convertible Notes, to each Holder (as defined therein) no more than 15 days before nor more than 10 days after the Effective Time, the Change of Control Notice (as defined therein). In the event any Holder does not exercise its conversion rights under the Convertible Notes prior to the Effective Time, the Company shall issue and transfer to the Company Trust that number of shares of Company Common Stock (which at the Effective Time shall be converted pursuant to Section 2.01(c) into the right to receive Parent ADSs) as may be required to satisfy such conversion rights and the Company shall, promptly after the Effective Time, execute a supplemental agreement with Holders of the Company Convertible Notes that shall give effect to Section 3(f) of the Company Convertible Notes and permit such Company Convertible Notes to be convertible into the appropriate number of Parent ADSs.

(b) The Company shall deliver, or cause to be delivered, in accordance with the terms of the Company Warrants, to each Holder (as defined therein) no less than 20 days prior to the record date set by the Company in connection with the Company Shareholders Meeting, the notice required by Section 9(k) of the Company Warrants. In the event a Holder does not exercise its Company Warrants prior to the Effective Time, the Company shall issue and transfer to the Company Trust that number of shares of Company Common Stock (which at the Effective Time shall be converted pursuant to Section 2.01(c) into the right to receive Parent ADSs)

as may be required to satisfy such exercise rights and the Company shall, promptly after the Effective Time, issue a replacement warrant in exchange for each Company Warrant, which shall give effect to Section 10 of the Company Warrants and permit such Company Warrants to be exercisable for the appropriate number of Parent ADSs.

SECTION 6.14 Certain Obligations of Parent. Certain obligations of Parent set forth in this Agreement, including those obligations designed to survive the consummation of the Share Exchange, may require additional corporate actions specified in the GSCL be taken by or with respect to Parent. As required by Law, certain of such obligations of Parent shall be incorporated in agreements in connection with the contribution-in-kind to Parent, which agreements shall be entered into by Parent, the Company and the Contribution Agent in the context of the Share Exchange pursuant to Section 202 et seq. of the GSCL.

SECTION 6.15 Board Representation. As soon as reasonably practicable after the Effective Time, Parent shall use its reasonable best efforts to have the Parent Supervisory Board appoint William W. R. Elder, the Chairman, President and Chief Executive Officer of the Company, to the Parent Executive Board.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Shareholder Approval.

(b) Registration with Commercial Register. The Commercial Register Entry shall have been made.

(c) Nasdaq Quotation. The Parent ADSs issuable to the Company’s shareholders (including, for avoidance of doubt, the Company Trust) pursuant to this Agreement and in connection with the Company Stock Plans shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

(d) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the parties reasonably agree are necessary and the absence of which would prohibit, delay or impede the consummation of the Merger, shall have been obtained or made. The approval of the Committee on Foreign Investment in the United States shall have been obtained in the event Parent has elected to file a notification under the Exon-Florio Amendment in accordance with the last sentence of Section 6.03(a).

(e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Share Capital Increase shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(f) Form F-4 and Form F-6. The Form F-4 and Form F-6 shall each have become effective under the Securities Act and neither shall be the subject of any stop order or proceedings seeking a stop order.

SECTION 7.02 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct and those not so qualified, disregarding all qualifications contained therein relating to materiality, shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement and on the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to “Company Material Adverse Effect” shall be true and correct, and those not so qualified, disregarding all qualifications contained therein relating to materiality, shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect.

(d) Tax Opinion. Parent shall have received a Tax Opinion, dated as of the Closing Date, from McDermott Will & Emery LLP, counsel to Parent, substantially in the form of Exhibit C, to the effect that the Merger and the Share Exchange will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if McDermott Will & Emery LLP shall not render such Tax Opinion, this condition will nonetheless be deemed satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall render such opinion to Parent. In rendering such Tax Opinion, McDermott Will & Emery LLP or Wilson Sonsini Goodrich & Rosati, Professional Corporation, as the case may be, shall be entitled to rely upon representations provided by Parent and the Company, substantially in the form of Exhibit E and Exhibit F, respectively.

(e) Absence of Company Material Adverse Effect. Except to the extent set forth in Section 7.02(e) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 7.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent in this Agreement that are qualified as to “Parent Material Adverse Effect” shall be true and correct and those not so qualified, disregarding all qualifications contained herein relating to materiality, shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to “Parent Material Adverse Effect” shall be true and correct, and those not so qualified, disregarding all qualifications contained therein relating to materiality shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received a Tax Opinion, dated as of the Closing Date, from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company substantially in the form of Exhibit D, to the effect that the Merger and the Share Exchange will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall not render such Tax Opinion, this condition will nonetheless be deemed satisfied if McDermott Will & Emery LLP shall render such opinion to the Company. In rendering such Tax Opinion, Wilson Sonsini Goodrich & Rosati, Professional Corporation, or McDermott Will & Emery LLP, as the case may be, shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibit E and Exhibit F, respectively.

(d) Absence of Parent Material Adverse Effect. Except to the extent set forth in Section 7.03(d) of the Parent Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before March 31, 2005 (the “Outside Date”), unless the failure to consummate the Merger has been caused primarily by material breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any other Transaction and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

(iv) if, upon a vote at a duly held meeting to obtain the Parent Shareholder Approval, the Parent Shareholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days (or by the Outside Date, if earlier) after the giving of written notice to the Company of such breach;

(d) by Parent:

(i) if the Company Board or any committee thereof (x) withdraws or modifies, in a manner adverse to Parent or Sub, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, (y) fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or (z) approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal;

(ii) if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within 10 business days of Parent’s written request to do so (which request may be made at any time that a Company Takeover Proposal is pending or a person has publicly announced an intention to commence a Company Takeover Proposal), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal or intended Company Takeover Proposal, as applicable; or

(iii) if the Company materially breaches any of the covenants in Section 5.02; or

(e) by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days (or by the Outside Date, if earlier) after the giving of written notice to Parent of such breach.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 6.06, Section 6.07, this Section 8.02, Article IX and the last sentence of Section 6.02, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements of the other party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent, action by the Parent Executive Board, or in the case of the Company, action by the Company Board.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Letter and the Parent Disclosure Letter), no party to this Agreement has made any other representations and warranties to such other party.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery or (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by nationally-recognized overnight courier:

(a)	if to Parent, to:

Aixtron Aktiengesellschaft

Kackertstrasse

D-52072 Aachen

Germany

Telephone No.: 49-241-8909-0

Facsimile No.: 49-241-8909-40

Attention: General Counsel

with a copy to:

McDermott Will & Emery LLP

50 Rockefeller Plaza

New York, New York 10020, USA

Telephone No.: + 1 212-547-5400

Facsimile No.: + 1 212-547-5444

Attention: Thomas Sauermilch, Esq.

(b)	if to the Company, to:

Genus, Inc.

1139 Karlstad Drive

Sunnyvale, CA 94089

Telephone No.: +1 408-747-7120

Facsimile No.: +1 408-747-7199

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza, Spear Tower

Suite 3300

San Francisco, CA 94105, USA

Telephone No.: + 1 415-947-2000

Facsimile No.: + 1 415-947-2099

Attention: Steve L. Camahort, Esq.

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-10500, USA

Telephone No.: + 1 650-493-9300

Facsimile No.: + 1 650-493-6811

Attention: Mark L. Reinstra, Esq.

SECTION 9.03 Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day, other than Saturday, Sunday or a United States federal holiday.

A “Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts (collectively, an “Effect”) that (a) is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) could prevent the performance by the Company of this Agreement or the consummation of the Merger and the other Transactions; provided, however, that for purposes of clause (a) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any Effect relating to the U.S. economy in general or the economy of any other country in general in which the Company has material operations, (ii) any Effect relating to the industry in which the Company operates generally and not materially disproportionately relating to the Company or (iii) any Effect resulting from the announcement or pendency of this Agreement.

A “German business day” means any day, other than Saturday, Sunday or a German federal holiday.

“knowledge” or “known” means with respect to any matter in question and with respect to any person, the actual knowledge of such matter of the officers of such person.

A “Parent Material Adverse Effect” means any Effect that (a) is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) could prevent the performance by Parent of this Agreement or the consummation of the Merger and the other Transactions; provided, however, that for purposes of clause (a) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: (i) any Effect relating to the German economy in general or the economy of any other country in general in which Parent has material operations, (ii) any Effect relating to the industry in which Parent operates generally and not materially disproportionately relating to Parent or (iii) any Effect resulting from the announcement or pendency of this Agreement.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. With respect to words or phrases in English in this Agreement that are followed by a parenthetical containing the German translation of such words or phrases, the German meaning of such words or phrases shall be deemed to control.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.05, are not intended to, and shall not be construed to, confer upon any person other than the parties any rights or remedies.

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts entered into, and to be performed wholly within, such State, except to the extent the laws of the Federal Republic of Germany or the State of California are mandatorily applicable to the Transactions.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court and any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions set forth in Section 9.02. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any Transaction (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to serve process in accordance with this Section 9.10 or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (b) to the fullest extent permitted by applicable Law that (i) the suit, action or preceding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 9.11 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certification in this Section 9.11.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement, all as of the date first written above.

AIXTRON AKTIENGESELLSCHAFT

By
Name:
Title:

By
Name:
Title:

GENUS, INC.

By
Name:
Title:

EXHIBIT A

Form of Agreement of Merger

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is executed as of [•], 2004 by and between [SUB], a California corporation (“Sub”), and GENUS, INC., a California corporation (the “Company”), which corporations are hereinafter sometimes referred to jointly as the “Constituent Corporations”.

BACKGROUND

A. Sub is a corporation duly organized and existing under the laws of the State of California. The Company is a corporation duly organized and existing under the laws of the State of California.

B. Sub has authorized capital stock consisting of [•] shares of common stock, without par value, of which [•] shares are now validly issued, are fully paid and nonassessable.

C. The Company has authorized capital stock consisting of 100,000,000 shares of common stock, no par value, of which [•] shares are issued and outstanding (“Company Common Stock”), and 2,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.

D. Sub and the Company desire to effect a merger (the “Merger”) of Sub with and into the Company in the manner herein set forth, and the Board of Directors of the Constituent Corporations have duly adopted resolutions approving this Agreement.

E. The Company and Aixtron Aktiengesellschaft (“Parent”) have entered into that certain Agreement and Plan of Merger, dated as of July 1, 2004 (the “Merger Agreement”), pursuant to which the parties agreed to the Merger of Sub with and into the Company and the conversion in the Merger of each issued and outstanding share of Company Common Stock into the right to receive 0.51 (the “Exchange Ratio”) American Depositary Shares of Parent (“Parent ADSs”). This Agreement is being filed pursuant to Section 1.03 of the Merger Agreement and Section 1103 of the California General Corporation Law (“CGCL”).

In consideration of the foregoing premises, and the mutual covenants and agreements herein contained, it is hereby agreed as follows:

ARTICLE I PARTIES TO THE MERGER

SECTION 1. SUB. The name of the corporation proposing to merge into the Company is [SUB].

SECTION 2. THE SURVIVING CORPORATION. The name of the corporation into which Sub proposes to merge is GENUS, INC. and GENUS, INC. will be the corporation surviving the Merger (the “Surviving Corporation”).

SECTION 3. PARENT. Parent ADSs will be issued in the Merger to the holders of the Company Common Stock.

ARTICLE II TERMS AND CONDITIONS OF THE MERGER

SECTION 1. GENERAL. Upon the date on which this Agreement is filed with the Secretary of State of the State of California, together with any required officers’ certificates of each Constituent Corporation (collectively, the “Merger Documents”): (a) Sub shall merge with and into the Company, which shall survive the Merger and continue to be a California corporation; (b) each share of Company Common Stock outstanding at the Effective Time of the Merger shall be converted into the right to receive a number of Parent ADSs equal to the Exchange Ratio; (c) the separate existence of Sub shall cease, as provided by the CGCL; and (d) the name of the Surviving Corporation shall remain GENUS, INC.

SECTION 2. EFFECTIVE TIME. The “Effective Time” with respect to the Merger contemplated by this Agreement shall be at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of California.

SECTION 3. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of either Constituent Corporation or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized, so long as such action is consistent with this Agreement, to execute and deliver, in the name and on behalf of each Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each Constituent Corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III CONVERSION OF CAPITAL STOCK

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Sub’s capital stock or the holders of any shares of the Company Common Stock:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b) Cancellation of Company Common Stock Owned by Parent. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent ADSs or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to paragraphs (b) and (d) of this Article III, each share of Company Common Stock issued and outstanding shall be converted into the right to receive a number of Parent ADSs equal to the Exchange Ratio (“Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration.

(d) Company Dissenting Shares. Shares of Company Common Stock held by a holder who, subject to and in accordance with Section 1300 et seq. of the CGCL, has duly demanded the Company to purchase such holder’s shares of Company Common Stock pursuant to the CGCL and has complied with all of the provisions of the CGCL concerning the right of such holder to demand the Company to purchase such holder’s shares of Company Common Stock (“Dissenting Shares”), shall not be converted into a right to receive Merger Consideration, unless such holder withdraws or otherwise loses the right to demand purchase pursuant to the CGCL of such holder’s shares of Company Common Stock. Instead, such holder’s shares of Company Common Stock shall be converted into the right to receive such cash consideration as may be determined to be due to such holder as provided in the CGCL. If after the Effective Time of the Merger such holder withdraws or otherwise loses the right to demand purchase pursuant to the CGCL of such holder’s shares of Company Common Stock, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration payable in respect of such shares of Company Common Stock pursuant to paragraph (c) of this Article III. The Company shall give Parent (i) prompt notice of any demands for purchase of shares pursuant to Section 1300 et. seq. of the CGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE IV ARTICLES OF INCORPORATION AND BYLAWS;

DIRECTORS AND OFFICERS

The Amended and Restated Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The directors of the Company immediately prior to the Effective Time shall be deemed to have resigned, and the directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the CGCL and the Bylaws of the Surviving Corporation, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the CGCL and the Bylaws of the Surviving Corporation, as the case may be.

ARTICLE V CORPORATE APPROVALS

SECTION 1. CORPORATE APPROVALS. This Agreement and related matters have been approved in accordance with Section 1201 of the CGCL.

ARTICLE VI GENERAL PROVISIONS

SECTION 1. AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, provided, however, that after the receipt of such approval, there shall be no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 2. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

GENUS, INC.
a California corporation

By:
Name:
Title:

[SUB]
a California corporation

By:
Name:
Title:

CERTIFICATE

                         and                          certify that:

1. They are the                          and the                         , respectively, of GENUS, INC., a corporation organized under the laws of the State of California (the “Corporation”).

2. The Corporation has authorized two classes of stock, designated “Common Stock” and “Preferred Stock”.

3. The number of outstanding shares of Common Stock entitled to vote on the Record Date,                     , for the Special Meeting of the Shareholders of the Corporation was              shares. There are no outstanding shares of Preferred Stock.

4. The principal terms of the agreement relating to the merger of [SUB], a California corporation, with and into the Corporation (the “Merger”) in the form attached were approved by the Corporation’s Board of Directors and by the vote of a number of shares of Common Stock which equaled or exceeded the vote required.

5. The percentage vote required of the holders of Common Stock entitled to vote in connection with the Merger is more than 50%.

Name:
Title:

                             declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

[•], 2004
Name:

CERTIFICATE

                         and                          certify that:

1. They are the                          and the                         , respectively, of [SUB], a corporation organized under the laws of the State of California (the “Corporation”).

2. The Corporation has authorized one class of stock, designated “Common Stock”.

3. The number of outstanding shares of Common Stock of the Corporation is [1,000] shares.

4. The principal terms of the agreement relating to the merger of the Corporation with and into GENUS, INC., a California corporation, (the “Merger”) in the form attached were approved by the Corporation’s Board of Directors and by the vote of a number of shares of each class which equaled or exceeded the vote required.

5. The percentage vote required of the holders of Common Stock entitled to vote in connection with the Merger is more than 50%.

6. The requisite vote of the holders of the capital stock of Aixtron Aktiengesellschaft (“Parent”) approving the issuance of American Depositary Shares of Parent in connection with the Merger has been obtained.

Name:
Title:

                         declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

[•], 2004
Name:

EXHIBIT B

Form of Affiliate Letter

Dear Sirs:

The undersigned refers to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 1, 2004 between AIXTRON AKTIENGESELLSCHAFT, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany and GENUS, INC., a California corporation. Capitalized terms used but not defined in this letter have the meanings give such terms in the Merger Agreement.

The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger Parent ADSs. The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

If in fact the undersigned were an affiliate under the Act, the undersigned’s ability to sell, assign or transfer the Parent ADSs received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent ADSs received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction that meets the requirements of Rule 145 or (iii) in a transaction that, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a “no-action” or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent ADSs received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent ADSs sold as indicated in the letter.

The undersigned acknowledges and agrees that (i) the Parent ADSs issued to the undersigned will all be in certificated form and (ii) there will be placed on such certificates a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLIES AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”,

which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act. The term “Parent ADSs” as used in this letter shall mean and include not only the Parent ADSs as presently constituted, but also any other stock that may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent ADSs.

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent ADSs and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent’s obligations to consummate the Merger.

Very truly yours,

Dated:

ANNEX I

TO EXHIBIT B

Aixtron Aktiengesellschaft

On [                         , 200  ], the undersigned sold the securities of Aixtron Aktiengesellschaft (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of [SUB] with and into Genus, Inc. (the “Company”).

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities in anticipation of such sale, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Dated:

[Space to be provided for description of securities.]

EXHIBIT C

Form of Tax Opinion of McDermott Will & Emery LLP

[Letterhead of McDermott Will & Emery LLP]

June     , 2004

Aixtron Aktiengesellschaft

Kackertstrasse

D-52072 Aachen

Germany

Ladies and Gentlemen:

You have asked our opinion as to certain U.S. Federal income tax consequences of the merger (the “Merger”) of [Sub], a California corporation (“Sub”), formed at the direction of Aixtron Aktiengesellschaft, a German stock corporation (“Parent”) for the sole purpose of consummating the Merger, with and into Genus, Inc., a California corporation (the “Company”), and the exchange (the “Share Exchange”) of Company Common Stock for American Depositary Shares of Parent (the “Parent ADSs”), all pursuant to an Agreement and Plan of Merger dated as of July 1, 2004 (the “Agreement”). Following the Merger and Share Exchange, the Company will be a wholly-owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

In formulating our opinion, we have examined the Agreement, the Registration Statement on Form F-4 of Parent and the Proxy Statement included therein that was filed with the Securities and Exchange Commission and delivered to the Company’s shareholders and the Registration Statement on Form F-6 of Parent that was filed with the Securities and Exchange Commission in connection with the Parent ADSs (the Registration Statement on Form F-4 of Parent and the Registration Statement on Form F-6 of Parent hereinafter referred to as the “Registration Statement”), and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed with your consent that (i) the Merger and Share Exchange will be consummated in the manner contemplated by the Registration Statement and the Proxy and in accordance with the provisions of the Agreement and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Merger and Share Exchange set forth in the Registration Statement, including the purposes of the parties for consummating the Merger and Share Exchange, are true, accurate and complete; (iii) the representations made to us by Parent, Sub and the Company in connection with the Merger and Share Exchange (in the form of officers’ certificates dated as of the date hereof) and delivered to us for purposes of this opinion are, and as of the Effective Time, will be true, accurate and complete; (iv) any representation or other statement in the officers’ certificates or the other documents referred to herein made “to the best of the knowledge” or similarly qualified is, and at the Effective Time will be, in each case, correct without such qualification; (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the officers’ certificates; and (vi) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Other than obtaining the representations set forth in the officers’ certificates, we have not independently verified any factual matters relating to the Merger and Share Exchange in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering our opinion is incorrect.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that, for U.S. Federal income tax purposes, the Merger and Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Parent, Sub and the Company will constitute parties to such reorganization within the meaning of Section 368(b) of the Code.

This opinion relates solely to the U.S. Federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. This opinion does not apply to, and no opinion is expressed concerning, the tax consequences to any person who receives Parent ADSs (or options on Parent ADSs) for shares of Company Common Stock (or options thereon) received by such person as compensation for services or upon the exercise of stock options or rights received therefor. In addition, this opinion does not apply to a shareholder of the Company who will own, actually or constructively, at least five percent of the outstanding stock of Parent, measured by vote or value, immediately after the Merger and Share Exchange. This opinion is based on current U.S. Federal income tax law and administrative practice in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in U.S. Federal income tax laws or the application or interpretation thereof.

This opinion is being furnished to you pursuant to Sections 6.11 and 7.02(d) of the Agreement, is solely for your benefit in connection with the Merger and Share Exchange and may not be relied upon, circulated, quoted or otherwise referred to by other persons for any purpose without our prior written approval.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

McDermott Will & Emery LLP

EXHIBIT D

Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

            , 2004

Genus, Inc.

1139 Karlstad Drive

Sunnyvale, CA 94089

Ladies and Gentlemen:

We have acted as counsel to Genus, Inc., a California corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of July 1, 2004 (the “Agreement”), between Aixtron Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany and registered with the Commercial Register under HRB 7002 (“Parent”) and Company, pursuant to which [Sub], a California corporation (“Sub”), will merge with and into Company. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

This opinion is being furnished pursuant to section 7.03(c) of the Agreement. In delivering this opinion, we have reviewed and are relying upon the truth and accuracy at all relevant times (without any independent investigation or examination thereof) of the Agreement, tax representation letters delivered to us by Parent, Sub and Company (the “Tax Representations”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.

In connection with rendering this opinion, we have also assumed (without any independent investigation or examination thereof) that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2. Any statement made in any of the documents referred to herein “to the knowledge of” or “to the best of the knowledge of” any person or party or similarly qualified is correct without such qualification;

3. All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us (including, without limitation, the Agreement and the Tax Representations) are true and correct in all respects and no actions have been (or will be) taken which are inconsistent with such positions;

4. The Merger and Share Exchange will be consummated in accordance with the terms of the Agreement and without any waiver, breach or amendment of any covenant, condition, or other provision thereof, and the Merger and Share Exchange will be effective under applicable state law;

5. The Merger and Share Exchange will be reported by Parent and Company for any United States federal income tax purposes in a manner consistent with the opinion set forth below; and

6. Promptly after the Merger and Share Exchange, each Company stockholder owning (including beneficial, indirect and constructive ownership) five percent or more of both the total voting power and total value of the stock of Parent will enter into a five-year gain recognition agreement with the Internal Revenue Service in the form provided in Treasury Regulations section 1.367(a)-8.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger and the Share Exchange will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Except as set forth in the preceding paragraph, this opinion does not address any other federal income tax consequence or any state, local, or foreign tax consequences that may result from the Merger and Share Exchange or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger and Share Exchange). In the event any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding current federal income tax laws, including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. No assurance can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you solely for the purpose of satisfying the closing condition set forth in Section 7.03(c) of the Agreement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

EXHIBIT E

Form of Parent Representation Letter

[Date]

McDermott Will & Emery LLP

227 West Monroe

Chicago, IL 60606-5096

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Aixtron Aktiengesellschaft, a corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”), and acting as such in connection with the opinions to be delivered by you pursuant to Sections 7.02(d) and 7.03(c), respectively (the “Opinions”), of that certain Agreement and Plan of Merger dated as of July 1, 2004 (the “Merger Agreement”), between Parent and Genus, Inc., a California corporation (the “Company”), and recognizing that you will rely on this certificate in rendering said Opinions, hereby certifies as follows (with capitalized terms not defined herein having the meanings ascribed to them in the Agreement):

1 The facts, representations and covenants relating to the Merger and Share Exchange pursuant to the Agreement, as described in the Agreement, and the documents described in the Agreement, are, insofar as such facts, representations and covenants pertain to Parent and [Sub], a California corporation (“Sub”), true, correct and complete in all material respects. The Agreement and the documents described therein represent the entire understanding of Parent and Sub with respect to the Merger and Share Exchange. The principal reasons of Parent and Sub for participating in the Merger and Share Exchange are bona fide business reasons unrelated to taxes.

2 Sub is a transitory corporation formed at the direction and solely for the benefit of Parent to effect the transactions contemplated by the Merger Agreement and will be treated, for all United States tax and accounting purposes, as a wholly owned subsidiary of Parent. Prior to the Merger, Parent will be in control of Sub within the meaning of section 368(c) of the Code.

3 The merger of Sub with and into the Company will be consummated in compliance with the material terms of the Merger Agreement and none of the material terms and conditions therein has been waived or modified, and Parent has no plan or intention to waive or modify any such material term or condition.

4 Pursuant to the Merger and Share Exchange, the former Company stockholders will receive Parent American Depositary Shares (“Parent ADSs”). Each Parent ADS will represent ownership of one Parent ordinary share and will entitle its holder to all rights and privileges, including voting and dividend rights, of a holder of a Parent ordinary share. A Parent ADS, the underlying Parent ordinary share represented by that Parent ADS and the Parent American Depositary Receipt evidencing ownership of that Parent ADS are collectively referred to herein as a “Parent Share”.

5 Except for (i) repurchases or redemptions of Parent Shares that are consistent with past practices and repurchase programs that were not created or modified in connection with the Merger and Share Exchange and (ii) possible repurchases of unvested shares of employees or consultants in connection with termination of services, none of Parent, any person that is related to Parent (within the meaning of Treasury Regulations section 1.368-1(e)(3)), or any person acting as an intermediary for Parent or a person that is related to Parent has any plan or intention to redeem, repurchase or otherwise reacquire, actually or in substance (including through derivative transactions such as collars or put protection arrangements, which would have the economic effect of a transfer of the burdens, benefits or other facets of ownership), directly or indirectly (including through partnerships or through third parties in connection with a plan to so reacquire) any of the Parent Shares to be issued in the Merger and Share Exchange (and have had no discussions with any recipients of the Parent Shares to be issued in the Merger and Share Exchange regarding the redemption, repurchase or reacquisition of such Parent Shares after the Merger and Share Exchange). None of Parent, any such “related person” or any such “intermediary” acquired any Company stock prior to and in connection with or in contemplation of the Merger. Parent has not participated, and in connection with the Merger, will not participate in, a redemption of Company stock by Company or in a distribution with respect to Company stock by Company.

6 The fair market value of the Parent Shares received by each Company stockholder will be approximately equal to the fair market value of the Company stock surrendered in the Share Exchange, as determined by arm’s-length negotiations between the respective managements of Parent and Company.

7 Following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub’s net assets and at least 70 percent of the fair market value of Sub’s gross assets held immediately prior to the Merger. For purposes of this certification, amounts paid by the Company or Sub to dissenters, amounts paid by the Company or Sub to stockholders who receive cash or other property, amounts to be used by the Company or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Sub, respectively, immediately prior to the Merger.

8 Parent has no plan or intention to cause the Company to issue additional shares of its stock following the Merger and Share Exchange that would result in Parent losing control of the Company within the meaning of section 368(c) of the Code.

9 Parent will cause the Company, following the Merger and Share Exchange, to continue its historic business or to use a significant portion of its historic business assets in a business.

10 Parent has no plan or intention to liquidate the Company, to merge the Company with or into another corporation (other than Sub), to sell or otherwise dispose of the stock of the Company or to cause the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code or Treasury Regulations section 1.368-2(k).

11 Sub is a newly formed corporation which has conducted no business activities and was created solely for the purpose of facilitating the acquisition of the Company. Sub will have no liabilities assumed by the Company and will not transfer to the Company in the Merger any assets subject to liabilities.

12 Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger and Share Exchange.

13 There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired or that will be settled at a discount.

14 Pursuant to the Merger and Share Exchange, shares of Company stock representing control of the Company, as defined in section 368(c) of the Code, will be exchanged solely for Parent Shares. All of the outstanding Company stock will be acquired solely for Parent Shares (except for Company stock held by dissenters or acquired for cash in lieu of a fractional share interest in Parent Shares). For purposes of this certification, shares of Company stock exchanged for cash or other property originating with Parent will be treated as outstanding Company stock on the date of the Merger.

15 Parent will cause the Company to pay its dissenting stockholders, if any, the value of their Company stock out of the Company’s own funds. No funds will be supplied for that purpose, directly or indirectly, by Parent, nor will Parent directly or indirectly reimburse the Company for any payments to dissenters.

16 The payment of cash in lieu of a fractional share interest in Parent Shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company stockholders in lieu of fractional shares will not exceed 1% of the total consideration that will be issued in the Merger and Share Exchange to Company stockholders in exchange for their stock. The fractional shares of each stockholder will be aggregated and no Company stockholder will receive cash in an amount equal to or greater than the value of one full Parent Share.

17 Parent does not own, nor has it owned during the past five years, any shares of Company stock.

18 Neither Parent nor Sub is an investment company as defined in section 368(a)(2)(F)(iii) or (iv) of the Code.

19 Neither Parent nor Sub is under the jurisdiction of a court in a “Title 11 or similar case.” For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a United States federal or state court.

20 None of the compensation received by any Company stockholder-employee or any Company stockholder-independent contractor pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his or her shares of Company stock. None of the Parent Shares received by any Company stockholder-employee or any Company stockholder-independent contractor pursuant to the Merger and Share Exchange is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any Company stockholder-employee or any Company stockholder-independent contractor pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

21 Following the Merger and Share Exchange, Parent will comply with the record keeping and information filing requirements of Treasury Regulations section 1.368-3.

22 No more than 50 percent of each of the total voting power and the total value of the stock of Parent will be received, in the aggregate, by Company stockholders pursuant to the Merger and Share Exchange.

23 No more than 50 percent of each of the total voting power and the total value of the stock of Parent (whether or not received pursuant to the Merger and Share Exchange) will be owned, in the aggregate, immediately after the Merger and Share Exchange and taking into account any attribution or constructive ownership rules of Treasury Regulations section 1.367(a)-3(c), by officers or directors of the Company or Company stockholders who own at least five percent of either the total voting power or the total value of the stock of the Company immediately prior to the Merger.

24 Parent has been engaged in an active trade or business outside the United States within the meaning of Treasury Regulations sections 1.367(a)-2T(b)(2) and 2T(b)(3) (the “Active Business”) for the entire 36-month period immediately before the Merger and Share Exchange. Parent has no plan or intent to substantially dispose of or discontinue the Active Business.

25 The assets of the Active Business prior to the Merger will not have been owned by Company or any affiliate of Company (within the meaning of section 1504(a) of the Code but excluding the exceptions contained in section 1504(b) and substituting “50 percent” for “80 percent” where it appears therein (a “Section 1504 Affiliate”)) at any time, and neither Parent nor any Section 1504 Affiliate of Parent has acquired any material assets from Company or a Section 1504 Affiliate of Company.

26 The fair market value of Parent immediately prior to the Effective Time of the Merger is at least equal to the fair market value of Company. For purposes of this representation, the fair market value of Parent does not include the value of assets acquired outside of the ordinary course of business within the 36-month period prior to and including the Effective Time of the Merger if such assets (i) produce or are held for the production of passive income within the meaning of section 1297(b) of the Code; (ii) were acquired for the purpose of satisfying the substantiality test of Treasury Regulations section 1.367(a)-3(c)(3); (iii) were owned by Company or an affiliate of Company; or (iv) are stock of a “qualified subsidiary” or an interest in a “qualified partnership” (each within the meaning of Treasury Regulations section 1.367(a)-3(c)(5)), held directly or indirectly by Parent, but only to the extent that the value of such stock or partnership interest is attributable to assets that (x) were acquired by such qualified subsidiary or qualified partnership outside the ordinary course of business within the 36-month period prior to and including the Effective Time, and (y) are described in clauses (i), (ii) or (iii).

27 Parent will cause the Company to attach to its timely filed United States income tax return for the taxable year in which the Merger and Share Exchange occurs a statement entitled “Section 367(a) — Reporting of Cross-Border Transfer Under Reg. § 1.367(a)-3(c)(6),” signed under penalties of perjury by an officer of the Company and disclosing the information and presented in the manner required by Treasury Regulations section 1.367(a)-3(c)(6).

28 Parent has not issued or acquired and will not issue or acquire options (or interests similar to options) with a principal purpose of avoiding the general rule of section 367(a)(1) of the Code as applied to the Merger.

29 No Company stockholder is acting as agent for Parent in connection with the Merger and Share Exchange or the approval thereof. Parent will not reimburse any Company stockholder for any stock of the Company such stockholder may have purchased or for other obligations such stockholder may have incurred.

30 No shares of Sub have been or will be used as consideration or issued to Company stockholders pursuant to the Merger and Share Exchange.

31 The undersigned officers are authorized to make all the certifications, representations and covenants on behalf of Parent and Sub set forth herein.

The undersigned acknowledge that (i) your Opinions will be based on the accuracy of the representations set forth herein (without regard to any qualification as to knowledge or belief) and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Agreement and the various other documents related thereto, and (ii) your Opinions will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

The undersigned recognize that your Opinions will not address any tax consequences of the Merger and Share Exchange or any actions taken in connection therewith except as expressly set forth in your Opinions.

Each of Parent and Sub will promptly and timely notify you if it believes or has reason to believe that any of the representations, information or certifications contained herein are untrue, incorrect or incomplete in any respect.

AIXTRON AKTIENGESELLSCHAFT

By
[Name]
[Title]

EXHIBIT F

Form of Company Representation Letter

[Date]

McDermott Will & Emery LLP

227 West Monroe

Chicago, IL 60606-5096

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Genus, Inc., a California corporation (the “Company”), and acting as such in connection with the opinions to be delivered by you pursuant to Sections 7.02(d) and 7.03(c), respectively (the “Opinions”), of that certain Agreement and Plan of Merger dated as of July 1, 2004 (the “Merger Agreement”), between Aixtron Aktiengesellschaft, a corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”) and Company, and recognizing that you will rely on this certificate in rendering said Opinions, hereby certifies as follows (with capitalized terms not defined herein having the meanings ascribed to them in the Agreement):

1 The facts, representations and covenants relating to the Merger and Share Exchange pursuant to the Agreement, as described in the Agreement, and the documents described in the Agreement, are, insofar as such facts, representations and covenants pertain to Company, true, correct and complete in all material respects. The Agreement and the documents described therein represent the entire understanding of Company with respect to the Merger and Share Exchange. The principal reasons of Company for participating in the Merger and Share Exchange are bona fide business reasons unrelated to taxes.

2 The merger of [Sub], a California corporation (“Sub”), with and into the Company will be consummated in compliance with the material terms of the Merger Agreement and none of the material terms and conditions therein has been waived or modified, and Company has no plan or intention to waive or modify any such material term or condition.

3 The Company has not and will not prior to the Merger transfer any of its assets (other than in the ordinary course of business); neither the Company nor any person that is related to the Company (within the meaning of Treasury Regulations section 1.368-1(e)(3)) has redeemed or will redeem any stock of the Company prior to and in connection with or in contemplation of the Merger or has made or will make any distributions with respect to stock of the Company prior to and in connection with or in contemplation of the Merger.

4 The fair market value of the Parent American Depository Shares (“Parent ADSs”) received by each Company stockholder will be approximately equal to the fair market value of the Company stock surrendered in the Share Exchange, as determined by arm’s-length negotiations between the respective managements of Parent and Company.

5 No assets of the Company have been sold, transferred or otherwise disposed of that would prevent the Company from continuing its historic business or from using a significant portion of its historic business assets in a business following the Merger.

6 Following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of the net assets of the Sub and at least 70 percent of the fair market value of the gross assets of the Sub held immediately prior to the Merger. For purposes of this certification, amounts paid by the Company or Sub to dissenters, amounts paid by the Company or Sub to stockholders who receive cash or other property, amounts used by the Company or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Sub, respectively, immediately prior to the Merger.

7 Company and the Company stockholders will pay their respective expenses, if any, incurred in connection with the Merger and Share Exchange.

8 Company has no plan or intention to issue additional shares of its stock that would result in Parent losing control of the Company within the meaning of section 368(c) of the Code.

9 There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired or that will be settled at a discount.

10 Pursuant to the Merger and Share Exchange, shares of Company stock representing control of the Company, as defined in section 368(c) of the Code, will be exchanged solely for Parent ADSs. All of the outstanding Company stock will be acquired solely for Parent ADSs (except for Company stock held by dissenters or acquired for cash in lieu of a fractional share interest in Parent ADSs). For purposes of this certification, shares of Company stock exchanged for cash or other property originating with Parent will be treated as outstanding Company stock on the date of the Merger.

11 The payment of cash in lieu of a fractional share interest in Parent ADSs is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional ADSs and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company stockholders in lieu of fractional ADSs will not exceed 1% of the total consideration that will be issued in the Merger and Share Exchange to Company stockholders in exchange for their stock. The fractional ADSs of each stockholder will be aggregated and no Company stockholder will receive cash in an amount equal to or greater than the value of one full Parent ADS.

12 The Company will pay its dissenting stockholders, if any, the value of their Company stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Parent, nor will Parent directly or indirectly reimburse the Company for any payments to dissenters.

13 At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent’s acquisition or retention of control of Company, as defined in section 368(c) of the Code.

14 Company is not an investment company as defined in section 368(a)(2)(F)(iii) or (iv) of the Code.

15 On the date of the Merger, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

16 The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

17 None of the compensation received by any Company stockholder-employee or any Company stockholder-independent contractor pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his or her shares of Company stock. None of the Parent ADSs received by any Company stockholder-employee or any Company stockholder-independent contractor pursuant to the Merger and Share Exchange is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any Company stockholder-employee or any Company stockholder-independent contractor pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

18 The undersigned officer is authorized to make all the certifications, representations and covenants on behalf of Company set forth herein.

The undersigned acknowledges that (i) your Opinions will be based on the accuracy of the representations set forth herein (without regard to any qualification as to knowledge or belief) and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Agreement and the various other documents related thereto, and (ii) your Opinions will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

The undersigned recognizes that your Opinions will not address any tax consequences of the Merger and Share Exchange or any actions taken in connection therewith except as expressly set forth in your Opinions.

Company will promptly and timely notify you if it believes or has reason to believe that any of the representations, information or certifications contained herein are untrue, incorrect or incomplete in any respect.

GENUS, INC.

By
[Name]
[Title]

Annex B

Agreement in Principle

This Agreement in Principle, dated as of July     , 2004, contains the material terms of a Joint Development Agreement between Aixtron Aktiengesellschaft and Genus, Inc. (the “Agreement”). The parties believe that customers desire a production tool based on both parties’ background technology and accordingly wish to commence design and development efforts as soon as practicable in order to satisfy such demand. Both parties acknowledge that they could not develop such product independently and rapidly without the background technology of the other party.

1. Purpose of Project. Design and development of a hybrid ALD/AVD multiwafer production tool (“Product”).

2. Effective Date. The Project will commence 6 weeks after the date of the Agreement and Plan of Merger between the Parties, dated as of the date hereof (the “Merger Agreement”), but in no event prior to the expiration of all waiting periods under the Hart-Scott-Rodino Act (the “Effective Date”).

3. Design Phase. During the Design Phase, the parties will work with and utilize Genus ALD and Aixtron AVD background technology to design the concept for a Product. The Design Phase shall commence on the Effective Date and end 6 months after the Effective Date.

4. Exclusivity. During the Design Phase, Genus shall conduct Project activities exclusively with Aixtron and shall not conduct any such activities with any third party.

5. Review. At the end of the Design Phase, the parties will conduct a review of the design work. If both parties wish to continue the joint development project, they will agree on the parameters for further development and commercialization of the Product, including appropriate cross-licenses.

6. Ownership of Inventions. Each party shall retain ownership of its background technology, subject to the licenses described herein. Genus shall own any inventions (and patents resulting therefrom) made by either party during the Design Phase to the extent based on its ALD background technology (“ALD Inventions”). Aixtron shall own any inventions (and patents resulting therefrom) made by either party during the Design Phase to the extent based on its AVD background technology (“AVD Inventions”).

7. R&D Cross-License. During the Design Phase, Genus shall grant Aixtron a non-exclusive, royalty-free R&D license to ALD background technology and ALD Inventions and Aixtron shall grant Genus a non-exclusive, royalty-free R&D license to AVD background technology and AVD Inventions, in each case to make and to use, but not to sell or offer for sale in furtherance of the Project.

8. ALD License. In the event that Aixtron exercises its right to terminate the Merger Agreement in accordance with Section 8.01(d) or 8.01(c) (but, to the extent based on a breach of a representation or warranty by Genus, only in the case of a knowing breach) thereof (the “Termination Right”), Genus shall, and hereby does, grant Aixtron a personal, non-transferable and non-exclusive license or sublicense (to the extent legally possible, but subject to payment of any mandatory sublicensing fee by Aixtron for sublicensed intellectual property) to (a) all ALD background technology owned or licensed by Genus that (i) covers any intellectual property related to the Project, (ii) was conceived and reduced to practice prior to the end of the Project or the exercise of the Termination Right, whichever is earlier, and (iii) is commercially practicable to the design, development, manufacture, sale or use of the Products, and (b) all ALD Inventions, to make, have made, use, sell and import Products, subject to a royalty of $20,000 per unit on the sale of Products; provided, however, that such license shall be royalty-free when exercised in connection with R&D. This license will terminate if Aixtron fails to pay any royalties within 30 days after they are due. Genus will have the annual right to audit through an independent auditor Aixtron’s books and records related to Product sales, at Genus’s expense, to determine whether royalty payments are accurate. Aixtron will indemnify and hold Genus harmless against any claims relating to Products made under this license.

9. Governing Law. This Agreement in Principle shall be governed by, and construed in accordance with, the laws of the State of New York.

10. Documentation. The parties shall agree on a more complete Agreement embodying the terms contained herein, including a detailed work plan, as soon as practicable.

11. Failure to Complete Agreement. In the event the Agreement is not completed by the Effective Date, this Agreement in Principle shall constitute the legally binding agreement between the parties with respect to the Project; provided, however, that, as of the date hereof, the provisions of Section 8 hereof shall be legally binding and enforceable without any further action of either of the parties other than Aixtron exercising the Termination Right.

IN WITNESS WHEREOF, Aixtron Aktiengesellschaft and Genus, Inc. have duly executed this Agreement in Principle, all as of the date first written above.

AIXTRON AKTIENGESELLSCHAFT	GENUS, INC.

By:	By:
Name:	Name:
Title:	Title:

Annex C

Needham & Company, Inc 3000 Sand Hill Road, Building 2, Suite 190, Menlo Park, CA 94025 (650) 854-9111

July 1, 2004

Board of Directors

Genus, Inc.

1139 Karlstad Drive

Sunnyvale, CA 94089

Gentlemen:

We understand that Genus, Inc. (“Genus”) and Aixtron Aktiengesellschaft (“Aixtron”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub (as defined in the Merger Agreement) will be merged with and into Genus and Genus will become a wholly-owned subsidiary of Aixtron (the “Merger”). The terms of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Common Stock, without par value, of Genus (“Genus Common Stock”) will be converted into the right to receive the number of American Depositary Shares of Aixtron (the “Aixtron ADSs”) equal to the Exchange Ratio (as defined below). Each Aixtron ADS represents one no-par bearer share of Aixtron (“Aixtron Ordinary Shares”). The Exchange Ratio shall equal 0.51 Aixtron ADSs for each share of Genus Common Stock.

You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Genus Common Stock.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated July 1, 2004; (ii) reviewed certain publicly available information concerning Aixtron and Genus and certain other relevant financial and operating data of Aixtron and Genus furnished to us by Aixtron and Genus; (iii) reviewed the historical stock prices and trading volumes of Aixtron Ordinary Shares and Genus Common Stock; (iv) held discussions with members of management of Aixtron and Genus concerning their current and future business prospects; (v) reviewed certain research analyst projections with respect to Aixtron and held discussions with members of the management of Aixtron concerning those projections; (vi) reviewed certain research analyst projections with respect to Genus and certain financial forecasts with respect to Genus prepared by the management of Genus and held discussions with members of management of Genus concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Genus; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

New York: 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

Boston: One Post Office Square, Suite 3710, Boston, MA 02109 (617) 457-0900

San Francisco: One Ferry Building, Suite 240, San Francisco, CA 94111

C-1

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated July 1, 2004 without material alteration or waiver thereof. With respect to the financial forecasts for Genus provided to us by Genus management, we have assumed, with your consent and based upon discussions with the management of Genus, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Genus. With respect to the research analyst projections with respect to Aixtron, we have assumed, with your consent and based upon discussions with management of Aixtron, that such projections represent reasonable estimates as to the future financial performance of Aixtron. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Aixtron or Genus. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Genus Common Stock and does not address Genus’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Genus. Our opinion does not constitute a recommendation to any shareholder of Genus as to how such shareholder should vote on the proposed Merger.

We are not expressing any opinion as to what the value of Aixtron ADSs will be when issued pursuant to the Merger or the prices at which Aixtron ADSs, Aixtron Ordinary Shares or Genus Common Stock will actually trade at any time.

Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Genus as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, Genus has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to Genus and Aixtron, for which services we expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Aixtron and Genus for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Genus and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Genus Common Stock from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, INC

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Annex D

EXCERPTS OF THE CALIFORNIA CORPORATIONS CODE

REGARDING DISSENTERS’ RIGHTS

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares that come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of Germany make no provision of indemnification of officers and directors, except that German law provides for the indemnification of employees under certain circumstances. Aixtron does not, by provision in its articles of association, provide for the indemnification of any controlling person, officer or director.

Aixtron maintains customary liability insurance for members of its executive and supervisory boards.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are included as exhibits to this registration statement.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 1, 2004, between Genus, Inc. and Aixtron Aktiengesellschaft. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.

3.1	Articles of Association of Aixtron Aktiengesellschaft.

4.1	Form of Deposit Agreement among Aixtron, JPMorgan Chase Bank as depositary, and holders and beneficial owners from time to time of ADRs issued thereunder, including the form of ADR.

5.1	Opinion by McDermott Will & Emery Rechtsanwälte LLP, regarding the legality of the securities issued.

8.1	Tax Opinion of McDermott Will & Emery LLP.

8.2	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Agreement in Principle. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.

10.2	Manufacturing License and Technical Services Agreement, dated as of August 8, 1989, between Aixtron Aktiengesellschaft and Koninklijke Philips Electronics N.V.*

10.3	Exclusive Patent and Know-How License Agreement among Aixtron Aktiengesellschaft, Centre National de la Recherche Scientifique and L’Institut National Polytechnique de Genoble.*

10.4	Consulting Agreement with Prof. Dr. Wolfgang Blättchen.

21.1	Subsidiaries of the registrant.

23.1	Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1).

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).

24.1	Power of attorney (included on the signature page to this registration statement).

99.1	Form of Genus Proxy Card.

99.2	Consent of Needham & Company, Inc.

99.3	Opinion of Needham & Company, Inc. Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement/prospectus and incorporated herein by reference.

*	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

(b) Financial Statement Schedules

Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aachen, Germany, on the 8th day of February, 2005.

AIXTRON AKTIENGESELLSCHAFT

By:	/S/ PAUL K. HYLAND
Name:	Paul K. Hyland
Title:	President and Chief Executive Officer and Member of the Executive Board

By:	/S/ CHRISTOPHER C. DODSON
Name:	Christopher C. Dodson
Title:	Chief Financial Officer and Member of the Executive Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul K. Hyland his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ PAUL K. HYLAND Paul K. Hyland	President, Chief Executive Officer and Member of the Executive Board (Principal Executive Officer)	February 8, 2005

/S/ CHRISTOPHER C. DODSON Christopher C. Dodson	Chief Financial Officer and Member of the Executive Board (Principal Financial Officer and Principal Accounting Officer)	February 8, 2005

/S/ TIMOTHY MCENTEE Timothy McEntee	Member of the Executive Board	February 8, 2005

/S/ STEPHEN D. PERRY Stephen D. Perry	Member of the Executive Board	February 8, 2005

/S/ DR. BERND SCHULTE Dr. Bernd Schulte	Member of the Executive Board	February 8, 2005

AIXTRON, INC.

By:	/S/ BARBARA S. DRENKELFORT	Authorized Representative in the United States	February 8, 2005
Name:	Barbara S. Drenkelfort
Title:	Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 1, 2004, between Genus, Inc. and Aixtron Aktiengesellschaft. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.

3.1	Articles of Association of Aixtron Aktiengesellschaft.

4.1	Form of Deposit Agreement among Aixtron, JPMorgan Chase Bank as depositary, and holders and beneficial owners from time to time of ADRs issued thereunder, including the form ADR.

5.1	Opinion by McDermott Will & Emery Rechtsanwälte LLP, regarding the legality of the securities issued.

8.1	Tax Opinion of McDermott Will & Emery LLP.

8.2	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Agreement in Principle. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.

10.2	Manufacturing License and Technical Services Agreement, dated as of August 8, 1989, between Aixtron Aktiengesellschaft and Koninklijke Philips Electronics N.V.*

10.3	Exclusive Patent and Know-How License Agreement among Aixtron Aktiengesellschaft, Centre National de la Recherche Scientifique and L’Institut National Polytechnique de Genoble.*

10.4	Consulting Agreement with Prof. Dr. Wolfgang Blättchen.

21.1	Subsidiaries of the registrant.

23.1	Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1).

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).

24.1	Power of attorney (included on the signature page to this registration statement).

99.1	Form of Genus Proxy Card.

99.2	Consent of Needham & Company, Inc.

99.3	Opinion of Needham & Company, Inc. Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement/prospectus and incorporated herein by reference.

*	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.